   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 5, 1997.



                                                      REGISTRATION NO. 333-34281

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                            RSL COMMUNICATIONS, LTD.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          BERMUDA                     4813                       N/A
      (STATE OR OTHER           (PRIMARY STANDARD          (I.R.S.EMPLOYER
      JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR      CLASSIFICATION CODE NUMBER)
       ORGANIZATION)

                            ----------------------

                               CLARENDON HOUSE
                                CHURCH STREET
                            HAMILTON HM CX BERMUDA
                                (441) 295-2832
                       (ADDRESS AND TELEPHONE NUMBER OF
                  REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                                 ITZHAK FISHER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      RSL COMMUNICATIONS, N. AMERICA, INC.
                          767 FIFTH AVENUE, SUITE 4300
                               NEW YORK, NY 10153
                                 (212) 317-1800
           (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)


                             ----------------------

                                   Copies to:

          ROBERT L. KOHL, ESQ.                WILLIAM P. ROGERS, JR., ESQ.
         MARK D. FISCHER, ESQ.                  CRAVATH, SWAINE & MOORE
          ROSENMAN & COLIN LLP                      WORLDWIDE PLAZA
           575 MADISON AVENUE                      825 EIGHTH AVENUE
           NEW YORK, NY 10022                      NEW YORK, NY 10019

                             ----------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                             ----------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       CROSS REFERENCE SHEET TO FORM S-1

                    PURSUANT TO REGULATION S-K, ITEM 501(B)


           ITEM NUMBER AND CAPTION           CAPTION OR LOCATION IN PROSPECTUS
    -------------------------------------- -------------------------------------

 1. Forepart of Registration Statement and
      Outside Front Cover Page of
      Prospectus.......................... Forepart of the Registration
                                             Statement and Outside Front Cover
                                             Page

 2. Inside Front and Outside Back Cover
      Pages of Prospectus................. Inside Front and Outside Back Cover
                                             Pages; Available Information

 3. Summary Information, Risk Factors and
      Ratio of Earnings to Fixed
      Charges............................. Prospectus Summary; Risk Factors;
                                             Selected Consolidated Financial Data

 4. Use of Proceeds....................... Prospectus Summary; Use of Proceeds

 5. Determination of Offering Price....... Underwriting

 6. Dilution.............................. Dilution

 7. Selling Security Holders.............. (1)

 8. Plan of Distribution.................. Outside Front Cover; Underwriting

 9. Description of Securities to be
      Registered.......................... Outside Front Cover; Description of
                                             Capital Stock; Underwriting

10. Interests of Named Experts and
      Counsel............................. (1)

11. Information with Respect to the
      Registrant.......................... Outside Front Cover; Prospectus
                                             Summary; Dividend Policy;
                                             Capitalization; Selected Financial
                                             Data; Management's Discussion and
                                             Analysis of Financial Condition and
                                             Results of Operations; Business;
                                             Management; Certain Relationships
                                             and Related Transactions; Principal

                                             Shareholders; Shares Eligible for
                                             Future Sale; Description of Capital
                                             Stock; Consolidated Financial
                                             Statements

12. Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities                          (1)


- ------------------------

(1) Omitted from Prospectus because the item is inapplicable or the answer is in the negative.

                                EXPLANATORY NOTE

     This Registration Statement contains two forms of prospectus: one to be used in connection with a U.S. offering of shares of Common Stock (the 'U.S. Prospectus') and one to be used in connection with a concurrent international offering of shares of Common Stock (the 'International Prospectus'). The U.S. Prospectus and the International Prospectus are identical except that they contain different front and back cover pages and different descriptions of the plan of distribution (contained under the caption 'Underwriting' in each of the U.S. and International Prospectuses). The form of U.S. Prospectus is included herein and is followed by those pages to be used in the International Prospectus which differ from, or are in addition to, those in the U.S. Prospectus. Each of the pages for the International Prospectus included herein is labeled 'Alternate Page for International Prospectus.'

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1997

[LOGO]


                                7,200,000 SHARES

                            RSL COMMUNICATIONS, LTD.

                             CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)


                             ----------------------


    Of the 7,200,000 Class A common shares, par value $.00457 per share (the 'Class A Common Stock'), offered by RSL Communications, Ltd. (the 'Company'), 5,760,000 shares are being offered hereby in the United States (the 'U.S. Offering') and 1,440,000 shares are being offered in a concurrent international offering outside the United States (the 'International Offering' and, together with the U.S. Offering, the 'Offerings'). The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See 'Underwriting.'


    The shares of Class A Common Stock offered hereby are being sold by the Company.


    Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. It is currently anticipated that the initial public offering price of the Class A Common Stock will be between $19.00 and $22.00 per share. For factors considered in determining the initial public offering price, see 'Underwriting.'



    As of the date of this Prospectus, the Company has two classes of authorized common shares, the Class A Common Stock and Class B common shares (the 'Class B Common Stock', and together with the Class A Common Stock, the 'Common Stock'). The holders of both classes of Common Stock have identical rights, except that

(i) holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share, (ii) shares of Class B Common Stock are convertible at any time at the option of the holders into shares of Class A Common Stock on a share-for-share basis and (iii) shares of Class B Common Stock may only be transferred to other original holders of Class B Common Stock and certain related parties. The Company also has outstanding convertible preferred shares (the 'Preferred Stock') which will be automatically converted into shares of Class B Common Stock on a share-for-share basis upon the closing of the Offerings. See 'Description of Capital Stock.'



    SEE 'RISK FACTORS' BEGINNING ON PAGE 13 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.



    The Company has filed an application for quotation of the Class A Common Stock on the Nasdaq National Market under the symbol 'RSLC.'


                             ----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                             ----------------------

                  INITIAL PUBLIC               UNDERWRITING               PROCEEDS TO
                  OFFERING PRICE               DISCOUNT(1)                 COMPANY(2)
                  --------------               ------------               ------------
Per Share......         $                           $                          $
Total (3)......   $                            $                          $

- ------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See 'Underwriting.'


(2) Before deducting estimated expenses of $1,000,000 payable by the Company.



(3) The Company has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 864,000 shares of Class A Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the International Underwriters a similar option with respect to an additional 216,000 shares of Class A Common Stock as part of the concurrent International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to the
    Company will be        ,        and        , respectively. See
    'Underwriting.'


                             ----------------------

    The shares offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery through the facilities of The
Depository Trust Company on or about September   , 1997, against payment
therefor in immediately available funds.

GOLDMAN, SACHS & CO.

                      MERRILL LYNCH & CO.

                                            MORGAN STANLEY DEAN WITTER

                                                    SBC WARBURG DILLON READ INC.


                             ----------------------

               The date of this Prospectus is September   , 1997.

     [On the inside front cover is a map showing the Company's European operations, switching facilities (current and planned), the existing and planned circuit links between such switches and the Company's Internet gateways (current and planned), and photos of RSL phone cards from around the world. On the inside of the gatefold is a global map showing the sites of the Company's switches (current and planned) and the existing and planned cable and satellite links between such switches and a list of the Company's operating agreements.]

                             ----------------------


                          FOOTNOTES TO FOREGOING MAPS



   + The Company is negotiating to purchase ownership interests in the identified undersea fiber optic cables.
  ++ The Company intends to install switches in the identified markets.
   * The Company intends to lease international circuits in the identified markets.
  ** The Company has signed non-binding agreements with local entities in the identified markets to install Internet gateways.
 *** A single operating agreement applies to each of these countries.



     There can be no assurances that the Company will complete any purchase of undersea fiber optic cables, any negotiation of a lease for international circuits or any installation of switches or Internet gateways.


                             ----------------------

     CERTAIN PERSONS PARTICIPATING IN THE OFFERINGS MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERINGS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE 'UNDERWRITING.'

                             ----------------------


     The Company intends to furnish to its members (hereinafter referred to as 'shareholders') annual reports containing audited consolidated financial statements, prepared in accordance with United States generally accepted accounting principles ('U.S. GAAP'), examined and reported upon by its independent auditors.


     The consolidated financial statements of the Company (the 'Consolidated Financial Statements') and the notes thereto appearing elsewhere in this Prospectus are presented in accordance with U.S. GAAP, and amounts originally measured in foreign currencies for all periods presented have been translated into U.S. dollars in accordance with the methodology set forth in Note 3 to the Consolidated Financial Statements of the Company.

                             ----------------------



     In this Prospectus, references to 'dollars' and '$' are to United States dollars. For purposes of the balance sheet data included in this Prospectus, conversions of foreign currencies to U.S. dollars have been calculated on the basis of exchange rates in effect on the balance sheet dates. Conversions of foreign currencies to U.S. dollars in the pro forma and historical financial information included herein have been calculated, for purposes of the statements of operations, on the basis of average exchange rates over the periods presented. Exchange rates per United States dollar as of certain dates for certain currencies are set forth below.



                           RATE AS OF           RATE AS OF         RATE AS OF        RATE AS OF
CURRENCY                DECEMBER 31, 1995    DECEMBER 31, 1996    JUNE 30, 1997    AUGUST 29, 1997
- ---------------------   -----------------    -----------------    -------------    ---------------
Australian Dollar....            (1)                1.26               1.33              1.37
British Pound........           .65                  .58                .60               .62
Dutch Guilders.......            (1)                1.74               1.96              2.03
Finnish Markka.......          4.37                 4.60               5.19              5.45
French Franc.........          4.95                 5.19               5.87              6.09
German Mark..........          1.44                 1.54               1.74              1.81
Swedish Krona........          6.64                 6.89               7.73              7.89
Danish Krone.........            (1)                  (1)              6.63              6.84


- ------------------
(1) The Company had no business activity in these countries during the periods indicated.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by reference to the more detailed information and the Consolidated Financial Statements and the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the term 'Company' means RSL Communications, Ltd., a Bermuda corporation, its predecessors and all of its subsidiaries. Unless otherwise indicated in this Prospectus, all information in this Prospectus, including all adjusted and pro forma financial information, has been adjusted to give retroactive effect to the Recapitalization described below in this Summary and under the heading 'Description of Capital Stock.' Industry data used throughout this Prospectus was obtained from industry publications and has not been independently verified by the Company. Certain of the information contained in this Prospectus, including information with respect to the Company's plans and strategy for its business and related financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see 'Risk Factors.' Unless otherwise indicated, the information in this Prospectus assumes no exercise of the over-allotment options granted to the U.S. and International Underwriters.

                                  THE COMPANY

OVERVIEW

     The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services to both carrier and commercial accounts. These services include international long distance calling to over 200 countries and calling card, private line and value-added telecommunications services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue generating operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, the Netherlands, Denmark and Australia. The Company is in the process of commencing operations through its investments in majority-owned entities in Italy, Austria, Venezuela and Japan, and through its 30% investment in a Portuguese telecommunications company. In 1995, approximately 62% of all international long distance telecommunications minutes originated in these markets. The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic. The Company's consolidated revenues for the year ended December 31, 1996 were $113.3 million and for the six months ended June 30, 1997 were $109.4 million.


     The Company was formed by Ronald S. Lauder and Itzhak Fisher in 1994 to capitalize on the opportunities created by the growth, deregulation and profitability of the international long distance market. The Company has grown rapidly through acquisitions, strategic investments and joint ventures, as well as through the start-up of its own operations in key markets. The Company began its operations in the United States in order to establish a presence in the largest and one of the most deregulated telecommunications markets in the world, and has since expanded its presence to key European countries in anticipation of continued telecommunication deregulation in the European Union (the 'EU'). In order to pursue opportunities in Latin America, the Company recently formed a joint venture with entities controlled by the Cisneros Group of Companies (the 'Cisneros Group'), a privately held conglomerate with significant interests in, among other things, the Latin American media and communications industry. The Company intends to continue to expand rapidly by establishing or acquiring operations in additional countries as they deregulate, including countries in Asia.



     The Company's strategic objective is to create a low-cost facilities-based global network that provides high quality international telecommunications services to small and medium-sized businesses in key markets. The Company employs a 'first to market' entry strategy to establish a presence in targeted markets ahead of full deregulation by (i) investing in new or existing facilities-based networks (which are then integrated into the Company's existing network) while (ii) developing multiple marketing and distribution channels for telecommunications services.

  ADVANCED AND LOW COST NETWORK INFRASTRUCTURE


     The core of the Company's operations is 'RSL-NET,' its integrated digital telecommunications network, which is being developed to minimize the overall transmission costs of carrying telecommunications traffic while maintaining high ('toll') quality. RSL-NET is comprised of (i) the Company's owned facilities, which consist of international and domestic switches and ownership interests in international fiber optic cables, (ii) operating agreements to exchange traffic directly with telecommunications carriers in other countries and (iii) transmission capacity leased from other carriers and satellite providers. The connection of the Company's switching facilities is a critical element of RSL-NET. This connection allows the Company to bypass the costs associated with transporting the international portion of a call through a third party carrier, which provides the Company with an advantage in applying least cost routing for calls which are originated and terminated utilizing the Company's switches. All of the Company's current switches, other than its switches in Australia and Portugal, are directly or indirectly linked. The Company's existing international gateway switches conform to international signaling and transmission standards provided for in International Telegraph and Telephone Consultative Committee ('CCITT') recommendations and allow the Company to interconnect its network to existing government-owned post, telegraph and telephone monopolies ('PTT') and carrier networks around the world while maintaining quality and dependable services. The Company presently has eight international gateway switches located in New York, Los Angeles, London, Stockholm, Paris, Frankfurt, Helsinki and Sydney, and eight domestic switches in Rotterdam, Amsterdam, New York, London, Lisbon, Melbourne, Brisbane and Caracas. The Company generally utilizes state-of-the-art Ericsson AXE-10 switches for its international gateway switches. The Company believes that a single switch platform allows the Company to develop new services and upgrade network software on a more efficient basis when compared to other global carriers which may employ multiple switch technologies. The Company is also pursuing alternative transmission technologies such as the Internet in order to minimize its operating costs. See 'Recent Developments--Acquisition of Delta Three' and 'Business--Internet Telephony Operation.'


  DEVELOPMENT OF MARKETING AND DISTRIBUTION CHANNELS

     The Company is developing a wide range of marketing and distribution channels in order to expand its customer base, particularly in its target market of small to medium-sized businesses. The Company markets its products and services through (i) its direct sales forces; (ii) networks of independent agents and distributors; and (iii) telemarketing organizations. The Company's services are currently marketed independently by the Company's local operations in each country ('Local Operators'). The Company is in the process of developing a universal brand name to provide uniformity of image and to create worldwide name recognition for the Company.

MARKET OPPORTUNITY


     The international long distance public switched telecommunications market, consisting of telephone calls between countries, generated an estimated $55 billion in revenue and 60.3 billion minutes of use in 1995 and is currently recognized as one of the fastest growing and most profitable segments of the long distance telecommunications industry. The Company currently has significantly less than a 1% share of this market. International long distance minutes are projected to grow between approximately 10% and 17% per annum through the year 2000, with growth spurred by (i) the continued deregulation of telecommunications markets throughout the world, (ii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iii) the expansion of telecommunications infrastructure and (iv) the globalization of the world's economies and free trade. International settlement rates (the rates paid to other carriers to terminate an international call) have declined over the past five years and, in connection with a recent U.S. Federal Communications Commission (the 'FCC') initiative to balance the U.S. settlement deficit, are expected to continue to decline. The costs for leased transmission capacity have also declined and are expected to continue to decline. Furthermore, the trend towards deregulation is expected to further reduce carriers' costs of originating and terminating calls by allowing carriers in some jurisdictions to interconnect with the domestic public switched telephone network ('PSTN') in each deregulated market. However, these are forward looking statements and there can be no assurances in this regard.

COMPANY OPERATIONS



     Each of the Company's operations is at a different stage of development. The following table shows the Company's principal operations by country, the principal subsidiary conducting such operations, the percentage of each such subsidiary owned by the Company, the date of acquisition or start-up of such operations and the date each such operation began (or is anticipated to begin) generating revenues (which may, in certain circumstances, have been prior to the Company's acquisition of such operation):



                                                     COMPANY'S                                  DATE OF
                                                     PERCENTAGE          ACQUISITION OR     COMMENCEMENT OF
COUNTRY                   OPERATING ENTITY           OWNERSHIP          START-UP DATE(1)     OPERATIONS(2)
- ---------------  ----------------------------------- ----------         ----------------    ----------------
United States    RSL COM U.S.A., Inc................     92%(3)         March 1995          May 1990
United Kingdom   RSL COM Europe Ltd.................    100%            August 1995         May 1996
Sweden           RSL COM Sweden AB..................    100%            November 1995       May 1996
Finland          RSL COM Finland OY.................    100%            November 1995       May 1996
France           RSL COM France S.A.................    100%            May 1996            January 1994
Germany          RSL COM Deutschland GmbH...........    100%            May 1996            November 1993
The Netherlands  Belnet Nederland B.V...............     75%(4)         October 1996        October 1995
Australia        RSL COM Australia Pty. Ltd.........    100%            October 1996        April 1997
Denmark          RSL Denmark A/S....................     75%(4)         November 1996       May 1997
Japan            RSL COM Japan K.K..................    100%            March 1997          January 1998(5)
Portugal         Maxitel Servicos e Gestao de
                   Telecomunicacoes, SA.............     30%            April 1997          November 1997(5)
Italy            DECADE Communications S.r.l.(6)....     85%(7)         August 1997         January 1998(5)
Venezuela        Sprintel de Venezuela C.A.(8)......     51%(9)         August 1997         January 1998(5)
Austria          Newtelco Telekom AG(10)............     50%(7)(11)     August 1997         January 1998(5)


- ------------------------
 (1) Acquisition date refers to the Company's initial purchase of an interest in the operating entity.


 (2) Such date refers to the date upon which the operating entity began or is currently expected to begin generating revenues from the sale of its facilities-based international telecommunications services, although certain of the operating entities may have been generating revenues from other activities prior to the date of the Company's investment therein.



 (3) The Company owns 92% of International Telecommunications Group, Ltd. ('ITG'), which in turn owns 100% of RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ('RSL USA'). In September 1995, the Company gained majority control of ITG and began consolidating its U.S. operations into RSL USA. The Company acquired its 92% interest in ITG over a 26 month period commencing March 1995 and has entered into an agreement with one of the minority shareholders of ITG, and is negotiating with ITG's remaining minority shareholders, to acquire the remaining interests in ITG. Each such transaction is expected to close on or prior to the closing of the Offerings. ITG in turn owns 100% of Cyberlink, Inc. ('Cyberlink'), which was acquired in a series of transactions from September 1995 through March 1997.



 (4) The Company currently owns 75% of Belnet Nederland B.V. ('RSL Netherlands'), which in turn owns 100% of RSL Denmark A/S; however, the sole minority shareholder of RSL Netherlands has agreed to exchange his entire interest in RSL Netherlands for cash and shares of Class A Common Stock, effective upon the closing of the Offerings, at which time the Company will own 100% of each of RSL Netherlands and RSL Denmark A/S.



 (5) Such date refers to the anticipated date of commencement of operations. The projected dates are forward-looking statements and, in the event the Company does not timely receive regulatory approvals, switches cannot be installed or become operational on a timely basis or the Company is unable to hire necessary personnel, among other reasons, there can be no assurance that such operations will commence generating revenues on such dates, if at all.


 (6) The Company intends to change the name of DECADE Communications S.r.l. to RSL COM Italy S.r.l. ('RSL Italy').


 (7) The minority shareholders of these operating entities have the right, but not the obligation, to exchange their ownership interests in each respective subsidiary entity for shares of Class A Common Stock or, under certain circumstances, cash, at the Company's option. Any such exchange would result in an increase in the Company's ownership interest in the relevant subsidiary of up to 100%. The rights held by the minority shareholders of RSL Italy currently are not exercisable. The minority shareholder of Newtelco Telekom AG ('RSL Austria') has waived its current right to exchange his rights in connection with the Offerings.



 (8) The Company intends to change the name of Sprintel de Venezuela C.A. to RSL COM Venezuela C.A.



 (9) The Company owns 51% of RSL Communications Latin America, Ltd. ('RSL Latin America'), which in turn currently owns 49% of Sprintel de Venezuela C.A. ('Sprintel'). The remaining 51% interest in Sprintel will be transferred to RSL Latin America upon receipt of the required approval of the appropriate regulatory authorities. The minority shareholder of RSL Latin America has the right, including in connection with the Offerings, to exchange its 49%

     ownership interest in RSL Latin America for either shares of Class A Common Stock or cash, at the Company's option. The minority shareholder has waived such right in connection with the Offerings.



(10) The Company intends to change the name of Newtelco Telekom AG to RSL Austria AG.



(11) The Company currently owns 50% of RSL Austria. Upon completion of the requisite corporate formalities, which is expected to occur in September 1997, the Company will own 90% of RSL Austria.

COMPANY STRATEGY


     The Company's strategic objective is to create a low-cost facilities-based global network that provides high quality international telecommunications services to small and medium-sized businesses in key markets. The key elements of the Company's strategy to achieve this objective are as follows:


     FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES

     The international long distance public switched telecommunications market is currently recognized as one of the fastest growing and most profitable segments of the long distance industry. The Company provides a broad array of international and domestic services, but focuses on providing services to end-users which generate significant calling traffic between countries to capitalize on (i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers.

     ESTABLISH OPERATIONS IN KEY MARKETS


     The Company establishes operations in markets that (i) originate or terminate significant levels of international traffic and (ii) are, or are in the process of being, deregulated. The Company has structured its Local Operators to be managed independently and expects its Local Operators to be separately profitable, while benefiting from the centralized strategic, financial and network support provided by the Company.


     ENTER MARKETS EARLY



     The Company seeks to enter new markets ahead of full deregulation in an attempt to gain competitive advantages over carriers which attempt to enter a market after deregulation is complete. These advantages include (i) the development of multiple sales channels and the establishment of a customer base prior to widespread competition, (ii) the early acquisition of scarce experienced technical and marketing personnel and distribution channels and
(iii) the achievement of name recognition as one of the early competitors to the incumbent PTTs. The Company employs multiple marketing and distribution channels, including direct sales forces, telemarketing organizations, agents and resellers, while also forming marketing alliances with other service providers, such as Internet service providers and mobile service providers.


     TARGET SMALL AND MEDIUM-SIZED BUSINESSES


     The Company focuses on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 in international telephone calls per month. The Company believes that this segment offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs. The Company believes that in most markets, small and medium-sized businesses account for a significant percentage of international calling traffic and will continue to do so in the future.


     DEVELOP A COST COMPETITIVE GLOBAL NETWORK


     Most of the Local Operators have network switching facilities, known as points of presence ('POPs'), to provide international voice and other telecommunications services in their markets. By integrating its current and future POPs into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its own network, thereby bypassing the high costs associated with the transport of the international portion of a call through a third party carrier. This is expected to enable the Company to reduce significantly its operating costs for calls that originate and terminate in markets in which the Company has Local Operators, as well as its overall operating costs.


     PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES


     The Company intends to enter additional markets and expand its operations through acquisitions, joint ventures, strategic alliances and the establishment of new operations. The Company is continuously reviewing acquisition opportunities, and seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier, experience with additional or emerging telecommunications products and technologies and/or experienced management. In addition, the Company seeks to enter into strategic alliances which the Company believes will enhance its ability to expand and grow its business. For example, the Company has recently entered into a joint venture with the Cisneros Group and a strategic alliance with L.M. Ericsson A.B. ('Ericsson'), a leading global provider of telecommunications equipment, and has acquired a majority interest in Delta Three, Inc. ('Delta Three'), a telecommunications provider utilizing the Internet and networks based on Internet Protocols to provide telecommunications services. See '--Recent Developments.'

     LEVERAGE EXPERTISE OF MANAGEMENT TEAM

     The Company has retained a number of experienced management personnel in the telecommunications industry, many of whom have had significant experience with incumbent providers, as well as early competitors in deregulating markets. As a result, the Company believes that it is well positioned to manage the rapid growth of its customer base and network infrastructure.


     MANAGE NETWORK INVESTMENTS



     The Company seeks to manage the investment of capital within its network on an incremental basis in order to maximize the efficiency of its capital expenditures program. In general, the Company transmits traffic by leasing capacity on a variable cost per minute basis until it believes that a direct investment in facilities or a fixed cost lease arrangement between countries or on a particular route is warranted. When the cost of owning facilities is justified relative to leasing facilities and the Company invests in such facilities, the Company generally experiences higher gross margins and lower overall transmission costs.


RECENT DEVELOPMENTS

  ACQUISITION OF MAJORITY INTEREST IN DELTA THREE


     In July 1997, the Company acquired a majority interest in Delta Three. Delta Three utilizes the Internet, traditionally a device for data communications, as a transmission medium for voice communications. The service offered by Delta Three allows customers to place long distance and international phone calls using standard telephones, without requiring any additional equipment. Delta Three also provides wholesale call termination services to other telecommunications service providers.



     The Company and Delta Three also entered into a services agreement pursuant to which, among other things, Delta Three provides the Company with discounted carrier telephony services and the Company provides Delta Three with termination services at preferred rates and the co-location of Delta Three's Internet gateway servers with the Company's facilities. The Company believes that the acquisition of a majority interest in Delta Three positions the Company at the forefront of the rapidly emerging Internet telephony industry. See 'Business--Other Operations.'


  PRIVATE PLACEMENT OF NOTES AND EXCHANGE OFFER


     In October 1996, the Company and RSL Communications PLC (the 'Note Issuer'), a wholly owned subsidiary of the Company, completed the private offering (the 'Debt Offering') of 300,000 units, each unit consisting of one
12 1/4% Senior Note due 2006 of the Note Issuer guaranteed by the Company and one warrant to purchase 3.975 shares of Class A Common Stock at $0.0457 per share (the 'Warrants'). The units were sold for an aggregate purchase price of $300.0 million. In May 1997, in accordance with the indenture governing such notes (the 'Indenture'), the Company and the Note Issuer consummated an exchange offer pursuant to which the notes issued in the Debt Offering were exchanged for substantially identical notes registered under the Securities Act of 1933, as amended (the 'Securities Act'). The notes issued in the Debt Offering and the exchange offer are referred to collectively as the 'Notes.'

PENDING ACQUISITIONS

     The Company is currently engaged in negotiations with several parties in various markets with respect to potential strategic acquisitions and alliances and recently executed a non-binding letter of intent to make a significant investment to acquire a controlling interest in a facilities-based long distance carrier in the United States. There can be no assurance, however, that the Company will successfully complete any of these transactions.

                              THE RECAPITALIZATION


     Prior to the consummation of the Offerings, the Company will revise its capital structure (the 'Recapitalization'), in part to (i) effect a 2.19-for-one stock split for each outstanding share of each class of Common Stock and each outstanding share of Preferred Stock, (ii) increase the number of authorized shares of its Class A Common Stock and Class B Common Stock to an aggregate of 200,000,000 shares, (iii) increase the number of authorized shares of its Preferred Stock to 30,000,000 and (iv) eliminate the Company's Class C common shares.



                     CERTAIN MINORITY INTERESTHOLDER RIGHTS




     The Company has granted to a number of minority shareholders of ITG, RSL Netherlands, RSL Austria, RSL Italy, Delta Three, RSL Latin America and PrimeCall Services B.V. ('PrimeCall Europe') and officers of certain of its other subsidiaries (the 'Minority Interestholders') options which allow the Minority Interestholders to exchange their shares or interests in the respective subsidiary for shares of the Class A Common Stock (the 'Roll-Up Rights').



     Certain of the Minority Interestholders have waived their Roll-Up Rights, and the Company has or intends to enter into agreements with other Minority Interestholders in connection with their exercise or waiver of their rights. See 'Shares Eligible for Future Sale' for a detailed discussion of the Minority Interestholders' exercise or waiver of Roll-Up Rights.



     Additionally, the Company has granted to a number of Minority Interestholders certain piggyback registration rights with respect to shares of Class A Common Stock acquired pursuant to an exercise of their Roll-Up Rights.


                                  HEADQUARTERS

     The Company's headquarters are located at Clarendon House, Church Street, Hamilton HM CX Bermuda (telephone number: 441-295-2832). The Company also maintains executive offices with respect to some of its operations at 767 Fifth Avenue, Suite 4300, New York, New York 10153 (telephone number: 212-317-1800).

                                 THE OFFERINGS


Class A Common Stock offered by the
  Company(1):

  U.S. Offering.................... 5,760,000 shares

  International Offering........... 1,440,000 shares

       Total....................... 7,200,000 shares

Common Stock to be Outstanding
  after the Offerings(1):

  Class A Common Stock(2).......... 8,657,094 shares

  Class B Common Stock(3)(4)....... 30,772,953 shares

       Total(2)(3)(4).............. 39,430,047 shares

Use of Proceeds.................... The Company intends to use the net proceeds from the Offerings for (i) strategic merger
                                    and acquisition activities, including
                                    certain potential acquisitions which the
                                    Company currently is pursuing, (ii) the
                                    purchase of additional interests in
                                    international cable systems and additional
                                    transmission and switching equipment, (iii)
                                    the purchase of minority interests in its
                                    subsidiaries and (iv) working capital
                                    purposes relating to the expansion of the
                                    Company's operations. Depending on the size
                                    and timing of any acquisitions, the Company
                                    may also use a portion of such proceeds to
                                    reduce its outstanding debt, including
                                    prepayment of a portion of the principal
                                    amount of the Notes.

Voting Rights(5)................... The holders of Class A Common Stock are entitled to one vote per share. The holders
                                    of Class B Common Stock are entitled to 10
                                    votes per share.

Proposed Nasdaq National Market
  symbol........................... RSLC


- ------------------



(1) Assumes the Underwriters' over-allotment options are not exercised. See 'Underwriting.' If the Underwriters exercise such over-allotment options in full, the number of shares of Class A Common Stock sold in the U.S. Offering and the International Offering will be 6,624,000 and 1,656,000, respectively.



(2) Does not include (i) 2,792,888 shares of Class A Common Stock issuable upon the exercise of outstanding stock options (including 1,333,327 shares issuable upon the exercise of currently exercisable options and stock options expected to be issued in connection with the exercise of certain Roll-Up Rights), (ii) 2,750,000 shares of Class A Common Stock to be reserved for issuance pursuant to future option grants under the Company's proposed stock option and compensation plans, (iii) 30,772,953 shares of Class A Common Stock issuable upon the conversion of the shares of Class B Common Stock (which includes Class B Common Stock to be issued upon the conversion of the Preferred Stock), (iv) 459,900 shares of Class A Common Stock issuable upon the conversion of the same number of shares of Class B Common Stock which are issuable upon the exercise of warrants issued to Ronald S. Lauder, the Chairman of the Company and the Company's largest and controlling shareholder (the 'Lauder Warrants'), (v) 1,192,455 shares of Class A Common Stock issuable on exercise of the Warrants, and (vi) 307,884 shares of Class A Common Stock which are expected to be issued to the Minority Interestholders upon the exercise of their Roll-Up Rights (assuming an initial public offering price of $20.50 per share). See 'Certain Relationships and Related Transactions' and 'Shares Eligible for Future Sale.'



(3) Shares of the Class B Common Stock are convertible at any time into shares of the Class A Common Stock on a share-for-share basis.



(4) Includes 20,244,066 shares issuable upon conversion of the outstanding shares of Preferred Stock. The outstanding shares of Preferred Stock will be automatically converted into shares of Class B Common Stock on a share-for-share basis upon the closing of the Offerings.



(5) Holders of Preferred Stock are entitled to a number of votes equal to the number of votes to which the underlying shares of Class B Common Stock would be entitled. The outstanding shares of Preferred Stock will be automatically converted into shares of Class B Common Stock upon the closing of the Offerings.


                                  RISK FACTORS


     See 'Risk Factors' for a discussion of certain risks that should be considered in connection with an investment in the Class A Common Stock offered hereby.

                SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA


     The following tables set forth certain summary consolidated financial data for the Company for each of the three years in the period ended December 31, 1996 and for the six month periods ended June 30, 1996 and 1997, which have been derived from the Consolidated Financial Statements and notes thereto. The information as of and for the year ended December 31, 1994 was derived from the Consolidated Financial Statements of the Company's predecessor entity, ITG. The Company's 1996 and 1995 and the Company's predecessor's 1994 Historical Financial Statements have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein.



     In the opinion of management, the unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year. The Company has experienced rapid growth over the periods set forth below, which rate may not necessarily continue. Accordingly, the financial and operating results set forth below may not be indicative of future performance.



     The pro forma consolidated statement of operations data for the year ended December 31, 1996 include the historical results of operations for the Company and are prepared as though the acquisitions of RSL Netherlands and the businesses of Sprint in France and Germany had occurred on January 1, 1996. The summary consolidated financial and operating data presented below should be read along with 'Management's Discussion and Analysis of Financial Condition and Results of Operations' and the Consolidated Financial Statements and the related notes included elsewhere in this Prospectus.



                                               YEARS ENDED DECEMBER 31,                   SIX MONTHS ENDED
                                   -------------------------------------------------          JUNE 30,
                                   PREDECESSOR   HISTORICAL   HISTORICAL   PRO FORMA     -------------------
                                      1994        1995(1)        1996        1996          1996       1997
                                   -----------   ----------   ----------   ---------     --------   --------

                                                    ($ IN THOUSANDS, EXCEPT LOSS PER SHARE)  (UNAUDITED)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenues...........................   $ 4,702     $ 18,617    $  113,257   $ 124,236     $ 39,764   $109,361
Cost of services...................    (4,923)     (17,510)      (98,461)   (106,157)     (35,657)   (96,631)
                                   -----------   ----------   ----------   ---------     --------   --------
Gross profit (loss)................      (221)       1,107        14,796      18,079        4,107     12,730
Selling, general and administrative
  expense..........................    (2,395)      (9,639)      (38,893)    (41,700)     (13,656)   (35,271)
Depreciation and amortization......      (240)        (849)       (6,655)     (9,228)(2)   (2,175)    (8,947)
                                   -----------   ----------   ----------   ---------     --------   --------
Loss from operations...............    (2,856)      (9,381)      (30,752)    (32,849)     (11,724)   (31,488)
Interest income....................        --          173         3,976       3,976           80      7,224
Interest expense...................      (225)        (194)      (11,359)    (11,359)        (635)   (18,860)
Other income (expense).............        --           --          (288)       (288)          --      6,883(3)
Foreign currency transaction gain
  (loss)...........................        --           --           758         758           --       (268)
Minority interest..................        --           --          (180)       (389)          --       (229)
Income taxes.......................        --           --          (395)       (395)          --       (439)
                                   -----------   ----------   ----------   ---------     --------   --------
Net loss...........................   $(3,081)    $ (9,402)   $  (38,240)  $ (40,546)    $(12,279)  $(37,177)
                                   -----------   ----------   ----------   ---------     --------   --------
                                   -----------   ----------   ----------   ---------     --------   --------
Loss per share(4)(5)...............   $(15.41)    $  (3.65)   $   (11.24)  $  (11.92)    $  (4.19)  $  (7.43)
Weighted average number of shares
  of Common Stock outstanding(5)...       200        2,576         3,401       3,401        2,928      5,003
OTHER FINANCIAL DATA:
EBITDA(6)..........................   $(2,616)    $ (8,532)   $  (23,807)  $ (23,540)    $ (9,549)  $(16,155)
Capital expenditures(7)............     1,126        6,074        23,880      26,162        4,887     13,609
Cash (used in) provided by
  operating
  activities.......................    (1,987)       3,554       (10,475)         --       (8,177)   (46,828)
Cash (used in) provided by
  investing
  activities.......................      (478)     (16,537)     (225,000)         --      (15,408)    27,461
Cash (used in) provided by
  financing
  activities.......................     2,888       18,143       335,031          --       24,308     (2,620)

                                                       JUNE 30, 1997
                                                  -----------------------
                                                   ACTUAL     AS ADJUSTED
                                                  --------    -----------
                                                        (UNAUDITED)

                                                     ($ IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents(8)...................   $ 81,301     $ 205,386
Marketable securities..........................     50,797        50,797
Restricted marketable securities...............     84,728        84,728
Total assets...................................    436,200       560,285
Short-term debt and current portion of capital
  lease obligations............................      9,055         2,006
Long-term debt and capital lease obligations...    318,088       312,222
Shareholders' equity...........................     18,650       155,650


- ------------------
(1) Effective with the acquisition of a majority equity interest in ITG in September 1995, the Company began to consolidate ITG's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in ITG using the equity method of accounting.


(2) Pro forma depreciation and amortization expense reflect approximately $2.1 million of additional amortization of goodwill, using an amortization period of 15 years, recognized in connection with the Company's acquired subsidiaries.



(3) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.



(4) Loss per share is calculated by dividing the loss attributable to the Common Stock by the weighted average number of shares of Common Stock outstanding. Shares issuable pursuant to outstanding stock options, exchange rights, Roll-Up Rights and warrants are not included in the loss per share calculation as their effect is anti-dilutive.



(5) Loss per share and the weighted average number of shares outstanding do not give effect to the Recapitalization.



(6) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to the use by other companies of different financial statement components in calculating EBITDA.



(7) Capital expenditures include assets acquired through capital lease financing and other debt.



(8) The as adjusted figure includes $5.3 million which the Company has agreed to pay to certain Minority Interestholders in connection with the exercise of their Roll-Up Rights.

                                  RISK FACTORS

     An investment in the Class A Common Stock offered hereby is subject to a number of risks. Prospective investors should carefully consider the following factors as well as the more detailed descriptions cross-referenced to the body of this Prospectus and the other matters described in this Prospectus before purchasing shares of Class A Common Stock.


SHORT OPERATING HISTORY; ENTRANCE INTO NEWLY OPENING MARKETS; MARGINS



     The Company acquired its principal operations in the United States in 1995, in France, Germany and the Netherlands in 1996 and in Italy and a minority interest in its Portuguese operations in 1997, and commenced start-up operations in the United Kingdom, Sweden and Finland in 1996, and Denmark and Australia in 1997. Therefore, the Company has limited experience in operating these businesses. The businesses which now constitute the Company's principal operations commenced operations at various dates ranging from 1990 through 1997, and, therefore, have limited operating histories. In addition, the Company has recently made investments in Venezuela, Austria and Japan and the Company plans to acquire or start-up operations in markets where it currently does not have operations. Furthermore, in many of its existing and future markets, the Company plans to offer services that have been provided in the past only by PTTs, as well as newly developed services. Accordingly, the Company may face difficulties in establishing or expanding such businesses, including difficulties in hiring personnel that have experience in providing such telecommunications services in such markets. See '--Risks Associated with Anticipated Growth and Acquisitions.' The Company's prospects must, therefore, be considered in light of the risks, expenses, problems and delays inherent in establishing a new business in an evolving industry.



     As a new entrant in its markets, the Company may need to grant substantial discounts in order to attract a significant customer base. The Company has and will continue to provide services to carrier customers at discounted prices, resulting in lower gross margins than margins related to sales to other customers. In addition, the Local Operators may incur significant costs developing their network infrastructures (including the purchase of minimum investment units ('MIUs') and indefeasible rights of use ('IRUs'), switches and leased capacity) as their business grows. The fixed costs and expenses incurred under these circumstances may result in low or negative operating margins. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview.'


HISTORICAL AND FUTURE NET OPERATING LOSSES AND NEGATIVE EBITDA; NEED FOR ADDITIONAL CAPITAL;
SUBSTANTIAL INDEBTEDNESS; ABILITY TO SERVICE INDEBTEDNESS


     The Company will need to continue to enhance and expand its operations and meet the increasing demands for service quality, availability of value added services and competitive pricing in order to establish and maintain a competitive position in its existing markets and the additional markets it enters. The Company has incurred, and during the next several years expects to continue to incur, significant and increasing operating and net losses, negative EBITDA and negative cash flow from operating activities due to the start-up nature of the Company's business and the Company's need to expand its operations, develop RSL-NET and build its customer base and marketing operations. Even after receipt of the net proceeds of the Offerings, the Company may need to raise substantial additional capital in the future to fund its acquisitions, strategic alliances, start-up operations, capital expenditures and anticipated substantial operating losses. The net proceeds from the Offerings and the net proceeds from the Debt Offering, together with borrowings under the Company's $7.5 million revolving credit facility with The Chase Manhattan Bank (the 'Revolving Credit Facility') and vendor financing, are expected to fund the Company's planned expansion of its existing operations and operating losses for 15 to 20 months. The foregoing is a forward-looking statement and, therefore, there can be no assurance in this regard. If the Company's plans or assumptions change or prove to be inaccurate, if the Company consummates acquisitions in addition to those currently contemplated, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the Offerings and the Debt Offering, together with the proceeds of the Revolving Credit Facility and such vendor financing otherwise prove to be insufficient, the Company may be required to seek additional capital. The

Company may seek to raise such additional capital from public or private equity or debt sources. There can be no assurance that the Company will be able to raise such capital on satisfactory terms or at all. If the Company decides to raise additional funds through the incurrence of debt, the Company may become subject to additional or more restrictive financial covenants. If the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its presently anticipated expansion, which could materially adversely affect the Company's business, results of operations and financial condition and its ability to compete.


     The Company has a significant level of indebtedness. As of June 30, 1997, the Company had consolidated indebtedness of $312.9 million and shareholders' equity of $18.7 million. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by the Company. The Company expects to incur substantial amounts of additional indebtedness in the future. On a pro forma basis, after giving effect to the Company's acquisition of Sprint Corporation's international voice operations in France and Germany in May 1996 (the 'Sprint Acquisitions'), the Company's acquisition of interests in ITG in 1996 (the 'ITG 1996 Acquisition'), the Company's acquisition of 75% of RSL Netherlands in October 1996 (the 'RSL Netherlands Acquisition') and the issuance of the Notes in the Debt Offering for a full year, the Company would have had interest expense, negative EBITDA, operating losses and net losses of approximately $38.3 million, $23.5 million, $33.6 million and $68.3 million, respectively, for the year ended December 31, 1996. The Company expects to incur substantial and increasing interest expense, negative EBITDA, negative cash flow from operations, deficiencies of earnings to fixed charges, operating losses and net losses for future periods.



     In 1996, after giving effect to the Sprint Acquisitions, the ITG 1996 Acquisition and the RSL Netherlands Acquisition, the Company made capital expenditures of approximately $26.2 million. In 1997, the Company expects to make capital expenditures of approximately $30 million. The Company has also experienced a consistently increasing working capital deficit. The Company's interest expense may exceed its EBITDA and cash flow from operations. If the Company's EBITDA is insufficient to meet its future debt service obligations and fund its operating losses, the Company will face substantial liquidity problems. If the Company is unable to generate sufficient EBITDA or cash flow from operations, or otherwise obtain funds necessary to make required payments, or if the Company otherwise fails to comply with the material terms of its indebtedness, it would be in default thereunder, which would permit the holders of such indebtedness to accelerate the maturity thereof. The ability of the Company to meet its obligations is dependent upon the future performance of the Company, which is subject to prevailing economic conditions (in each market, country and region in which the Company operates, as well as globally) and to financial, business and other factors, including factors beyond the Company's control.



     The Company's indebtedness could have important consequences to holders of the Class A Common Stock, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments on its existing debt; (ii) the Company's level of indebtedness could limit the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes; (iii) a substantial portion of the Company's future cash flow from operations, if any, will be dedicated to the payment of principal and interest on the Notes, its other indebtedness and other obligations and will not be available for the Company's business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to changes in, its business; (v) the Company is more highly leveraged than certain of its competitors, which may place it at a competitive disadvantage; and (vi) the Company's high degree of indebtedness could make it more vulnerable in the event of a downturn in its business. See 'Selected Consolidated Financial Data' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


RISKS ASSOCIATED WITH ANTICIPATED GROWTH AND ACQUISITIONS


     The Company has experienced rapid growth and intends to continue to grow through further expansion of its existing operations, through acquisitions, joint ventures, strategic alliances and through the establishment of new operations. The Company constantly evaluates acquisition and joint venture opportunities. The Company's ability to manage its anticipated future growth will depend on its ability to evaluate new markets and investment vehicles, monitor operations, control costs, maintain effective quality controls, obtain satisfactory and cost-effective lease rights from, and interconnection agreements with, competitors that own transmission lines (in many cases intra-national transmission lines may be available from only one dominant competitor) and significantly expand the Company's internal management, technical and accounting systems. The Company's growth will also depend on its ability to purchase successfully MIUs and IRUs, which ability may be adversely affected by, among other factors, competition to purchase such rights and regulatory restrictions on ownership. The Company's rapid growth has placed, and its planned future growth will continue to place, a significant and increasing strain on the Company's financial, management and operational resources, including the identification of acquisition targets and joint venture partners, the negotiation of acquisition and joint venture agreements and the maintenance of satisfactory relations, including, when necessary, the resolution of disputes with its joint venture partners and minority investors in acquired entities. In addition, acquisitions and the establishment of new operations will entail considerable expenses in advance of anticipated revenues and may cause substantial fluctuations in the Company's operating results.




     The Company may, as a result of legal restrictions or other reasons, acquire a minority interest in strategic targets, in which case the Company would lack control over the target company's operations and strategies. There can be no assurance that such lack of control will not interfere with the Company's growth and integration of its operations.



     The Company may also acquire interests in operations for strategic reasons, despite the fact that such operations have operational or managerial problems. In such cases, there can be no assurance that such operational or managerial problems will not cause significant problems or consume substantial resources of the Company.



     The Company's planned new businesses will need to be integrated with its existing operations. For acquired businesses, this will entail, among other things, integration of switching, transmission, technical, sales, marketing, billing, accounting, quality control, management, personnel, payroll, regulatory compliance and other systems and operating hardware and software, some or all of which may be incompatible. For example, the Company's U.S. operations only recently began to utilize RSL-NET. Furthermore, employees and customers of acquired businesses generally experience turnover at higher rates during and after the acquisition. In countries where the Company expands by establishing a new business, it must, among other things, recruit, hire and train personnel, establish offices, obtain regulatory authorization, lease transmission lines from, and obtain interconnection agreements with, competitors that own intra-national transmission lines, and install hardware and software. See '--Competition.' In addition, since the Company operates businesses in several countries and intends to expand into additional countries and regions, including Europe, Asia, the Pacific Rim and Latin America, the Company must manage the problems associated with integrating a culturally and linguistically diverse workforce. The Company has limited experience dealing with these problems.


RISKS ASSOCIATED WITH RAPIDLY CHANGING INDUSTRY

     The international telecommunications industry is changing rapidly due to, among other things, deregulation, privatization of PTTs, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies and free trade. There can be no assurance that one or more of these factors will not vary unpredictably, which could have a material adverse effect on the Company. There can also be no assurance, even if these factors turn out as anticipated, that the Company will be able to implement its strategy or that its strategy will be successful in this rapidly evolving market. Furthermore, there can be no assurance that the Company will be able to compete effectively or adjust its contemplated plan of development to meet changing market conditions.

     Much of the Company's planned growth is predicated upon the deregulation of telecommunications markets. There can be no assurance that such deregulation will occur when or as anticipated, if at all, or that the Company will be able to grow in the manner or at the rates currently contemplated.

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new product and service offerings and increased satellite and fiber optic cable transmission capacity for services similar to those provided by the Company, including utilization of the Internet for international voice and data communications. The Company cannot predict which of the many possible future product and service offerings will be important to establish and maintain a competitive position or what expenditures will be required to develop and provide such products and services. The Company's profitability will depend, in part, on its ability to anticipate and adapt to rapid technological changes occurring in the telecommunications industry and on its ability to offer, on a timely basis, services that meet evolving industry standards and customer preferences. There can be no assurance that the Company will be able to adapt to such technological changes or offer such services on a timely basis or establish or maintain a competitive position.

     As a result of existing excess international transmission capacity, the marginal cost of carrying an additional international call is often very low for carriers that own MIUs or IRUs. Industry observers have predicted that these low marginal costs may result in significant pricing pressures and that, within a few years after the end of this century, there may be no charges based on the distance a call is carried. Certain of the Company's competitors have introduced calling plans that provide for flat rates on calls within the U.S. and Canada, regardless of time of day or distance of the call. If this type of pricing were to become prevalent, it may have a material adverse effect on the Company's prospects and its ability to make payments on its indebtedness. See '--Dependence on Other Carriers.'

INABILITY TO PREDICT TRAFFIC VOLUME

     The Company may enter into long-term agreements for leased capacity in anticipation of traffic volumes which do not reach expected levels and, therefore, be obligated to pay for transmission capacity without adequate corresponding revenues. Conversely, the Company may underestimate its need for leased capacity and, therefore, be required to obtain transmission capacity through more expensive means. The Company's U.S. operations have, in the past, both overestimated and underestimated their need for leased capacity and, therefore, have been forced to obtain capacity for overflow traffic at a higher cost and have also leased capacity which was under-utilized and, in some instances, led to under-utilization charges. See 'Management's Discussion and Analysis of Financial Condition and Results of Operations.' If the Company is unable to accurately project its needs for leased capacity in the future, such inability may have a material adverse effect on the Company's business and profitability.

DEPENDENCE ON OTHER CARRIERS

     The Company does not own any intra-national telecommunications lines for any country in which it provides services and does not intend to construct or acquire any of its own intra-national transmission facilities. Consequently, the

Company must continue to rely on providers of intra-national transmission facilities. All of the telephone calls made by the Company's customers are and will continue to be connected, at least in part, through transmission lines that the Company leases. In all of the jurisdictions in which the Company conducts business (other than the U.S. and the United Kingdom) or plans to conduct business, the only current provider of significant intra-national transmission facilities is the PTT. Accordingly, prior to full deregulation, there may be only one source of intra-national transmission lines in these countries and the Company may be required to lease transmission capacity at artificially high rates from a provider that occupies a monopoly or near monopoly position. In fact, Deutsche Telekom AG ('Deutsche Telekom'), the German PTT, earlier this year raised the rates charged to the Company and other carriers with respect to intra-national transmissions and there can be no assurance that other PTTs will not also do so. Such rates may be too high to allow the Company to generate gross profit on intra-national calls or international calls routed to a Company switch by means of such intra-national lines. In addition, PTTs will not necessarily be required by law to allow the Company to lease transmission lines upon which the Company depends. To the extent that applicable law requires PTTs to lease transmission lines to the Company, delays may nevertheless be encountered with respect to the commencement of operations and extensive delays can be expected with respect to the negotiation of leases and interconnection agreements. See '--Government Regulatory Restrictions.' In addition, ongoing disputes can be expected with respect to pricing terms and billing.


     Many of the international telephone calls made by the Company's customers are and will continue to be transported through transmission lines that the Company leases. The lessors of such facilities are competitors of the Company, including American Telephone & Telegraph, Inc. ('AT&T'), MCI Communications Corporation ('MCI'), Teleglobe Canada, Inc. ('Teleglobe'), British Telecommunications PLC ('British Telecom'), France Telecom S.A. ('France Telecom'), Deutsche Telekom and Mercury Communications PLC ('Mercury'). The Company generally leases lines on a short-term basis. These include leases on a per-minute basis (some with minimum volume commitments) and, where the Company anticipates higher volumes of traffic, leases of transmission capacity for point-to-point circuits on a monthly or longer-term fixed cost basis. The negotiation of lease agreements involves estimates regarding future supply and demand for transmission capacity as well as estimates of the calling patterns and traffic levels of the Company's existing and future customers. When there has been excess transmission capacity, as was the case for many years in the United States, lease rates have declined and short term leases have been advantageous. Recently, capacity has been somewhat constrained in the United States and the decline in lease rates has slowed. As a result, longer term leases may become more attractive. Should the Company fail to meet its minimum volume commitments pursuant to long-term leases, it will be obligated to pay 'under-utilization' charges. See '--Inability to Predict Traffic Volume.' For these reasons, the Company would suffer competitive disadvantages if it entered into leases with inappropriate durations or leases based on per-minute charges for high volume routes (or leases with fixed monthly rates for low volume routes), or if it failed to meet its minimum volume requirements. The Company is also vulnerable to service interruptions and poor transmission quality from leased lines. The deterioration or termination of the Company's relationships with one or more of its carrier vendors could have a material adverse effect upon the Company's business, financial condition and results of operations.


DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS

     Sophisticated information systems are vital to the Company's growth and its ability to monitor costs, bill and receive payments from customers, reduce credit exposure, effect least cost routing and achieve operating efficiencies. The Company currently operates separate network management information systems for its U.S. and European operations. The Company intends to integrate and operate the information services for all of its Local Operators from a central location. A failure of any of the Company's current systems, the failure of the Company to implement or integrate new systems without difficulty, if at all, the failure of any new systems or the failure to upgrade systems as necessary could have a material adverse effect on the Company, its financial condition and the results of operations.

COMPETITION


     The provision of telecommunications services is and will continue to be extremely competitive. Prices for long distance calls have decreased substantially over the last few years in most of the markets in which the Company does business and prices are expected to decline substantially over the next several years in all of the markets where the Company does business or expects to do business. In addition, all of the Company's markets and expected future markets have deregulated or are in the process of deregulating telephone services. Customers in most of these markets are not familiar with obtaining services from competitors to the PTTs and may be reluctant to use new providers, such as the Company. In particular, the Company's target customers, small and medium-sized businesses, may be reluctant to entrust their telecommunications needs to new and unproven operators or may switch to other service providers as a result of price competition. The Company has experienced high levels of customer attrition in certain acquired businesses in the United States, France and Germany and expects to continue to experience high levels of customer attrition as a result of the highly competitive nature of most of its markets.


     The Company's success will depend upon the Company's ability to compete with a variety of other telecommunications providers in each of its markets, including (i) the PTTs, (ii) alliances such as

AT&T's alliance with Unisource (itself an alliance currently among PTT Telecom Netherlands, Telia AB and Swiss Telecom PTT) and 'Uniworld' and the

corresponding alliance with WorldPartners, MCI's alliance (and proposed consolidation) with British Telecom and Telefonica de Espana, S.A., known as 'Concert,' and Sprint Corporation's ('Sprint') alliance with Deutsche Telekom and France Telecom, known as 'Global One,' (iii) companies offering resold international telecommunications services, (iv) companies such as WorldCom, Inc. ('WorldCom') offering local exchange service in conjunction with domestic long distance and international long distance services and (v) other companies with business plans similar to that of the Company. The Company expects that competition will increase in the future as the deregulation of telecommunications markets worldwide accelerates. Many of the Company's competitors have significantly greater financial, management and operational resources and more experience than the Company. If any of the Company's competitors were to devote additional resources to the provision of international long distance voice telecommunication services to the Company's target customer base of small and medium-sized businesses, there could be an adverse effect on the Company's business. In addition, certain of the Company's competitors may target discounts in one market to gain an advantage in another market or with a particular customer. The Company may be unable to compete with such discounts on an economically feasible basis.


     Each of the Company's Local Operators are expected to separately compete within their respective countries. There can be no assurance that any of the Local Operators will be able to do so effectively and the success of the Company's strategy in any one market is not necessarily indicative of its ability to succeed in any other market.

     Competition for customers is primarily on the basis of price and, to a lesser extent, on the type and quality of services offered and customer service. The Company attempts to price its services at a discount to the prices charged by the PTT or major carriers in each of its markets. The Company has no control over the prices set by its competitors and some of the Company's larger competitors may be able to use their substantial financial resources to cause severe price competition in the countries in which the Company operates. There can be no assurance that severe price competition will not occur. Any price competition could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, certain of the Company's competitors will provide potential customers with a broader range of services than the Company currently offers or can offer due to regulatory restrictions. See 'Business--Industry Overview' and '--European Operations.'


     In addition to these competitive factors, recent and pending deregulation in each of the Company's markets may encourage new entrants. For example, as a result of both legislation recently enacted in the United States and regulatory initiatives taken by the FCC, regional Bell operating companies ('RBOCs') may provide international telecommunications services, are allowed to offer domestic long distance service through an affiliate outside their service areas as 'non-dominant' carriers and are allowed to provide long distance service within their service areas, provided certain competition related conditions are met. AT&T, MCI and other long distance carriers are allowed to enter the local telephone services market, and any entity, including cable television companies and utilities, may enter the United States domestic long distance telecommunications market. In addition, the FCC had, on several occasions since

1984, approved or required price reductions by AT&T because it was a 'dominant' carrier. However, the FCC reclassified AT&T as a 'non-dominant' carrier for domestic purposes in October 1995 and for international purposes in May 1996. These FCC actions substantially reduced the regulatory constraints on AT&T. As the Company expands its geographic coverage, it will encounter additional regional competitors and increased competition. Moreover, the Company believes that competition in non-U.S. markets will increase and begin to resemble the competitive landscape in the United States.



     The PTTs generally have certain competitive advantages that the Company and its other competitors do not have, due to such PTTs' control over the intra-national transmission lines and connection to it, their ability to delay access to lines and the reluctance of some regulators to adopt policies and grant regulatory approvals that will result in increased competition for the local PTT. If the PTT in any jurisdiction uses its competitive advantages to their fullest extent, the Local Operator in such jurisdiction would be adversely affected.

GOVERNMENT REGULATORY RESTRICTIONS


     National and local laws and regulations differ significantly among the countries in which the Company currently operates and plans to operate. The interpretation and enforcement of such laws and regulations vary and could limit the Company's ability to provide certain telecommunications services, including Internet telephony services. Furthermore, there can be no assurance that changes in current or future laws or regulations or future judicial intervention in the United States or in any other country would not have a material adverse effect on the Company or that FCC or other regulatory investigation or intervention would not have a material adverse effect on the Company. In addition, the Company's strategy is based in large part upon the expected deregulation of the EU markets based on European Commission directives. Such deregulation of the EU markets has already experienced substantial delays. Accordingly, there can be no assurance that the EU will proceed with the expected deregulation in accordance with its current schedule, if at all, or that the trend towards deregulation will not be stopped or reversed. In addition, even if the EU does act to deregulate its telecommunications markets on the current schedule, the national governments of EU member states must pass legislation to deregulate the markets within their countries. The national governments may not necessarily pass such legislation in the form required, if at all, or may pass such legislation only after a significant delay. Even if a national legislature enacts appropriate regulations within the time frame established by the EU, there may be significant resistance to the implementation of such legislation from PTTs, regulators, trade unions and other sources. For example, in the United Kingdom, Mercury took legal action against the Post Office Engineering Union because the union refused to connect Mercury's customers. In France, the telecommunications union has stated its objection to the current move towards deregulation. These and other potential obstacles to deregulation would have a material adverse effect on the Company's operations by preventing the Company from expanding its operations as currently anticipated.


     In addition, the telecommunications services provided by the Company in the United Kingdom are subject to and affected by regulations introduced by the Office of Telecommunications ('Oftel'). Oftel has imposed mandatory rate reductions on British Telecom in the past and is expected to continue to do so for the foreseeable future. This will have the effect of reducing the prices the Company can charge its U.K. customers.

     Also, the Internet telephony services provided by the Company through Delta Three may be subject to and affected by regulations introduced by the authorities in each country where Delta Three has or will have operations. The regulation of Delta Three's activities may have a material adverse effect on Delta Three's financial condition and results of operations.


     The Company is currently authorized or otherwise allowed to provide intrastate, interexchange service in 33 states and the District of Columbia in the United States and relies on third party carriers to originate traffic in all other states, although the Company is applying for authority to originate traffic in all other states. The Company believes its use of a third party carrier in such other states is permissible, but any adverse action taken against the Company by a state authority due to such activity could have a material adverse effect on the Company, its financial condition and its results of operations. RSL Italy is currently in the process of filing information with the Ministry for Communications, which is required to offer the international long distance services currently provided by RSL Italy. The failure to make such filing could have a material adverse effect on the ability of the Company to offer international long distance services in Italy.


RISK OF LOSS, OR DIMINUTION OF VALUE, OF OPERATING AGREEMENTS


     Although the Company's U.S. operation has operating agreements which enable the Company to connect with 17 foreign carriers, the Company presently only utilizes six such agreements. These agreements are with carriers in the Dominican Republic, the United Kingdom, Denmark, the Netherlands, Finland and Norway. In order to utilize the remaining operating agreements, the Company would have to make an investment in transmission facilities to each of these countries, which the Company is unlikely to do unless and until it originates sufficient calling volume to such countries to justify an investment. The Company's failure to utilize these operating agreements may result in these foreign carriers terminating such agreements in order to secure more profitable agreements with carriers other than the Company and may limit the Company's ability to secure operating agreements with additional foreign carriers. The loss of the Company's operating agreements could have a material adverse effect on its business, and the failure to enter into additional operating agreements or other favorable arrangements in the future could limit the Company's ability to increase its revenues on a positive gross margin basis. There can be no assurance that the Company will be able to enter into additional operating and other interconnection agreements or other favorable arrangements in the future.


     In addition, the Company's operating agreements may become less valuable to the Company. As increasing numbers of international carriers emerge, operating agreements may become more available. Moreover, as telecommunications markets deregulate, particularly in Europe, an increasing proportion of international traffic is being carried outside of the traditional operating agreement/ settlement rate system.

DEPENDENCE ON CARRIER CUSTOMERS


     The Company provides telecommunication services to carrier customers principally in the United States. Revenues derived from the provision of such services accounted for 42% of the Company's revenues for the six months ended June 30, 1997. Accordingly, the loss of revenue from carrier customers could have a material adverse effect upon the Company's business, financial condition and results of operations. Carrier customers are extremely price sensitive, generate very low margin business and frequently choose to move their business based solely on small price changes. In addition, certain of the Company's carrier customers are unprofitable or are only marginally profitable, resulting in a higher risk of delinquency or non-payment than in the case of more creditworthy customers. In February 1996, the Company terminated service to a carrier customer that accounted for 11% of ITG's 1995 U.S. revenues for failure to pay for past services. As a result, although the Company is attempting to recover the amounts owed by such customer, the Company booked a $4.9 million write-off for bad debt on its 1995 financial statements. While the Company instituted revised credit criteria to enable the Company to reduce its exposure to the higher risks associated with carrier customers, no assurance can be given that such criteria and methods will afford adequate protection against such risks.


RISKS RELATED TO HOLDING COMPANY STRUCTURE


     The Company is a holding company and its only material assets, other than existing cash and the net proceeds of the Offerings, consist of the stock of its subsidiaries. The Company intends to loan or contribute a substantial majority of the net proceeds of the Offerings to its subsidiaries. The Company relies on dividends, loan repayments and other intercompany cash flows from its subsidiaries to generate the funds necessary to meet its debt service obligations. The payment of dividends and the repayment of loans and advances by the Company to its subsidiaries are subject to statutory, taxation and other restrictions, are dependent upon the earnings of such subsidiaries and are subject to various business considerations. In addition, dividends and other payments to the Company from the subsidiaries, in certain jurisdictions, may have adverse tax consequences to the subsidiaries or the Company, and the subsidiaries' ability to declare and pay dividends or make other payments to the Company are, in certain circumstances, subject to restrictions contained in their respective organizational documents or loan agreements. As of June 30, 1997, the total outstanding indebtedness of the Company's subsidiaries not eliminated in the Company's consolidated financial statements was approximately $312.9 million. Moreover, claims of creditors of the Company's subsidiaries, including tax authorities and trade creditors, will generally have a priority claim to the assets of such subsidiaries over the claims of the Company. In addition, certain subsidiaries have outstanding minority equity owners who will have a pro rata claim with the Company to any dividends or other distributions by subsidiaries. See 'Description of Certain Indebtedness' and 'Shares Eligible for Future Sale.'

DEPENDENCE UPON KEY PERSONNEL


     The success of the Company is dependent, in part, upon its key management. In particular, the Company is highly dependent upon certain of its personnel, including Ronald S. Lauder, Chairman of the Board of the Company and its largest and controlling shareholder, and Itzhak Fisher, the President and Chief Executive Officer of the Company. The loss of services of Mr. Lauder, Mr. Fisher or any of the other members of the Company's senior management team could have a materially adverse effect on the Company. The degree of Mr. Lauder's involvement in the activities of the Company varies from time to time based on the needs of the Company. Mr. Lauder's involvement with the Company, in addition to his activities as Chairman of its Board of Directors and Executive Committee, includes identifying potential local strategic partners, capital allocation, corporate governance, setting compensation policy and recruiting top management. However, he is not an employee of the Company and he spends a majority of his business time on other matters. While Mr. Fisher has an employment agreement with the Company, the Company does not have employment agreements with many of the other members of its senior management team.



     The Company believes its future success will depend in large part upon its ability to attract, retain and motivate highly skilled employees. Such employees are in great demand and are often subject to offers for competitive employment. There can be no assurance that the Company can retain its key managerial employees or that it can attract, integrate or retain such employees in the future.


DEPENDENCE ON EQUIPMENT SUPPLIER

     The Company purchases most of its switches from Ericsson, which has granted the Company volume discounts and also provides lease financing for, and maintenance of, this equipment. Although switches of comparable quality may be obtained from several alternative suppliers, the failure of the Company to acquire compatible switches from an alternative source, or the failure to acquire additional switches (regardless of the vendor) on a timely basis or on a similar price basis, could result in delays, operational problems or increased expenses, which could have a material adverse effect on the Company's business, results of operations and financial condition.

CONTROLLING SHAREHOLDERS; NEGATIVE EFFECTS OF ANTI-TAKEOVER PROVISIONS


     Upon completion of the Offerings, certain of the executive officers and directors of the Company and members of their immediate families will control, in the aggregate, approximately 97.8% of the voting power and approximately 82.3% of the outstanding capital stock of the Company, respectively, and approximately 97.4% and 80.2%, respectively, if the U.S. and International Underwriters' over-allotment options are exercised in full. As a result, the existing shareholders will be able to control the election of all of the directors and the results of other shareholder votes. Ronald S. Lauder, Chairman of the Company, will beneficially own, in the aggregate, approximately 70.8% of the voting power and approximately 56.9% of the outstanding capital stock of the Company, respectively, and approximately 55.4% and 70.5%, respectively, if the U.S. and International Underwriters' over-allotment options are exercised in full. As a result, Mr. Lauder will have majority control of the Company, the ability to approve certain fundamental corporate transactions and to elect all members of the Company's Board of Directors. The exercise of the voting power by Mr. Lauder and such other persons may present conflicts of interest between them and the other owners of the Company's capital shares. See 'Principal Shareholders.'



     The concentration of ownership in the Company and Mr. Lauder's intention to maintain a controlling interest in the Company may have the effect of delaying, deferring or preventing a change of control of the Company, a transaction which might otherwise be beneficial to shareholders. In addition, the Company's Memorandum of Association and Bye-Laws contain provisions that could delay, defer or prevent a change in control without the approval of the incumbent Board of Directors. Such a provision could impede the ability of the shareholders to replace management even if factors warrant such a change. See 'Principal Shareholders' and 'Description of Capital Stock--Anti-Takeover Protections.'

BERMUDA CORPORATE LAW


     The Company is a Bermuda corporation and, accordingly, is governed by The Companies Act 1981 of Bermuda. The Companies Act 1981 of Bermuda differs in certain aspects from laws generally applicable to United States corporations and shareholders, including with respect to the provisions relating to interested directors, mergers and similar arrangements, takeovers, shareholders suits, indemnification of directors and inspection of corporate records. See 'Description of Capital Stock--Certain Provisions of Bermuda Law.'



NO PRIOR MARKET; POSSIBLE VOLATILITY OF STOCK PRICE


     There has been no public market for the shares of Class A Common Stock prior to the Offerings, and there is no assurance that a significant public market for the Class A Common Stock will develop or be sustained after the Offerings. The initial public offering price of the Class A Common Stock will be determined by negotiations among the Company and the representatives of the U.S. Underwriters and the International Underwriters. See 'Underwriting.' The market price of the Class A Common Stock may be extremely volatile. Factors such as adverse regulatory changes, acquisitions by the Company, significant announcements by the Company and its competitors, quarterly fluctuations in the Company's operating results and general conditions in the telecommunications market may have a significant impact on the market price of the Class A Common Stock. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many high technology and telecommunications companies, often unrelated to the operating performance of the specific companies.

SHARES ELIGIBLE FOR FUTURE SALE


     Sales of substantial amounts of Class A Common Stock in the public market after the Offerings could adversely affect prevailing market prices.



     Upon completion of the Offerings, 39,430,047 shares of Common Stock will be outstanding (40,510,047 shares if the Underwriters' over-allotment options are exercised in full). Of such shares, the 7,200,000 shares (8,280,000 shares if the Underwriters' over-allotment options are exercised in full) of Class A Common Stock offered by the Company in the Offerings will be freely tradeable without restriction or further registration. In addition, beginning 180 days after the date of this Prospectus, following the expiration of certain lock-up agreements between the Underwriters, the Company's executive officers and directors and certain other shareholders of the Company, 32,230,047 additional outstanding shares of Class A Common Stock (assuming the conversion of Class B Common Stock into Class A Common Stock on a one-for-one basis (including the shares of Class B Common Stock to be issued upon the conversion of the Preferred Stock)) will be tradeable subject to the provisions of Rule 144 promulgated under the Securities Act of 1933, other than the holding period requirements thereunder. Additionally, 1,192,455 shares of Class A Common Stock issuable upon conversion of the Warrants will be registered for sale within 180 days after the closing of the Offerings, 27,653,059 shares of Class A Common Stock are expected to be entitled to demand registration rights which are exercisable, with certain restrictions, starting 180 days after the closing of the Offerings and 33,520,786 (including shares which would also be subject to demand rights) shares of Class A Common Stock would be entitled to piggyback registration rights. See 'Description of Capital Stock' and 'Shares Eligible for Future
Sale.'



     The Company is in the process of adopting stock option plans which would provide for the grant of options to acquire up to 2,750,000 shares of Class A Common Stock, and options to acquire up to 2,792,888 shares of Class A Common Stock are outstanding under the Company's existing option plan. The Company intends to register all or a portion of the shares underlying all such options (the 'Option Shares') for resale in the public market. Options with respect to 1,333,327 of the Option Shares are currently exercisable. Approximately 307,884 shares of Class A Common Stock are issuable upon the exercise of the Roll-Up Rights (the 'Roll-Up Shares') and certain holders of such rights have certain piggyback registration rights with respect to their Roll-Up Shares. See 'Management--Executive Compensation,' 'Principal Shareholders' and 'Shares Eligible for Future Sale.'

DILUTION


     Purchasers of the Class A Common Stock offered hereby will suffer immediate dilution of $19.73 per share (assuming a public offering price of $20.50 per share), and present shareholders will receive a substantial increase in the net tangible book value per share of the Class A Common Stock. See 'Dilution.'


ABSENCE OF DIVIDENDS


     The Company has never paid dividends on any class of the Common Stock and does not anticipate paying any such dividends in the foreseeable future. In addition, the Company's debt facilities and the Indenture contain restrictions on the Company's ability to declare and pay dividends on each class of the Common Stock. See 'Description of Indebtedness' and 'Dividend Policy.'


DEVALUATION AND CURRENCY RISKS

     An increasing portion of the Company's revenues and expenses will be denominated in non-U.S. currencies, although a disproportionate portion of the Company's expenses, including interest and principal on the Notes, will be denominated in U.S. dollars. In addition, the Company, in the future, may acquire interests in entities that operate in countries where the expatriation or conversion of currency is restricted. The Company currently does not hedge against foreign currency exchange translation risks but may in the future commence such hedging against specific foreign currency transaction risks. Because of the number of currencies involved, the Company's constantly changing currency exposure and the fact that all foreign currencies do not fluctuate in the same manner against the United States dollar, the Company cannot quantify the effect of exchange rate fluctuations on its future financial condition or results of operations.

FOREIGN PERSONAL HOLDING COMPANY AND PASSIVE FOREIGN INVESTMENT COMPANY RULES


     The Company will seek to manage its affairs and the affairs of its subsidiaries so that neither the Company nor any of its foreign corporate subsidiaries would be classified as a passive foreign investment company ('PFIC') or, once such a subsidiary is profitable, as a foreign personal holding company ('FPHC') under the U.S. Internal Revenue Code of 1986, as amended. If the Company or any such subsidiary were an FPHC, the undistributed foreign personal holding company income (generally, the taxable income, with certain adjustments), if any, of the Company or of its foreign corporate subsidiaries would be included in the income of a U.S. shareholder of the Company as a dividend on a pro rata basis. If the Company were a PFIC, then each U.S. holder of Class A Common Stock would, upon certain distributions by the Company, or upon disposition of the Class A Common Stock at a gain, be liable to pay tax at the then prevailing rates on ordinary income plus an interest charge, generally as if the distribution or gain had been recognized ratably over the U.S. shareholder's holding period (for PFIC purposes) for the Class A Common Stock, or if a 'qualified electing fund' election were made by a U.S. holder of Class A Common Stock, a pro rata share of the Company's ordinary earnings and net capital gain would be required to be included in such U.S. shareholder's income each year. Also, effective for years beginning after 1997, a U.S. shareholder may be able to make a mark-to-market election whereby annual increases and decreases in share value are included as ordinary income or deducted from ordinary income by marking-to-market the value of the shares at the close of each year. While the Company intends to manage its affairs and the affairs of its corporate subsidiaries so as to avoid PFIC status or, once profitable, FPHC status, there can be no assurance that the Company would be successful in this endeavor. See 'Certain United States Federal Income Tax Considerations.'

                                USE OF PROCEEDS


     The proceeds to be received by the Company from the sale of the 7,200,000 shares of Class A Common Stock in the Offerings (net of underwriting discounts and estimated offering expenses) are estimated to be approximately $137.0 million ($157.7 million if the Underwriters' over-allotment options are exercised in full) assuming a public offering price of $20.50 per share.



     The Company intends to use the net proceeds from the Offerings for (i) strategic merger and acquisition activities, including certain potential acquisitions which the Company currently is pursuing, although there can be no assurance that any such acquisition can be completed, (ii) the purchase of additional interests in international cable systems and additional transmission and switching equipment, (iii) the purchase of minority interests in its subsidiaries and (iv) working capital purposes relating to the expansion of the Company's operations. Depending on the size and timing of any acquisitions, the Company may also determine to use a portion of such proceeds to reduce its outstanding debt, including prepayment of a portion of the principal amount of the Notes. Pending such uses, the net proceeds to the Company from the Offerings will be placed in interest-bearing bank accounts or invested in United States government securities or other interest-bearing investment grade securities.


                                DIVIDEND POLICY


     The Company has never paid dividends on any class of Common Stock and does not anticipate paying any dividends on the Class A Common Stock or any other class of Common Stock in the foreseeable future. Certain of the Company's credit facilities and the Indenture contain restrictions on the Company's ability to declare and pay dividends on the Common Stock. See 'Description of Certain Indebtedness.' The declaration and payment of dividends by the Company are subject to the discretion of the Board of Directors. Any determination as to the payment of dividends in the future will depend upon results of operations, capital requirements, restrictions in loan agreements, if any, and any such other factors as the Board of Directors may deem relevant.

                                    DILUTION


     As of June 30, 1997, the net tangible book value of the Common Stock was $(102.9) million, or $(2.78) per share after giving effect to the Recapitalization. Net tangible book value per share represents the amount of the Company's tangible net worth (total tangible assets less total liabilities) divided by the total number of shares of Common Stock outstanding. The following table demonstrates the increase in the net tangible book value per share to the Company's existing shareholders and the dilution to the new investors if the 7,200,000 shares of Class A Common Stock offered by the Company in the Offerings had been sold at June 30, 1997, assuming an initial public offering price of $20.50 per share.



Initial public offering price per share...........                $   20.50
  Net tangible book value per share before the
     Offerings(1).................................   $   (2.78)
  Increase per share attributable to the
     Offerings....................................        3.55
                                                     ---------

Net tangible book value per share after the
  Offerings(1)....................................                      .77
                                                                  ---------
Dilution of net tangible book value per share to
  new investors...................................                $   19.73
                                                                  ---------
                                                                  ---------


- ------------------

(1) Includes (i) 2,792,888 shares of Class A Common Stock issuable upon exercise of outstanding stock options (including 1,333,327 shares issuable upon the exercise of currently exercisable options) and stock options expected to be issued in connection with the exercise of certain Roll-Up Rights, (ii) 1,652,355 shares of Class A Common Stock issuable upon the exercise of the Warrants and the Lauder Warrants (which is comprised of 459,900 shares of Class A Common Stock issuable in connection with the Lauder Warrants and 1,192,455 issuable on exercise of the Warrants) and (iii) 307,884 shares of Class A Common Stock expected to be issued to the Minority Interestholders upon the exercise of their Roll-Up Rights.



     The following table summarizes, as of June 30, 1997, the differences between the existing shareholders and the new investors with respect to the number of shares of Class A Common Stock and Class B Common Stock to be purchased from the Company in the Offerings, the total consideration paid therefor and the average price per share paid by the existing shareholders and the new investors (assuming an initial public offering price of $20.50 per share).



                                   SHARES                      TOTAL
                                PURCHASED(1)               CONSIDERATION          AVERAGE
                            ---------------------     -----------------------      PRICE
                              NUMBER      PERCENT        AMOUNT       PERCENT    PER SHARE
                            ----------    -------     ------------    -------    ---------
Existing shareholders....   36,983,127      83.70%    $ 97,787,000      39.85%    $  2.64
New investors............    7,200,000      16.30      147,600,000      60.15       20.50
                            ----------    -------     ------------    -------
Total....................   44,183,127     100.00     $245,387,000     100.00
                            ----------    -------     ------------    -------
                            ----------    -------     ------------    -------


- ------------------


(1) Includes (i) 2,792,888 shares of Class A Common Stock issuable upon exercise of outstanding stock options (including 1,333,327 shares issuable upon the exercise of currently exercisable options) and stock options expected to be issued in connection with the exercise of certain Roll-Up Rights, (ii) 1,652,355 shares of Class A Common Stock issuable upon the exercise of the Warrants and the Lauder Warrants (which is comprised of 459,900 shares of Class A Common Stock issuable in connection with the Lauder Warrants and 1,192,455 issuable on exercise of the Warrants) and (iii) 307,884 shares of Class A Common Stock expected to be issued to the Minority Interestholders upon the exercise of their Roll-Up Rights.

                                 CAPITALIZATION


     The following table sets forth the consolidated cash and cash equivalents, marketable securities, restricted marketable securities and capitalization of the Company as of June 30, 1997 on an actual basis and as adjusted, giving effect to the sale of 7,200,000 shares of Class A Common Stock offered by the Company at an assumed public offering price of $20.50 per share and the application of the estimated net proceeds from the Offerings as described in 'Use of Proceeds.' The table should be read in conjunction with the Consolidated Financial Statements and the related notes thereto and the other information included elsewhere in this Prospectus. See 'Use of Proceeds' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'



                                                        AS OF JUNE 30, 1997
                                                     --------------------------
                                                       ACTUAL       AS ADJUSTED
                                                     -----------    -----------
                                                            (UNAUDITED)
                                                     --------------------------
                                                       (IN THOUSANDS, EXCEPT
                                                            SHARE DATA)
                                                     --------------------------
Cash and cash equivalents(1)......................    $  81,301      $ 205,386
                                                     -----------    -----------
                                                     -----------    -----------
Marketable securities.............................    $  50,797      $  50,797
                                                     -----------    -----------
                                                     -----------    -----------
Restricted marketable securities(2)...............    $  84,728      $  84,728
                                                     -----------    -----------
                                                     -----------    -----------
Short-term debt and current portion of long-term

  debt and current portion of capital lease
  obligations.....................................    $   9,055      $   2,006
Long-term debt and capital lease obligations:
  Capital leases..................................       15,922         15,922
  12 1/4% Senior Notes due 2006 (net of
    unamortized discount of $3.7 million).........      296,300        296,300
  Other long-term debt............................        5,866             --
                                                     -----------    -----------

    Total long-term debt, short-term debt and
      capital lease obligations(3)................      327,143        314,228
                                                     -----------    -----------
Shareholders' equity:
  Common Stock, $.01 par value ($.00457 par value
    as adjusted);
    20,000,000 shares authorized and 200,000,000
    outstanding as adjusted; 665,340 shares of
    Class A Common Stock outstanding and 8,657,094
    shares outstanding as adjusted(4).............            7             40
    4,807,711 shares of Class B Common Stock
      outstanding and 30,772,953 shares
      outstanding as adjusted.....................           48            141
  Preferred Stock, $.01 par value; 20,000,000
    shares authorized and 30,000,000 authorized as
    adjusted; 9,243,866 shares outstanding and no
    shares outstanding as adjusted................           93             --
  Warrants--Common Stock..........................        5,544          5,544
  Additional paid-in capital......................       97,639        234,606
  Accumulated deficit.............................      (84,917)       (84,917)
  Foreign currency translation adjustment.........          622            622
  Deferred financing costs........................         (386)          (386)
                                                     -----------    -----------

    Total shareholders' equity....................       18,650        155,650
                                                     -----------    -----------

    Total capitalization..........................    $ 345,793      $ 469,878
                                                     -----------    -----------
                                                     -----------    -----------


- ------------------


(1) The as adjusted figure includes $5.3 million which the Company has agreed to pay to certain Minority Interestholders in connection with the exercise of their Roll-Up Rights.



(2) The restricted marketable securities consist of U.S. government securities pledged to secure the payment of interest on the principal amount of the Notes. See 'Description of Certain Indebtedness--Description of the Notes.'




(3) As of June 30, 1997, the Company had $73.3 million of available (undrawn) borrowing capacity under its current bank and vendor facilities. Immediately following the Offerings, the Company expects to have $38.3 million of available borrowing capacity under such facilities as a result of the termination of a $35.0 million loan facility upon the closing of the Offerings.



(4) Does not include (i) 2,792,888 shares of Class A Common Stock issuable upon exercise of outstanding stock options (including 1,333,327 shares issuable upon the exercise of currently exercisable options) and stock options expected to be issued in connection with the exercise of certain Roll-Up Rights, (ii) 2,750,000 shares of Class A Common Stock be reserved for issuance pursuant to future option grants under the Company's proposed stock option and compensation plans, (iii) 1,652,355 shares of Class A Common Stock issuable on the exercise of the Warrants and the Lauder Warrants, (iv) 307,884 shares of Class A Common Stock which are expected to be issued to the Minority Interestholders upon the exercise of their Roll-Up Rights or
    (v) 30,772,953 shares of Class A Common Stock issuable upon the conversion of the shares of Class B Common Stock (which includes Class B Common Stock to be issued upon the conversion of the Preferred Stock). See 'Certain Relationship and Related Transactions' and 'Shares Eligible for Future Sale.'

                      SELECTED CONSOLIDATED FINANCIAL DATA


     Set forth below are selected consolidated financial data for each of the years in the three year period ended December 31, 1996 and for the six months ended June 30, 1996 and 1997. The selected consolidated financial data presented below with respect to the years ended December 31, 1996 and 1995 and the six months ended June 30, 1996 and 1997 have been derived from the Consolidated Financial Statements appearing elsewhere in this Prospectus. The Consolidated Financial Statements for the three year period ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors. In the opinion of management, the unaudited Consolidated Financial Statements have been prepared on the same basis as the audited Consolidated Financial Statements and include all adjustments, which consist only of normal recurring adjustments, necessary for a fair presentation of the financial position and the results of operations for these periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year. The information as of and for the year ended December 31, 1994 has been derived from the financial statements of the Company's predecessor entity, ITG, appearing elsewhere in this Prospectus, which financial statements have been audited by Deloitte & Touche LLP, independent auditors as stated in their reports appearing herein. The information set forth below is qualified by reference to and should be read in conjunction with the Consolidated Financial Statements and the notes thereto and 'Management's Discussion and Analysis of Financial Condition and Results of Operations' included elsewhere in this Prospectus.



                                                    YEAR ENDED DECEMBER 31,               SIX MONTHS
                                              -----------------------------------       ENDED JUNE 30,
                                              PREDECESSOR                            ---------------------
                                                 1994        1995(1)       1996        1996         1997
                                              -----------    --------    --------    ---------    --------
                                                                                          (UNAUDITED)
                                                        ($ IN THOUSANDS, EXCEPT LOSS PER SHARE)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenues...................................     $ 4,702      $ 18,617    $113,257    $  39,764    $109,361
Cost of services...........................      (4,923)      (17,510)    (98,461)     (35,657)    (96,631)
                                              -----------    --------    --------    ---------    --------
Gross profit (loss)........................        (221)        1,107      14,796        4,107      12,730
Selling, general and administrative
  expenses.................................      (2,395)       (9,639)    (38,893)     (13,656)    (35,271)
Depreciation and amortization..............        (240)         (849)     (6,655)      (2,175)     (8,947)
                                              -----------    --------    --------    ---------    --------
Loss from operations.......................      (2,856)       (9,381)    (30,752)     (11,724)    (31,488)
Interest income............................          --           173       3,976           80       7,224
Interest expense...........................        (225)         (194)    (11,359)        (635)    (18,860)
Other income (expense).....................          --            --        (288)          --       6,883 (2)
Foreign currency transaction gain (loss)...          --            --         758           --        (268)
Minority interest..........................          --            --        (180)          --        (229)
Income taxes...............................          --            --        (395)          --        (439)
                                              -----------    --------    --------    ---------    --------
Net loss...................................     $(3,081)     $ (9,402)   $(38,240)   $ (12,279)   $(37,177)
                                              -----------    --------    --------    ---------    --------
                                              -----------    --------    --------    ---------    --------

Loss per share(3)(4).......................     $(15.41)     $  (3.65)   $ (11.24)   $   (4.19)   $  (7.43)
Weighted average number of shares of Common
  Stock outstanding(4).....................         200         2,576       3,401        2,928       5,003

                                                      AS OF DECEMBER 31,                  SIX MONTHS
                                              -----------------------------------       ENDED JUNE 30,

                                              PREDECESSOR                            ---------------------
                                                 1994          1995        1996        1996         1997
                                              -----------    --------    --------    ---------    --------
                                                                     (IN THOUSANDS)       (UNAUDITED)
OTHER FINANCIAL DATA:
EBITDA(5)..................................     $(2,616)     $ (8,532)   $(23,807)   $  (9,549)   $(16,155)
Capital expenditures(6)....................       1,126         6,074      23,880        4,887      13,609
Cash (used in) provided by operating
  activities...............................      (1,987)        3,554     (10,475)      (8,177)    (46,828)
Cash (used in) provided by investing
  activities...............................        (478)      (16,537)   (225,000)     (15,408)     27,461
Cash (used in) provided by financing
  activities...............................       2,888        18,143     335,031       24,308      (2,620)



                                                         AS OF DECEMBER 31,
                                              -----------------------------------------       AS OF JUNE 30,
                                              PREDECESSOR                                  --------------------
                                                 1994          1995           1996           1996        1997
                                              -----------    --------    --------------    --------    --------
                                                                       (IN THOUSANDS)          (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents..................     $   452      $  5,163       $104,068       $  5,886    $ 81,301
Restricted marketable securities...........          --            --        104,370             --      84,728
Total assets...............................       3,682        53,072        427,969         77,711     436,200
Short-term debt and current portion of
  capital lease obligations................       2,645         5,506          6,974         30,871       9,055
Long-term debt and capital lease
  obligations..............................       1,404         6,648        314,425          5,687     318,088
Shareholders' (deficiency) equity..........      (3,651)        5,705         20,843         (6,574)     18,650


- ------------------

(1) Effective with the acquisition of a majority equity interest in ITG in September 1995, the Company began to consolidate ITG's operations. From March 1995 (the date of the Company's initial investment) to September 1995, the Company accounted for its investment in ITG using the equity method of accounting.



(2) Other income includes the reversal of certain liabilities accrued in connection with the Company's obligations under an agreement that required the Company to meet a carrier vendor's minimum usage requirements, which agreement was entered into by a subsidiary of the Company prior to the Company's acquisition of such subsidiary. During May 1997, the Company renegotiated the contract with this carrier vendor resulting in the elimination of approximately $7.0 million of previously accrued charges.



(3) Loss per share is calculated by dividing the loss attributable to Common Stock by the weighted average number of shares of Common Stock outstanding. Outstanding stock options, exchange rights and Warrants are not included in the loss per common share calculation as their effect is anti-dilutive.



(4) Loss per share and the weighted average number of shares outstanding do not give effect to the Recapitalization.



(5) EBITDA consists of loss before interest, income taxes, depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with U.S. GAAP for the periods indicated. The Company's use of EBITDA may not be comparable to similarly titled measures used by other companies due to use by other companies of different financial statement components in calculating EBITDA.



(6) Capital expenditures include assets acquired through capital lease financing and other debt.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements, including the notes thereto, appearing elsewhere in this Prospectus. The following contains statements which constitute forward-looking statements regarding the intent, belief or current expectations of the Company or its officers with respect to, among other things, the Company's financing plans, trends affecting the Company's financial condition or results of operations, the impact of competition, the start-up of certain operations and acquisition opportunities. The Company's actual future results could differ materially from those discussed herein. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward-looking statements as a result of various factors. Information contained in this Prospectus, including, without limitation, information contained in this section of this Prospectus and information under 'Risk Factors' and 'Business,' identifies important factors that could cause such differences.


OVERVIEW

  GENERAL


     The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services to both carrier and commercial (including business and residential) accounts. These services include international long distance calling to over 200 countries and calling card, private line and value-added telecommunications services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue generating operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, the Netherlands, Denmark and Australia. The Company is in the process of commencing start-up operations through its investments in majority-owned entities in Italy, Austria, Venezuela and Japan, and through its 30% investment in a Portuguese telecommunications company. In 1995, approximately 62% of all international long distance telecommunications minutes originated in these markets. The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic. The Company's consolidated revenues for the year ended December 31, 1996 were $113.3 million and for the six months ended June 30, 1997 were $109.4 million.



     THE UNITED STATES. The Company's initial operations were established in the United States through the acquisition of interests in ITG in March 1995 and Cyberlink in September 1995. ITG and Cyberlink had growing businesses in New York and California, respectively, each with an established customer base and sales channels, but both had operational problems which prevented these entities from realizing their profit potential. These problems included costly transmission capacity arrangements, vendor disputes and inadequate credit and pricing policies. Each of ITG and Cyberlink was also unable to obtain funding for working capital which limited their ability to purchase transmission capacity on a cost-efficient basis which, coupled with the foregoing problems, limited their operating performance.



     Following the ITG 1996 Acquisition, which brought the Company's ownership in ITG to 87%, the Company obtained full operational control and took further steps to streamline and improve operations, including finance, network provisioning, pricing and selling functions. During the first quarter of 1997, the Company completed the consolidation of its U.S. operations into one entity, RSL USA.



     The Company has implemented solutions designed to improve RSL USA's operations. For example, the Company added key members to its management and purchased and developed additional management software systems which provide current traffic provisioning and an enhanced ability to predict future traffic volume. The Company also successfully negotiated and continues to negotiate rate reductions and more appropriate transmission capacity arrangements based on the Company's current and anticipated capacity requirements. In addition, the Company's U.S. operations began to utilize the Company's own facilities in the second quarter of 1997. The Company anticipates that expanded utilization of its own facilities (as such component of RSL-NET continues to grow) will result in more cost-efficient methods of transport for its U.S. business. The Company also improved vendor relations by paying bills on a more timely basis and has implemented stricter financial controls, including ongoing customer credit reviews and managerial procedures to reduce credit exposure and settled certain disputes and claims with certain of its vendors.



     Although the Company's U.S. gross margin decreased slightly for the six month period ended June 30, 1997 as compared to the six month period ended June 30, 1996 due to the rapid expansion of its operations, the Company expects that its gross margin will improve as a result of the operational efficiencies implemented to date and to be derived from continued growth, the continued development of RSL-NET and the resulting economies of scale. See 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins', '--Inability to Predict Traffic Volume' and '--Risks Associated with Rapidly Changing Industry.'




     The Company has recorded approximately $91.0 million of goodwill in connection with its U.S. acquisitions (including ITG and Cyberlink). Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for U.S. acquisitions are as follows:



                                                          COMPONENT COST AND
                                                       PURCHASE PRICE ALLOCATION
                                                       -------------------------
                                                            ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash and cash equivalents..........................             $ 7.4
  Accounts receivable................................               8.9
  Telecommunications equipment.......................               4.5
  Deposits and others................................               2.0
  Intangible assets--goodwill........................              91.0

LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...              54.1
  Long-term debt.....................................               4.7

EQUITY:
  Acquisition of minority interest...................              22.4
  Increase to shareholders' equity...................              32.6



     EUROPE. RSL COM Europe, Ltd. ('RSL Europe') is a wholly-owned subsidiary of the Company. RSL Europe was formed in March 1995 to implement the Company's pan-European strategy. In November 1995, RSL Europe acquired a 51% interest in Cyberlink Communications Europe Limited ('Cyberlink Europe') which, through its wholly-owned subsidiaries, RSL COM Finland OY ('RSL Finland') and RSL COM Sweden AB ('RSL Sweden'), commenced operations in May 1996. In May 1996, the Company acquired Sprint's international long distance voice businesses in France and Germany. In October 1996, RSL Europe acquired a 75% interest in the operations of RSL Netherlands, an international reseller which had been operating in the Netherlands since October 1995. A start-up wholly-owned subsidiary of RSL Netherlands commenced operations in Denmark in May 1997. In April 1997, RSL Europe acquired a 30.4% interest in Maxitel Servicos e Gestao de Telecomunicacoes S.A. ('Maxitel'), a Portuguese international telecommunications carrier. In August 1997, RSL Europe acquired an 85% interest in the operations of RSL Italy, an international telecommunications reseller that had been operating in Italy since 1995. In August 1997, RSL Europe also acquired a 50% interest in RSL Austria, an Austrian international telecommunications reseller, which has just begun operations, and is expected to have a 90% interest in RSL

Austria in September 1997 upon completion of certain corporate formalities.


     Most EU member states are in the initial stages of deregulation. Deregulation in these countries may occur either because the member state decides to open up its own market (e.g., the United Kingdom, Sweden and Finland) or because it is directed to do so by the European Commission ('EC') through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to the national legislative body of each member state, calling for such legislative body to implement such directive through the passage of national legislation.


     Although it is not expected that interconnect will be available and implemented in most EU countries by January 1, 1998 (as called for by an EC directive), the current regulatory scheme in Europe nevertheless provides an opportunity for the Company to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation if and when it occurs on or after January 1, 1998. The Company can provide value-added services before 1998 and, in certain EU countries beginning in 1998 but prior to interconnection, the Company can provide dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the public switched telephone network ('PSTN') to the Company's switches. See '--International Long Distance Mechanics.'



     The Company's first European acquisition occurred in November 1995. The Company has recorded an aggregate of approximately $23.5 million of goodwill in connection with its European acquisitions. Goodwill represents the excess of cost over the fair value of the net assets of acquired entities. The Company's component cost and purchase price allocation for its European acquisitions are:



                                                          COMPONENT COST AND
                                                       PURCHASE PRICE ALLOCATION
                                                       -------------------------
                                                            ($ IN MILLIONS)
ASSETS ACQUIRED:
  Cash...............................................           $ 2.3
  Accounts receivable................................             0.8
  Telecommunications equipment.......................             2.2
  Deposits and others................................             0.3

  Intangible assets--goodwill........................            23.5

LIABILITIES ASSUMED:
  Accounts payable and other long-term liabilities...             5.5
  Lease commitments..................................             2.4


REVENUES

     The Company provides both domestic and international long distance services and derives its revenues principally from the provision of international long distance voice telecommunication services. Revenues are derived from the number of minutes of use (or fractions thereof) billed by the Company ('revenue minutes') and are recorded upon completion of calls. In addition, the Company derives revenues from prepaid calling cards. These revenues are recognized at the time of usage or upon expiration of the card. The Company maintains local market pricing structures for its services and generally prices its services at a discount to the prices charged by the local PTTs and major carriers. The Company has experienced, and expects to continue to experience, declining revenue per minute in all of its markets as a result of increasing competition in telecommunications, which it expects will be offset by increased minute volumes and decreased operating costs per minute. See 'Risk Factors--Risks Associated With Rapidly Changing Industry' and '--Competition.'

  U.S. OPERATIONS


                                                             YEAR ENDED                SIX MONTHS ENDED
                                                            DECEMBER 31,                   JUNE 30,
                                                   ------------------------------     ------------------
                                                    1994       1995        1996        1996       1997
                                                   -------    -------    --------     -------    -------
                                                                                         (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PERCENTAGE OF CONSOLIDATED
                                                                         REVENUES)
Revenues.......................................    $ 4,702    $18,461    $ 85,843     $35,411    $69,888
Percentage of consolidated revenues............      100.0%      99.2%       75.8%       89.1%      63.9%
Cost of services...............................     (4,923)   (17,367)    (76,892)    (32,042)   (63,762)
                                                   -------    -------    --------     -------    -------
Gross profit (loss)............................       (221)     1,094       8,951       3,369      6,126
Selling, general and administrative expenses...     (2,395)    (7,444)    (17,606)     (7,893)   (10,146)
Depreciation and amortization..................       (240)      (619)     (3,047)     (1,248)    (2,565)
                                                   -------    -------    --------     -------    -------
Loss from operations...........................    $(2,856)   $(6,969)   $(11,702)    $(5,772)   $(6,585)
                                                   -------    -------    --------     -------    -------
                                                   -------    -------    --------     -------    -------




     Prior to 1997, the Company's revenues had been primarily derived from its operations within the United States. The Company's U.S. revenues result primarily from the sale of long distance voice services on a wholesale basis to other carriers, on a retail basis to commercial customers and on a bulk discount basis to distributors of prepaid calling cards. The Company has experienced, and expects to continue to experience, significant month to month changes in revenues generated by its carrier customers. The Company believes such carrier customers will react to temporary price fluctuations and spot market availability that will impact the Company's carrier revenues. The Company has shifted its marketing focus in the United States to small and medium-sized businesses and has restructured its pricing of wholesale services to other carriers. The Company derives increasing revenues from its small and medium-sized business channels, as it reduces its reliance on wholesale carrier revenues. See 'Risk Factors--Dependence on Carrier Customers' and '--Overview.'


     EUROPEAN OPERATIONS


                                                      YEAR ENDED          SIX MONTHS ENDED
                                                     DECEMBER 31,             JUNE 30,
                                                  -------------------    -------------------
                                                   1995        1996       1996        1997
                                                  -------    --------    -------    --------
                                                                             (UNAUDITED)
                                                     (IN THOUSANDS, EXCEPT PERCENTAGE OF
                                                            CONSOLIDATED REVENUES)
Revenues.......................................   $   156    $ 27,414    $ 4,353    $ 32,286
Percentage of consolidated revenues............       0.8%       24.2%      10.9%       29.5%
Cost of services...............................      (143)    (21,569)    (3,615)    (26,252)
                                                  -------    --------    -------    --------
Gross profit...................................        13       5,845        738       6,034
Selling, general and administrative expenses...      (539)    (16,619)    (4,390)    (20,067)
Depreciation and amortization..................       (12)     (1,906)      (380)     (2,405)
                                                  -------    --------    -------    --------
Loss from operations...........................   $  (538)   $(12,680)   $(4,032)   $(16,438)
                                                  -------    --------    -------    --------
                                                  -------    --------    -------    --------



     The Company commenced European operations with the introduction of operations in the United Kingdom, Finland and Sweden in the second quarter of 1996. In addition, the Company acquired operations in France and Germany during the second quarter of 1996 and acquired operations in the Netherlands in the fourth quarter of 1996. During the six months ended June 30, 1997, the Company commenced operations in Denmark. In the third quarter of 1997, the Company commenced start-up operations in Italy, Austria and, through its 30% investment in Maxitel, in Portugal. Each of the countries in which the Company operates has experienced different levels of deregulation, resulting in various levels of competition and differing ranges of services which the Company is permitted to offer. The Company also believes that as it pursues its strategic growth strategy it will continue to encounter various degrees of start-up time.



     Substantially all revenues from the Company's European operations are derived from commercial sales to end-users, which often generate a higher gross profit than wholesale sales to carriers. Sales are targeted at small and medium-sized corporate customers, as well as to niche consumer markets

(including selected ethnic communities). To reduce its credit risk, the Company primarily offers prepaid products to its targeted consumer markets.



     EFFECT OF DEREGULATION ON EUROPEAN REVENUES. The Company operates or will soon operate in various countries in Europe, each of which is in a different state of deregulation. In certain of these countries, current regulatory restrictions limit the Company's ability to offer a broader array of products and services and limit the availability of those services to customers. Accordingly, the Company anticipates that deregulation will have a favorable impact on revenues because (i) customers will be able to access the Company's services more easily and (ii) the Company will have the ability to provide a broader array of products and services. It is anticipated that most European countries will deregulate various aspects of the telecommunications industry beginning in 1998. The Company believes that, with established operations in nine European countries by the end of 1997, it will be well positioned to benefit from the anticipated deregulation of European markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See 'Risk Factors--Risks Associated with Rapidly Changing Industry,' '--Government Regulatory Restrictions,' and 'Business--European Operations--Regulatory Environment.'


OTHER OPERATIONS

     During April 1997, the Company acquired a customer base of approximately 1,700 customers from Pacific Star Communications Limited, an Australian-based switchless reseller, and has since generated revenues of approximately $7.2 million through its Australian operations. The Company also acquired operations in Venezuela in May 1997 as a result of the Latin American joint venture with the Cisneros Group. To date, the Company's start-up operations in Venezuela have not generated revenues.


     In addition, during the second quarter of 1997, the Company incorporated RSL COM Japan K.K. ('RSL Japan') and recruited a Managing Director to oversee its operations in Japan. To date, the Company's Japanese operations also have not generated revenues. The Company anticipates generating revenues from its operations in Japan during 1998.


     The other countries in which the Company operates or will soon operate also have experienced different levels of deregulation. As a result, the level of competition in each country varies. The Company believes that as it pursues its strategic growth strategy, the commencement of new operations will entail varying degrees of time and cost.


COST OF SERVICES


     The Company's cost of services is comprised of costs associated with gaining local access and the transport and termination of calls over RSL-NET. The majority of the Company's cost of services are variable, including local access charges and transmission capacity leased on a per-minute of use basis. The Company expects that an increasing amount of its total operating costs will be fixed in the future, as the volume of the Company's calls carried over its IRUs, MIUs and point-to-point fixed cost leases increases. The depreciation expense with respect to the Company's MIUs and IRUs is not accounted for in cost of services. In addition, the Company intends to lower its variable cost of termination as a percentage of revenues by carrying traffic pursuant to more of its existing operating agreements and by negotiating additional operating agreements on strategic routes. The Company has directly linked certain of its Local Operators in Europe and the United States utilizing lines leased on a fixed cost point to point basis and MIUs and IRUs. To the extent traffic can be transported between two Local Operators over MIUs or IRUs, there is almost no marginal cost to the Company with respect to the international portion of a call other than the fixed lease payment or the capital expenditure incurred in connection with the purchase of the MIUs or IRUs. The Company's cost of transport and termination will decrease to the extent that it is able to bypass the settlement rates associated with the transport of international traffic. By integrating its operations in this manner, the Company expects to continue to improve its gross margins. For a discussion of important factors that adversely affect the Company's gross margins, see 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins,' '--Inability to Predict Traffic Volume' and '--Dependence on Carrier Customers,' '--Overview' and 'Business-- Network Strategy.' However, the Company does not intend to purchase or construct its own intra-national transmission facilities in any of its markets. Accordingly, variable costs will continue to be a majority of the Company's cost of services for the foreseeable future.



     The Company's cost of services is affected by the volume of traffic relative to its owned facilities and facilities leased on a point-to-point fixed cost basis and capacity leased on a per minute basis with volume discounts. To the extent that volume exceeds capacity on leased facilities that have been arranged for in advance, the Company is forced to acquire capacity from alternative carriers on a spot rate per-minute ('overflow') basis at a higher cost. Acquiring capacity on an overflow basis has a negative impact on margins, but enables the Company to maintain uninterrupted service to its customers. See 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins,' '--Inability to Predict Traffic Volume.'


  EFFECT OF DEREGULATION ON EUROPEAN COST OF SERVICES


     The Company's current cost structure varies from country to country as a result of the different level of regulatory policies in place in each country. In general, the Company's cost structure is lower in countries that have been fully deregulated than in those which are partially deregulated. In countries that are not fully deregulated, the Company's access to the local exchange network is subject to more expensive means (i.e., leased lines or dial-in access). This results in higher costs to the Company for carrying international traffic originating within a country and terminating in another country. In addition, local regulations in many countries restrict the Company from purchasing capacity on international cable and fiber systems. The Company must instead either enter into long-term lease agreements for international capacity at a high fixed cost or purchase per-minute of use termination rates from the dominant carrier. Deregulation in countries in which the Company operates is expected to permit the Company to (i) interconnect its switches with the local exchange network and (ii) purchase its own international facilities. The Company believes that as a result of deregulation, its cost structure will improve. Deregulation is also expected to permit the Company to terminate international inbound traffic in a country which will result in an improved cost structure for the Company as a whole. However, the foregoing is a forward looking statement and there can be no assurance that deregulation will proceed as expected or lower the Company's cost of services.


SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     The Company's selling, general and administrative expenses consist of costs incurred to support the continued expansion of RSL-NET, the introduction of new services and the provision of ongoing customer service. These costs are principally comprised of costs associated with employee compensation, occupancy, insurance, professional fees, sales and marketing (including sales commissions) and bad debt expenses. In addition, as the Company commences operations in different countries, it incurs significant start up costs, particularly for hiring, training and retention of personnel, leasing of office space and advertising. In addition, the Company's selling, general and administrative expense includes the settlement of various claims and disputes relating to pre-acquisition periods.


     The Company has grown and intends to continue to grow by establishing operations in countries that are in the process of being deregulated and that originate and terminate large volumes of international traffic or offer other strategic benefits. Each of the Company's operations is in a different stage of development. The early stages of development of a new operation involve substantial start-up costs in advance of revenues. Upon the commencement of such operations, the Company generally incurs additional fixed costs to facilitate growth. The Company expects that during periods of significant expansion, selling, general and administrative expenses will increase materially. Accordingly, the Company's consolidated results of operations will vary depending on the timing and speed of the Company's expansion strategy and, during a period of rapid expansion, will not necessarily reflect the performance of the more established Local Operators.

FOREIGN EXCHANGE

     The Company is exposed to fluctuations in foreign currencies relative to the U.S. dollar, as its revenues, costs, assets and liabilities are, for the most part, denominated in local currencies. The results of operations of the Company's subsidiaries, as reported in U.S. dollars, may be significantly affected by fluctuations in the value of the local currencies in which the Company transacts business.


     The Company incurs settlement costs when it exchanges traffic via operating agreements with foreign correspondents. These costs currently represent a small portion of total costs; however, as the Company's international operations increase, it expects that these costs will become a more significant portion of its cost of services. Such costs are settled by utilizing a net settlement process with the Company's foreign correspondents comprised of special drawing rights ('SDRs'). SDRs are the established method of settlement among international telecommunications carriers. The SDRs are valued based upon a basket of foreign currencies and the Company believes that this mitigates, to some extent, its foreign currency exposure. As the Company establishes operations in countries the currencies of which are not represented in SDRs, the Company will consider the implementation of hedging policies, as appropriate.


     The Company has monitored and will continue to monitor its currency exposure. See 'Risk Factors--Devaluation and Currency Risks.'

ACQUISITION ACCOUNTING

     Since its formation in 1994, the Company has expanded its revenues, customer base and network through internal growth and acquisitions. All of its acquisitions were negotiated on an arm's length basis with unaffiliated third parties. The Company accounted for all of its acquisitions of controlling interests using the purchase method of accounting and, accordingly, the respective purchase prices have been allocated to the assets acquired and liabilities assumed based on their estimated fair values at their dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is being amortized over a 15-year period. For periods prior to April 1, 1996, the Company had included 100% of the losses of its loss generating subsidiaries in its results of operations because the book value of the minority interests in these subsidiaries has been reduced to below zero. The Company records minority interest for its minority partners' ownership interest in RSL Netherlands. The Company's non-U.S. subsidiaries denominate revenues, costs, assets and liabilities for the most part in local currencies. All of the subsidiaries, however, report their financial results in U.S. dollars pursuant to U.S. GAAP. See '--Currency.'

RESULTS OF OPERATIONS

  SIX MONTHS ENDED JUNE 30, 1997 AND 1996


     REVENUES. Revenues increased to $109.4 million for the six months ended June 30, 1997 compared to $39.8 million for the six months ended June 30, 1996, an increase of 175%. This increase is due primarily to an increase in the Company's U.S. revenues to $69.9 million for the six months ended June 30, 1997 from $35.4 million for the six months ended June 30, 1996 and the Company's European revenues which increased to $32.3 million for the six months ended June 30, 1997 from $4.4 million for the six months ended June 30, 1996. The Company generated revenues in the United States, in seven European countries and in Australia during the second quarter of 1997. The Company had revenue producing operations in only the United States and five European countries in the first half of 1996. The increase in U.S. revenues was primarily due to both increased traffic volume from existing customers and significant increases in the Company's U.S. commercial customer base. Revenues from the Company's European operations increased as a result of the generation of revenues by its start-up operations in the United Kingdom, Sweden and Finland and the operations it acquired in Germany, France and the Netherlands.



     COST OF SERVICES. Cost of services increased to $96.6 million for the six months ended June 30, 1997 from $35.7 million for the six months ended June 30, 1996, an increase of 171%. This increase is primarily due to increased traffic and increased rates paid to the Company's carrier vendors. As a percentage of revenues, cost of services decreased to 88.4% for the six months ended June 30, 1997 from 89.7% for the six months ended June 30, 1996. The decrease in cost of services as a percentage of revenues is primarily attributable to the Company's growing European revenues which represented 29.5% of the Company's total revenues for the six months ended June 30, 1997 as compared to 10.9% of the Company's total revenues for the same period in 1996 and, to a lesser extent, to a decrease in overflow traffic. In addition, European operations generated higher gross margins (18.7% for the six months ended June 30, 1997) as compared to the Company's U.S. operations (8.8% for the six months ended June 30, 1997). The Company is currently seeking to purchase additional capacity on routes on which it has experienced, or anticipates experiencing, overflow traffic, in order to further reduce costs. In addition, the Company's prices to customers utilizing these routes are often adjusted to take into account an increased expectation of overflow traffic.



     GROSS MARGINS. The Company's consolidated gross margins increased to 11.6% for the six months ended June 30, 1997 from 10.3% for the six months ended June 30, 1996. Gross margins in the United States decreased to 8.8% from 9.5% for the six months ended June 30, 1997 as compared to the same period in 1996, while gross margins in the Company's European operations increased to 18.7% for the six months ended June 30, 1997 from 17.0% for the six months ended June 30, 1996. Historically, the Company's U.S. gross margins were adversely affected because of pre-existing deficiencies in operational procedures in businesses acquired by the Company and more recently by its rapid expansion of its U.S. operations.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expenses for the six months ended June 30, 1997 increased by $21.6 million, or 158%, to $35.3 million from $13.7 million for the six months ended June 30, 1996. This increase is primarily attributable to the Company's investment in sales personnel and marketing expense in order to generate increased revenue. As a percent of U.S. revenues, the Company's U.S. selling, general and administrative expense decreased to 14.5% for six months ended June 30, 1997 from 22.3% in the comparable period last year. The Company's European operations generated $20.1 million or 56.9% of the Company's consolidated selling, general and administrative expense, although such operations accounted for 29.5% of the Company's total revenues due to a greater proportion of start-up costs in Europe. Selling, general and administrative expense as a percentage of revenues will continue to increase as a result of start-up costs attributable to new local operations.



     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 311% to $8.9 million for the six months ended June 30, 1997 from $2.2 million for the six months ended June 30, 1996. For the six month periods ended June 30, 1997 and 1996, amortization of goodwill amounted to $3.4 million and $1.1 million, respectively. This increase is primarily attributable to the increased amortization of goodwill recorded as a result of acquisitions. Depreciation and amortization expense is expected to increase in the future as the Company acquires additional businesses and assets.



     INTEREST INCOME. Interest income increased to $7.2 million for the six months ended June 30, 1997 from $80,000 for the six months ended June 30, 1996,

primarily as a result of interest earned on the remaining net proceeds of the Debt Offering.



     INTEREST EXPENSE. Interest expense increased to $18.9 million for the six months ended June 30, 1997 from $635,000 for the six months ended June 30, 1996, an increase of approximately $18.2 million, as a result of interest related to the Notes.



     CURRENCY FLUCTUATIONS. During the six months ended June 30, 1997, the U.S. dollar experienced a significant increase in value relative to most European currencies. The translation of the Company's European results of operations was adversely affected by changes in exchange rates.



     NET LOSS. Net loss increased to $35.9 million for the six months ended June 30, 1997, as compared to a net loss of $12.3 million for the six months ended June 30, 1996, due to the factors described above.

  YEARS ENDED DECEMBER 31, 1996 AND 1995



     REVENUES. Revenues increased to $113.3 million for the year ended December 31, 1996 from $18.6 million for the year ended December 31, 1995, an increase of 509%. This increase is due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. The Company experienced an increase in commercial customers at each of the Company's operations. The Company's Swedish, Finnish and U.K. operations began generating revenues in May 1996 and contributed approximately $7.8 million to 1996 revenues. The Company purchased Sprint's international voice operations in France and Germany in May 1996. These operations contributed approximately $13.1 million to 1996 revenues. The Company's European operations generated minimal revenues in 1995. For the year ended December 31, 1996, approximately 24% of the Company's revenues were generated from the Company's European operations. The Company expects European operations to increase as a percentage of its total consolidated revenues as the Company proceeds with its expansion of its operations in geographic areas outside the U.S. The foregoing is a forward-looking statement and there can be no assurance in this regard. Factors which could affect such statement include (i) changes to or the Company's inability to effect its growth strategy, (ii) regulatory actions or inactions which adversely affect the Company's existing operations or ability to expand outside of the U.S. and (iii) changes in the competitive and economic environments in each of the Company's existing and new markets.


     In connection with the Company's shift in marketing focus to small and medium-sized businesses, the Company determined in December 1995 that certain carrier customers provided the Company with margins below its targeted levels for margin contribution. Accordingly, the Company established new pricing structures and terminated service to the low or zero margin customers which did not agree to the new pricing structures. In addition, the Company terminated service in February 1996 to its largest wholesale customer because of such customer's inability to pay for past services. This customer represented approximately 11% of ITG's revenues in 1995. The Company has commenced legal proceedings to recover amounts owed to the Company by such customer. The Company has also instituted stricter credit criteria to reduce its bad debt exposure.

     To compensate for the loss of such revenues, the Company accelerated its U.S. sales efforts to small and medium-sized businesses during 1996, resulting in increased sales to this segment.


     COST OF SERVICES. Cost of services increased to $98.5 million for the year ended December 31, 1996 from $17.5 million for the year ended December 31, 1995, an increase of 463%. This increase is due primarily to the full year of U.S. operations that is consolidated in the 1996 results of operations compared to only three months of the Company's U.S. operations consolidated in the historical statement of operations for 1995. As a percentage of revenues, cost of services decreased to 86.9% for the year ended December 31, 1996 from 94.1% for the year ended December 31, 1995. The decrease in cost of services as a percentage of revenues is primarily attributable to the Company's growing European revenues which generate greater gross margins (21.3% in 1996) than the Company's U.S. operations (10.4% in 1996) and, to a lesser extent, to a decrease in overflow traffic and increased utilization of the Company's operating agreements. The Company is currently seeking to purchase additional capacity on routes on which it has experienced, or anticipates experiencing, overflow traffic. In addition, the Company's prices to customers utilizing these routes are often adjusted to take into account an increased expectation of overflow traffic.



     SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the year ended December 31, 1996 increased to $38.9 million from $9.6 million for the year ended December 31, 1995. This increase is primarily attributable to the Company's investment in sales personnel and marketing expense in order to generate increased revenue. Costs for start-up and expansion of the Company's U.K., Dutch, Finnish and Swedish Local Operators represented 30.1% and 5.6% of the Company's total selling, general and administrative expense for the years ended December 31, 1996 and 1995, respectively, although they only accounted for 9.9% and less than 1.0% of the Company's total revenues for the same periods. Selling, general and administrative expense as a percentage of revenues will vary from period to period as a result of new Local Operators' start-up costs. For existing Local Operators however, such costs are not expected to increase in proportion to revenues.


     DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense increased 689% to $6.7 million for the year ended December 31, 1996 from $849,000 for the year ended December 31, 1995. This increase is primarily attributable to the increased amortization of goodwill recorded as a result of acquisitions. For the years ended December 31, 1996 and 1995, amortization of goodwill amounted to approximately $2.9 million and $500,000, respectively. Depreciation and amortization expense is expected to increase in the future as the Company acquires additional businesses and assets. The Company depreciates its switches over a five- to seven-year life, office equipment is depreciated over their estimated useful lives which range from three to seven years and its investments in MIUs and IRUs are depreciated over a 15-year life. Goodwill is amortized over 15 years.



     INTEREST INCOME. Interest income increased to $4.0 million for the year ended December 31, 1996 from $173,000 for the year ended December 31, 1995, primarily as a result of interest earned on the net proceeds from the Debt Offering.



     INTEREST EXPENSE. Interest expense increased to $11.4 million for the year ended December 31, 1996 from $194,000 for the year ended December 31, 1995, an increase of approximately $11.2 million, as a result of interest related to the Notes ($9.2 million) and borrowings under the Revolving Credit Facility ($748,000) and the remaining amounts due to interest related to capital leases. Interest expense will increase substantially in future periods due to the interest payments on the Notes.



  PERIODS PRIOR TO JANUARY 1, 1995



     The Company had no operations in 1994 other than insignificant salary expense. The Company's predecessor, ITG, had less than $2.8 million and $4.7 million of revenue and a net loss of $250,000 and $3.1 million for the years ended December 31, 1993 and 1994, respectively. In 1995, the Company had virtually no operations other than its initial investments in its U.S. operations and an investment in Cyberlink Europe, which had no material operations. The majority of the Company's investments (in terms of acquisition value) were made at the end of the third quarter of 1996. Therefore, a comparison of historical results for 1995 compared to 1994 would not be meaningful. Accordingly, the discussion set forth above focuses on the historical information for the six month periods ended June 30, 1996 and 1997 and the years ended December 31, 1995 and 1996.


LIQUIDITY AND CAPITAL RESOURCES


     The Company has incurred significant operating and net losses, due in large part to the start-up and development of the Company's operations and RSL-NET. The Company expects that such losses will increase as the Company implements its growth strategy. Historically, the Company has funded its operating losses and capital expenditures through capital contributions, borrowings and a portion of the net proceeds of the Debt Offering.



     Cash used in operating activities for the six months ended June 30, 1997 totaled $46.8 million compared with $8.2 million for the same period in 1996. Capital expenditures for the six months ended June 30, 1997 were $13.6 million compared with $4.9 million for the comparable period in 1996. Funds expended for acquisitions were $5.4 million during the six months ended June 30, 1997 and $10.6 million for the six months ended June 30, 1996. Cash provided by operating activities for the year ended December 31, 1995 and cash used in operating activities for the year ended December 31, 1996 equaled $3.6 million and $10.5 million, respectively. Capital expenditures for the year ended December 31, 1995 and the year ended December 31, 1996 were $6.1 million and $23.9 million, respectively. Funds expended for acquisitions during the year ended December 31, 1995 and the year ended December 31, 1996 were $15.4 million and $38.6 million, respectively. During 1996, the Company funded such operating losses, capital expenditures and acquisitions with borrowings of $44.5 million and a portion of the net proceeds of the Debt Offering. During the six month period ended June 30, 1997, the Company funded such operating losses, capital expenditures and acquisitions with a portion of the net proceeds of the Debt Offering. At June 30, 1997, the Company had $95.8 million of working capital as compared to a $46.1 million of working capital deficiency at June 30, 1996.

     Capital expenditures for the year ended 1996 and the six month period ended June 30, 1997 were $23.9 million and $13.6 million, respectively. These capital expenditures are principally for switches and related telecommunications equipment. The Company is contractually committed to the purchase of three international gateway and two domestic switches. This commitment amounts to approximately $8.0 million, all of which is being financed under the Company's existing $50.0 million facility provided by Ericsson.


     The Company had 'other income' in the amount of approximately $7.0 million as a result of the Company's successful amendments to certain transmission capacity agreements.



     The Company's indebtedness was approximately $312.9 million at June 30, 1997, of which $305.9 million represents long-term debt and $7.0 million represents short-term debt.



     On October 3, 1996, in the Debt Offering, the Company and the Note Issuer issued 300,000 units, each unit consisting of one Note and one Warrant. The units were sold for an aggregate purchase price of $300.0 million.



     The Notes, which are guaranteed by the Company, are redeemable, at the Note Issuer's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003. In addition, at any time on or before November 15, 1999, the Company may redeem up to $90.0 million of the original aggregate principal amount of the Notes with the net proceeds of a sale of common equity at a redemption price equal to 112.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $210.0 million of aggregate principal amount of Notes remains outstanding immediately after such redemption. See 'Use of Proceeds.'


     The Indenture contains certain restrictive covenants which impose limitations on the Company and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness, (ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries,
(iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and
(viii) sell assets.


     In connection with the issuance of the Notes, the Company was required to purchase and maintain restricted marketable securities, which are held by the trustee under the Indenture, in order to secure the payment of the first six scheduled interest payments on the Notes. The market value of such restricted marketable securities was approximately $84.7 million at June 30, 1997. On May 15, 1997, the Company made its first required semi-annual interest payment in the amount of approximately $22.7 million. The funds required for the interest payment were released from the restricted securities portfolio.



     The Company has a $7.5 million Revolving Credit Facility and a $35.0 million subordinated Shareholder Standby Facility (as defined below). There were no amounts outstanding under these facilities at June 30, 1997 and, as of the date of this Prospectus. The Revolving Credit Facility is payable on April 1, 1998 and accrues interest, at the Company's option, at (i) the lender's prime rate per annum or (ii) LIBOR plus 1% per annum. Ronald S. Lauder, the Company's

Chairman and largest and controlling shareholder, has provided a guarantee in connection with the Company's borrowings under the Revolving Credit Facility. In September 1996, the Company borrowed $35.0 million from Mr. Lauder (the 'Subordinated Shareholder Loan'). In connection with the subsequent prepayment of the Subordinated Shareholder Loan, Mr. Lauder agreed to provide (or arrange for a bank to provide) the Company with up to $35.0 million of subordinated debt (the 'Shareholder Standby Facility'). The Shareholder Standby Facility terminates upon the closing of the Offerings. See 'Management--Compensation Committee Interlocks and Insider Participation' and 'Description of Certain Indebtedness.'



     Ericsson has also provided to the Company a $50.0 million vendor financing facility to fund the purchase of additional switching and related telecommunications capital equipment. At June 30, 1997, approximately $30.2 million was available under this facility. Borrowings from Ericsson accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased. See 'Description of Certain Indebtedness.'

     In connection with the September 1996 purchase of additional shares of ITG's common stock, the Company issued secured notes totaling approximately $9.3 million. Such notes and interest are secured by the common stock acquired, are payable in three semiannual installments, and bear interest at the rate of 6%. The Company would prepay such indebtedness in connection with its proposed purchase of the remaining ITG shares held by ITG's minority stockholders.



     The Company believes that the net proceeds of the Offerings and the remaining net proceeds of the Debt Offering, together with the available borrowings under the Revolving Credit Facility, vendor financing and short-term lines of credit and overdraft facilities from local banks, are expected to fund the Company's planned expansion of its existing operations and operating losses for 15 to 20 months; however, this is a forward-looking statement and there can be no assurance in this regard. If the Company's plans or assumptions change, if its assumptions prove to be inaccurate, if the Company consummates acquisitions in addition to those currently contemplated, if the Company experiences unanticipated costs or competitive pressures or if the net proceeds from the Offerings together with the remaining proceeds of the Debt Offering and the proceeds from the Revolving Credit Facility and the Company's vendor financing otherwise prove to be insufficient, the Company may be required to seek additional capital sooner than currently anticipated. See 'Risk Factors--Historical and Future Operating Losses and Negative EBITDA; Need for Additional Capital; Substantial Indebtedness; Ability to Service Indebtedness.'




EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS



     In February 1997, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards ('SFAS') No. 128 'Earnings per Share'. This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and does not believe it to be significant.


     In June 1997, the FASB issued SFAS No. 130 'Reporting Comprehensive Income.' This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.


     In June 1997, the FASB issued SFAS No. 131 'Disclosure about Segments of an Enterprise and Related Information.' SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has not yet determined what additional disclosures may be required in connection with adopting SFAS No. 131.


INFLATION

     The Company does not believe that inflation has had a significant impact on the Company's consolidated operations.

SEASONALITY

     The Company's European operations experience seasonality during July and August, December and January, and, to a lesser extent, March, as these months are traditional holiday months in most European countries and many European businesses, which are the Company's principal European customers, are closed during portions of these months.

                                    BUSINESS

COMPANY OVERVIEW


     The Company is a rapidly growing multinational telecommunications company which provides a broad array of international and domestic telephone services to both carrier and commercial (including business and residential) accounts. These services include international long distance calling to over 200 countries and calling card, private line and value-added telecommunications services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue generating operations in the United States, the United Kingdom, France, Germany, Sweden, Finland, the Netherlands, Denmark and Australia. The Company is in the process of commencing start-up operations through its investments in majority-owned entities in Italy, Austria, Venezuela and Japan, and through its 30% investment in a Portuguese telecommunications company. In 1995, approximately 62% of all international long distance telecommunications minutes originated in these markets. The Company plans to expand its operations and network into additional key markets which account for a significant portion of the world's remaining international traffic.



     The Company was formed by Ronald S. Lauder and Itzhak Fisher in 1994 to capitalize on the opportunities created by the growth, deregulation, and profitability of the international long distance market. The Company has grown rapidly through acquisitions, strategic investments and joint ventures, as well as through the start-up of its own operations in key markets. The Company began its operations in the United States in order to establish a presence in the largest and one of the most deregulated telecommunications markets in the world, and has since expanded its presence to key European countries in anticipation of continued telecommunication deregulation in the EU. In order to pursue opportunities in Latin America, the Company recently formed a joint venture with entities controlled by the Cisneros Group. The Company intends to continue to expand rapidly by establishing or acquiring operations in additional countries as they deregulate, including countries in Asia.


  COMPANY STRUCTURE


     The Company was incorporated under the laws of Bermuda in March 1996. The Company is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation ('RSL BVI'), which was amalgamated into the Company in July 1996. RSL BVI is the successor in interest to RSL Communications, Inc., a Delaware corporation ('RSL Delaware'), which was merged into RSL BVI in April 1995. RSL Delaware and RSL BVI were incorporated in July 1994 and April 1995, respectively.



     UNITED STATES. The Company operates in the United States through ITG, an international carrier which operates through its 100% owned subsidiary, RSL USA. The Company owns 92% of ITG, has entered into definitive agreements to acquire an additional 2.3% from one minority shareholder and is in the process of negotiating definitive agreements to acquire the remaining interests from the other minority shareholders. Such transactions are expected to close on or prior to the closing date of the Offerings. RSL USA in turn owns 100% of Cyberlink. See 'Certain Relationships and Relations Transactions.'




     EUROPE. RSL Europe is a United Kingdom limited liability company and a wholly-owned subsidiary of the Company, which was formed in March 1995 to implement the Company's pan-European strategy. RSL Europe also serves as the Company's Local Operator in the United Kingdom. In addition, RSL Europe owns RSL Sweden and RSL Finland.



     In May 1996, the Company acquired the international long distance voice businesses of Sprint in France and Germany through its indirectly wholly-owned subsidiaries RSL COM France S.A., a French corporation ('RSL France'), and RSL COM Deutschland GmbH, a German limited liability company ('RSL Germany').



     In October 1996, RSL Europe acquired a 75% interest in the operations of RSL Netherlands, an international reseller which had been operating in the Netherlands since October 1995. The Company has recently entered into an agreement to acquire the remaining interest in RSL Netherlands, which is expected to close upon completion of the Offerings. RSL Netherlands in turn owns 100% of RSL Denmark A/S, the name of which is intended to be changed to 'RSL COM Danmark A/S' (which is the name and service mark under which such entity currently conducts business in Denmark) ('RSL Denmark'). RSL Denmark commenced operations in Denmark in May 1997.



     In April 1997, RSL Europe acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier. RSL Europe and the other two principal shareholders of Maxitel entered into a shareholders' agreement pursuant to which, among other things, (i) certain major decisions by the Board of Directors of Maxitel can only be approved with the consent of RSL Europe and
(ii) RSL Europe has the right to designate two directors to the Board of Directors of Maxitel.



     In August 1997, RSL Europe acquired an 85% interest in the operations of RSL Italy, an international telecommunications reseller that had been operating in Italy since 1995.



     In August 1997, the Company acquired 50% of RSL Austria, an Austrian international telecommunications reseller. Upon completion of the requisite corporate formalities, which is expected to occur in September 1997, the Company will own 90% of RSL Austria. The Company anticipates that RSL Austria will commence offering services by January 1998.


  OTHER REGIONS


     The Company will conduct its operations in Latin America through RSL Latin America. RSL Latin America is a joint venture which is 51% owned by the Company and 49% owned by the Cisneros Group of Companies. RSL Latin America recently acquired a 49% interest in Sprintel, a Venezuelan operation, and will acquire the remaining 51% of Sprintel upon receipt of the required approval from appropriate regulatory authorities. To date, the Company has not generated revenues in Latin America. The Company expects to commence generating revenues in Latin America in early 1998.



     In Asia, the Company carries on its operations through its wholly-owned subsidiary, RSL COM Asia, Ltd. ('RSL Asia'). In October 1996, the Company established RSL COM Australia Pty Ltd. ('RSL Australia') to carry on its Australian operations. In March 1997, the Company also incorporated RSL Japan, a wholly-owned subsidiary of RSL Asia, to initiate the Company's operations in Japan. To date, the Company has not generated revenues in Japan. The Company expects to commence generating revenues in Japan in early 1998.


INDUSTRY OVERVIEW


     International telecommunications involves the transmission of voice and data from the domestic telephone network of one country to that of another. According to industry sources, international long distance switched telecommunications traffic worldwide increased from 28 billion minutes in 1989 to 60.3 billion minutes in 1995 and is projected to reach between approximately 99 and 151 billion minutes by the year 2000. The market for these services is highly concentrated in more developed countries, with Europe and the United States accounting for approximately 44% and 27%, respectively, of the industry's 1995 total worldwide minutes of use.



     International telecommunications is currently recognized as one of the fastest growing and most profitable segments of the long distance telecommunications industry, having experienced a compounded growth in total minutes of 13.4% per annum from 1989 to 1995. The industry has been undergoing rapid change due to the continued deregulation of the telecommunications market, the construction of additional infrastructure and the introduction of new technologies, which has resulted in increased competition and demand for telecommunications services worldwide. Forecasts by the International Telecommunications Union (the 'ITU'), a worldwide telecommunications organization under the auspices of the United Nations, and Analysys Ltd., a telecommunications industry consulting group, project this trend to continue with an annual growth rate between approximately 10% and 17% through the year 2000.

     The size of each market in which the Company currently operates or is in the process of commencing operations is set forth below.

                       COUNTRY'S     COUNTRY'S PERCENTAGE
                      1995 MARKET       OF 1995 GLOBAL
    COUNTRY OF          SIZE IN         INTERNATIONAL
     OPERATION        MINUTES(1)           TRAFFIC
- -------------------   -----------    --------------------
USA................      16,057               26.6
Germany............       5,244                8.7
UK.................       4,015                6.7
France.............       2,805                4.7
Italy..............       1,908                3.2
Japan..............       1,638                2.7
The Netherlands....       1,459                2.4
Australia..........       1,024                1.7
Austria............         901                1.5
Sweden.............         900                1.5
Denmark............         533                 .9
Finland............         315                 .5
Portugal...........         284                 .5
Venezuela..........         129                 .2
                      -----------         --------
                         37,212               61.7%

- ------------------

(1) All data, with the exception of U.S. outbound traffic, were taken from Telegeography 1996/1997, which is published by Telegeography, Inc. and the International Telecommunications Union. U.S. data were derived from FCC Rule
    Section 43.61 filings which are publicly available.



     The increasing pace of deregulation in telecommunications is evidenced by the recent World Trade Organization's Group on Basic Telecommunications Agreement (the 'GBT Agreement'). The GBT Agreement, signed by 69 countries, calls for relaxed restrictions on foreign ownership and a commitment to deregulate telecommunications and allow competition. Of the 69 signatories to the GBT Agreement, 65 have agreed to adopt certain regulatory principles which call for deregulation of telecommunications markets and the initiation of competition based on the following actions: (i) pro-competitive regulation; (ii) creation of favorable interconnect terms, (iii) standard licensing criteria,
(iv) establishment of an independent regulator, and (v) non-discriminatory allocation of scarce resources (e.g., rights of way, frequencies, telephone numbers). Each signatory nation has accepted these principles to varying degrees and has set a different timetable for the enactment of such principles, although there can be no assurance of such enactment. A rulemaking proceeding to consider implementation of provisions of the GBT Agreement in the United States is currently pending before the FCC.



     Deregulation has coincided with technological innovation in the telephone industry. New technologies include fiber optic cable and improvements in computer software, digital compression and processing technology. Fiber optic cable, which has widely replaced traditional wire lines, has dramatically increased the capacity, speed and flexibility of telephone lines. In addition, recent developments in software and hardware enable the transmission of voice over the Internet through the use of special access servers, although the quality of the call is not yet comparable to the quality of calls made over traditional cable lines. In part as a result of these technological innovations, lack of capacity is a less significant barrier to entry for new international telephone companies and the transmission costs per minute of an international call have decreased substantially.


     Deregulation and privatization of telecommunications services and the onset of competition have also resulted in (i) the broadening of service offerings, including advanced and enhanced services (such as global voicemail, faxmail and electronic mail, itemized and multicurrency billing and the ability to allow customers to pay for long distance calls made from any telephone using a single account (e.g., calling cards)) and (ii) lower end-user prices. These factors have contributed to an increase in the volume of both inbound and outbound call traffic. Despite falling prices, the overall market for international long distance traffic has been growing and the decline in prices generally has been more than offset by an increase in telecommunications usage.

         PROJECTED GROWTH OF INTERNATIONAL LONG DISTANCE VOICE TRAFFIC

                                    [CHART]

Billions of Outgoing Minutes

        ____________________________
       |                            |
       |       Compound Annual      |
       |         Growth Rate        |
       |  16.6% of Minutes of Use*  |
       |____________________________|


          Europe     USA & Canada     Asia/Pacific Rim     Other      Total
          ------     ------------     ----------------     -----      -----

1996       29.4          23.7               12.2           15.8        81.1
1997       33.2          27.9               14.8           18.6        94.5
1998       37.7          32.8               17.8           21.9       110.2
1999       42.9          38.5               21.6           25.8       128.8
2000       48.8          45.4               26.2           30.5       150.9



- ------------------
Source: Analysys Ltd.


* Prices have declined and are expected to continue to decline. Accordingly, growth in revenues is expected to be substantially less than growth in minutes. The data presented above constitutes a forward-looking statement. Important factors that could cause actual minutes of use to differ materially from the forward-looking data above are noted herein. See 'Risk Factors--Risks Associated with Rapidly Changing Industry' and '--Government Regulatory Restrictions.'


  U.S. INTERNATIONAL LONG DISTANCE MARKET


     The U.S. international long distance switched telecommunications market accounted for approximately 27% of global international long distance call originations in 1995 based on minutes of use. The industry is large and growing, with revenues for U.S.-originated international long distance telephone services rising from approximately $6.9 billion (6.8 billion minutes) in 1989 to approximately $14.2 billion (16.1 billion minutes) in 1995. The growth of the

U.S.-originated international long distance market was initially attributable to deregulation and the decrease in prices which accompanied the onset of competition. Deregulation and the resulting competition also led to improvement in service offerings and customer service. More recently, in addition to further U.S. deregulation, the growth of the U.S.- originated international long distance market has been attributable to (i) the continued deregulation of other telecommunications markets throughout the world,
(ii) the privatization of PTTs, (iii) increased capacity, improved quality and lower operating costs attributable to technological improvements, (iv) the expansion of telecommunications infrastructure and (v) the globalization of the world's economies and free trade.


     The profitability of the traditional U.S.-originated international long distance market is principally driven by the difference between settlement rates (i.e., the rates paid to other carriers to terminate an international call) and billed revenues. Increased competition arising from deregulation and privatization and pressure arising from increased global trade have brought about reductions in settlement rates and end-user prices, reducing termination costs for United States based carriers. Based on FCC data for the period 1989 through 1995, per minute settlement payments by United States based carriers to foreign PTTs fell 33%, from $.70 per minute to $.47 per minute. However, over this same period, per minute international billed revenues fell only 14%, from $1.02 in 1989 to $.88 in 1995. As a result, gross profit per outbound international minute (before local access charges) grew from $.32 in 1989 to $.41 in 1995, a 25% increase. The FCC has recently issued benchmark levels for settlement rates, of between $.15 and $.23 per minute, in an effort to reduce the settlement rates charged and paid by U.S. carriers. Such benchmark rates are substantially lower than the current settlement rates. The FCC has encouraged carriers to use alternative measures to terminate international traffic other than through operating agreements and the international settlement process. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance will continue to provide high revenue and gross profit per minute, although there can be no assurance in this regard.



     Although the Company focuses on the international telecommunications market, it also provides domestic long distance services to many of its customers. According to the FCC, the U.S. domestic long distance market grew in total minutes at an annual compound rate of approximately 7.6% from 1989 to 1995 while the U.S.-originated international long distance market grew in total minutes at an annual compound rate of approximately 15.4% during the same period. Although the domestic market is much larger, the profit per minute of use for international traffic has generally been higher than for domestic traffic. See '--U.S. Operations.'



  EUROPEAN INTERNATIONAL LONG DISTANCE MARKET


     The European international long distance market is the largest in the world, accounting for approximately 26 billion minutes or approximately 44% of worldwide minute originations in 1995 based on minutes. Of the total minutes, 72.4% were generated from calls between European nations and 7.2% were terminated in the United States.


     The European PTTs have historically had monopolies on providing telephone services, making the cost of international telephone calls from Europe much higher than similar calls from the United States. In addition, the Company believes that many PTTs have used profits from international traffic to subsidize domestic calling. Customers in many European markets are not able to obtain a number of value-added features taken for granted in the United States, such as itemized billing, touch tone dialing, voice mail and other enhanced services. Deregulation, together with significant advances in technology that have decreased the cost of providing services and allowed the provision of more sophisticated value-added features, have made it possible for other telephone companies to compete with the PTTs in providing international voice telecommunications services.


     A 1990 EC directive (the '1990 Directive') required each EU member state to liberalize by 1992 all telephony services offered over its PSTN, with the exception of basic 'voice telephony' and specified other services. The effect of the 1990 Directive was that value-added services and the delivery of voice telephony to closed user groups (i.e., to a specified group of people) were liberalized to the extent that they do not come within the 1990 Directive's definition of basic 'voice telephony.' Different interpretations as to whether a service should be regarded as a value-added service or as a basic 'voice telephony' service, and as to what constitutes a closed user group, have led to variations among the EU member states as to what services may be delivered and the manner in which they can be provided. In addition, certain EU member states are late in enacting the relevant legislation implementing the 1990 Directive, which has created further regulatory uncertainty. Under a 1996 EC directive (the 'Full Competition Directive'), voice telephony services should be liberalized by January 1, 1998 in most of the EU member states. As a condition to the FCC granting approval for the Global One joint venture, the regulatory authorities of France and Germany agreed to enact legislation to liberalize their respective markets by January 1998. However, it is unlikely that the non-liberalized EU markets, including most European markets in which the Company operates, will meet the January 1, 1998 requirement of the Full Competition Directive and there can be no assurance regarding the timing or extent of liberalization in any particular country or the EU in general. See '--European Operations' for a more detailed discussion of the Full Competition

Directive and related regulatory matters.


     In response to these European regulatory changes, a number of different competitors, including the Company, are emerging to compete with the European PTTs. At one end of the scale, the large U.S. telecommunications service providers and European PTTs have begun to form 'mega-carrier' alliances to compete in offering value-added services and the resale of calling services across Europe. At the other end of the scale, a number of competitors have emerged that primarily provide long distance 'call back' telephone service. Other companies are developing networks in Europe to service specific markets.

     The Company believes, along with many industry observers, that the deregulation currently underway in many countries in continental Europe will lead to market developments similar to those that occurred in the United States and the United Kingdom upon deregulation of long distance telecommunications services. Such deregulation in the United States and the United Kingdom has resulted in an increase in call traffic and the emergence of multiple new telecommunications services providers of varying sizes. In addition, significant reductions in prices, particularly for domestic long distance calls, as well as improvement in both the services offered and the level of overall responsiveness to customers, have occurred. Although pricing has become competitive in both countries, pricing levels continue to permit services to be profitably provided. There can be no assurance, however, that this will continue to be the case.

  LATIN AMERICAN INTERNATIONAL LONG DISTANCE MARKET


     Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. Certain countries have competitive local and/or long distance sectors, most notably Chile, which has competitive operators in all sectors. Colombia is scheduled to license three international service providers in addition to its PTT by the end of 1997, although the Colombian deregulation process is currently being reviewed under Colombian law and, therefore, such schedule may be modified. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Chile, Mexico, Peru and Venezuela. Venezuela has also legalized value-added services and has targeted January 1, 2000 as the date for full deregulation. Brazil has adopted a constitutional amendment requiring the privatization of its PTT, the establishment of an independent regulator and the opening of the telecommunications market to competition. In Mexico, the former PTT has been privatized, its exclusive long distance concession expired in August 1996 and it has been obligated to interconnect with the networks of competitors since January 1997. Competition in Mexico has been initiated and an independent regulator has been established. Three countries in the region, Chile, Mexico and the Dominican Republic, have already opened their long distance telecommunications markets to competition.


  OTHER MARKETS

     Deregulation is spreading throughout many of the major markets in Asia and the Pacific Rim. A significant number of countries in these regions are signatories of the GBT Agreement and have committed to open their markets to competition. Australia, the Philippines, New Zealand and Japan have already opened their markets to full competition and Hong Kong, Indonesia, Japan, South Korea and Malaysia have legalized the provision of value added services. Hong Kong has also recently licensed three new carriers to provide local service and Singapore will be licensing two new operators in 1998.

     Despite the growth and deregulatory trends in the global telecommunications market, the pace of change and emergence of competition in many countries, particularly in parts of Africa, remains slow, with domestic and international traffic still dominated by the government-controlled PTTs. The Company believes that international carriers, such as itself, which have already established, or are in negotiations to establish, operating agreements with the PTTs in many such countries will be well-positioned to capture the benefits of increasing traffic flows as the telecommunications infrastructure in these countries is expanded.

     The Company believes that the trend towards deregulation creates numerous opportunities for international carriers such as itself to increase their access to developing telecommunications markets and to increase their market share for calls both into and out of these emerging markets. The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures with other international carriers to expand their global networks, and that the size of many of the markets may lead them to seek alliances with carriers like the Company as opposed to the mega-carriers, such as Uniworld, Concert and Global One. Although there is a general trend towards deregulation worldwide, there can be no assurance regarding the timing or the nature of deregulation, whether any deregulation will occur at all or whether any trend towards deregulation will not be reversed in any particular country.


INTERNATIONAL LONG DISTANCE MECHANICS

     A long distance telephone call generally consists of three segments origination, transport and termination.


                                    [CHART]

- ---------------------    -----------------------------    ---------------------
|    ORIGINATION    |    |         TRANSPORT         |    |    TERMINATION    |
- ---------------------    -----------------------------    ---------------------


                              Satellite Connection
                                       /\
    Originating Country               /  \               Terminating Country
                                     /    \
        Private Line                /      \                Private Line
   |--------------------|          /        \          |--------------------|
   |                    |         /          \         |                    |
- ------------   ----------------- /            \ -----------------   ------------
| Calling  |   | International |/ Half Circuit \| International |   | Called   |
| Customer |   |    Switch     |----------------|    Switch     |   | Customer |
- ------------   -----------------                -----------------   ------------
   |                    |                              |                    |
   |                    |                              |                    |
   |------( PSTN )------|                              |------( PSTN )------|

                                Cable Connection
                                 o Resale/Lease
                                 o MIU/IRU


     A typical international long distance call originates on a local exchange network or private line and is carried to the international gateway switch of a long distance carrier. The call is then transported along a fiber optic cable or a satellite connection to an international gateway switch in the terminating country and finally to another local exchange network or private line where the call is terminated. A domestic long distance call is similar to an international long distance call, but typically involves only one long distance carrier, which transports the call on fiber, microwave radio or via a satellite connection within the country of origination and termination. Generally, only a small number of carriers are licensed by a foreign country for international long distance and, in many countries, only the PTT is licensed to provide international long distance service. Although the Company is licensed or otherwise permitted (or not prohibited) to operate as an international long distance carrier in most of its current markets, the range of services that may be offered pending further deregulation is, in certain countries, limited to value-added services and closed-user group services. See '--European Operations'. Any carrier that desires to transport switched calls to or from a particular country must, in addition to obtaining a license or other permission (if required), enter into operating agreements or other arrangements with the PTT or another international carrier in that country or lease capacity from a carrier that already has such arrangements.


  ORIGINATION


     The Company can originate calls in all countries where it currently has revenue-generating operations and route them to its local switch through a dedicated telephone line between the customer and the Company's switch (commonly known as 'direct access'). In addition, depending on local regulations, the Company can originate calls by using the PSTN. In the United States, all licensed long distance carriers are provided with 'equal access' which allows such carriers to directly interconnect with the PSTN on the same basis. As a result of equal access, all long distance calls from a customer are routed directly to the Company's local switch without requiring the customer to dial any special access numbers. This is accomplished by the local telephone company in the customer's territory programming its network to direct all of the Company's customers' long distance calls to the selected switch. Outside the United States, certain restrictions require the Company to utilize one of the following methods to originate a call via the PSTN.



     PREFIX DIALING. Prefix dialing allows a customer to access the Company's switch via the PSTN by dialing a multiple digit access code (the 'prefix') assigned to the Company prior to dialing the destination telephone number. Prefix dialing requires direct interconnection with the operator of the PSTN, typically the PTT or another major carrier, in order to allow the PSTN to recognize the prefix and direct the call to the Company's switch. In order to make the use of prefix dialing service transparent to the customer, the Company can either program the customer's telephone system or install an auto-dialer device to automatically dial the prefix on behalf of the customer when appropriate. The auto-dialer device is purchased, installed and maintained by the Company.



     In Europe, prefix dialing is currently provided only by the Company's operations in the United Kingdom, Sweden and Finland because prefix dialing service requires interconnection with the PSTN, which is not currently permitted or implemented in the remainder of Europe. Prefix dialing is scheduled to be provided in the remainder of the EU after January 1, 1998, when deregulation is required under the Full Competition Directive, but such schedule is unlikely to be met, for the most part, until the second half of 1998, at the earliest. See 'Risk Factors--Government Regulatory Restrictions.' Prefix dialing requires the Company to incur a substantial up-front fixed fee that is payable to the PTT or other operator of the PSTN for interconnection. The Company is then charged a variable local access charge to route each call to the Company's switch. Despite such fees, for customers generating relatively low volumes of calls or in remote locations, prefix dialing is a more cost-effective form of call origination than through a direct access line.


     DIRECT ACCESS. Direct access allows a customer to connect its phone system directly to the Company's switch utilizing a dedicated phone line. Dedicated phone lines are leased on a monthly or longer-term fixed cost basis from the PTT or other local exchange carrier. This method of origination is only cost-effective for those customers which generate substantial volumes of international traffic, given the fixed cost of leasing a dedicated line.

     DIAL-IN. In countries where interconnection with the PTT or other operator of the PSTN is currently not available, the Company can provide dial-in services to closed user groups by allowing the customer to directly call the Company's switch via the PSTN by dialing a pre-assigned telephone number (local or toll-free), followed by a pin-code (which allows the switch to recognize the customer) and the destination telephone number. The mechanics of this service are substantially similar to calling card services currently provided by the Company and other carriers in the United States. What constitutes a closed user group has been the subject of a fair degree of interpretation among EU member states, but is generally interpreted as meaning that the customer can only call a limited predetermined group of destinations. As with prefix dialing, the Company can make this service more transparent to the customer by programming the customer's telephone system or installing an auto-dialer, subject to local regulation. Given the greater number of digits required to be dialed by the customer, however, a slight delay in placing a call cannot be avoided by this service. Dial-in service involves a variable local access charge to route the call to the Company's switch.

  TRANSPORT

     The transport of telephone calls is accomplished via land-based cables or undersea cables, which are usually fiber optic, or by microwave radios or satellites. A carrier can obtain half circuits on cable systems through MIUs, IRUs or leases. In instances where a carrier has not purchased interests in a cable prior to the time when the cable was placed in service, the carrier is only permitted to acquire capacity on the cable through the purchase, by way of a lump sum payment, of an IRU. The fundamental difference between an IRU holder and an owner of MIUs is that the IRU holder is not entitled to participate in management decisions relating to the cable system. Between two countries, a carrier from each country owns a 'half-circuit' of a cable, essentially dividing the ownership of the cable into two equal components. In the event that the Company commences utilizing its remaining operating agreements, it will have to either invest in additional IRUs or MIUs, or acquire satellite capacity, to enable it to connect to a carrier in such countries. Additionally, any carrier may generally lease circuits on a cable from another carrier with an MIU or IRU. Satellite circuits are also obtained on a leased basis.



     Traditionally, international long distance traffic is exchanged under bilateral operating agreements between international carriers which own MIUs or IRUs on the same fiber optic cable system in two countries or through leased satellite capacity. Operating agreements provide for the termination of traffic in, and return of traffic to, the carriers' respective countries at negotiated accounting rates. Operating agreements typically provide that carriers will return to their correspondents a percentage of the minutes received from such correspondents ('return traffic'). In the United States, this percentage is set by the FCC to be the relative ratio of U.S. inbound traffic to U.S. outbound traffic to each country. In addition, operating agreements provide for network coordination and accounting and settlement procedures between the carriers.



     Accounting rates are reciprocal between each party to an operating agreement. For example, if a foreign carrier charges a U.S. carrier $0.30 per minute to terminate a call in the foreign country, the U.S. carrier would charge the foreign carrier the same $0.30 per minute to terminate a call in the United States. All U.S. carriers face a single accounting rate for each country unless otherwise permitted by the FCC.


     The term 'settlement' rates arises because carriers pay each other for traffic exchanged utilizing the accounting rate structure on a net basis determined by the difference between inbound and outbound traffic between them. Settlement rates differ between countries. For example, a U.S. carrier may have a settlement rate of $.30 to terminate a call in one country and $.35 in another country while a U.K. carrier may have settlement rates of $.45 and $.40 to terminate calls in the same countries. By linking its Local Operators over owned and leased facilities, the Company bypasses this traditional settlement process and lowers its cost of transporting its international traffic.

     The FCC has established a policy that effectively prohibits foreign carriers from discriminating among U.S. carriers (the 'International Settlements Policy'). The International Settlements Policy requires: (1) the equal division of accounting rates; (2) non-discriminatory treatment of U.S. carriers; and (3) proportionate return of inbound traffic. In December 1996, the FCC modified its rules to allow alternative payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective competitive opportunities test, if the U.S. carrier can demonstrate that deviation from the International Settlements Policy will promote market-oriented pricing and competition while precluding abuse of market power by the foreign correspondent.

     Recently, the FCC adopted new lower benchmark rates that U.S. carriers must pay to foreign carriers in order to settle calls originating from the U.S. The benchmark rates were adopted to remedy a growing U.S. settlement deficit, which results from the imbalance between outbound and inbound call volume which is estimated to be approximately 70% higher than the actual cost of terminating international calls. Three benchmarks were established to fit the income level of foreign countries, with a low of $0.15 per minute for high income countries and a high of $0.23 per minute for low income countries. Implementation periods, ranging from one year for high income nations to five years for nations with less than one telephone line for every 100 inhabitants, were also enacted. The FCC also determined that a grant of authorization to provide international facilities-based switched service from the United States to an affiliated market would be conditioned on the carrier's foreign affiliate offering U.S. international carriers a settlement rate at or below the relevant benchmark. If, after the carrier has commenced service to an affiliated market, the FCC learns that the carrier's service offering has distorted market performance, the FCC will take enforcement action. The new benchmarks are intended to promote a competitive environment in which rates will more closely reflect costs; officials also hope that the FCC's order will encourage multilateral negotiations and lead to an international agreement to reduce costs further.



     A carrier which does not have an operating agreement with a carrier in a particular country is able to provide international service to that country by leasing capacity from a carrier which does. Until recently, in many foreign countries there was only one operating agreement in place between that country's PTT and a foreign based international carrier as a result of monopolies held by such PTTs. For example, in the United States, before the deregulation of telecommunications services, AT&T was the only carrier that had operating agreements with foreign carriers. However, after deregulation, MCI and Sprint, over a period of years, each negotiated its own operating agreements with foreign carriers. Since then, a limited number of other U.S.-based companies, including the Company, have been able to secure operating agreements with foreign carriers. Operating agreements are expected to become increasingly available as international markets deregulate and new carriers that are seeking business partners emerge in countries previously subject to a PTT monopoly or other limited competition market. See 'Risk Factors--Risks Associated with Rapidly Changing Industry' and '--Risk of Loss, or Diminution of Value of Operating Agreements.'


     For an international long distance company without operating agreements or its own international network, the profitability of originating international traffic is a function of, among other things, the difference between its billing rates and the rates it must pay another carrier to transport and terminate such traffic.

     For a company with operating agreements that provide for return traffic, the profitability of originating international traffic will be a function of, among other things, the volume of its originating traffic and its billing rates, as well as the relative volume of its originating and return traffic minutes. Under the settlement process, a carrier which originates more traffic than it receives, will, on a net basis, make payments to the corresponding carrier, while a carrier which receives more traffic than it originates will receive payments from the corresponding carrier. If the incoming and outgoing flows of traffic are equal in the number of minutes transmitted, there is no net settlement payment to either carrier. Therefore, in addition to all of the other factors that can influence the profitability of a long distance carrier, the profitability of an international carrier is dependent on its relative flows of incoming and outgoing traffic.

     Return traffic can be more profitable than outgoing traffic when there is a significant disparity in the cost of terminating traffic between the two countries that are party to an operating agreement. This is particularly true for a U.S. carrier because the actual cost for a U.S. carrier to terminate a call in the United States generally is less expensive than the settlement cost under an operating agreement with any foreign carrier and return traffic does not involve any origination costs. The receipt of more profitable return traffic reduces the aggregate cost to a carrier to transport traffic pursuant to an operating agreement, and carriers with significant levels of return traffic can price their international transport and termination services at a discount to the settlement cost and recover the discount on the return traffic.

  TERMINATION

     The termination of an international call occurs after the call has been transported to an international carrier in the destination country. The international carrier then transports the call to a local exchange network where it is then terminated. In many countries, only the PTT is licensed to provide international long distance service and local exchange services.

COMPANY STRATEGY


     The Company's strategic objective is to create a low-cost facilities-based global network that provides high quality international telecommunications services to small and medium-sized businesses in key markets. The key elements of the Company's strategy to achieve this objective are as follows.



  FOCUS ON PROVIDING INTERNATIONAL LONG DISTANCE SERVICES



     The international long distance public switched telecommunications market generated an estimated $55 billion in revenue and 60 billion minutes in 1995 with minutes of use projected to grow at a rate of between approximately 10% and approximately 17% per annum through the year 2000. The Company currently has significantly less than a 1% share of this market. Although prices are expected to decline, resulting in substantially slower growth in revenues, the international long distance switched telecommunications market is currently recognized as one of the fastest growing and most profitable segments of the long distance industry. The Company provides a broad array of international and domestic services but focuses on providing services to end-users which generate significant calling traffic between countries to capitalize on (i) the continued growth of international traffic and (ii) the margin opportunity created by the high end-user rates currently maintained by PTTs and other dominant carriers. If any of the factors contributing to the growth of traffic or the pricing scheme by the PTTs and other major carriers should cease to apply, growth and profitability in the international market and the Company's prospects would be negatively impacted. The United States market, one of the most deregulated and competitive markets in the world, illustrates the greater profitability of international traffic versus domestic traffic in the current market and regulatory environment. Based on FCC statistics and other available information, the Company estimates that industry-wide gross profit (before access charges) in 1995 for U.S.-originated traffic averaged $.41 per minute of international use, compared to $.08 per minute of domestic use, although the actual gross profit per minute of use may vary significantly depending on the destination, route and time of day of a particular call. From 1989 to 1995, per minute settlement payments by United States based carriers to foreign PTTs fell approximately 33% from $.70 to $.47. However, over this same period, per minute international billed revenues fell only about 14%, from $1.02 in 1989 to $.88 in 1995. Therefore, gross profit per international minute (before local access charges) grew from $.32 in 1989 to $.41 in 1994, a 25% increase. Despite declining costs, dominant carriers and PTTs have maintained high end-user rates for international long distance services, allowing them to provide domestic services at lower rates. The Company believes that as settlement rates and costs for leased capacity continue to decline, international long distance should continue to provide high revenue and gross profit per minute, although increased competition may, to a certain extent, moderate such revenues and gross profits. See '--Industry Overview.'


  ESTABLISH OPERATIONS IN KEY MARKETS


     The Company establishes operations in markets that (i) originate or terminate significant levels of international traffic and (ii) are, or are in the process of being, deregulated. The Company has structured its Local Operators to be managed independently and expects its Local Operators to be separately profitable, while benefiting from centralized strategic, financial and network support provided by the Company. The Local Operators are each developed to be stand-alone operations shaped by local market conditions and preferences. The Company currently provides each Local Operator with centralized business development, financial, and marketing support and has commenced a plan of operation to provide billing and RSL-NET management. See '--Headquarter Operations.' The Company currently operates or is in the process of commencing operations in 14 markets that, in the aggregate, accounted for approximately 62% of all international long distance telecommunications minutes in 1995. By expanding its operations into additional key markets, in which significant volumes of international traffic are originated and terminated and which are in the process of deregulation, the Company seeks to rapidly establish a broad market coverage. The Company currently plans to initiate operations in five to 10 additional countries over the next two years which, together with the markets in which the Company currently operates, accounted for approximately 72% of the 1995 worldwide international long distance minutes of use.


     The Company enters additional countries primarily by acquiring a controlling interest in existing companies that are either operating in or are in the process of establishing operations in the international telecommunications industry in that country or by means of a start-up operation which the Company funds and manages on its own or together with a local strategic partner. In the case of an acquisition, the Company seeks to acquire an international carrier which matches the criteria set forth below. In the case of the establishment of new operations, the Company identifies an experienced and professional management team to develop the new operation. In the formation of a joint venture, the Company identifies a local strategic partner with a good reputation and knowledge of the local marketplace.

  ENTER MARKETS EARLY


     The Company seeks to enter new markets ahead of full deregulation in an attempt to gain competitive advantages over carriers which attempt to enter a market after deregulation is complete. These advantages include (i) the development of multiple sales channels and the establishment of a customer base prior to widespread competition, (ii) the early acquisition of scarce experienced technical and marketing personnel and distribution channels and
(iii) the achievement of name recognition as one of the early competitors to the incumbent PTTs. The Company employs multiple marketing and distribution channels, including direct sales forces, telemarketing organizations, agents and resellers, while also forming marketing alliances with other service providers, such as Internet service providers and mobile service providers.



     The Company believes that its early entry into deregulating markets will provide it with an advantage in obtaining licenses as they become available over carriers which attempt to enter the market after deregulation is complete. The securing of necessary licenses, which is limited in some circumstances to a small number of entrants into the deregulating market, is essential to the Company's strategy and the Company will endeavor to enter into arrangements with a licensee to gain access to such market if the Company cannot secure successfully the license.



     In countries that are in the process of deregulating, competition is often restricted to a limited number of specific services. In such cases the Company employs a two-stage market penetration strategy whereby initially the Company takes advantage of current market conditions and, within the context of its established strategy and service offerings, provides the fullest range of services permissible under local regulation. The Company thereby gains an early toehold in the market, affording it the opportunity to become a recognized international carrier and to begin to build its own marketing channels and customer base prior to the opening of markets to broader competition. Subsequently, as deregulation permits, the Company expands its service offerings thereby giving the Company the opportunity to increase the amount of business it does with its existing customers and to increase its market penetration by building on its name recognition, marketing channels and expanded service offerings to attract additional customers. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See 'Risk Factors--Government Regulatory Restrictions.'


  TARGET SMALL AND MEDIUM-SIZED BUSINESSES


     The Company focuses on offering high quality products and services to small and medium-sized businesses that originate in excess of $500 in international telephone calls per month. The Company believes that this segment offers significant market opportunities because it has traditionally been underserved by the major global telecommunications carriers and the PTTs, which offer their lowest rates and best services primarily to higher volume multinational business customers. The Company believes that in most markets, small and medium-sized businesses account for a significant percentage of international calling traffic and will continue to do so in the future.



     Small and medium-sized businesses account for the majority of all businesses. For example, the EU estimates that there are 15 million small and medium-sized businesses in the EU and that the businesses that employ fewer than 100 workers in the aggregate account for more than one half of all EU employment and almost half of all business revenue. In addition, Europe's small to medium-sized businesses are projected to produce total telecommunications revenues larger than those of the major multinational business sector. For the six-month period ended June 30, 1997, approximately 42% of the Company's revenues were derived from sales to other carriers, 41% were derived from commercial customers, including small and medium-sized businesses, and 18% were derived from calling card customers.


  DEVELOP A COST COMPETITIVE GLOBAL NETWORK


     Most of the Local Operators maintain network switching facilities to establish POPs to provide international voice and other telecommunications services in their markets. The Company presently has an international gateway or domestic switch located in each of New York, Los Angeles, London, Paris, Frankfurt, Rotterdam, Amsterdam, Stockholm, Helsinki, Sydney, Melbourne, Brisbane, Lisbon and Caracas. The Company intends to link its current and future switches via owned international facilities or leased capacity to form an integrated network for international telecommunications. By integrating its current and future POPs into RSL-NET, the Company believes that it will be able to originate, transport and terminate traffic utilizing its own network, thereby bypassing the high costs associated with the transport of the international portion of a call through a third party carrier. This is expected to enable the Company to reduce significantly its operating costs for calls that originate and terminate in markets in which the Company has Local Operators, as well as its overall operating costs. See '--Network' and '--Network Strategy.'



     The Company uses state-of-the-art technology in its switching facilities. The Ericsson switches used by the Company allow the Company to interconnect its switches to existing PTT and carrier networks around the world and to develop new services and upgrade network software on an efficient basis.


  PURSUE STRATEGIC ACQUISITIONS AND ALLIANCES


     The Company intends to enter additional markets and expand its operations through acquisitions, joint ventures, strategic alliances and the establishment of new operations. The Company is continuously reviewing acquisition opportunities and seeks to acquire control of businesses with an established customer base, compatible operations, licenses to operate as an international carrier, experience with additional or emerging telecommunications products and technologies and/or experienced management. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations by providing the Company with the opportunity to enter additional key markets or to strengthen its operations in an existing market. The Company also seeks to enter into joint ventures and strategic alliances which the Company believes will enhance its ability to grow its business. For example, the Company has recently entered into a joint venture with the Cisneros Group and a strategic alliance with Ericsson.



     The Company believes that many of the emerging carriers in developing countries, as well as certain recently privatized PTTs, are likely to seek alliances, partnerships or joint ventures to compete more effectively in their local markets and abroad. The Company actively seeks out opportunities for alliances with such carriers to expand the scope of its network and improve its competitive abilities. The Company believes that it is uniquely positioned as an attractive alternative strategic partner for such carriers as opposed to the mega-carriers such as Uniworld, Concert and Global One.

  LEVERAGE EXPERTISE OF MANAGEMENT TEAM

     The Company has retained a number of experienced management personnel in the telecommunications industry, many of whom have had significant experience with incumbent providers, as well as early competitors in deregulating markets. As a result, the Company believes that it is well positioned to manage the rapid growth of its customer base and network infrastructure.

  MANAGE NETWORK INVESTMENTS


     The Company seeks to manage the investment of capital within its network on an incremental basis in order to maximize the efficiency of its capital expenditures program. In general, the Company transmits traffic by leasing capacity on a variable cost per minute basis until it believes that a direct investment in facilities or a fixed cost lease arrangement between countries or on a particular route is warranted. When the cost of owning facilities is justified relative to leasing facilities, and the Company invests in such facilities, the Company generally experiences higher gross margins and lower overall transmission costs. See 'Risk Factors--Short Operating History; Entrance Into Newly Opening Markets; Margins' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview.'


NETWORK


     The Company generally utilizes a single switch technology platform for its international gateway switches comprised of state-of-the-art Ericsson AXE-10 switches. The Company believes that a single switch platform allows the Company to develop new services and upgrade network software on a more efficient basis when compared to other global carriers which may employ multiple switch technologies. The Company is also pursuing alternative transmission technologies such as the Internet in order to minimize its operating costs. See 'Prospectus Summary--Recent Developments--Acquisition of Delta Three' and '--Internet Telephony Operation.'


  OWNED FACILITIES


     The Company's owned facilities include switches and interests in international fiber optic cable systems. The Company's eight international gateway switches are located in New York, Los Angeles, London, Stockholm, Paris, Frankfurt, Helsinki and Sydney. In addition, the Company operates eight domestic switches in Rotterdam, Amsterdam, New York, London, Melbourne, Brisbane, Lisbon and Caracas, although the Company's Australian switches cannot be used until they are interconnected with the Australian PSTN. The Company's existing international gateway switches conform to international signaling and transmission standards provided for in CCITT recommendations and allow the Company to interconnect its network to existing PTT and carrier networks around the world while maintaining quality and dependable services. The Company's switch and related equipment purchases have been financed by Ericsson and the Company believes it has developed a favorable working relationship with Ericsson which will enable the Company to benefit from financing from Ericsson for future purchases from Ericsson, although there can be no assurance that this will be the case. See 'Risk Factors--Dependence on Equipment Supplier.' The Company's switching facilities are easily expandable to accommodate growth.



     The Company also owns capacity on certain international digital fiber optic cable systems. The Company's United States operations currently own IRUs on three undersea fiber optic cable systems, which are CANUS-1, CANTAT-3 and PTAT-1 and owns MIUs on four undersea fiber optic cable systems, which are Antillas I, Odin, Rioja and the TAT-12/TAT-13 systems. The Company also is currently in negotiations to purchase IRUs for its United States operations on the Columbus II, TPC-5, America's One, T-C and Eurafrica Systems and on APCN, Ariane-2, Aphrodite, JASAURUS and NPC undersea fiber optic cable systems and on the CMC and MCC terrestrial fiber optic cables and GEMINI undersea fiber optic cable systems. The Company's Swedish operation owns IRUs on the CANTAT-3 and MIUs on the KATTEGAT-1 transoceanic cables. The Company purchased for its United Kingdom operations IRUs on the UK-NL 14 and the Company's United Kingdom operations owns PTAT-1 undersea fiber optic cable systems and plans to purchase MIUs on the FLAG and GEMINI systems.

The Company's Australian operation plans to purchase IRUs on the APCN, JASAURUS and NPC undersea fiber optic cable systems and on the CMC and MCC terrestrial fiber optic cables.

  OPERATING AGREEMENTS


     The Company's operating agreements provide the Company with the ability to transmit traffic directly to foreign carriers over jointly-owned facilities rather than utilizing leased capacity. The Company's U.S. operations currently hold 15 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Finland, Japan, Jordan, the Netherlands, New Zealand, Norway, Russia, Sweden, Switzerland, Suriname and the United Kingdom. The Company currently only transmits and terminates traffic pursuant to operating agreements in the Dominican Republic, the United Kingdom, Denmark, the Netherlands, Finland and Norway. See '--U.S. Operations--U.S. Network Architecture.' The Company believes that these agreements constitute significant assets and that the Company is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with non-U.S. carriers. The Company's Swedish operation currently utilizes two operating agreements which enable it to exchange traffic with Denmark and Norway. Operating agreements lower the cost of transmitting traffic by allowing the Company to utilize its MIUs and IRUs to correspond directly with its foreign carriers, thereby eliminating the cost of transmitting a call through leased capacity. In addition, if the Company can develop sufficient traffic into another country, it can potentially develop an additional source of revenue through return traffic or other settlement arrangements with the PTT or other carriers in that country. See 'Risk Factors--Risk of Loss, or Diminution of Value, of Operating Agreements.'


  LEASED CAPACITY


     For all routes where the Company does not own facilities or utilize operating agreements, the Company utilizes leased capacity. In addition, the Company has arrangements with local carriers in each country in which it originates traffic to transmit domestic calls from its end-users to its switch. The Company does not own or intend to own intra-national transmission facilities networks due to the general availability of such facilities for lease and the high cost associated with the development and operation of a transmission line infrastructure. Leased capacity is typically obtained on a per minute basis or a point-to-point fixed cost basis. The Company utilizes leased satellite facilities for traffic to and from those countries where digital undersea fiber optic cables are not available or cost-effective. Leased satellite facilities are also used for redundancy when digital undersea cable service is temporarily interrupted. See 'Risk Factors--Dependence on Other Carriers.'


  NETWORK MANAGEMENT SYSTEMS

     The Company generally utilizes redundant, highly automated state-of-the-art telecommunications equipment in its network and can, in cases of component or facility failure, use the network management facilities to redirect calls to another carrier's facilities. Back-up power systems and automatic traffic re-routing enable the Company to provide a high level of reliability to its customers. Computerized automatic network monitoring equipment allows fast and accurate analysis and resolution of service problems. The Company maintains separate network management facilities for its U.S. and European operations which maintain separate least cost routing systems. U.S. network management is operated from the Company's facilities in New York and Los Angeles. European network management for the United Kingdom, Sweden and Finland is operated centrally from the Company's switching center in London. The Company expects that France and Germany will be monitored from this facility by the fourth quarter of 1997. See 'Risk Factors--Risks Associated with Rapidly Changing Industry,' '--Dependence on Effective Information Systems' and '--Dependence on Equipment Supplier.'

NETWORK STRATEGY


     The Company has switches in most of the countries in which it operates. The Company has connected its current switches and expects to connect its future switches by investing in IRUs and MIUs or fixed point to point leases, subject to local regulatory conditions. In countries in which the Company currently operates without a switch and in each new market the Company enters, the Company intends to install its own switching facilities which will then be integrated into RSL-NET to improve the Company's overall cost structure. The Company transmits traffic from its Local Operators on capacity leased on a variable cost per minute basis until it believes an investment in owned facilities or fixed cost lease arrangements between countries or on a particular route is warranted. To the extent traffic can be transported between two Local Operators over MIUs and IRUs or lines leased on a fixed cost point-to-point basis, there is almost no marginal cost to the Company. In such cases, the Company will be able to bypass the traditional settlement process for the transport and termination of international traffic. The settlement rates for international correspondence are based on negotiated rates which are, according to the FCC, up to 70% higher than the actual cost. The Company expects that it will realize significant cost savings by routing an increasing portion of its international traffic over its owned and leased facilities as opposed to corresponding via operating agreements, in particular, once the markets in which the Company operates deregulate sufficiently to allow interconnect. See '--Management's Discussion and Analysis of Financial Condition and Results of Operation--Effect of Deregulation on Cost of Services.' In addition, each of the Local Operators maintains an independent cost structure for all other traffic. By directly linking its operations, the Company will be better able to implement a least cost routing system. See '--International Long Distance Mechanics,' 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins,' '--Inability to Predict Traffic Volume' and '--Dependence on Other Carriers.'


     For calls to countries where the Company does not have a Local Operator, the Company seeks to establish and utilize an operating agreement with a local carrier. While this method generates higher costs than transporting calls between the Local Operators, it has the potential to generate higher margin return minutes. The Company has not generated significant return minutes to date. In addition, by strategically establishing its Local Operators and obtaining operating agreements, the Company will seek to arbitrage the differential in settlement rates between countries.


     Origination and termination of traffic is accomplished through transmission capacity leased on a per minute basis, except where the Company provides private line service. As the Company's operations in a given country grow, the Company generally will install additional POPs and lease transmission capacity (on a point-to-point fixed cost basis) to connect the new POP to its international gateway switch. This will enable the Company to reduce its dependence on relatively high cost-per-minute leases by reducing the distance calls will travel over capacity leased on that basis.


PRODUCTS AND SERVICES


     The Company offers a variety of long distance products and services to its customers, as well as certain value-added services. Although the Company focuses on providing international service, it also provides domestic long distance services, where permitted under relevant regulations, to accommodate customer demands.


     The Company provides the services described below to the extent permitted by local regulation in each of its markets. See 'Risk Factors--Government Regulatory Restrictions' and '--Industry Overview,' '--International Long Distance Mechanics,' '--U.S. Operations' and '--European Operations.'

  LONG DISTANCE SERVICES


     The Company provides domestic and international long distance service to its customers. Currently, the Company provides domestic services in the United States, the United Kingdom, Sweden, Finland and Australia. In the United States, the Company is certified and tariffed or otherwise authorized to originate intrastate, interexchange calls from 33 states and the District of Columbia and can terminate calls throughout the United States.

  PRIVATE LINE SERVICE


     The Company can provide dedicated point-to-point connections to businesses requiring dedicated private telephone lines for high volumes of voice and data between the customer's offices in all countries where the Company has revenue generating operations.


  CALLING CARDS

     The Company's calling cards are either prepaid cards or post paid cards (for which calls are billed in arrears). The Company's calling cards provide international call access to or between all countries that have direct dial service with the United States. Prepaid calling cards are similar products to other calling cards, but differ in marketing focus as well as the method of payment. A customer purchases a prepaid card that entitles the customer to make phone calls on the card up to some limit. The Company also offers prepaid calling cards that are rechargeable. In all cases, the card number is proprietary to the customer and is secured by means of a personal identification number. The Company currently offers these products only in the United States, the United Kingdom, the Netherlands, Denmark and Venezuela. The Company plans to offer these products in the rest of its existing European operations through PrimeCall Europe during 1998 and throughout its global operations in subsequent years, to the extent permitted under the laws and regulations of each market.

  VALUE-ADDED SERVICES


     The Company currently offers facsimile services in all of its operations,

toll-free dialing in the United States, the United Kingdom and Sweden and Internet access in Sweden and, in the future, intends to offer most of these services in all markets where it is allowed to do so. The Company also intends to introduce the following services: (i) voice mail, (ii) video-teleconferencing and (iii) international directory assistance. In addition, with the acquisition of a majority interest in Delta Three, the Company can offer international long distance voice service to niche markets utilizing the Internet at discounts to standard international calls.


  INTERNATIONAL TERMINATION AND TRANSIT

     International termination on a wholesale basis involves the sale of long distance services to another long distance company that resells the services to its customers. Selling bulk capacity to other carriers generates traffic sufficient to allow the Company to obtain volume discounts when it leases capacity on a per-minute basis and allows it to generate revenues from otherwise unused capacity on its MIUs, IRUs and point-to-point leases. See 'Risk Factors--Dependence On Carrier Customers.' Transit traffic originates and terminates outside of a particular country, but is transported through that country on a carrier's network to take advantage of lower costs.

MARKETING AND SALES


     The Company markets its services on a retail basis to business customers and residential customers and on a wholesale basis to other carriers and resellers. The Company markets its products and services utilizing its direct sales forces, networks of independent agents and distributors and telemarketing organizations. The Company's services are currently marketed independently by the Local Operators. The Company is in the process of developing a universal brand name to provide uniformity of image and brand and to create worldwide name recognition for the Company.


  CUSTOMERS


     SMALL AND MEDIUM-SIZED BUSINESSES. The Company's target customers are small and medium-sized businesses with significant international telephone usage (i.e., generally in excess of $500 in international phone calls per month). The Company has focused on industries which traditionally have significant volumes of international traffic. The Company believes that small and medium-sized businesses have generally been underserved by the major global telecommunications carriers and the PTTs, which have focused on offering their lowest rates and best services primarily to higher volume multinational business customers. The Company offers these companies significantly discounted international calling rates as compared to the standard rates charged by the major carriers and PTTs.


     Small and medium-sized businesses account for the majority of all businesses and the Company believes that in most markets they account for a significant percentage of the international long distance traffic originated in those markets. For example, the EU estimates that in 1996 there were 15 million small and medium-sized businesses in the EU and that businesses that employ fewer than 100 workers accounted for more than one half of all EU employment in 1996, almost half of all business revenue and about $30 billion per year in total telecommunications revenue. Consistent with that, it is estimated that in the United Kingdom, companies employing fewer than 250 people spend about $6 billion to $7 billion per year on telecommunications services as compared to about $8 billion to $9 billion per year for businesses employing in excess of 250 people and only $3 billion per year for the multinationals.



     CARRIERS. The Company offers international termination and transit traffic services to other carriers, including resellers, on a wholesale basis, as a 'carriers' carrier.' The Company's carrier customers as a group currently provide the Company with a relatively stable customer base and thereby assist the Company in projecting potential utilization of its network facilities. In addition, the significant levels of traffic volume generated by such carrier customers enable the Company to obtain large usage discounts based on volume commitments. The Company believes that revenues from its carrier customers will continue to represent a significant portion of the Company's overall revenues in the future. See 'Risk Factors--Inability to Predict Traffic Volume' and '--Dependence on Carrier Customers.'


     RESIDENTIAL CUSTOMERS. The Company targets customers with high international calling patterns. The Company intends to capitalize on global immigration patterns to target ethnic communities, primarily for its prepaid calling cards.

     LARGE CORPORATIONS. The Company services a number of large corporations through its French and German operations (acquired as part of the Sprint Acquisitions) and the Company intends to continue to target large corporations on those routes where the Company's cost structure allows it to compete effectively. See '--European Operations--French Operations.'

  SALES CHANNELS


     The Company markets its services through a variety of channels, including sales by the Company's own direct sales force, indirect sales through independent agents, sales through distributors and telemarketing sales by outside organizations, depending, in part, on local business practices and business environment. Residential customers are targeted in neighborhoods with large immigrant populations, utilizing resource materials and third party market research companies, among other things, as resources for this information. Carriers typically approach the Company directly to inquire about the Company's transit and termination rates.




     DIRECT SALES. Most Local Operators maintains their own direct sales force. Generally, sales representatives are compensated on a commission basis. The Company intends to expand its direct sales force as it expands existing operations and commences additional operations.


     INDEPENDENT AGENTS. The Company also markets its services through an indirect sales force comprised of independent agents. These agents include, among others, companies which have a sales force or individuals marketing related services such as telephone systems, copiers, fax machines or other office equipment to the Company's targeted customer segments. The Company's indirect sales force will be an increasingly important sales channel to access the local market.

     DISTRIBUTORS. The Company has relationships with a small number of distributors in the United States as well as the Netherlands for the sale of prepaid cards and will seek such arrangements in its other markets.


     TELEMARKETING SALES. The Company's European operations use the services of independent telemarketing sales organizations in certain of their markets. Telemarketing sales are targeted to cover small to medium-sized business and niche residential customers. Commercial customers are offered long distance services while residential customers are offered long distance services and a blend of prepaid and similar products.

   CUSTOMER MANAGEMENT

     The Company strives to provide competitive pricing, high quality services and superior customer service and believes that these factors are important to its ability to compete effectively. The Company works closely with its customers to develop competitively priced telecommunications and value-added services (such as customized billing) that are tailored to their needs. The Company has invested significant resources in developing information systems to allow it to provide accurate and timely responses to customer inquiries. In addition, each of the Local Operators has customer service and engineering personnel available to address service and technical problems as they arise.

HEADQUARTERS OPERATIONS


     The Company directs the operations of its subsidiaries, including the management of the growth of current operations, the expansion of operations into new markets, the formation of potential joint ventures and strategic alliances and the execution of acquisitions. Identification of key markets, determination of the vehicles through which, as well as the manner in which, the Company will enter such markets and oversight of the implementation of these plans is also done at the Company level. The Company is continuously reviewing and considering investment and acquisition opportunities. The Company intends to pursue acquisitions which it believes will expand or enhance its current operations. All such acquisitions will be identified, negotiated and consummated at the Company level, generally working together with local and regional management in cases where the acquisitions supplement existing operations. In addition, the Company seeks alliances with carriers to expand the scope of the Company's network and improve its competitive profile.



     The Company currently provides centralized financial services for all of the Local Operators, including financial planning and analysis, cost control and network management. The Company attempts to coordinate the acquisition of additional transmission capacity (either leased or purchased) with the growth of traffic volumes of each Local Operator. The Company assists in securing financing and discounts for these expenditures as well as other capital expenditures through its arrangements with particular vendors. The Company also maintains global treasury functions, including the management of cash flows between the Local Operators for the transmission of traffic between them, as well as the allocation of working capital.



     The Company will eventually link all of its switching facilities to a central billing system administered at the Company level. The Company will provide the billing information to Local Operators which will then invoice the customers directly. The invoice will be branded with the Company's name and will be payable to a Company account in the Local Operator's country.



     The Company manages the expansion of RSL-NET, including the acquisition of additional capacity for existing operations and the integration of developing and new Local Operators into RSL-NET. The Company will coordinate the routing of traffic on RSL-NET to effect routing on a least cost basis. Least cost routing involves the programming of the Company's switches to transport international calls over the route which is most likely to produce the lowest cost to the Company without compromising on call quality. The Company consolidates the least cost routing information of each of its Local Operators to allow them to take advantage of each others' cost structure.



     The Company is in the process of coordinating the marketing activities of the Local Operators and defining its own unique approach to branding and marketing its services on a global basis. In addition, the Company intends to direct the service offerings of the Local Operators to enable the Company to provide services to a single customer in more than one country. The Company intends to then provide the customer with a single bill and designate a primary customer service representative to address the customer's overall needs.



U.S. OPERATIONS

  OVERVIEW


     The United States is the largest single market in terms of international long distance call terminations and originations. The top seven destinations for U.S.-originated calls in 1995 were Canada, Mexico, the United Kingdom, Germany, Japan, France and the Dominican Republic. The

Company initiated its U.S. operations in March 1995 with its initial investment in ITG and has grown the business significantly since then. The Company operates in the United States as a full service international long distance carrier with multiple '214' licenses issued under the Communications Act, which permit it to provide international telecommunications services. The Company currently has offices located in the New York, Los Angeles and Miami metropolitan areas. The Company is planning to open additional offices in several large metropolitan areas by the end of 1998.


     The Company primarily operates in the United States through RSL USA. The Company's operations in the United States have shown considerable growth. Revenues for the Company's U.S. operations on a consolidated basis were approximately $18.5 million for the year ended December 31, 1995, $85.8 million for the year ended December 31, 1996 and $69.9 million for the six months ended June 30, 1997. International traffic carried by RSL USA has experienced substantial growth from 3.6 million minutes in December 1995 to 14.6 million minutes in December 1996. The Company's U.S. operations have grown from a total of 24 employees in December 1994 to 151 employees in June 1997.


     During 1996, the Company initiated a program focused on enhancing profitability, revenues and the quality of services to its customers. The Company shifted the marketing focus of its U.S. operations from wholesale 'carrier's carrier' business to higher margin services targeted at end-user customers in an effort to increase operating margins. In connection with this effort, the Company determined that the rates offered to certain customers provided the Company with inadequate margins. Accordingly, the Company increased rates to these customers and, as a result, these customers either accepted the rate increases or terminated their arrangements with the Company, thus reducing the Company's exposure to low or negative margin business. Beginning in the fourth quarter of 1996, the Company began restructuring its U.S. operations and recorded a charge of $750,000 in connection with such restructuring. Operational, managerial and technical functions were consolidated under a single organization. The Company has hired experienced management, implemented new managerial and financial controls, and introduced a new marketing focus and plan. Although these activities, in conjunction with the Company's investment in MIUs, IRUs and switches, receipt of multiple international operating agreements and increased focus on customer service, have resulted in rapid growth of the business, gross margins for the U.S. operations were slightly down for the six month period ended June 30, 1997 compared to the six month period ended June 30, 1996 due to the rapid expansion of the Company's operations. See 'Risk Factors--Short Operating History; Entrance into Newly Opening Markets; Margins' and 'Dependence on Other Carriers' and 'Management's Discussion and Analysis of Financial Condition and Results of Operations.'


  SERVICES AND CUSTOMERS


     The Company offers its customers in the United States international and domestic long distance, private line, calling card and value added services. Since the first quarter of 1996, the Company has been refocusing its U.S. operations from providing international long distance services to other carriers to providing international and domestic long distance services to small and medium-sized businesses as well as certain residential markets. As of June 30, 1997, the Company had 67 carrier customers, approximately 5,000 business customers and approximately 21,000 residential customers.



     In addition, through RSL COM PrimeCall, Inc. ('RSL PrimeCall'), the Company specializes in the provision of prepaid calling cards for niche ethnic markets and for promotional use by large corporate subscribers in entertainment, retail, banking and other industries.


  MARKETING AND SALES


     The Company markets its services and products in the United States through a variety of channels, including direct sales, indirect sales through independent agents and distributors. As of June 30, 1997, the Company's U.S. operations employed 21 sales and marketing employees and had relationships with approximately 390 master agents with an underlying network in excess of 2,000 independent agents and six distributors. In addition, the Company employs a retail and wholesale sales force dedicated to the sale of promotional post and prepaid card products. The Company intends to expand its direct sales force as a part of its growth strategy by adding sales personnel to its New York City, Los Angeles and Miami metropolitan area sales offices and by opening additional sales offices in several other large metropolitan areas by the end of 1998. The Company believes that, due to the existence of a competitive marketplace in the United States for over a decade, it can hire capable, experienced sales representatives and managers and that use of a direct sales force is the most efficient means for it to grow its business.


  U.S. NETWORK ARCHITECTURE


     The Company operates two international gateway switches in the United States, an Ericsson AXE-10 located in New York and a Northern Telecom DMS 250/300 located in Los Angeles. The Company plans to replace the Northern Telecom switch with an Ericsson AXE-10 by the end of the first quarter of 1998. The Company's New York international gateway switch and Los Angeles international gateway switch conform to CCITT recommendations and are directly connected to each other via leased lines on a fixed cost, point-to-point basis. The Company also operates a domestic switch and a prepaid card platform in each of New York and Los Angeles. The Company is developing a plan for installation of additional switches in strategic sites throughout the United States, which may include a third international gateway switch in Florida. Traffic to Asia and the Pacific Rim is generally routed via the Company's Los Angeles international gateway switch and traffic to Europe, Africa and Latin America is generally routed via the Company's New York international gateway switch.



     The Company currently has investments in IRUs in three undersea fiber optic cable systems which are CANUS-1, CANTAT-3, and PTAT-1 and owns MIUs on four undersea fiber optic cable systems, which are Antillas I Odin, Rioja and the TAT-12/TAT-13 systems. The Company also is currently involved in negotiations to purchase IRUs for its United States operations on the Columbus II, TPC-5, America's One, T-C and Eurafrica systems and on the APCN, Ariane-2, Aphrodite and GEMINI undersea fiber optic cable systems.



     The Company currently is a party to 15 operating agreements (one of which allows the Company to transmit traffic into three countries), which provide potential direct access from the U.S. to Australia, Azerbaijan, Bolivia, Chile, Denmark, the Dominican Republic, Finland, Japan, Jordan, New Zealand, the Netherlands, Norway, Russia, Sweden, Switzerland, Suriname and the United Kingdom. The Company believes that it is one of only a limited number of carriers within the United States that has been able to secure a significant number of operating agreements with carriers outside the United States. The Company currently only transmits and terminates traffic pursuant to the operating agreements in the Dominican Republic, the United Kingdom, Denmark, Finland, Netherlands and Norway. The Company transmits call traffic bound for all other destinations through leased capacity. The remaining operating inactive agreements are inactive because the Company has not yet invested in international transmission capacity for those routes, in certain cases because call volume on such routes does not warrant such an investment. By activating these operating agreements as well as any additional operating agreements it may obtain, the Company believes it will be able to significantly lower its costs of terminating international traffic. The Company's failure to begin transmitting traffic pursuant to any such operating agreement could lead to the termination of the agreement. See 'Risk Factors--Risk of Loss, or Diminution of Value, of Operating Agreements.'



     The Company also operates the network management control facilities from which the Company administers and monitors the Company's switches and facilities and provides customer service, 24-hour network monitoring, trouble reporting and response procedures, service implementation and billing assistance. The Company designates a specific customer service representative for each commercial customer to oversee the installation and maintenance of the phone equipment, the start-up of service and problem resolution.

  INFORMATION SYSTEMS AND BILLING


     The Company owns and operates an Electronic Data Systems ('EDS') IXPlus System that runs on an IBM A5/400 hardware platform. The Company expects that the EDS system will be utilized in the U.S. to: (i) provide sophisticated billing information that can be tailored to meet a specific customer's requirements, (ii) provide high quality customer service, (iii) detect and reduce fraud, (iv) integrate efficiently additions to its customer base and (v) provide real time traffic and call detail management. The EDS IXPlus System is operated and maintained by the Company in its Los Angeles office. The

Company has also implemented a customer care and trouble management system, as well as developed a state of the art information system that produces, among other things, profitability margin analysis, routing statistics and overall traffic trends by country, customer, vendor and switch. In addition, the Company has installed a Wide Area Network linking all of its offices in the U.S. enabling the use of its systems within the organization. The Company's information systems are important to its operations as they allow the Company to assess and determine quickly customer billing and collection problems, production by and compensation or commissions owed to agents, sales representatives and distributors, proper pricing for the Company's services and other matters which are important to the operation of the Company. See 'Risk Factors--Dependence on Effective Information Systems.'


  COMPETITION

     The Company competes with AT&T, MCI, Sprint, WorldCom and other United States-based and foreign carriers, many of which have considerably greater financial and other resources than the Company. Certain of the larger United States based carriers have entered into joint ventures with foreign carriers to provide international services. In addition, certain foreign carriers have entered into joint ventures with other foreign carriers to provide international services and have begun to compete or invest in the United States market, creating greater competitive pressures on the Company. The Company believes that its services are competitive in terms of price and quality with the service offerings of its U.S. competitors.


  REGULATORY ENVIRONMENT

     The Company's United States operations are subject to extensive federal and state regulation. Federal laws and FCC regulations apply to interstate telecommunications (including international telecommunications that originate or terminate in the United States), while particular state regulatory authorities have jurisdiction over telecommunications originating and terminating within the state. There can be no assurance that future regulatory, judicial and legislative changes will not have a material adverse effect on the Company, that domestic or international regulators or third parties will not raise material issues with regard to the Company's compliance or noncompliance with applicable regulations or that regulatory activities will not have a material adverse effect on the Company.


     FEDERAL. The FCC currently regulates the Company as a non-dominant carrier with respect to both its domestic and international long distance services. Generally, the FCC has chosen not to exercise its statutory power to closely regulate the charges, practices or classifications of non-dominant carriers. Nevertheless, the FCC acts upon complaints against such carriers for failure to comply with statutory obligations or with the FCC's rules, regulations and policies. The FCC also has the power to impose more stringent regulation requirements on the Company, to change its regulatory classification, to impose monetary forfeiture and to revoke its authority. In the current regulatory atmosphere, the Company believes that the FCC is unlikely to do so with respect to the Company's domestic service offerings. With respect to the Company's international services, however, it is possible that the FCC could classify the Company as dominant for the provision of services on specific international routes on the basis of the Company's foreign ownership and affiliations or a determination that the Company had the ability to discriminate against U.S. competitors. Recently, for example, the FCC classified Sprint as a dominant carrier for the provision of U.S. international services on the U.S.-France and U.S.-Germany routes in connection with investments in Sprint by France Telecom and Deutsche Telekom.


     Among domestic carriers, local exchange carriers ('LECs') are currently classified as dominant carriers with respect to the local exchange services they provide, and no interstate, interexchange carriers, including RBOCs which are permitted to offer long distance service outside their service areas, are classified as dominant. Until recently, AT&T was classified as a dominant carrier, but AT&T successfully petitioned the FCC for non-dominant status in the domestic interstate, interexchange and international markets. Therefore, certain pricing restrictions that once applied to AT&T have been eliminated, likely making AT&T's prices more competitive than the Company's. Nonetheless, the FCC placed certain conditions on AT&T's reclassification to promote the development of vigorous competition in the international services marketplace.

     The Company has the authority to provide domestic, interstate telecommunications services. The Company has also been granted authority by the FCC to provide switched international telecommunications services through the resale of switched services of United States facilities based carriers, to generally resell international private lines not connected to the PSTN or which are connected to the PSTN in Canada, New Zealand, Sweden or the United Kingdom, and to provide international telecommunication services by acquiring circuits on various undersea cables or leasing satellite facilities. The FCC reserves the right to condition, modify or revoke such domestic and international authority for violations of the Communications Act or the FCC's regulations, rules or policies promulgated thereunder. Although the Company believes the probability to be remote, a rescission by the FCC of the Company's domestic or international authority or a refusal by the FCC to grant additional international authority would have a material adverse effect on the Company.

     Both domestic and international non-dominant carriers must maintain tariffs on file with the FCC. The Company must file tariffs containing detailed actual rate schedules. In reliance on the FCC's past relaxed tariff filing requirements for non-dominant domestic carriers, the Company and most of its competitors did not maintain detailed rate schedules for domestic offerings in their tariffs, as the FCC's rules currently require. Until the two year statute of limitations expires, the Company could be held liable for damages for its past failure to file tariffs containing actual rate schedules. The Company believes that such an outcome is remote and would not have a material adverse effect on its financial condition or results of operations. The Company has always been required to include detailed rate schedules in its international tariffs.


     In February 1996, the Telecommunications Act of 1996 was signed into law. Under the Telecommunications Act, the RBOCs will be permitted to provide long distance services in competition with the Company. The law includes safeguards against anti-competitive conduct which could result from a RBOC having access to all customers on its existing network as well as its ability to cross-subsidize its services and discriminate in its favor against its competitors.


     Except with respect to transit agreements, authorizations held under
Section 214 of the Communications Act (such as those held by the Company) for international services are limited to providing services or using facilities between the United States and countries specified in the authorizations. The Company holds all necessary Section 214 authorizations for conducting its present business but may need additional authority in the future. Additionally, carriers may not lease private lines between the United States and an international point for the purpose of offering switched services unless the FCC has first determined that the foreign country affords resale opportunities to United States carriers equivalent to those available under United States law. The FCC has made such a determination with respect to New Zealand, Canada, Sweden and the United Kingdom and the Company is authorized to resell international private lines to these points for the provision of basic services interconnected to the PSTN.


     The FCC has promulgated certain rules governing the offering of international switched telecommunications. Such calls typically involve a bilateral, correspondent relationship between a carrier in the United States and a carrier in the foreign country. Until recently, the United States was one of a few countries to allow multiple carriers to handle international calls; almost all foreign countries authorized only a single carrier, often a state-owned monopoly, to provide telecommunication services. In light of the disparate bargaining positions of the United States carriers, the FCC imposed certain requirements to try to minimize the opportunities that dominant foreign telecommunications providers would have to favor one United States carrier over another. These policies include provisions of the International Settlement Policy, which requires the equal division of accounting rates, non-discriminatory treatment of U.S. carriers, and that return minutes from a foreign carrier must be proportional to the traffic that the United States carrier terminates to a foreign carrier. In December 1996, the FCC modified its rules to allow payment arrangements that deviate from the International Settlements Policy between any U.S. carrier and any foreign correspondent in a country that satisfies the FCC's effective competitive opportunities test. The FCC also stated that it would allow alternative settlement arrangements between a U.S. carrier and a foreign correspondent in a country that does not satisfy the effective opportunities test if the U.S. carrier can demonstrate that deviation from the International Settlement Policy will promote market-oriented pricing and competition, while precluding abuse of market power by the foreign correspondent. The Company has numerous agreements with foreign carriers providing for the handling of switched calls.

     Recently, the FCC adopted lower benchmarks for settlement rates that U.S. carriers must pay to foreign carriers in order to settle calls originating from the U.S. The benchmark rates were adopted to remedy a growing U.S. settlement deficit, which results from the imbalance outbound and inbound call volume which is estimated to be approximately 70% higher than the actual cost of terminating international calls. Three benchmarks were established to fit the income level of foreign countries, with a low of $0.15 per minute for high income countries and a high of $0.23 per minute for low income countries. Implementation periods, ranging from one year for high income nations to five years for nations with less than one telephone line for every 100 inhabitants, were also enacted. The FCC also determined that it would condition any carrier's authorization to provide international facilities-based switched service from the United States to an affiliated market on the carrier's foreign affiliate offering U.S. international carriers a settlement rate at or below the relevant benchmark. If, after the carrier has commenced service to an affiliated market, the FCC learns that the carrier's service offering has distorted market performance, the FCC will take enforcement action. The new benchmarks are intended to promote a competitive environment in which rates will more closely reflect costs; officials also hope that the FCC's order will encourage multilateral negotiations and lead to an international agreement to reduce costs further.

     Additionally, the FCC enforces certain requirements which derive from the regulations of the ITU. These regulations may further circumscribe the correspondent relationships described above. In addition to settlement rates, these regulations govern certain aspects of transit arrangements, wherein the originating carrier may contract with an interim carrier in a second country to terminate service in a third country. The Company has transit agreements with foreign carriers. Such agreements may allow the Company to pay less than the full accounting rate it would have to pay if it had a direct operating agreement with the terminating country. However, the Company is unaware of any instance in which a terminating country has objected with respect to any of the Company's traffic. If a terminating country objects in the future to such transit arrangements, the Company may be required to secure alternative arrangements.


     STATE. The intrastate, long distance telecommunications operations of the Company are also subject to various state laws, regulations, rules and policies. Currently, the Company is certified and tariffed or otherwise authorized to provide intrastate, interexchange service in 33 states and the District of Columbia and uses a third party carrier to originate calls in states where it needs, but does not have, authorization to provide services. Ultimately, the Company intends to apply for authorization in substantially all of the states that require certification or registration. See 'Risk Factors--Government Regulatory Restrictions.'


     The vast majority of states require carriers to apply for certification to provide telecommunications services before commencing intrastate service and to file and maintain detailed tariffs listing the rates for intrastate service. Many states also impose various reporting requirements and require prior approval for all transfers of control of certified carriers, assignments of carrier assets, carrier stock offerings and the incurrence by carriers of certain debt obligations. In some states, regulatory approval may be required for acquisitions of telecommunications operations. In the past, the Company has sought and successfully obtained such approval for its acquisitions.

EUROPEAN OPERATIONS--GENERAL

  OVERVIEW


     RSL Europe is a wholly-owned subsidiary of the Company. RSL Europe was formed in March 1995 to implement the Company's pan-European strategy. In November 1995, RSL Europe acquired a 51% interest of Cyberlink Europe, which, through its wholly-owned subsidiaries, RSL Finland and RSL Sweden, commenced operations in May 1996. During the period from August 1996 through March 1997, RSL Europe acquired the remaining 49% interest in Cyberlink Europe. In May 1996, the Company acquired the international long distance voice businesses of Sprint in France and Germany. In October 1996, RSL Europe acquired a 75% interest in the operations of RSL Netherlands, an international reseller which had been operating in the Netherlands since October 1995. The Company has entered into an agreement to acquire the remaining interest in RSL Netherlands and expects to close such transaction on the closing date of the Offerings. RSL Denmark, a start-up subsidiary of RSL Netherlands, commenced operations in Denmark in May 1997.



     In April 1997, RSL Europe entered into an agreement with Gerard van Leest, the founder, general manager and minority shareholder of RSL Netherlands, and the First Worldwide Network Management & Consultant N.V. ('FWN'), a corporation wholly-owned by Mr. van Leest, pursuant to which RSL Europe and FWN are to jointly develop, market and distribute a prepaid calling card product targeted at select customers throughout Europe.



     In April 1997, RSL Europe acquired a 30.4% interest in Maxitel, a Portuguese international telecommunications carrier. RSL Europe and the other two principal shareholders of Maxitel entered into a shareholders' agreement, pursuant to which, among other things, (i) certain major decisions by the Board of Directors of Maxitel can only be approved with the consent of RSL Europe and
(ii) RSL Europe has the right to designate two directors to the Board of Directors of Maxitel.



     In August 1997, RSL Europe acquired an 85% interest in the operations of RSL Italy, an international telecommunications reseller that had been operating in Italy since 1995.



     In August 1997, the Company acquired 50% of RSL Austria, an Austrian international telecommunications reseller which will begin operations by January 1998. Upon completion of the requisite corporate formalities, which is expected to occur in September 1997, the Company will own 90% of RSL Austria.


     As of June 30, 1997, the Company had 311 employees in Europe.

  INFORMATION SERVICES, SYSTEMS AND BILLING

     RSL Europe has developed its own proprietary information and billing system employing a Hewlett Packard 9000 UNIX server and a Sybase, Inc. ('Sybase') developed customized software package (collectively, the 'System'). The System provides for billing, customer service, management information, financial reporting and related functions. The Company has invested significant resources into the development of the System and the Company's management worked closely with Sybase to develop software which reflects the experiences of the Company's management in the telecommunications industry. The System has been designed to be easily integrated into the operations of each of its current, planned and future European Local Operators and may ultimately be used as the centralized information system for the Company. The System currently provides centralized billing, customer service, and information systems to the Company's United Kingdom, Sweden and Finland operations, with France and Germany expected to be brought online by the end of 1997. The Company believes that the System is a key asset of the Company and an important advantage in the management of its growth.

     The System provides for sophisticated, automatic, itemized billing that can be tailored to meet each customer's specific requirements, including customized tariffs and discount schemes. The Company expects that the System will also facilitate integration and central oversight of its European operations through automated data entry by its Local Operators and through easily generated financial status, sales information, performance and sales commission reports.

  REGULATORY ENVIRONMENT

     Most EU member states are in the initial stages of deregulation. Deregulation in these countries may occur either because the member state decides to open up its own market (e.g., the United Kingdom, Sweden and Finland) or because it is directed to do so by the European Commission ('EC') through one or more directives issued thereby. In the latter case, such an EC directive would be addressed to the national legislative body of each member state, calling for such legislative body to implement such directive through the passage of national legislation.

     Since most European countries currently restrict competition to a limited number of specific services, the Company has developed a two stage market penetration strategy to capitalize on the current and future opportunities in Europe. The first step is to take advantage of current market conditions and, within the parameters of the Company's established service offerings, to provide the fullest range of services permissible under local regulation. The Company thereby seeks to become a recognized international carrier in the targeted countries as its operations grow. The second step, as deregulation permits, is to build on its name recognition, marketing channels and existing customer base in the market to expand its service offerings to both existing and new customers. By the time that the telecommunications markets throughout Europe are open to broader competition, the Company intends to have established Local Operators in all major European telecommunications markets. However, there can be no assurance regarding the timing or extent of deregulation in any particular country. See 'Risk Factors--Government Regulatory Restrictions.'



     The EC issued in 1997 an interconnect directive (the 'Interconnect Directive'), which is expected to be implemented in 1998 and is expected to require the incumbent PTTs to interconnect to other carriers using CCITT C-7 signaling standards. Such connection will provide 'Calling Line Identity' ('CLI'), also known as ANI or PIC, which will allow the Company's customers to access more easily the Company's local switch (e.g., through prefix dialing instead of dial-in access) and will remove the local access fee levied in addition to the Company's charge for the call. After interconnection, rates charged by the PTT for the PSTN portion of the call are expected to be incurred by carriers at wholesale rates and it is expected that carriers will be allowed to compete against the PTT in the domestic long distance market, as well as the international market. However, the implementation of this or any EC directive by member states is subject to substantial delay. See 'Risk Factors--Government Regulatory Restrictions.'


     Member states have limited flexibility to interpret EC directives. If the EC determines that a member state's legislation implementing an EC directive does not adequately do so, the EC tests such interpretation through legal proceedings in a court of law. This process is time consuming. Accordingly, while a date has been set for the liberalization of voice telephony services within the EU, the actual date on which liberalization actually occurs could be months or years later. See 'Risk Factors--Government Regulatory Restrictions.'

     There also may be practical considerations in implementing a directive which could result in a delay of its implementation, as there are considerable doubts as to the preparedness of many EC countries for a wide-ranging change. For example, the negotiation of interconnection agreements can take a significant amount of time. Even after such agreements are negotiated and implemented, substantial ongoing disputes with the incumbent PTTs regarding prices and billing are to be expected.


     In an attempt to speed up the market entry of new operators despite the obstacles referred to above, the Full Competition Directive allowed alternative entities to the PTTs (typically utility and cable television companies) to supply infrastructure, beginning July 1, 1996. This permits the Company to purchase cable capacity from companies other than the local PTTs as such companies build transmission facilities. To date, however, there has not been substantial construction of such facilities by competitors to the PTTs in EU countries, although several member states have enacted national legislation to adopt the Full Competition Directive.


     Although it is not expected that interconnect will be available and implemented in most countries of interest by January 1, 1998, the current regulatory scheme in Europe nevertheless provides an opportunity for the Company to provide a range of services immediately in many countries, while putting in place adequate infrastructure to capitalize on final deregulation when it occurs on or after January 1, 1998. The Company can provide value-added services before 1998 and, in certain EC countries beginning in 1998 but prior to interconnection, the Company can provide dial-in access, coupled, when possible, with autodialers or the programming of customers' phone systems to dial access codes, to route traffic over the PSTN to the Company's switches. See '--International Long Distance Mechanics.'

U.K. OPERATIONS


  OVERVIEW


     The United Kingdom originated approximately four billion minutes of international traffic in 1995. The Company's UK operations began generating revenues in May 1996 and generated $6.3 million in revenues for the year ended December 31, 1996, its first year of operations, and $11.3 million for the six months ended June 30, 1997.


  SERVICES AND CUSTOMERS


     The Company offers its customers in the United Kingdom international and domestic long distance services. Customers access these services by direct access, prefix dialing and dial-in. Direct access services are provided by connecting customers to the Company's London switches by means of lines leased from British Telecom or Mercury. Prefix dialing services are provided by means of access to the Company's London switches by way of the PSTN using the Company's access codes. As of June 30, 1997, the Company's customer base in the United Kingdom consisted of 12 carriers and in excess of 2,700 commercial customers and 11,000 pre-paid account customers. The Company's current commercial customers include multinationals, large national companies, as well as small and medium-sized businesses.


  MARKETING AND SALES


     The Company markets its services in the United Kingdom through a variety of channels, including direct sales, indirect sales through independent agents and telemarketing sales. The Company has three professionals dedicated to marketing. As of June 30, 1997, RSL Europe employed 13 full-time and 23 part-time sales employees in the United Kingdom dedicated to commercial and residential customers. RSL Europe intends to expand its direct sales force as a part of its growth strategy by adding sales representatives to its London office as well as establishing additional sales offices in the United Kingdom. The Company relies heavily on its network of approximately 42 agents to sell its long distance calling services in the United Kingdom. The Company believes that several of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. The Company has acquired one of these agents and is negotiating to acquire a second, with the strategic aim of providing the Company with local presence in certain regions of the U.K.


  U.K. NETWORK ARCHITECTURE


     RSL UK operates two Ericsson switches, one an international gateway switch, the other a domestic switch, located in London. Prior to December 1996, the Company was prohibited from owning interests in fiber optic cable coming in or out of the United Kingdom. As a result, the Company had been transmitting call traffic bound for destinations outside of the United Kingdom through leased capacity provided by British Telecom and Mercury. The Company has since purchased IRUs on the UK-NL14 and PTAT-1 undersea fiber optic cable systems and continues to utilize leased capacity for all other international destinations. The Company is currently in negotiations to purchase IRUs on the CMC and MCC terrestrial fiber optic cables. The Company is currently in negotiations to purchase MIUs on the FLAG and GEMINI systems and additional MIUs and IRUs as warranted.


  COMPETITION

     The Company's principal competitors in the United Kingdom are British Telecom, the dominant supplier of telecommunications services in the United Kingdom, and Mercury. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as Energis, and from resellers including ACC Corporation, WorldCom, Esprit and Global One. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its UK competitors.

  REGULATORY ENVIRONMENT

     The Company was awarded an International Facilities Based Telecommunications License (an 'IFBTL') in the United Kingdom in December 1996. An IFBTL entitles the Company to acquire IRUs and MIUs on international satellite and cable systems, resell international private lines, as well as interconnect with, and lease capacity at, wholesale rates from British Telecom and Mercury. In addition, the Company holds an International Simple Resale ('ISR') license in the United Kingdom. An ISR license allows the Company to resell international private lines, as well as interconnect with, and lease capacity at wholesale rates from, British Telecom and Mercury.


GERMAN OPERATIONS


  OVERVIEW

     Germany originated 5.2 billion minutes of international traffic in 1995. RSL Germany was formed in April 1996 for the purpose of acquiring Sprint's international voice business in Germany. Sprint was required to divest itself of its German and French international voice businesses pursuant to the terms of the Global One joint venture agreement.

     Sprint commenced its German voice business in 1993. Revenues for such operation for the years ended December 31, 1996 and 1995 were $8.6 million and $6.4 million, respectively, and $5.1 million and $4.0 million for the six months ended June 30, 1997 and 1996, respectively. The Company's German operations generated pro forma revenues of $11.7 million for the year ended December 31, 1996 and actual revenues of $5.1 million for the six months ended June 30, 1997.


  SERVICES AND CUSTOMERS


     National and international long distance services are offered by the Company to members of closed user groups. International long distance services are further offered to customers that are not members of closed user groups utilizing direct access over leased lines from Deutsche Telekom. As of June 30, 1997 the Company's customer base in Germany consisted of one reseller in Austria that provides international traffic from Austria to Germany and other countries, two German resellers, one of which is the largest service provider of mobile phone service and approximately 175 commercial customers. The Company's current customer base primarily consists of large national or multinational corporations and a larger number of small and medium-sized business customers. See '--Products and Services.'


  MARKETING AND SALES


     As of August 1997, the Company employed 26 sales and marketing employees in Germany. RSL Germany is expanding its direct sales force as a part of its growth strategy by adding sales representatives. The Company continues to develop a network of independent sales agents to sell its services in Germany.


  GERMAN NETWORK ARCHITECTURE


     RSL Germany currently operates a Wyatts MRX 2000 domestic switch in its offices in Frankfurt, and recently installed an Ericsson AXE 10 international gateway switch, which has been operational since August 1, 1997. The Company also plans to install POPs in additional German cities to lower its cost of providing services in these cities. International transmissions facilities are leased from Deutsche Telekom. The Company has interconnect agreements with Teleglobe International Inc. for termination of its international traffic, and with TelDaFax GmbH for termination of domestic traffic. The Company is integrating these services into its own systems and is making such other arrangements as are necessary to ensure these services are provided to the Company.

  COMPETITION


     In Germany, the Company competes with facilities-based carriers and resellers. The Company's principal competitor in Germany is Deutsche Telekom, the dominant supplier of telecommunications services in Germany. The Company also faces competition from emerging public telephone operators (who are constructing their own facilities-based networks) such as Arcor (Mannesmann and

DBKom), O.telo (RWE and VEBA) and VIAG Interkom (VIAG and British Telecom), from resellers including Worldcom and Viatel and call-back providers such as Tele Passport. Assuming deregulation in 1998, it is expected that alternative networks currently under construction will become available to route and terminate voice traffic. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its German competitors.


  REGULATORY ENVIRONMENT


     The German Parliament passed the German Telecommunications Act 1996 (the 'German Act'), which became effective August 1, 1996, in order to liberalize the German telecommunications market. Until January 1998, 'voice telephony' as defined in the German Act in accordance with the 1990 Directive may only be provided by Deutsche Telekom. 'Voice telephony' as defined in the German Act does not, however, include the delivery of voice telephony to 'closed user groups'. International direct dialing services offered to customers utilizing direct access over leased lines also do not come within the German Act's definition of 'voice telephony '.


     Under the German Act, licenses for the offering of voice telephony services are issued to an applicant unless (i) such applicant fails to meet certain good standing requirements, (ii) such applicant lacks the competence to run a telecommunications business or (iii) the offering of telecommunications services by such applicant would be regarded as a danger to public safety. Under the German Act, Deutsche Telekom is required to permit competitors to be interconnected to its network. RSL Germany has applied for a Germany-wide, class 4 license (public switched telephony services) with the Federal Ministry of Posts and Telecommunications.


DUTCH OPERATIONS



  OVERVIEW



     The Netherlands originated 1.5 billion minutes of international traffic in 1995. The Company operates in the Netherlands through RSL Netherlands. RSL Netherlands is an international carrier with switches installed in Rotterdam and Amsterdam.



     RSL Netherlands initiated operations in October 1995 and generated approximately $7.9 million in revenues for the year ended December 31, 1996, its first full year of operations, a gross margin of approximately 47%, and a pretax profit of approximately $2.0 million. Revenues for the six month period ended June 30, 1997 were approximately $8.1 million.




  SERVICES AND CUSTOMERS



     The Company offers its customers in the Netherlands international long distance services utilizing direct access, prefix dialing and dial-in access, and prepaid calling cards (which represented approximately 54% of RSL Netherlands' total revenues for the six months ended June 30, 1997). As of June 30, 1997, the Company's customer base in the Netherlands consisted of approximately 1,440 commercial customers.



  MARKETING AND SALES



     The Company markets its services in the Netherlands through a variety of channels, including through six direct sales representatives, and indirect sales through independent agents and an outside telemarketing company. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers. The Company sells its prepaid calling card through seven independent distributors.



  NETHERLANDS NETWORK ARCHITECTURE



     In the Netherlands, the Company operates two Nortel Meridian switches, directly linked by leased capacity, from its offices in Rotterdam and Amsterdam. RSL Netherlands is linked directly to the Company's London gateway by leased facilities and resells the services of British Telecom and Global One on all routes where it is economical to do so.



  COMPETITION




     The Company's principal competitor in the Netherlands is PTT Telecom Netherlands, the dominant supplier of telecommunications services in the Netherlands. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as WorldCom, and from mega-carriers including Concert and Global One. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its competitors in the Netherlands.



  REGULATORY ENVIRONMENT



     As of July 1, 1997, restrictions on voice telephony services over cable infrastructure were liberalized, in effect bringing about full liberalization of the telecommunications market in the Netherlands.



     Under the current licensing regime, two new licensees other than the Dutch PTT may operate nationwide fixed telecommunications networks: Telfort, a joint venture between British Telecom and the Dutch Railway Company, and Enertel, a consortium of Dutch electricity companies and a large Dutch cable television company. Furthermore, hundreds of licenses to operate regional fixed networks have been granted mainly to electricity and cable television companies. Nevertheless, neither the use of leased lines capacity and other leased facilities, nor the services provided by the Company, requires a license.



     A new telecommunications act is expected to take effect by the end of the first quarter of 1998. The new act is expected to consolidate the full liberalization of the Dutch telecommunications market and introduce a new licensing regime. Although the details of that new regime are not yet certain, the Company expects it will be required to obtain a registration from the new Regulatory Authority in order to provide its current services. Such a registration is, however, mainly a formality, and is not intended to restrict access to the market. Notably, the new telecommunications act may require an individual license for the provision of voice telephony services between the Netherlands and non-EU countries. The Company, however, does not believe such a license will be required for the services it provides in the Netherlands, although there can be no assurance in this regard.



FRENCH OPERATIONS



  OVERVIEW




     France originated 2.8 billion minutes of international traffic in 1995. RSL France was formed in April 1996 for the purpose of acquiring Sprint's international voice business in France. Sprint was required to divest itself of its French and German international voice businesses under the terms of the Global One joint venture agreement.



     Sprint commenced its international voice business in France in 1994. Revenues for such operation for the years ended December 31, 1996 and 1995 were $11.1 million and $8.0 million, respectively, and $3.9 million and $5.3 million for the six months ended June 30, 1997 and 1996, respectively. This decline in the Company's revenues for the six month period ended June 30, 1997 is due primarily to customer attrition from the customer base of Sprint France (consisting solely of large national and multinational customers acquired in the Sprint Acquisitions), as well as the deterioration in the Dollar-Franc exchange rate.



  SERVICES AND CUSTOMERS



     The Company offers its customers in France international long distance services utilizing direct access over leased lines and restricted dial-in for customers in closed-user groups. Direct access is provided via a leased line connection between the customer's phone system and the Company's switch in Paris. Following deregulation, the Company plans to offer long distance services, which are presently restricted to closed user groups, with prefix dialing and value-added services. As of June 30, 1997, the Company's French customer base consisted of three carrier customers and 48 direct access and approximately 134 dial-in access commercial customers. The Company's customers in France include small and medium-sized businesses, a government agency with heavy international calling patterns, as well as certain large national and multinational businesses that were part of Sprint France's customer base and which remain customers of the purchased business.



  MARKETING AND SALES



     The Company markets its services through a variety of channels, including direct sales and indirect sales through independent agents. As of June 30, 1997, the Company's French operations employed 19 sales representatives and had relationships with 15 independent agents. The Company intends to expand its direct sales force and agent network as a part of its growth strategy.



  FRENCH NETWORK ARCHITECTURE



     RSL France operates an Ericsson AXE-10 international gateway switch in its offices in Paris. RSL France also operates two POPs, one located in Paris and another located in Nice-Sophia Antipolis. In addition the Company intends to install additional POPs in major business centers outside Paris to lower its cost of providing services in these areas. French regulations currently do not allow the Company to purchase its own international transmission facilities and it is uncertain when or if the law will be changed. As a result, international transmission facilities are leased from France Telecom. The Company connected its French operations to RSL-NET in December 1996.



  COMPETITION



     The Company's principal competitor in France is France Telecom, the dominant supplier of telecommunications services in France, and its International Colisee program which offers discount long distance services to the largest commercial customers. The Company also faces competition from emerging licensed public telephone operators (who are constructing fiber networks in major metropolitan areas) such as AT&T, Bouygues and CEGETEL and from resellers including Esprit and Viatel, Inc. ('Viatel'). Upon deregulation, alternative networks currently under construction are expected to become available to route and terminate traffic domestically. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its French market competitors.



  REGULATORY ENVIRONMENT



     The services currently provided by the Company in France do not require a license. In accordance with the Telecommunications Laws passed in July 1996, the liberalization process is regulated by a new government authority, the French Telecommunications Authority ('Autorite de regulation des Telecommunications'), which was established in January 1997. The telecommunications market in France is scheduled to be liberalized on January 1, 1998 along with the markets of most other EU member states. In accordance with the standard terms and conditions and price lists for interconnection with France Telecom duly approved by the French Telecommunications Authority on April 9, 1997, new operators would be able to interconnect with France Telecom's PSTN starting on January 1, 1998. The Company has applied for a license which will permit it to provide international long distance services utilizing direct access or dial-in access in those areas where the Company establishes POPs. In the areas where the Company has not established POPs, the Company may not have the opportunity to participate in the lower interconnection prices. If this license is granted, the French government is expected to require the Company to commit approximately $10 million in capital expenditures for infrastructure over the next three to five years, which is in excess of amounts the Company believes it will spend in its other European operations. See 'Risk Factors--Government Regulatory Restrictions.'



SWEDISH OPERATIONS


  OVERVIEW


     Sweden originated 900 million minutes of international traffic in 1995. The Company operates in Sweden through RSL Sweden, in which the Company acquired a majority interest in November 1995. RSL Sweden is licensed as an international carrier in Sweden, which permits it to transmit long distance services nationally and internationally. The Company's Swedish operations began operating and generating revenues in May 1996 and generated approximately $895,000 for the year ended December 31, 1996, its first full year of operations, and $1.8 million for the six months ended June 30, 1997.


  SERVICES AND CUSTOMERS

     The Company offers long distance and value added services to its customers in Sweden. Customers access the Company's switch utilizing prefix dialing and direct access. As of June 30, 1997, the Company's customer base in Sweden consisted of 1,011 commercial customers and 3,519 residential customers as well as an agreement to terminate international traffic for a mobile service provider in Sweden.

  MARKETING AND SALES


     The Company's Swedish operation markets its services through a variety of channels, including direct sales, indirect sales through independent agents and telemarketing sales. As of June 30, 1997, the Company employed five full-time sales and marketing employees in Sweden, although the Company intends to expand its direct sales force as a part of its growth strategy. The Company primarily relies on its network of approximately 20 independent sales agents to sell its long distance calling services in Sweden. In addition, the Company sells its services through a chain of 12 independent telecommunications stores with locations throughout Sweden, as well as through a large association comprised of individuals and businesses. The Company believes that many of its agents have existing relationships with businesses in the Company's target market which better position them to identify, and sell services to, prospective customers.


  SWEDISH NETWORK ARCHITECTURE


     In Sweden, the Company operates an Ericsson AXE-10 international gateway switch from its offices outside of Stockholm. RSL Sweden is connected to RSL-NET by leased facilities. RSL Sweden utilizes its IRUs on the CANTAT-3 transoceanic cable and resells services from WorldCom and Telia (the former monopoly PTT in Sweden). RSL Sweden also owns MIUs on the KATTEGAT-1 transoceanic cable system. RSL Sweden currently has operating agreements with carriers in Denmark and Norway, as well as direct connections to the Company's operations in the United Kingdom, United States and Finland.


  COMPETITION

     The Company's principal competitor in Sweden is Telia, the dominant supplier of telecommunications services in Sweden. The Company also faces competition from emerging licensed public telephone operators (which are constructing their own fiber networks) such as Tele 2 and WorldCom, and from resellers including Telenordia, Telecom Finland and Tele 8. Upon the completion of the construction of the new fiber networks, the Company will have alternative means of routing and terminating calls. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its Swedish competitors.

  REGULATORY ENVIRONMENT

     All types of telecommunications services were liberalized in Sweden in 1993. Through RSL Sweden, the Company holds an unrestricted license to provide national and international telephony in the Swedish market. As a licensed carrier, the Company may buy IRUs or lease fixed capacity from other providers, or utilize the former PTT network to originate and terminate its traffic. The Company's services are accessed primarily by prefix dialing. It is generally believed that the Swedish Parliament will amend the Swedish Telecom Act to facilitate equal access for all carriers after 1998.

FINNISH OPERATIONS

  OVERVIEW

     Finland originated 315 million minutes of international traffic in 1995 and is an important market because it serves as a gateway to Russia. The Company operates in Finland through RSL Finland, in which the Company acquired a majority interest in November 1995. RSL Finland is a fully licensed international long distance carrier in Finland. The Company's Finnish operations began operating and generating revenues in May 1996 and generated approximately $598,000 in revenues for the year ended December 31, 1996, its first full year of operations, and $1.2 million for the six months ended June 30, 1997.

  SERVICES AND CUSTOMERS

     The Company offers its customers in Finland international and domestic long distance services utilizing direct access, prefix dialing and dial-in access. As of June 30, 1997, the Company's customer base in Finland consisted of approximately 1,895 commercial customers and 950 residential customers.

  MARKETING AND SALES


     The Company markets its services in Finland through a variety of channels, including direct sales and indirect sales through independent agents. As of June 30, 1997, the Company employed nine sales and marketing employees in Finland. The Company relies heavily on its network of approximately 20 independent sales agents to sell its long distance calling services in Finland. The Company believes that many of the agents have existing relationships with businesses in the Company's target market which better position them to identify and sell services to prospective customers.


  FINNISH NETWORK ARCHITECTURE

     In Finland, the Company operates an Ericsson AXE-10 international gateway switch in its offices in Helsinki. RSL Finland primarily utilizes RSL Europe's network for international termination. International termination is also achieved by RSL Finland through connections to Telecom Finland's and other carriers' international circuits.

  COMPETITION

     The Company's principal competitor in Finland is Telecom Finland, the dominant supplier of telecommunications services in Finland. The Company also faces competition from emerging licensed public telephone operators (who are constructing their own facilities-based networks) such as Global One, Finnet and Telivo, a subsidiary of Telia, and from resellers including Tele 1. The Company believes its services are competitive, in terms of price and quality, with the service offerings of its Finnish competitors.

  REGULATORY ENVIRONMENT

     There are two classes of operators in Finland, (i) network operators, which have their own network of domestic transmission lines, and (ii) service operators, which cannot own domestic transmission lines or IRUs, but can have their own switching facilities. RSL Finland was granted a license to provide services as a network operator in March 1997.

     In August 1997, the New Telecommunications Market Law was enacted, which removes the last restrictions applicable to telecommunications and enforces competition. As a result, network operators are obligated to rent full network capacity, including local loops to other operators. In addition, the New Telecommunications Market Law provides that companies will only need to hold a license in order to provide services as a mobile phone network operator.



DANISH OPERATIONS


     Denmark originated 533 million minutes of international traffic in 1995. The Company operates in Denmark through RSL Denmark, a wholly owned subsidiary of RSL Netherlands, which initiated its operations in April 1997 and began generating revenues in May 1997.

  SERVICES AND CUSTOMERS

     RSL Denmark currently offers its customers prefix dialing. The services are offered to commercial customers as a subscription service and to private customers by prepaid cards.

  MARKETING AND SALES

     The services are distributed through direct sales by the Company and through a third party marketing company. The Company's interconnect prefix, which was recently installed, provides the customers with the option of using the Company's direct line, without requiring a physical connection.

  DANISH NETWORK ARCHITECTURE


     All traffic is transmitted through leased lines terminating at RSL Netherlands' domestic switches located in Rotterdam and Amsterdam. The Company routes all calls through Tele Danmark's network via the interconnect agreement between the Company and Tele Danmark.


  COMPETITION


     The Company's principal competitor in Denmark is Tele Danmark, the dominant PTT supplier of telecommunications services in Denmark. The Company also faces competition from various other carriers, primarily Telia (the Swedish PTT), the smaller Netcom Services and Global One, which are all connected to Tele Danmark's fixed line network via interconnect agreements.


     Tele Danmark offers full scale telephony in all areas. Telia offers both long distance services through prefix dialing and other related services such as call center solutions and data services.


  REGULATORY ENVIRONMENT


     All telecommunications services in Denmark were liberalized in 1996. Currently, the Company may, through RSL Denmark, provide national and international telephony in the Danish market, except mobile telephony which requires a license. The Company currently can only either buy or lease fixed lines from the PTT operator, Tele Danmark, which has an effective (but not legal) monopoly on the ownership and construction of fixed lines. It is expected, however, that pending regulation will limit Tele Danmark's market control, although there can be no assurance in this regard.


PORTUGUESE OPERATIONS

     Portugal originated 284 million minutes of international traffic in 1995. The Company operates in Portugal through its 30.4% investment in Maxitel, which the Company acquired in April 1997.


     Maxitel commenced operations in the international voice and data business in December 1994. Revenues for the year ended December 31, 1996 were $492,000 as compared to $253,000 for the year ended December 31, 1995 and were $225,000 and $58,000 for the six months ended June 30, 1997 and 1996, respectively.

  SERVICES AND CUSTOMERS

     Maxitel offers international and long distance voice services to closed user groups of companies utilizing autodialers and direct access. In addition, Maxitel offers store and forward fax services. The target market for the Company is small to medium-sized business. At June 30, 1997, Maxitel had 154 commercial customers and subscriptions from an additional 100 customers.

  MARKETING AND SALES

     Maxitel markets its services through a direct sales force and is developing an indirect sales force through independent agents. It is using its existing fax customer base to sell voice telephony services. As of June 30, 1997, Maxitel employed three sales representatives.

  PORTUGUESE NETWORK ARCHITECTURE


     Maxitel operates an Ericsson domestic switch in its offices in Lisbon, which is in the process of being upgraded to an Ericsson AXE-10 international gateway switch. In addition, the Company is in the process of installing an Ericsson domestic switch in Oporto. The upgraded switch and the new switch are expected to be operational by the end of the third quarter of 1997.

Additionally, Maxitel leases satellite transmission capacity on Orion, Hispasat and Intelsat.


  COMPETITION

     Maxitel's primary competitor is Portugal Telecom, the dominant supplier of telecommunications services in Portugal. The Company also competes with the local Portuguese affiliates of global carriers such as Global One, and with resellers in the Portuguese market.

  REGULATORY ENVIRONMENT


     Fixed voice telephony services, except mobile, were subject to a monopoly until March 1997. A second GSM mobile operator has been licensed since 1992 and a request for applications for a third license was issued by the government in July 1997. Under the terms of the current legislation it is possible for companies other than the PTT to offer both national and international voice services to closed user groups. Interconnection to the Portugal Telecom PSTN is permitted for such services. Portugal Telecom is expected to be fully privatized by the end of 1997. Full market liberalization is now expected to occur by January 1, 2000, but there can be no assurance in this regard.



ITALIAN OPERATIONS



  OVERVIEW



     Italy originated 1.9 billion minutes of international traffic in 1995. The Company operates in Italy through RSL Italy (DECADE Communications S.r.l.) in which it acquired an 85% interest in August 1997. RSL Italy, under its former ownership, commenced operations in 1995 and generated approximately $400,000 in revenues for the year ended December 31, 1996 and approximately $300,000 for the six months ended June 30, 1997.



  SERVICES AND CUSTOMERS



     RSL Italy offers its customers in Italy international long distance services utilizing dial-in access via autodialers. RSL Italy is in the process of filing a declaration with the Ministry for Communications which is required to offer the international long distance service that it currently offers. RSL Italy will begin selling domestic long distance service to its customers in Italy upon obtaining the additional appropriate regulatory approvals necessary to provide such national service. RSL Italy's current customer base consists of

125 small and medium-sized businesses.

  MARKETING AND SALES



     RSL Italy markets its services through a direct sales force and is developing an indirect sales force of independent agents. As of August, 1997, RSL Italy had two agents in an office in Milan and three agents in an office in Rome.



  ITALIAN NETWORK ARCHITECTURE



     RSL Italy currently operates as a switchless reseller, purchasing wholesale facilities from other Italian carriers. RSL Italy plans to install an international gateway switch in Milan and a POP in Rome by the end of the first quarter of 1998. At such time the Company will link RSL Italy with RSL-NET.



  COMPETITION



     RSL Italy's primary competitor is Telecom Italia S.p.A. ('Telecom Italia'), the dominant supplier of telecommunications services in Italy. The Company also competes with the local Italian affiliates of global carriers such as BT and Global One. In addition, the Company competes with resellers in the Italian market such as Infostrada and Skipper.



  REGULATORY ENVIRONMENT



     Currently, 'voice telephony' may only be provided by Telecom Italia. The international voice services presently offered by RSL Italy do not fall within the definition of 'voice telephony' as construed by Italian authorities. Under the current regime, in order to render certain liberalized services, RSL Italy is required to file a declaration with, or obtain an ad hoc authorization from, the Italian Ministry for Communications. Whether RSL needs the declaration or the authorization depends on the type of links to the PSTN actually used to render the services. In fact, for liberalized services offered through switched links to the PSTN, the declaration is required, whereas only an authorization is needed for services offered through dedicated links. As of September 2, 1997, RSL Italy had not filed a declaration or application for an ad hoc authorization to offer the services that it currently offers or for those that it plans to offer, but it intends to do so in the near future.



     In July 1997, the Italian Parliament passed Law No. 249/97 for the creation of the National Regulatory Authority ('NRA') in the telecommunications field. The NRA is not established yet. However, when the NRA is actually established and operative, it will assume most of the regulatory and supervisory functions currently carried out by the Italian Ministry for Communications. The NRA will ensure the application of EU liberalization principles in Italy.



     In August 1997, the Italian Government approved the text of a decree that will implement a number of EC directives (including the Full Competition Directive and the Interconnect Directive) aimed at creating a fully competitive environment also with respect to 'voice telephony.' The decree has not been published on the Italian Official Gazette as yet. If and when effective, the decree should gradually assure 'full competition' starting from January 1, 1998.



AUSTRIAN OPERATIONS



  OVERVIEW



     Austria originated 901 million minutes of international traffic in 1995. The Company will operate in Austria through RSL Austria in which it currently holds a 50% interest. Upon completion of the requisite corporate formalities, which is expected to occur in September 1997, the Company will own 90% of RSL Austria.



  SERVICES AND CUSTOMERS



     RSL Austria intends to offer international voice services utilizing autodialers and direct access beginning in the fourth quarter of 1997. RSL Austria's targeted customers are small to medium-sized businesses.

  MARKETING AND SALES



     RSL Austria intends to market its services through both a direct and indirect sales force as well as independent agents.



  AUSTRIAN NETWORK ARCHITECTURE



     RSL Austria anticipates that it will begin offering services by January 1998 as a switchless reseller. The Company has placed an order for an Ericsson AXE-10 international gateway switch which it anticipates will be installed by the end of the first quarter of 1998.



  COMPETITION



     RSL Austria's primary competitor will be Post und Telecom Austria (the 'PTA'), the dominant supplier of telecommunications services in Austria. The Company will compete with the local Austrian affiliates of global carriers such as the BT and Global One. In addition, the Company expects to compete with resellers in the Austrian market.



  REGULATORY ENVIRONMENT



     The telecommunications monopoly has remained largely intact and the PTA has a legal monopoly on voice telephony, telex and telegram services. New telecommunications legislation, however, was passed in July 1997 which will permit interconnection with the PTA's PSTN beginning on January 1, 1998, allowing competition in voice telephony services. Telecommunications services will be subject to licenses granted by an Austrian regulatory authority to applicants with sufficient technical and economic facilities. The Company intends to apply for such a license at such time.


AUSTRALIAN OPERATIONS

  OVERVIEW


     Australia originated 1.0 billion minutes of international traffic in 1995.

The Company operates in Australia through RSL COM Australia Pty. Ltd. ('RSL Australia'), a wholly-owned subsidiary of RSL COM Asia Ltd. The Company began generating revenues in Australia in April 1997. From April 1, 1997 through June 30, 1997, RSL Australia generated $7.2 million of revenues.


  SERVICES AND CUSTOMERS


     In April 1997, the Company entered into an agreement with Pacific Star Communications Limited ('Pac Star'), an Australian based switchless reseller, pursuant to which the Company acquired substantially all of the commercial customer contracts of Pac Star. As a result of such transaction, the Company's customer base in Australia currently consists of approximately 1,450 commercial customers. The Company offers these customers local services and domestic and international long distance services.


  MARKETING AND SALES

     The Company plans to market its services in Australia through a variety of channels, including direct sales and indirect sales through independent agents. The Company's current revenues are generated from the customer base acquired from Pac Star.

  AUSTRALIAN NETWORK STRUCTURE

     The Company has installed an Ericsson AXE-10 international gateway switch in its offices in Sydney and two domestic switches in Melbourne and Brisbane which are directly linked to each other. These switches are expected to be operational in the fourth quarter of 1997. The Company plans to purchase for its Australian operation IRUs on the APCN, JASAURUS and NPC undersea fiber optic cable systems and on the CMC and MCC terrestrial fiber optic cables.

  COMPETITION


     The Company's principal competitors in Australia are the two licensed general carriers Telstra Corporation Limited (the former PTT) and Optus Communications Pty. Limited. Each of these competitors provide a bundle of services including mobile, local, and domestic and international long distance. In addition the Company faces competition from switch-based and switchless resellers such as Spectrum Network Systems Limited, Axicorp Pty. Limited, Call Australia Pty. Limited and AAPT Pty. Limited.


  REGULATORY ENVIRONMENT


     RSL Australia has been enrolled with the Australian Telecommunications

Authority ('Austel') under the provisions of the International Service Providers Class License as a provider of services with double-ended interconnection. The Telecommunications Act 1991 allows enrollment as a provider of services with double-ended interconnection, provided that Austel is satisfied that the services to be offered are in the public interest. Double-ended interconnection allows the Company to interconnect with the Australian PSTN, to resell general carrier services, and to transmit international calls over owned international transmission facilities. Customers are able to access the Company's network from the PSTN utilizing a four digit prefix code issued by Austel and via 'equal access' pursuant to the Telstra Interconnect Agreement. International long distance services may be provided by the use of satellite based facilities or international cable capacity. Full deregulation of the Australian telecommunications market occurred in July 1997 with the repeal of the Telecommunications Act 1991 and the introduction of the Telecommunications Act 1997. RSL Australia has been granted full international carrier status under the new act. However, there have been delays in implementing the new act and, therefore, the Company has continued to operate as it has under the old act pursuant to the transitional provisions of the new act.



LATIN AMERICAN OPERATIONS--GENERAL



     RSL Latin America was formed in May 1997 as a joint venture pursuant to a shareholders' agreement (the 'Joint Venture Agreement'), between the Company and Coral Gates Investments Ltd., a British Virgin Islands corporation ('Coral Gates'), which is an affiliate of Inversiones Divtel, D.T., C.A. ('Divtel'), a Venezuelan corporation, and a member of the Cisneros Group. RSL Latin America is 51% owned by RSL and 49% owned by the Cisneros Group. To date, RSL Latin America has not generated revenues.


     RSL Latin America's primary purpose is to develop, through local operating companies formed in conjunction with local partners, a pan-Latin American network and operations spanning Mexico, Central and South America and the Caribbean.

     Concurrently with the execution of the Joint Venture Agreement with the Cisneros Group, RSL Latin America acquired 49% of Sprintel, from Divtel and Megatel Telecomunicaciones, C.A. ('Megatel'). Divtel will transfer its remaining 51% interest in Sprintel to RSL Latin America upon the receipt of approval from the appropriate regulatory authorities for the transfer of control of Sprintel to RSL Latin America. Sprintel has terminated its agreements with each of Sprint and Global One to distribute each of their products in Venezuela and has begun to provide calling cards and enhanced fax services for RSL Latin America.

     Various countries in Latin America have taken initial steps towards deregulation in the telecommunications market during the last few years. Certain countries have competitive local and/or long distance sectors, most notably Chile, which has competitive operators in all sectors. In addition, various Latin American countries have completely or partially privatized their national carriers, including Argentina, Brazil, Chile, Mexico, Peru and Venezuela.


     Since most Latin American countries currently restrict competition to a limited number of specific services, the Company has developed a two stage market penetration strategy to capitalize on the current and future opportunities in Latin America. The first step is to take advantage of current market conditions and, within the parameters of the Company's product line, to provide the fullest range of services permissible under the local regulation. The Company seeks to build a customer base within its target segments prior to full market liberalization, and when the market opens to competition, the Company will have an established base in its target areas.

VENEZUELAN OPERATIONS

  OVERVIEW

     Venezuela originated 129 million minutes of international traffic in 1995. The Company operates in Venezuela through Sprintel and provides value-added telecommunications services for RSL Latin America. Sprintel was organized in 1992.

  SERVICES AND CUSTOMERS

     Sprintel offers its customers in Venezuela international long distance voice services utilizing dedicated access along with prepaid and postpaid cards. Sprintel has not yet developed a significant customer base.

  MARKETING AND SALES

     Sprintel markets its services through a direct sales force, telemarketing and use of distributors to market its prepaid product. As of June 30, 1997, Sprintel employed four sales representatives.

  VENEZUELAN NETWORK ARCHITECTURE

     Sprintel currently operates an Ericsson MD 110 switch directly linked via a Panamsat-1 satellite circuit to the Company's New York international gateway switch.

  COMPETITION

     Sprintel's primary competitor is CANTV, the dominant supplier of telecommunications services in Venezuela. Sprintel also competes with local Venezuelan affiliates of global carriers such as British Telecom, Global One, Cable & Wireless, regional competitors such as Telefonica de Espana, Impsat, Texcom S.A. and Charter Communications, and callback operators.

  REGULATORY ENVIRONMENT

     The Venezuelan telecommunications market is regulated by the Ministry of

Transportation and Telecommunications, by means of the National Telecommunications Commission ('Conatel'). CANTV holds an exclusive monopoly on the provision of local, domestic and international switched fixed telephone services within Venezuela until October 2000. However, certain value-added services are open to competition with a concession. Sprintel currently holds Concessions for Value Added and Data Services which allow it to provide international voice services via dedicated access provided on a private network. Sprintel is not required to obtain a concession to provide prepaid and post paid card services.


ASIA AND PACIFIC RIM OPERATIONS



     RSL Asia is a wholly-owned subsidiary of the Company, based in Hong Kong. RSL Asia was formed to expand the Company's operations into the Asian/Pacific Rim market and, in March 1997, the Company incorporated RSL Japan to initiate the Company's operations in Japan. RSL Asia intends to capitalize on the trend toward deregulation within the region to establish operations in key countries. The Company has hired a Regional Manager to oversee and develop RSL Japan's operations. RSL Japan has also applied for a Type II value added network provider license and will be able to provide services following approval of such application. The Company plans to install an Ericsson AXE-10 international gateway switch in its offices in Tokyo.

INTERNET TELEPHONY OPERATION--GENERAL



     In July 1997, the Company acquired a 51% interest in Delta Three, a telecommunications provider utilizing the Internet and networks based on Internet protocols to provide telecommunications services and to transmit voice communications. Concurrently with the execution of the acquisition agreement, the Company and Delta Three entered into a services agreement, pursuant to which, among other things, Delta Three will provide the Company with discounted Internet telephony services and the Company will provide Delta Three with termination services at preferred rates and the co-location of Delta Three's servers with the Company's facilities.



     The Internet is an interconnected global computer network of tens of thousands of packet-switched networks using Internet protocols. Technology trends over the past decade have removed the distinction between voice and data segments. Traditionally, voice conversations have been routed on analog lines. Today, voice conversations are routinely converted into digital signals and sent together with other data over high-speed lines. In order to satisfy the high demand for low-cost communication, software and hardware developers began to develop technologies capable of allowing the Internet to be utilized for voice communications.



     Several companies, including Delta Three, now offer services that provide real-time voice conversations over the Internet ('Internet Telephony'). These services work by the use of an Internet gateway server ('Internet Gateway'), which provides a connection between the PSTN and the Internet and converts analog voice signals into digital signals. These signals are in turn compressed and split into packets which are sent over the Internet like any other packets and reassembled by a second Internet Gateway as audio output at the receiving end. The packets are converted back into analog format and transferred to the PSTN and then to the telephone number dialed.


     Most Internet Telephony software today requires both users to use computers that are connected to the Internet at the time of the call, but services provided by Delta Three allows both parties to use their ordinary telephones. Current Internet Telephony does not provide comparable sound quality to traditional long distance service. The quality of Internet Telephony, however, has increased over the past few years, and the Company expects such quality to continue to improve, although there can be no assurance in this regard.


DELTA THREE OPERATIONS



  OVERVIEW



     Delta Three began operations in May 1996 and began offering commercial voice over the Internet telecommunications services in January 1997. Delta Three currently offers commercial service between 10 countries and it plans to extend the service to several additional countries within the next two years.


  SERVICE AND CUSTOMERS


     Delta Three utilizes the Internet, traditionally a device for data communications, as a transmission medium for ordinary telephone calls. The service offered by Delta Three enables customers to place long distance and international phone calls while using a standard telephone, without an additional equipment. Delta Three offers these calls at a significant discount to standard international calls.


     Delta Three operates as a wholesale carrier for international long distance resellers on a point-to-point basis and as a retail carrier, servicing its own network and marketing the use of its network to consumers in designated areas.


  MARKETING AND SALES


     Delta Three's strategy is initially to utilize wholesale contracts to increase the volume on its network and then to add retail and corporate clients onto the network, which it will market under its name. Delta Three focuses on supplying its services to high-margin international niches. Delta Three also offers the Company the ability to purchase minutes wholesale at preferred rates.

  DELTA THREE NETWORK


     The Delta Three network consists of 10 Internet Gateways, located within key metropolitan areas in target countries. A Delta Three customer dials an access number where a Delta Three system prompts the customer for an access code and the desired phone number. The system then opens a connection with a remote Internet Gateway and instructs the Internet Gateway to place a local call to the telephone the customer has dialed. Once the local call is transmitted, the Internet Gateway converts the call into a form which can be routed over the Internet and transfers the call to a second Internet Gateway. The Internet Gateway may be connected by (i) the Internet accessed through an Internet service provider, (ii) capacity leased on a private Intranet and (iii) leased private lines. By routing calls in such a manner, Delta Three is able to avoid the high costs associated with the settlement process.



  REGULATORY ENVIRONMENT



     While regulation still plays a significant role in traditional telecommunications markets, the Internet is largely unregulated, permitting business opportunities to flourish and to rapidly follow technological developments. To date, the FCC has never directly exercised regulatory jurisdiction over Internet-based services. The rapid development of the Internet, however, raises the question of whether the language of the Communications Act of 1934, as amended by the Telecommunications Act of 1996, or existing FCC regulations, covers particular services offered over the Internet.



     The FCC and most foreign regulators have not yet attempted to regulate the companies that provide the software and hardware for Internet Telephony, the access providers that transmit their data, or the service providers, as common carriers or telecommunications services providers. Therefore, the existing systems of access charges and international accounting rates, to which traditional long distance carriers are subject, are not imposed on providers of

Internet Telephony services. As a result, such providers may offer calls at a significant discount to standard international calls. There can be no assurance, however, that the FCC and foreign regulators will not regulate Internet Telephony or Internet service providers in the future.



     The level of regulation of Internet Telephony differs significantly in other countries and, in many countries, Internet Telephony is not regulated any differently than other Internet service. In some countries Internet Telephony is illegal. There can be no assurance that regulation of Internet Telephony will not increase around the world.


EMPLOYEES

     At August 1997, the Company employed approximately 475 people, including officers, administrative and salaried selling personnel. The Company considers its relationship with its employees to be good.

PROPERTIES


     The Company's principal office is at Clarendon House, Church Street, Hamilton, Bermuda.



     The Company maintains executive offices at 767 Fifth Avenue, New York, New York, where the Company occupies 2,589 square feet under a lease which expires on January 31, 2002, although the Company has the option to terminate such lease beginning in February 1998. The lease provides for annual lease payments of $110,000.



     The Company also maintains a 3,040 square foot office at 60 Hudson Street, New York, New York which houses the Company's international gateway and domestic switches located in New York. The lease extends until September 30, 1997 and provides for annual lease payments of $262,000.



     The Company has entered into a lease to maintain a 14,000 square foot office at 430 Park Avenue, New York, New York for RSL USA's Eastern United States offices. The lease extends until June 29, 2001 and provides for annual lease payments of $375,000.


     The Company maintains an office at Churchill House, 142-146 Old Street, London, England which is used as the location for the London international gateway switch and the London domestic switch.

The lease extends until October 1, 2005 and provides for annual lease payments of $83,000 until March 1998 and may be increased thereafter.



     In addition, the Company maintains offices with respect to its other foreign operations, the aggregate annual lease payments for which equal approximately $2.1 million.


     The Company, through its direct and indirect subsidiaries, also leases additional office spaces for its operations.

LEGAL PROCEEDINGS


     AT&T recently filed with the FCC an opposition to the Company's requests for modification of the International Settlement Policy to implement the Company's accounting rates for international long distance service between the United States and each of Denmark, the Dominican Republic, Finland, Norway and the United Kingdom. AT&T has alleged, inter alia, that the requests violate the principles underlying the International Settlement Policy and the FCC's non-discrimination policy. The Company does not believe that the FCC's resolution of this matter reasonably can be expected to have a material adverse effect on its business or results of operations.



     The Company also is, from time to time, a party to litigation that arises in the normal course of its business operations. The Company is not presently a party to any such litigation that the Company believes could reasonably be expected to have a material adverse effect on its business or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Certain information concerning directors and executive officers of the Company and certain of its subsidiaries is set forth below:


NAME                                               AGE                       POSITION
- ------------------------------------------------   ---   ------------------------------------------------
Ronald S. Lauder................................   53    Director and Chairman of the Board
Itzhak Fisher...................................   41    Director, President and Chief Executive Officer
Andrew Gaspar...................................   49    Director and Vice Chairman of the Board
Jacob Z. Schuster...............................   48    Director, Executive Vice President, Chief
                                                           Financial Officer, Assistant Secretary and
                                                           Treasurer
Richard E. Williams.............................   45    President and Chief Executive Officer of RSL
                                                           Europe
Paul G. Black...................................   40    President of RSL USA
Adrian Coote....................................   43    Managing Director of RSL Australia
Karen van de Vrande.............................   47    Vice President of Marketing
Nir Tarlovsky...................................   31    Vice President of Business Development
Nesim N. Bildirici..............................   30    Vice President of Mergers and Acquisitions
Mark J. Hirschhorn..............................   33    Vice President--Finance, Global Controller and
                                                           Assistant Secretary
Roland T. Mallcott..............................   50    Vice President of Engineering
Andrew C. Shields...............................   41    Vice President of International Carrier
                                                           Relations
Avery S. Fischer................................   30    Legal Counsel
Tucker Hall.....................................   41    Secretary
Gustavo A. Cisneros.............................   52    Director
Leonard A. Lauder...............................   64    Director
Eugene Sekulow..................................   66    Director
Nicolas G. Trollope.............................   50    Director
Fred H. Langhammer..............................   52    Nominee for Director


     All directors hold office, subject to death, removal or resignation, until the next annual meeting of shareholders and thereafter until their successors have been elected and qualified. Officers of the Company serve at the pleasure of their respective Boards of Directors, subject to any written arrangements with the Company. See '--Employment Arrangements.' Set forth below is certain information with respect to the directors, executive officers and other senior management of the Company.


     Ronald S. Lauder co-founded the Company, has served as its Chairman since 1994 and is its largest and controlling shareholder. He is also a founder and has served as the non-executive Chairman of the Board of Central European Media Enterprises Ltd. ('CME'), an owner and operator of commercial television stations and networks in Central and Eastern Europe since 1994. Mr. Lauder is a principal shareholder of The Estee Lauder Companies Inc. ('Estee Lauder') and has served as Chairman of Estee Lauder International, Inc. and Chairman of Clinique Laboratories, Inc. since returning to the private sector from government service in 1987. From 1983 to 1986, Mr. Lauder served as Deputy Assistant Secretary of Defense for European and NATO affairs. From 1986 to 1987, Mr. Lauder served as U.S. Ambassador to Austria. Mr. Lauder is a director of Estee Lauder. He is

Chairman of the Board of Trustees of the Museum of Modern Art, and Treasurer of the World Jewish Congress.

     Itzhak Fisher, a co-founder of the Company, has been a director, President and Chief Executive Officer of the Company since its inception in 1994. Mr. Fisher is also the President and Chief Executive Officer of ITG, the Chief Executive Officer of RSL USA and the Chairman of RSL Europe. From 1992 to 1994, Mr. Fisher served as General Manager of Clalcom Inc., the telecommunications subsidiary of Clal (Israel), Ltd., Israel's largest investment corporation ('Clal'). Prior to joining Clalcom, from 1990 to 1992, Mr. Fisher served as the Special Consultant to the President of Bezeq the Israel Telecomunication Corp. Ltd., Israel's national telecommunications company. From 1990 to 1991, Mr. Fisher was a consultant to Mobil Oil Corporation, in the telecommunications field. In 1989, Mr. Fisher co-founded Medic Media, Inc., a company engaged in the business of renting telephone and television systems in hospitals throughout Israel, and was a director and its President and Chief Executive Officer through 1991. Mr. Fisher remains a director of Medic Media.


     Andrew Gaspar has served as a director and Vice Chairman of the Board of the Company since its inception in 1994. Mr. Gaspar has been (through a limited liability company) the managing member of Lauder Gaspar Ventures LLC ('LGV') since its inception in September 1996 and has been President of the corporate general partner of R.S. Lauder, Gaspar & Co., L.P. ('RSLAG') since 1991. Both RSLAG and LGV are venture capital companies. Mr. Gaspar has also been a director of CME since June 1994. From 1982 until 1991, Mr. Gaspar was a partner of Warburg, Pincus & Co., a venture capital firm, in which Mr. Gaspar specialized in start-up ventures in the telecommunications industry. From 1973 until 1981, Mr. Gaspar served in various executive capacities at RCA Global Communications, Inc. and its affiliates. Mr. Gaspar is Chairman of Auto Info Inc., a financial services company. Mr. Gaspar played a significant role in developing the initial concept for the Company's global network and guided its initial strategy, formation and financings.



     Jacob Z. Schuster has been a director, Secretary or Assistant Secretary, Treasurer and Executive Vice President of the Company since 1994 and has been

Chief Financial Officer of the Company since February 1997. From 1986 to 1992, Mr. Schuster was a General Partner and the Treasurer of Goldman, Sachs & Co. ('Goldman Sachs'). Mr. Schuster has been President and Treasurer of RSL Management Corporation since November 1995 and Executive Vice President of RSL Investments Corporation since March 1994. Mr. Schuster joined Goldman Sachs in 1980, served as Treasurer of the firm from 1985 until his retirement from the firm in 1992 and was made a General Partner in 1986. In 1993, Mr. Schuster served as a consultant to Goldman Sachs.


     Richard E. Williams has served as President and Chief Executive Officer of RSL Europe since August 1995. From 1992 through 1994, Mr. Williams served as a director of IDB WorldCom, with responsibility for sales and marketing. From 1990 to 1992, Mr. Williams served as Managing Director and Vice President of Operations (Europe, Africa and Middle East) of WICAT Systems, a computer systems company. From 1968 to 1990, Mr. Williams served in various technical, research, sales, and management capacities at British Telecom, most recently serving as a General Manager from 1988 to 1990.


     Paul G. Black has been the President of RSL USA since March 1997. Mr. Black joined the Company as President and Chief Executive Officer of Cyberlink in October 1996. From 1995 to 1996, Mr. Black served as Vice President, International Business Development of Pacific Gateway Exchange, Inc. From 1993 through 1995, Mr. Black was President and Chief Operating Officer of SERSA/GEOCOMM, a provider of dedicated international communications services. From 1990 to 1993, Mr. Black was Manager, Western Region for GTE Spacenet (now known as GTE Telecom).



     Adrian Coote has been Managing Director of RSL Australia since October 1996. From May 1993 to October 1996, Mr. Coote served as Director of Engineering and Operations of Vodafone Pty. Limited, an Australian mobile carrier, responsible for the design, implementation and operation of its mobile network and subscriber administration systems. From 1987 to 1993, Mr. Coote was General Manager, Sales of British Telecom Australasia responsible for introducing and managing its private switching systems and global data networks. Prior to joining British Telecom Australasia, Mr. Coote served in various capacities at Philips Telecommunications Systems.

     Karen van de Vrande has been Vice President of Marketing of the Company since March 1996. From March 1993 to February 1996, Ms. van de Vrande served as Managing Director of AT&T's Consumer Communications Services for Europe, the Middle East and Africa. From 1990 to 1993, Ms. van de Vrande served as Managing Director of AT&T's Israeli operations. She served in various marketing and sales capacities at AT&T from 1981 to 1990.


     Nir Tarlovsky has been Vice President of Business Development of the Company since April 1995 and served as a director of the Company from April 1, 1995 until March 1997. Mr. Tarlovsky is also Vice President of ITG. From 1992 to March 1995, Mr. Tarlovsky served as Senior Economist of Clal, where he was responsible for oversight of the operations and budgets of 150 of Clal subsidiaries. While at Clal, he was also responsible for the development of new international telecommunications ventures. Prior to 1992, Mr. Tarlovsky served as an officer in the Israeli Army, where he was responsible for management and financial oversight of international research and development projects.

     Nesim N. Bildirici has been Vice President of Mergers and Acquisitions of the Company since 1995 and served as a director of the Company from April 1995 until March 1997. From August 15, 1993 to December 31, 1996, Mr. Bildirici was employed by both RSLAG and the Company. Mr. Bildirici is also a Managing Director of RSLAG. Prior to joining RSLAG, Mr. Bildirici was an investment banker at Morgan Stanley & Co. Incorporated from 1989 to 1991. From 1991 to 1993, Mr. Bildirici was a graduate student at Harvard Business School, where he received his MBA.

     Mark J. Hirschhorn has been Vice President-Finance of the Company since August 1997 and has been Global Controller of the Company since January 1996. Mr. Hirschhorn has also served as the Assistant Secretary of the Company since September 1996. From October 1987 to December 1995, Mr. Hirschhorn was employed at Deloitte & Touche LLP, most recently as a Senior Manager specializing in emerging business and multinational consumer product companies.

     Roland T. Mallcott has been Vice President of Engineering of the Company since February 1997. From December 1995 until January 1997, Mr. Mallcott served as Director of Joint Ventures of Concert, through British Telecom and MCI, in Canada, Mexico and Germany. From January 1992 to December 1995, Mr. Mallcott served as Director of Engineering and Operations for British Telecom (US) responsible for building and managing the British Telecom and Concert global data and voice networks. Prior to 1992, Mr. Mallcott served in various network engineering capacities for British Telecom.

     Andrew C. Shields has been Vice President of International Carrier Relations since August 1997. From October 1993 until August 1997, Mr. Shields served as Vice President of International Business Development of LCI International, with responsibility for international business development and international carrier relations. From June 1991 until October 1993, Mr. Shields served as Director of Global Alliances for Northern Telecom responsible for international infrastructure expansion. Mr. Shields also served as Northern Telecom's Director of International Marketing from June 1989 until June 1991. From 1984 to 1989, Mr. Shields served as Senior Manager, International Relations for MCI International responsible for negotiating bilateral direct operating agreements with international carriers. Mr. Shields also served, in various capacities at MCI International, MCI Telecommunications, and ITT World Communications from 1979 to 1984.

     Avery S. Fischer has served as Legal Counsel of the Company since January 1997. From 1994 to 1997, Mr. Fischer was an associate with the law firm of Rosenman & Colin LLP, New York, New York, with a practice concentrating in mergers and acquisitions, securities and general corporate counseling. From 1993 to 1994, Mr. Fischer was an associate with the law firm of Shea & Gould, New

York, New York, with a practice concentrating in commercial and securities litigation. From 1990 to 1993, Mr. Fischer was a student at Brooklyn Law School, where he received his Juris Doctor.


     Tucker Hall, Secretary of the Company since March 1997, has been a manager of Codan Services Limited, Hamilton, Bermuda, a corporate service company, since 1989.

     Gustavo A. Cisneros has been a director of the Company since March 1997. Mr. Cisneros, together with other members of his family, owns a controlling interest in Venevision as well as interests in a wide variety of other business enterprises. For more than five years, Mr. Cisneros has been a direct or indirect beneficial owner of interests in and a director of certain of the companies that own or are engaged in a number of diverse commercial enterprises principally in Venezuela, the United States, Brazil, Chile and Mexico. Mr. Cisneros is also the Chairman of the Board of Directors of Pueblo Xtra International, Inc. and a Director of Univision Communications Inc.

     Leonard A. Lauder has been a director of the Company since March 1997. Mr. Lauder is a principal shareholder and has served as Chief Executive Officer of Estee Lauder since 1982 and as President of Estee Lauder from 1972 until 1995. He became Chairman of the Board of Directors of Estee Lauder in 1995. He has been a director of Estee Lauder since 1958. Mr. Lauder formally joined Estee Lauder in 1958 after serving as an officer in the United States Navy. He is Chairman of the Board of Trustees of the Whitney Museum of American Art, a Charter Trustee of the University of Pennsylvania and a Trustee of The Aspen Institute. He also served as a member of the White House Advisory Committee on Trade Policy and Negotiations under President Reagan.

     Eugene Sekulow has been a director of the Company since September 1995. Until his retirement in December 1993, Mr. Sekulow served as Executive Vice President-International of NYNEX Corporation, having served as President of NYNEX International Company from 1986 to 1991. Prior to joining NYNEX International Company, Mr. Sekulow had served as President of RCA International, Ltd. since 1973. Mr. Sekulow previously served as a member of the United States State Department Advisory Committee on International Communications and Information Policy and on the State Department Task Force on Telecommunications in Eastern Europe.

     Nicolas G. Trollope, a director of the Company since July 1996, has been a partner with the law firm of Conyers, Dill & Pearman, Hamilton, Bermuda, since 1991.


     Fred H. Langhammer, a nominee for director of the Company, has been President of Estee Lauder since 1995, and Chief Operating Officer of Estee Lauder since 1985, and was Executive Vice President of Estee Lauder from 1985 until 1995. Mr. Langhammer joined Estee Lauder in 1975 as President of its operations in Japan. In 1982, he was appointed Managing Director of Estee Lauder's operations in Germany. Prior to joining Estee Lauder, Mr. Langhammer was General Manager of Dodwell (Japan), a global trading company. He is a member of the Board of Directors of the Cosmetics, Toiletries and Fragrance Association, an industry group, and serves on the Board of the American Institute for Contemporary German Studies at Johns Hopkins University.


     Other than Ronald S. Lauder and Leonard A. Lauder, who are brothers, no family relationship exists between any director or executive officer of the Company.

COMMITTEES OF THE BOARD


     The Company's Board of Directors (the 'Board of Directors') has an Executive Committee (the 'Executive Committee'), a Compensation Committee (the 'Compensation Committee') and, after the completion of the Offerings, will establish an Audit Committee (the 'Audit Committee').


  EXECUTIVE COMMITTEE


     The Executive Committee is composed of Ronald S. Lauder, Andrew Gaspar, Itzhak Fisher, Jacob Schuster and Eugene Sekulow. A majority of the members of the Executive Committee must approve any action taken by the Executive Committee. During the period between meetings of the Board of Directors, the Executive Committee has all powers and authority of the Board of Directors to manage the Company's business, except that the Executive Committee, acting alone, cannot (i) amend the Company's Memorandum of Association or Bye-laws (which also require shareholder approval); (ii) adopt an agreement of merger or consolidation or approve the sale, lease or exchange of all or substantially all of the Company's property and assets; or (iii) approve or recommend to the Company's shareholders a dissolution of the Company.

  COMPENSATION COMMITTEE


     The Compensation Committee currently is composed of Ronald S. Lauder, Andrew Gaspar and Itzhak Fisher. The Board of Directors intends to change the composition of the Compensation Committee subsequent to the Offerings, so that the Compensation Committee will be composed solely of 'non-employee directors' within the meaning of Rule 16b-3(b)(1) promulgated under the U.S. Securities Exchange Act of 1934, as amended and 'outside directors' within the meaning of
Section 162(m)(4)(C)(i) of the U.S. Internal Revenue Code of 1986, as amended. The Compensation Committee is responsible for determining executive compensation policies and guidelines and for administering the Company's stock option and compensation plans.



  AUDIT COMMITTEE


     Within 90 days after completion of the Offerings, the Board of Directors will establish an Audit Committee. The Audit Committee will be comprised solely of independent directors and will be charged with (i) recommending the engagement of independent accountants to audit the Company's financial statements, (ii) discussing the scope and results of the audit with the independent accountants, (iii) reviewing the functions of the Company's management and independent accountants pertaining to the Company's financial statements and (iv) performing such other related duties and functions as are deemed appropriate by the Audit Committee and the Board of Directors.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

     The following table summarizes all plan and non-plan compensation awarded to, earned by, or paid to (i) the Company's Chief Executive Officer, (ii) its five most highly compensated executive officers, other than the Chief Executive Officer, whose total annual salary and bonus exceed $100,000 and who were serving as executive officers at the end of the Company's last fiscal year and
(iii) Charles M. Piluso, a former executive officer of the Company (together, the 'Named Executive Officers'), for services rendered in all capacities to the Company for the year ended December 31, 1996.


                                                                                                  LONG-TERM
                                                                               ANNUAL           COMPENSATION
                                                                            COMPENSATION           AWARDS
                                                                         -------------------   ---------------
                                                                          SALARY     BONUS         OPTIONS
NAME AND PRINCIPAL POSITION                                                 $          $              #
- -----------------------------------------------------------------------  --------   --------   ---------------
Itzhak Fisher
  President and Chief Executive Officer................................   350,000    150,000             0

Nir Tarlovsky
  Vice President of Business Development...............................   178,000     75,000             0

Richard E. Williams (1)
  President and Chief Executive Officer of RSL Europe..................   172,000     50,000             0

Nesim N. Bildirici (2)

  Vice President of Mergers and Acquisitions...........................   165,000     75,000             0

Charles M. Piluso (3)
  Chairman of ITG......................................................   230,000          0             0

Mark Hirschhorn
  Vice President--Finance..............................................   140,000     50,000        93,294

Karen van de Vrande
  Vice President of Marketing..........................................   120,000     50,000       131,400


- ------------------


(1) Mr. Williams' salary has been converted to U.S. dollars for the purposes of this table based upon the average exchange rate of British pounds to U.S. dollars for the periods covered.



(2) Mr. Bildirici is employed by the Company but, during 1996, was employed by both the Company and RSLAG. For purposes of this Prospectus, he is treated as an employee of the Company only for the relevant periods. See '--Fiscal Year-End Option Values,' '--Compensation Committee Interlocks and Participation.'



(3) Mr. Piluso, the former President of ITG and RSL USA, has not, since November 1996, served as an executive officer of the Company.



     No other annual compensation, restricted stock awards, stock appreciation rights or long-term incentive plan payouts or other compensation (all as defined in the regulations of the Securities and Exchange Commission (the 'Commission')) were awarded to, earned by or paid to the Named Executive Officers during 1996.

STOCK OPTION AND COMPENSATION PLANS



  AMENDED AND RESTATED 1995 STOCK OPTION PLAN



     In April 1995, the Board of Directors of the Company authorized, and the shareholders of the Company approved, the 1995 Stock Option Plan (as amended and restated, the '1995 Plan'). Under the 1995 Plan, the Company's Compensation Committee is authorized to grant options (after giving effect to the Recapitalization) for up to 2,847,000 shares of the Company's Class A Common Stock. As of September 4, 1997, the Company had granted options to purchase 2,792,888 shares of the Company's Class A Common Stock under the 1995 Plan. In general, options granted under the 1995 Stock Option Plan terminate on the tenth anniversary of the date of grant. The 1995 Plan was developed to provide incentives to employees of the Company and to attract new employees and non-employee directors. The Company will not grant further options under the 1995 Plan.



  1997 STOCK INCENTIVE PLAN



     Prior to the consummation of the Offerings, the Board of Directors intends to adopt, and the shareholders of the Company are expected to approve, the 1997 Stock Incentive Plan (the '1997 Plan'). All future grants of options following the consummation of the Offerings will be under the 1997 Plan. Options will be granted under the 1997 Plan for the purposes of attracting and motivating key employees of the Company.



     The 1997 Plan will be administered by the Compensation Committee and will provide for the grant of (i) incentive and non-incentive stock options to purchase Class A Common Stock; (ii) stock appreciation rights ('SARs'), which may be granted in tandem with stock options, in addition to stock options, or freestanding; (iii) restricted stock and restricted units; (iv) incentive stock and incentive units; (v) deferred stock units; and (vi) stock in lieu of cash (hereinafter referred to as 'Awards'). The maximum number of shares of Common Stock which shall be available for Awards granted under the 1997 Plan during its term shall be 2,100,000. The maximum number of shares for which options or stock appreciation rights may be granted to any one participant in a calendar year is 500,000. At the consummation of the Offerings, the Company expects to grant to Itzhak Fisher pursuant to his new employment agreements options to acquire Common Stock under the 1997 Plan representing 1% of the common shares of the Company, on a fully-diluted basis. See '--Employment Agreements'.



     STOCK OPTIONS. Under the 1997 Plan, the exercise price of the options generally will initially equal the fair market value of the Class A Common Stock on the date of grant and will be increased on the first day of each calendar quarter by an amount, compounded annually, based on the yield to maturity of United States Treasury Securities with a maturity approximately equal to the term of such options. The exercise price will not be less than fair market value on the date of grant.




     The options will generally have a term of seven years and will generally become exercisable in three equal annual installments commencing on the first anniversary of the date of grant.



     The Compensation Committee may provide that a participant who delivers shares of Class A Common Stock to exercise an option when the market value of the Class A Common Stock exceeds the exercise price of the option will be automatically granted new options for the number of shares delivered to exercise the option ('reload options'). Reload options will be subject to the same terms and conditions as the related option except that the exercise price is the fair market value on the date the reload option is granted and such reload options will not be exercisable for six months.



     STOCK APPRECIATION RIGHTS. The 1997 Plan authorizes the Compensation Committee to grant SARs in tandem with a stock option, in addition to a stock option, or freestanding and unrelated to a stock option. SARs entitle the participant to receive the excess of the fair market value of a stated number of shares of Class A Common Stock on the date of exercise over the base price of the SAR. The base price may not be less than 100% of the fair market value of the Class A Common Stock on the date the SAR is granted. The Compensation Committee will determine when an SAR is exercisable, the method of exercise, and whether settlement of the SAR is to be made in cash, shares of Class A Common Stock or a combination of the foregoing.

     RESTRICTED STOCK AND RESTRICED UNITS. The 1997 Plan authorizes the Compensation Committee to grant Awards in the form of restricted stock and restricted units. For purposes of the 1997 Plan, restricted stock is an Award of Class A Common Stock and a restricted unit is a contractual right to receive Class A Common Stock (or cash based on the fair market value of Class A Common Stock). Such awards will be subject to such terms and conditions, if any, as the Compensation Committee deems appropriate. Unless otherwise determined by the Compensation Committee, participants shall be entitled to receive either currently or at a future date, dividends or other distributions paid with respect to restricted stock and, if and to the extent determined by the Compensation Committee, either to be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by restricted units. Restricted stock and restricted units become vested and nonforfeitable and the restricted period shall lapse upon the third anniversary of the date of grant unless the Compensation Committee determines otherwise. If a participant's employment terminates because of death, disability, early retirement (with the Compensation Committee's consent) or normal retirement, during the period in which the transfer of shares is restricted, the restricted stock or restricted units become vested and nonforfeitable as to that percentage of the shares based upon the days worked as a percentage of total days in the restricted period. Unless nonforfeitable on the date of termination or otherwise determined by the Compensation Committee, a restricted stock or restricted unit award is forfeited on termination.



     INCENTIVE STOCK AND INCENTIVE UNITS. The 1997 Plan allows for the grant of Awards in the form of incentive stock and incentive units. For purposes of the 1997 Plan, incentive stock is an Award of Class A Common Stock and an incentive unit is a contractual right to receive Class A Common Stock. Such awards will be contingent upon the attainment, in whole or in part, of certain performance objectives over a period to be determined by the Compensation Committee. With regard to a particular performance period, the Compensation Committee shall have the discretion, subject to the 1997 Plan's terms, to determine the terms and conditions of such Awards, including the performance objectives to be achieved during such period and the determination of whether and to what degree such objectives have been attained. Unless otherwise determined by the Compensation Committee, participants shall be entitled to receive, either currently or at a future date, all dividends and other distributions paid with respect to the incentive stock and, if and to the extent determined by the Compensation Committee, either to be credited with or receive currently an amount equal to dividends paid with respect to the corresponding number of shares covered by the incentive units. If a participant's employment terminates because of death, disability, early retirement (with the Committee's consent) or normal retirement during the measurement period, an Award of incentive stock or incentive units shall become vested and nonforfeitable as to that percentage of the award that would have been earned based on the attainment of performance objectives for the days worked as a percentage of total days in the performance period. Unless nonforfeitable on the date of termination, any incentive stock or incentive unit award is forfeited on termination.



     DEFERRED STOCK. An Award of deferred stock confers upon a participant the right to receive shares of Class A Common Stock at the end of a specified deferral period. On such date or dates established by the Compensation Committee and subject to such terms and conditions as the Compensation Committee shall determine, a participant may be permitted to defer receipt of all or a portion of his annual compensation and/or annual incentive bonus ('Deferred Annual Amount') and receive the equivalent amount in elective stock units based on the fair market value of the Class A Common Stock on the date of grant. To the extent determined by the Compensation Committee, a participant may also receive supplemental stock units for a percentage of the Deferred Annual Amount. If the participant elects to receive any portion of a bonus in Class A Common Stock in lieu of cash as allowed by the 1997 Plan, the Compensation Committee may grant an Award of deferred stock as free standing stock units, in such number and on such terms as the Compensation Committee may determine. Deferred stock units carry no voting rights until the shares have been issued. The Compensation Committee shall determine whether any dividend equivalents attributable to deferred units are paid currently or credited to the participant's account and deemed reinvested in deferred stock units. Deferred stock units and dividend equivalents with respect thereto are fully vested at all times. Unless the Compensation Committee provides otherwise, supplemental stock units and dividend equivalents with respect thereto will become fully vested on the third anniversay of the date the corresponding deferred amount would have been paid and free standing stock units and dividend equivalents with respect thereto will become fully vested on the third anniversary of the corresponding Class A Common Stock in lieu of cash Award. Free standing units may be forfeited if the corresponding Class A Common Stock is not held for a specified holding period.



     STOCK IN LIEU OF CASH. The 1997 Plan authorizes the Compensation Committee to grant Awards of Class A Common Stock to executive officers in lieu of all or a portion of an award otherwise payable in cash pursuant to any bonus or incentive compensation plan of the Company, based on the fair market value of the Class A Common Stock.



  1997 PERFORMANCE INCENTIVE COMPENSATION PLAN



     Prior to the consummation of the Offerings, the Board of Directors intends to adopt, and the shareholders of the Company are expected to approve, the 1997 Performance Incentive Compensation Plan (the '1997 Performance Plan'). The 1997 Performance Plan will be administered by the Compensation Committee. Awards under the 1997 Performance Plan may be made to key employees recommended by the Chief Executive Officer, selected by the Compensation Committee and approved by the Board of Directors, including officers of the Company and its subsidiaries. Directors who are not also employees of the Company or any of its subsidiaries will not be eligible for awards under the 1997 Performance Plan. The 1997 Performance Plan will be effective for 1997 and each of calendar years 1998, 1999 and 2000, unless extended or earlier terminated by the Board of Directors.



     With respect to calendar year 1997, a cash bonus pool of $2,675,000 will be established if the Company achieves certain specified performance targets for 1997 to be established after the adoption of such Plan. In the event that all of these performance targets are achieved, $650,000 will be awarded to the Company's Chief Executive Officer, Mr. Itzhak Fisher and the remainder will be awarded to key employees of the Company and its subsidiaries based upon the recommendation of the Company's Chief Executive Officer and approved by the Compensation Committee and the Board of Directors, with no individual receiving more than $650,000. Any such award will be payable promptly following the completion of the audit of the Company's 1997 financial statements.




     Bonuses will be payable under the 1997 Performance Plan for a year if the Company meets any one or more of the performance criteria for such year selected by the Compensation Committee from among the following: (i) amount of or increase in consolidated EBITDA; (ii) revenues; (iii) earnings per share; (iv) net income; (v) gross profit margin; (vi) maximum capital expenditures; (vii) return on equity; (viii) return on total capital; and/or (ix) completion of the Offerings (applicable to 1997 only).



     With respect to calendar years 1998 and thereafter, bonus amounts shall be determined as follows: if 100% of such pre-established target or targets are achieved, participants will generally be eligible to receive a bonus equal to their base salary for such year. If 120% of such target is achieved, the bonus potentially payable to participants will generally equal twice their base salary for such year and, if 80% of such target is achieved, 25% of such base salary. In the case of the Company's Chief Executive Officer, the amount of such potential bonus will be 150% of base salary if 100% of the target is achieved, 250% of base salary if 120% of the target is achieved and 25% of such base salary if 80% of the target is achieved. To the extent the Company's results exceed 80% of the target but are less than 120% of the target, the amount of the bonus payable to participants will be adjusted proportionately based on where such results fall within the ranges set forth above. Any such bonus will consist of two components. Fifty percent of the amount determined pursuant to the formula described above will be payable if the applicable target is achieved. Up to an additional 50% of such amount will be payable in the discretion of the Compensation Committee. In addition, the 1997 Performance Plan will permit the Compensation Committee to grant discretionary bonuses to participants, notwithstanding that a bonus would not otherwise be payable under such Plan, to recognize extraordinary individual performance.

     Under the 1997 Performance Plan, the Company will have the right to pay up to 50% of a participant's bonus in Class A Common Stock (based on the fair market value of such Common Stock at the time of payment). In addition, the 1997 Performance Plan will permit a participant to elect, in a time and manner acceptable to the Compensation Committee, to receive all or a portion of his bonus in Class A Common Stock. The maximum bonus that may be paid to any individual under the Plan with respect to any year may not exceed $2,000,000. No more than 400,000 shares of Class A Common Stock may be issued under the 1997 Performance Plan.



     Because the 1997 Performance Plan will be in existence before the completion of the Offerings, the $1,000,000 deductibility limit of Section 162(m) of the Code generally will not apply to payments under the 1997 Performance Plan until the first meeting of the Company's shareholders at which directors will be elected after the close of the third calendar year following the calendar year in which the Offerings occur. The Board of Directors or the Compensation Committee may at any time amend, suspend, discontinue or terminate the 1997 Performance Plan; provided, however, that no such action shall be effective without approval by the shareholders of the Company to the extent necessary to continue to qualify the amounts payable as deductible under Section 162(m) of the Code.



  SPECIAL OPTIONS



     The Company intends to award options for the purchase of shares of Class A Common Stock with an aggregate fair market value on the date of grant of up to $100,000 to employees and other persons who have been instrumental in the Company's development. Such options will be awarded by the Compensation Committee at the recommendation of the Company's Chief Executive Officer.



  OTHER PLANS



     The Company is in the process of developing both short and long-term programs for the employees of its subsidiaries which will be designed to reward for outstanding performance, retain key employees, and align employees' interests with those of the Company's shareholders. The Company's goals are also to make its employee compensation packages competitive and to provide employees with the opportunity to share in the long-term equity appreciation of the Company.


                       OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information with respect to grants of stock options to purchase shares of Class A Common Stock pursuant to the 1995 Plan granted to the Named Executive Officers during the year ended December 31, 1996. No stock appreciation rights have been granted by the Company.



                                                      PERCENT OF TOTAL
                                                       OPTIONS GRANTED
                                                       TO EMPLOYEES IN
                                                         FISCAL YEAR
                                            OPTIONS   -----------------   EXERCISE
                                            GRANTED      INDIVIDUAL        PRICE     EXPIRATION       GRANT DATE
NAME                                           #           GRANTS           $/SH        DATE      PRESENT VALUE $(1)
- ------------------------------------------  -------   -----------------   --------   ----------   ------------------

Itzhak Fisher.............................        0            --              --           --               --
Nir Tarlovsky.............................        0            --              --           --               --
Richard E. Williams.......................        0            --              --           --               --
Charles M. Piluso.........................        0            --              --           --               --
Mark Hirschhorn...........................   93,294          33.6%           1.60      1/01/06           25,000
Nesim N. Bildirici........................        0            --              --           --               --
Karen van de Vrande.......................  131,400          46.3%           1.60      4/01/06           35,000


- ------------------

(1) The grant date present value has been calculated as of the grant date (which dates were January 1, 1996 and April 1, 1996 for Mark Hirschhorn and Karen van de Vrande, respectively) in accordance with the Black-Scholes model.

                         FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to the value at December 31, 1996 of unexercised stock options held by the Named Executive Officers. No stock appreciation rights have been granted by the Company and no stock options were exercised during the fiscal year ended December 31, 1996 by the Named Executive Officers.


                                                                                       VALUE OF UNEXERCISED OPTIONS
                                                            NUMBER OF UNEXERCISED      IN-THE-MONEY AT FISCAL YEAR-
                                                         OPTIONS AT FISCAL YEAR-END              END (1)
                                                         ---------------------------   ----------------------------
                                                          EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE
NAME                                                                  #                             $
- ------------------------------------------------------   ---------------------------   ----------------------------
Itzhak Fisher.........................................               0/0                           0/0
Nir Tarlovsky (2).....................................         88,851/787,149              1,078,742/9,556,858
Richard E. Williams...................................               0/0                           0/0
Charles M. Piluso.....................................               0/0                           0/0
Mark Hirschhorn.......................................            0/93,294                      0/983,634
Nesim N. Bildirici (3)................................         88,851/458,649              1,078,742/5,568,508
Karen van de Vrande...................................            0/131,400                    0/1,385,900


- ------------------
(1) Fair market value of securities underlying the options at fiscal year-end minus the exercise price of the options. Fair market value was determined by the last prior sale of the Company's equity securities by the Company in October 1996.

(2) Mr. Tarlovsky's options to acquire Class A Common Stock vest such that he will not be able to exercise options to acquire more than 2% of the outstanding capital stock as of the date on which his current employment agreement expires.

(3) Mr. Bildirici is employed by the Company, but during 1996, was employed by both the Company and RSLAG. For purposes of this Prospectus, he is treated as an employee of the Company only for the relevant periods. See '--Compensation Committee Interlocks and Participation.'

COMPENSATION OF DIRECTORS


     The Company believes that the interests of its non-employee directors should be aligned with the interests of the Company's shareholders. To this end, the Company intends to require such directors to make 'meaningful' investments in the Class A Common Stock (based on each director's financial means) and to compensate such directors for their services to the Company principally through the grant of stock options and stock awards.



     With respect to the ownership of Class A Common Stock, at the time the Offerings are closed, Mr. Langhammer will have the right to purchase up to $250,000 of Class A Common Stock, and Mr. Sekulow will have the right to purchase up to $100,000 of Class A Common Stock, in each case valued at the initial public offering price of the Class A Common Stock. Future directors will be required, prior to joining the Board, to purchase at the then fair market value a meaningful number of shares of Class A Common Stock based on each such director's financial means.



  1997 DIRECTORS COMPENSATION PLAN



     Prior to the consummation of the Offerings, the Company's Board of Directors intends to adopt, and the current shareholders of the Company are expected to approve, the 1997 Directors Compensation Plan (the 'Directors Plan'). Under the Directors Plan, on the closing date of the Offerings and on the first business day following each annual meeting of the Company's shareholders during the 10-year term of the Directors Plan, each non-employee Director (including for these purposes, the Chairman and Vice Chairman of the Board of Directors) (a 'Non-Employee Director'), will be granted options to acquire a number of shares of Class A Common Stock with an aggregate fair market value on the date of grant equal to $50,000 ($150,000 and $75,000 in the case of Ronald S. Lauder and Andrew Gaspar, respectively, in their respective capacities as Chairman and Vice Chairman of the Board of Directors). Each such option will have a 10-year term. The exercise price of the options initially will equal the fair market value of the Class A Common Stock on the date of grant and will be increased on the first day of each calendar quarter by an amount, compounded annually, based on the yield to maturity of United States Treasury Securities having a maturity approximately equal to the term of such options.



     The options will become exercisable in five equal annual installments commencing on the first anniversary of the date of grant. The maximum number of shares that may be issued under the Directors Plan will be 250,000.




     The Directors Plan will also provide that, unless a Non-Employee Director elects to defer receipt of such shares, he will receive, at or about the time of the annual meeting of shareholders of the Company in each of 1998 through 2007, for each full year of service as a Non-Employee Director (measured from one annual meeting to the next), a number of shares of Class A Common Stock with a fair market value equal to $30,000 (an 'Annual Share Award'). Pro rata awards will generally be made for partial years of service greater than six months. Any shares of Class A Common Stock granted to Non-Employee Directors as compensation, while not restricted, are expected to be held by such persons until they are no longer serving as a director, although there is no requirement or assurance that they will do so.



     On or before December 31 of any calendar year prior to December 31, 2007, a Non-Employee Director may elect to defer receipt of all or any part of the value of any Annual Share Award (the 'Share Value') payable in respect of the calendar year following the year in which such election is made. The Share Value deferred will be deemed invested in a stock account and will be deemed to be invested in a number of notional shares of Class A Common Stock based on the fair market value of the Class A Common Stock. Dividends (if any) will be deemed reinvested in additional Units on the related dividend payment date. In the event of any change in the Class A Common Stock by reason of any recapitalization, reorganization, merger, consolidation, stock split or any similar change affecting the Class A Common Stock (other than a stock dividend), the Board will make an appropriate adjustment in the number of Units credited to the stock account.



     Each Non-Employee Director will elect whether (i) the aggregate amounts credited to his account will be distributed wholly in cash, in the greatest number of whole shares of Class A Common Stock or a combination of cash and whole shares (with any fractional interest payable in cash), (ii) such distribution will commence immediately following the date he ceases to be a director or on the first business day of any calendar year following the calendar year in which he ceases to be a director and (iii) such distribution will be in one lump-sum payment or in such number of annual installments (not to exceed 10) as he may designate. Each Non-Employee Director also may elect to receive a distribution of all or any portion of the amounts credited to his account as of a date which is at least one full year after the date of such election. Any Non-Employee Director who elects to receive such a distribution will cease to be eligible to make any additional deferrals for the two immediately following calendar years.



KEY MAN LIFE INSURANCE



     The Company maintains $5.0 million key man life insurance policies on the lives of each of Itzhak Fisher and Richard E. Williams. The Company is the sole beneficiary of such policies.




EMPLOYMENT ARRANGEMENTS



     Each of the Company and ITG are parties to Employment Agreements, dated as of September 15, 1995, with Itzhak Fisher, the President and Chief Executive Officer of the Company and the President and Vice Chairman of ITG, the initial terms of which are scheduled to expire on December 31, 1998. These agreements will be replaced by the agreements described below upon the closing of the Offerings. If the Closing of the Offerings does not occur, the terms of the existing agreements will be automatically extended for successive one-year periods unless they are terminated (i) by either party by September 30, 1997 or September 30 of any subsequent year, (ii) for cause pursuant to a majority vote of the Company's and ITG's Board of Directors, respectively, or (iii) or by Mr. Fisher for good reason upon 30 days' notice. The existing employment agreements provide that Mr. Fisher's aggregate initial base salary is $350,000 per annum, which amount may be increased at the sole discretion of the respective Board of Directors of each of the Company and ITG. The existing agreements contain non-compete covenants having a term of one year following the termination of the agreements and a confidentiality covenant. The existing agreement with the Company relates to services to be provided by

Mr. Fisher solely outside of the United States, while the existing agreement with ITG relates to services to be provided by Mr. Fisher solely within the United States.



     On September 2, 1997, each of the Company and ITG entered into new employment agreements to replace the existing employment agreements with Itzhak Fisher, which will commence on the date of the closing of the Offerings and terminate on December 31, 2002. The employment agreements will provide that Mr. Fisher will serve as President and Chief Executive Officer of the Company and will specify certain of his other duties and reporting responsibilities. The Company will use its best efforts to ensure that Mr. Fisher continues to serve as a director and member of the Executive Committee of the Company and ITG will use its best efforts to ensure that Mr. Fisher continues to serve as a director of ITG. Under the employment agreements, Mr. Fisher will be entitled to receive, in the aggregate, a base salary of $400,000, increased by not less than $50,000 on each January 1, commencing January 1, 1999, plus an additional amount based on the increase in the consumer price index in the New York metropolitan area. In no event will Mr. Fisher's base salary, in the aggregate, be less than $50,000 more than the aggregate base salary of any other executive officer of the Company. The employment agreements will also provide that Mr. Fisher will be a participant in the 1997 Performance Plan, and that Mr. Fisher will receive additional bonuses of $1,500,000 and $1,000,000 if the total return to the Company's shareholders from the closing of the Offerings to December 31, 2000 and December 31, 2007, respectively, exceeds the return to shareholders of peer companies for the same periods. If Mr. Fisher's employment is terminated for any reason other than by the Company for Cause (as defined) or by Mr. Fisher without Good Reason (as defined, including in the event of a change in control), Mr. Fisher will be entitled to a pro-rated bonus if the total return objective is achieved through the date of such termination. The employment agreements will provide that Mr. Fisher will be awarded options under the 1997 Plan at the time of the Company's initial public offering to acquire shares of Class A Common Stock representing 1% of the Common Stock on a fully-diluted basis. 40% of such options will be exercisable on December 31, 2000, an additional 30% on December 31, 2001, and an additional 30% on December 31, 2001, except that all such options will become exercisable in the event that Mr. Fisher's employment is terminated by the Company without Cause or Mr. Fisher terminates his employment for Good Reason or by reason of his death or Disability (as defined). The employment agreement will also contain noncompetition provisions applicable during the term of the employment agreement and for one-year thereafter. In the event that Mr. Fisher's employment is terminated by the Company without Cause, or by Mr. Fisher for Good Reason, the employment agreements will provide that Mr. Fisher will be entitled to receive benefits and his salary (in addition to any vested benefits and previously earned but unpaid salary) for the balance of the term of the employment agreement or for at least 12 months, whichever is longer, plus an amount equal to his bonus under the 1997 Performance Plan for the immediately preceding year. In the event of Mr. Fisher's death or Disability, he (or his representative or estate or beneficiary) will be paid, in addition to any previously earned but unpaid salary and vested benefits, 12 months salary (reduced, in the case of disability, by any disability benefits he receives). If Mr. Fisher's employment is terminated for any other reason, he will be entitled to receive any previously earned but unpaid salary and any vested benefits.




     The Company and ITG have also entered into Employment Agreements, dated as of April 1, 1995, with Nir Tarlovsky, the Vice President of Business Development of the Company and a Vice President of ITG, the terms of which expire on March 31, 1998. Mr. Tarlovsky's employment agreements provide that his aggregate initial base salary will be $150,000 per annum, which amount may be increased at the sole discretion of the respective Board of Directors of each of the Company and ITG. Pursuant to the agreement with the Company, the Company granted to Mr. Tarlovsky options under its 1995 Plan to acquire up to 876,000 shares of the Class A Common Stock. Mr. Tarlovsky's options to acquire shares of Class A Common Stock vest in an amount no greater than 2% of the outstanding shares of capital stock as of the date on which his current employment agreement expires. The agreements contain non-compete covenants having a term of one year following the termination of the agreements and a confidentiality covenant. The agreement with the Company relates to services to be provided by Mr. Tarlovsky solely outside of the United States, while the agreement with ITG relates to services to be provided by Mr. Tarlovsky solely within the United States.

     RSL Europe has entered into an employment agreement, dated as of August 5, 1995, with Richard E. Williams, the Chief Executive Officer of RSL Europe, the term of which expires in August 1998. The employment agreement provides that Mr. Williams' base salary shall be pounds 100,000 (approximately $160,000) per annum, which amount may be increased at the sole discretion of RSL Europe's Board of Directors. Pursuant to the agreement, RSL Europe granted to Mr. Williams the option to purchase shares of capital stock of RSL Europe equal to up to 2% of the outstanding capital stock of RSL Europe (the 'RSL Europe Option Rights'). The Company expects to enter into an agreement pursuant to which the Company, in consideration for his waiver of the RSL Europe Option Rights, will grant to Mr. Williams options to purchase 350,400 shares of the Company's Class A Common Stock, which options will be exercisable upon the earlier of the closing date of the Offerings or October 15, 1997, at an exercise price per share of $.00457. In addition, Mr. Williams is, under circumstances more fully described in the agreement, entitled to receive certain annual bonus payments. The agreement contains a non-compete covenant having a term of nine months following the termination of the agreement and a confidentiality covenant.



     The Company has also entered into, or is in the process of entering into, employment agreements with other executive officers of the Company and the country managers of its Local Operators in the United States, the United Kingdom, France, Sweden, Finland, Australia, Italy, Japan and the Netherlands.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee for the fiscal year ended December 31, 1996 were Ronald S. Lauder, Andrew Gaspar and Itzhak Fisher. Since 1994, Mr. Fisher has served as the President and Chief Executive Officer of the Company.


     RSL Management Corporation ('RSL Management'), which is wholly-owned by Ronald S. Lauder, the Chairman of the Board of the Company and its largest and controlling shareholder, leases an aggregate of 2,670 square feet of office space to the Company at an annual rent of $180,000 per annum. In addition, RSL Management provides payroll and benefits services to the Company for an annual fee of $6,000. During 1996, Jacob Z. Schuster, Chief Financial Officer, Executive Vice President, Treasurer and a director of the Company, was the President and Treasurer of RSL Management. Mr. Schuster received compensation in 1996 only for his services to RSL Management (and such compensation was paid by RSL Management). As of August 1, 1997, Mr. Schuster became a full time employee of the Company and is being compensated by the Company.



     In September 1996, the Company borrowed $35.0 million from Ronald S. Lauder, the Chairman of the Board of the Company and its largest and controlling shareholder, bearing interest at the rate of 11% per annum (the 'Subordinated Shareholder Loan'). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).



     The Company used the proceeds of the Subordinated Shareholder Loan to repay $35.0 million of the amounts outstanding under the Revolving Credit Facility and reduced the outstanding commitment amount under the Revolving Credit Facility to $15.0 million. The Revolving Credit Facility is personally guaranteed by Ronald
S. Lauder, the Chairman of the Board of the Company and the its largest and controlling shareholder, shareholder of the Company.



     Prior to the closing of the Debt Offering, Ronald S. Lauder, Leonard A. Lauder, a director of the Company and Ronald S. Lauder's brother, and LGV, an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly-owned company) of which is Andrew Gaspar, a director of the Company, purchased an aggregate of 4,117,521 shares of Class B Common Stock (approximately 11.6% of the outstanding common shares of the Company on a fully diluted basis) for $50.0 million (the 'Shareholder Equity Investment'). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares. The Company has applied the proceeds of the Shareholder Equity Investment to the repayment in full of the Subordinated Shareholder Loan, together with accrued interest.


     In addition, Ronald S. Lauder will, upon the request of the Company, provide (or arrange for a bank to provide) the Company with the Shareholder Standby Facility. If this facility is provided by a bank,

Mr. Lauder will personally guarantee the Company's obligations under the facility up to $35.0 million. Under the terms of the Indenture, the Company may borrow, repay, and reborrow any amounts under the Shareholder Standby Facility at any time or from time to time. As of the date of this Prospectus, the Shareholder Standby Facility has not been utilized. The Shareholder Standby Facility will expire upon the closing of the Offerings.


     As consideration for the Shareholders Standby Facility and Mr. Lauder's continuing guarantee of the Revolving Credit Facility, Mr. Lauder received, in the aggregate, warrants to purchase 459,900 shares of Class B Common Stock, of the Company. The exercise price, exercise period and other terms of the Lauder Warrants are substantially the same as the terms of the Warrants, other than with respect to the class of stock which will be issued upon their exercise. The Warrants and the Lauder Warrants become exercisable beginning on October 3, 1997.




     During 1996, Nesim N. Bildirici, the Vice President of Mergers and Acquisitions of the Company, was an employee of both the Company and RSLAG, a venture capital company of which Ronald S. Lauder, the Company's Chairman and its largest and controlling shareholder, and Leonard A. Lauder are the principal investors. Andrew Gaspar, the Company's Vice Chairman, is the president of RSLAG's corporate general partner. In the past, Mr. Bildirici's salary was paid by RSLAG and the Company reimbursed RSLAG for the services Mr. Bildirici provided to the Company. In 1996, the Company reimbursed RSLAG approximately $130,000 for Mr. Bildirici's services. Mr. Bildirici currently dedicates substantially all of his business time to the business of the Company and, as of January 1, 1997, became a full-time employee of the Company. Mr. Bildirici is treated as an employee of the Company only for purposes of this Prospectus.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS



     The Company entered into a consulting agreement as of September 1, 1995 with Eugene Sekulow, a director of the Company. The consulting agreement expired August 31, 1997. The consulting agreement provided that Mr. Sekulow receive a $24,000 annual fee, as well as an annual grant of options to purchase 21,900 shares of the Company's Class A Common Stock, for services rendered as a consultant to the Company.



     The Company intends to avoid entering into agreements and arrangements (such as consulting agreements) with its non-employee directors or their affiliates which, directly or indirectly, would result in compensation being received by such directors.


     The law firm of Conyers, Dill & Pearman, of which Nicolas Trollope is a partner, was engaged as the Company's counsel in Bermuda for the fiscal year ended December 31, 1996 and will continue to be so engaged for the fiscal year ending December 31, 1997.


     For additional disclosure with respect to certain transactions between the Company and certain of its directors, see 'Management Compensation--Committee Interlocks and Insider Participation.'

                             PRINCIPAL SHAREHOLDERS



     The following table sets forth certain information with respect to the beneficial ownership of the Class A Common Stock, the Class B Common Stock and the Preferred Stock as of September 1, 1997 by (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of either the Class A Common Stock, Class B Common Stock or Preferred Stock, (ii) each director and nominee for director of the Company and each Named Executive Officer who owns shares of any class of the Company's capital stock and (iii) the directors and executive officers as a group. Except as otherwise noted below, each of the shareholders identified in the table has sole voting and investment power over the shares beneficially owned by such person.



                                            BENEFICIAL OWNERSHIP
                                                 OF CLASS A
                                                COMMON STOCK+              BENEFICIAL OWNERSHIP
                                     -----------------------------------        OF CLASS B
                                                          PERCENT             COMMON STOCK+       PREFERRED STOCK (1)
                                                   ---------------------   --------------------   --------------------
NAME AND ADDRESS                      NUMBER       PRIOR TO      AFTER       NUMBER                 NUMBER
OF BENEFICIAL OWNER                  OF SHARES     OFFERINGS   OFFERINGS   OF SHARES    PERCENT   OF SHARES    PERCENT
- -----------------------------------  ---------     ---------   ---------   ----------   -------   ----------   -------
Ronald S. Lauder (2)(3)(4)(5)......         --          --          --      4,602,387     41.9%   18,107,529     89.4%
Andrew Gaspar (2)(3)(4)(6).........         --          --          --      2,983,226     28.3    15,703,267     77.6
R.S. Lauder, Gaspar & Co., L.P.
  (2)(4)...........................         --          --          --        924,464      8.8    15,703,267     77.6
Itzhak Fisher (2)(7)...............         --          --          --      4,408,862     41.9       534,281      2.6
Leonard A. Lauder (2)(3)(4)(8).....         --          --          --      4,012,607     29.3            --       --
Lauder Gaspar Ventures LLC
  (2)(3)...........................         --          --          --      2,058,759     19.6            --       --
Jacob Z. Schuster (2)(9)...........         --          --          --        919,296      8.7       801,421      4.0
Charles M. Piluso (10).............  1,457,094         100%       16.8%                     --            --       --
Nir Tarlovsky (2)..................    509,580(11)    25.9         5.9         28,862(12)   *        534,281(12)  2.6
Nesim N. Bildirici (2).............    202,561(13)    12.2         1.1             --       --       266,554      1.3
Karen van de Vrande (14)...........     43,800         2.9        *                --       --            --       --
Mark J. Hirschhorn (2)(15).........     31,098         2.1        *                --       --            --       --
Eugene Sekulow (16)(17)............     43,800         2.9        *                --       --            --       --
All directors, nominees for
  director and executive officers
  as a group (13 persons)..........  2,287,933       100.0%                10,988,787    100.0%   20,244,066    100.0%


                                           POST OFFERINGS
                                     --------------------------
NAME AND ADDRESS                      % VOTING   % OWNERSHIP OF
OF BENEFICIAL OWNER                    POWER      COMMON STOCK
- -----------------------------------  ----------  --------------
Ronald S. Lauder (2)(3)(4)(5)......       70.8%        56.9%
Andrew Gaspar (2)(3)(4)(6).........       59.1         47.4

R.S. Lauder, Gaspar & Co., L.P.
  (2)(4)...........................       52.6         42.2
Itzhak Fisher (2)(7)...............       15.6         12.5
Leonard A. Lauder (2)(3)(4)(8).....       12.7         10.2
Lauder Gaspar Ventures LLC
  (2)(3)...........................        6.5          5.2
Jacob Z. Schuster (2)(9)...........        5.4          4.4
Charles M. Piluso (10).............        *            3.7
Nir Tarlovsky (2)..................        1.8          2.7
Nesim N. Bildirici (2).............        *            1.2
Karen van de Vrande (14)...........        *           *
Mark J. Hirschhorn (2)(15).........        *           *
Eugene Sekulow (16)(17)............        *           *
All directors, nominees for
  director and executive officers
  as a group (13 persons)..........       97.8%        82.3%


- ------------------

+ Does not include 31,232,853 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (including 20,244,066 shares of Class B Common Stock issuable upon conversion of the Preferred Stock). Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis, and shares of Preferred Stock are convertible at any time into shares of Class B Common Stock for no additional consideration on a share-for-share basis.


+ Does not include shares of Class B Common Stock issuable upon conversion of shares of Preferred Stock.

* Less than 1%.

 (1) Shares of Preferred Stock are convertible at any time into shares of Class B Common Stock and are mandatorily convertible into such shares immediately upon the closing of the Offerings.

 (2) The business address of each of the indicated holders of the Company's securities is 767 Fifth Avenue, New York, New York 10153.


 (3) Andrew Gaspar (through a limited liability company) is the managing member of LGV, Ronald S. Lauder and Leonard A. Lauder are both members with substantial ownership interests in LGV, and as such each may be deemed to beneficially own all of the shares of Class B Common Stock owned by LGV. Such shares, however, are only included once in the computations of shares beneficially owned by directors, nominees for director and executive officers of the group. The managing member of LGV has executed an irrevocable proxy in favor of Ronald S. Lauder to vote his allocable interest. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares.




 (4) Andrew Gaspar is president of the corporate general partner of RSLAG, and Ronald S. Lauder is directly and indirectly the owner of a majority of the limited partnership interests in RSLAG, and, as such, may be deemed to beneficially own all of the shares of Class B Common Stock and Preferred Stock owned by RSLAG. Such shares, however, are only included once in the computations of shares beneficially owned by directors, nominees for director and executive officers of the group. In addition, Leonard A. Lauder owns limited partnership interests in RSLAG. The general partner of RSLAG has executed an irrevocable proxy in favor of Ronald S. Lauder to vote his partnership interests. Ronald S. Lauder, Leonard A. Lauder and Andrew Gaspar each disclaim beneficial ownership of some of such shares.



 (5) Includes 2,983,226 shares of Class B Common Stock owned by RSLAG and LGV (see notes 3 and 4), 1,159,261 shares of Class B Common Stock owned directly by Ronald S. Lauder, 459,900 shares of Class B Common Stock issuable upon exercise of the Lauder Warrants, 15,703,268 shares of Preferred Stock owned by RSLAG (see note 4) and 2,404,261 shares of Preferred Stock owned directly by Ronald S. Lauder.


                                              (Footnotes continued on next page)

(Footnotes continued from previous page)


 (6) Includes 15,703,268 shares of Preferred Stock owned by RSLAG (see note 4) and an aggregate of 2,404,261 shares of Class B Common Stock owned by RSLAG and LGV (see notes 3 and 4).


 (7) Such shares are owned by Fisher Investment Partners, L.P., a Delaware limited partnership, of which Itzhak Fisher is the sole general partner and the Fisher 1997 Family Trust is the sole limited partner. Mr. Fisher disclaims beneficial ownership of such shares.


 (8) Includes 2,983,226 shares of Class B Common Stock owned by RSLAG and LGV (see notes 3 and 4), 1,029,381 shares of Class B Common Stock owned directly by Leonard A. Lauder and 15,703,267 shares of Preferred Stock owned by RSLAG (see note 4).


 (9) Such shares are owned by Schuster Family Partners I, L.P., a New York limited partnership, of which Jacob Z. Schuster is the sole general partner and the limited partners of which are certain of Mr. Schuster's children. Mr. Schuster disclaims beneficial ownership of such shares.

(10) Mr. Piluso's home address is 495 Manhasset Woods Rd., Manhasset, NY 11030.


(11) Consists of 509,580 shares of Class A Common Stock issuable upon exercise of an equal number of presently exercisable options granted to Mr. Tarlovsky under the Company's 1995 Plan.


(12) Such shares are owned by Tarlovsky Investment Partners, L.P., a Delaware limited partnership of which Nir Tarlovsky is the sole general partner and the Tarlovsky 1997 Family Trust is the sole limited partner. Mr. Tarlovsky disclaims beneficial ownership of such shares.


(13) Consists of 202,561 shares of Class A Common Stock issuable upon exercise of an equal number of presently exercisable options granted to Mr. Bildirici under the Company's 1995 Plan.



(14) Consists of 43,800 shares of Class A Common Stock issuable upon exercise of an equal number of presently exercisable options granted to Ms. van de Vrande under the Company's 1995 Plan.



(15) Consists of 31,098 shares of Class A Common Stock issuable upon exercise of an equal number of presently exercisable options granted to Mr. Hirschhorn under the Company's 1995 Plan.


(16) The business address of Mr. Sekulow is Westchester Financial Center, 50 Main Street, 10th Floor, White Plains, New York 10606.


(17) Consists of 43,800 shares of Class A Common Stock issuable upon the exercise of an equal number of presently exercisable options granted to Mr. Sekulow under the Company's 1995 Plan.



     Itzhak Fisher, an officer and director of the Company, and Nir Tarlovsky, an officer of the Company, on behalf of each of their family trusts, and Nesim Bildirici, an officer of the Company, are negotiating a transaction pursuant to which they would sell (i) to Ronald S. Lauder and Leonard A. Lauder, each of whom is a director of the Company, equally, in the aggregate, shares of Class B Common Stock (following conversion of shares of their Preferred Stock into Class

B Common Stock) equal to up to 1.84% of the fully-diluted outstanding shares of Class A Common Stock prior to the Offerings for an aggregate purchase price of approximately $14.4 million and (ii) to Fred H. Langhammer, a nominee for director of the Company, shares of Class A Common Stock (following conversion of shares of their Preferred Stock into Class B Common Stock and conversion of shares of their Class B Common Stock into Class A Common Stock), at an aggregate purchase price not to exceed $250,000. The terms of such transaction have not been finalized and definitive agreements between the parties have not yet been executed. If terms are eventually agreed upon, and definitive documentation is executed there can still be no assurance that such transaction will be consummated.



     Charles Piluso is negotiating a transaction pursuant to which he would sell to Coral Gates, a company beneficially owned by Gustavo Cisneros, a director of the Company, and his brother, Ricardo Cisneros, from his shareholdings shares of Class A Common Stock equal to 4% of the fully-diluted outstanding shares of Class A Common Stock prior to the Offering. Mr. Piluso's remaining shares of Class A Common Stock would be purchased by Ronald S. Lauder. The aggregate purchase price for all of Mr. Piluso's shares of Class A Common Stock would be approximately $30 million.


EMPLOYEE AND AFFILIATE EQUITY INVESTMENTS


     In order to align the interests of employees with those of the Company's shareholders and to reward them and other persons who have been instrumental in the establishment and development of the Company, the Company has reserved up to 360,000 of shares to be sold in the Offerings for sale to such persons. Senior executives will be entitled to purchase up to $25,000 of Class A Common Stock and other employees and 'friends' of the Company will be entitled to purchase up to $5,000 of Class A Common Stock, in each case at the initial public offering price. In addition, the non-executive employees and other friends of the Company will be eligible for one-time bonus plan grants of no more than $500 of Class A Common Stock based on the initial public offering price.

                          DESCRIPTION OF CAPITAL STOCK


     The following description of the capital stock of the Company is qualified in its entirety by reference to the provisions of the Company's Memorandum of Association and Bye-Laws, copies of which have been filed with the Commission.



     The Company is authorized to issue 20,000,000 shares of Common Stock, which may be issued as shares of Class A Common Stock, Class B Common Stock or Class C common shares. The Company is also authorized to issue 20,000,000 shares of Preferred Stock. The Company has in the past used and intends in the future to use shares of its capital stock to pay for acquisitions.



     Prior to the consummation of the Offerings, the Company will revise its capital structure, in part to (i) effect a 2.19-for-one stock split, (ii) increase the number of authorized shares of its Class A Common Stock and Class B Common Stock to an aggregate 200,000,000, (iii) increase the number of authorized shares of its Preferred Stock to 30,000,000 and (iv) eliminate the Company's Class C Common Stock.



CLASS A COMMON STOCK



     As of the date of this Prospectus, 1,459,094 shares of Class A Common Stock had been issued. The holders of the Class A Common Stock are entitled to one vote per share and are entitled to vote as a single class together with the holders of the Class B Common Stock and the Preferred Stock on all matters subject to shareholder approval, except that the holders of the Class A Common Stock will vote as a separate class on any matter requiring class voting by The Companies Act 1981 of Bermuda. The holders of the outstanding shares of Class A Common Stock are entitled to receive dividends as and when declared by the Board of Directors, pari passu with the holders of the Class B Common Stock, out of funds legally available therefor after the payment of any dividends declared but unpaid on any shares of Preferred Stock then outstanding. The holders of the Class A Common Stock have no preemptive or cumulative voting rights and no rights to convert their shares of Class A Common Stock into any other securities. On liquidation, dissolution or winding up of the Company, the holders of Class A Common Stock are entitled to receive, pari passu with the holders of Class B Common Stock, pro rata the net assets of the Company remaining after preferential distribution to holders of Preferred Stock and the payment of all creditors and liquidation preferences, if any.


TRANSFER AGENT AND REGISTRAR



     The Company's transfer agent and registrar for the Class A Common Stock will be American Stock Transfer & Trust Company.


CLASS B COMMON STOCK


     As of the date of this Prospectus, there were seven holders of Class B Common Stock and 10,528,887 shares of Class B Common Stock were issued and outstanding. The holders of the Class B Common Stock are entitled to 10 votes per share and are entitled to vote as a single class together with the holders of the Class A Common Stock and the Preferred Stock on all matters subject to shareholder approval, except that the holders of the Class B Common Stock vote as a separate class on any matter requiring class voting by The Companies Act 1981 of Bermuda. The holders of the outstanding shares of Class B Common Stock are entitled to receive dividends as and when declared by the Board of Directors, pari passu with the holders of Class A Common Stock, out of funds legally available therefor. The holders of the Class B Common Stock can convert their shares of Class B Common Stock on a share-for-share basis into Class A Common Stock. Shares of Class B Common Stock may be transferred only to other original holders of Class B Common Stock or to members of the family of the original holder by gift, devise or otherwise through laws of inheritance, descent, distribution or to a trust established by the holder for the holder's family members, to corporations the majority of beneficial owners of which are or will be owned by the holders of Class B Common Stock and from corporations or partnerships which are the holders of Class B Common Stock, to their shareholders or partners, as the case may be (each a 'Permitted Transferee'). Any other transfer of Class B Common Stock is void, although the Class B Common Stock may be converted at any time into Class A Common Stock on a one to one basis and then sold, subject to the conditions and restrictions of Rule 144.


     On liquidation or winding up of the Company, the holders of the Class B Common Stock are entitled to share ratably, pari passu with the holders of Class A Common Stock, the assets remaining after payment of all debts and other liabilities and after distribution in full of the preferential amounts to be distributed to the holders of Preferred Stock.


PREFERRED STOCK



     As of the date of this Prospectus, 20,244,066 shares of Preferred Stock were outstanding and there were six holders of record of Preferred Stock. Dividends accrue on the Preferred Stock on a cumulative basis at a rate of 8% of the liquidation preference amount per share per annum. Cumulative dividends are not payable and are to be deemed cancelled and waived upon conversion of the shares of Preferred Stock.



     Each holder of Preferred Stock is entitled to the number of votes per share equal to the number of votes to which the shares of Class B Common Stock into which each share of Preferred Stock is convertible would be entitled. Holders of the Preferred Stock vote together with the holders of Class A Common Stock and Class B Common Stock as a single class on all matters subject to shareholder approval, except that the holders of the Preferred Stock vote as a separate class on any matter requiring class voting by the Companies Act 1981 of Bermuda.



     In the event of the liquidation, dissolution or winding up of the Company, holders of Preferred Stock are entitled to receive $456.62 per share (to the extent a share is paid up) plus an amount per share equal to the accrued and unpaid dividends thereon. Subject to Board approval, the liquidation preference on the Preferred Stock will be reduced to $.457 per share. Each share of Preferred Stock is convertible into one share of Class B Common Stock at the option of the holder, and each share of Preferred Stock will be automatically converted into one share of Class B Common Stock on a one-for-one basis upon the closing of the Offerings.


WARRANTS


  SHAREHOLDER WARRANTS



     As consideration for the Shareholders Standby Facility and Mr. Lauder's continuing guarantee of the Revolving Credit Facility, Mr. Lauder received, in the aggregate, warrants to purchase 459,900 shares of Class B Common Stock, of the Company. The exercise price, exercise period and other terms of the Lauder Warrants are substantially the same as the terms of the Warrants, other than with respect to the class of stock which will be issued upon their exercise. The Warrants and the Lauder Warrants become exercisable beginning on October 3, 1997.



  WARRANTS ISSUED IN DEBT OFFERING



     The Company issued an aggregate of 300,000 Warrants to the purchasers of the units in the Debt Offering. The Warrants were issued pursuant to a Warrant Agreement (the 'Warrant Agreement'), between the Company and The Chase Manhattan Bank, as the warrant agent (the 'Warrant Agent').




     Each Warrant is evidenced by a certificate which entitles the holder thereof to purchase 3.975 shares of Class A Common Stock from the Company at an exercise price of $.00457 per share, subject to adjustment as provided in the Warrant Agreement. The Warrants may be exercised at any time beginning on October 3, 1997 and ending prior to the close of business on October 3, 2007. Warrants that are not exercised by such date will expire.



     The aggregate number of shares of Class A Common Stock issuable upon exercise of the Warrants is equal to approximately 2.7% of the outstanding shares of Class A Common Stock, on a fully diluted basis, as of the date of this Prospectus, giving effect to the number of shares of Class A Common Stock anticipated to be sold in the Offerings.



  CERTAIN TERMS



     The Warrant Agreement contains provisions (to which there are certain exceptions) adjusting the exercise price and the number of shares of Class A Common Stock or other securities issuable upon exercise of a Warrant in the event of (i) a division, consolidation or reclassification of the shares of Class A Common Stock, (ii) the issuance of rights, options, warrants or convertible or exchangeable securities to all holders of shares of Class A Common Stock entitling such holders to subscribe for or purchase shares of Class A Common Stock at a price per share which is lower than the then current value per share of Class A Common Stock, subject to certain exceptions, (iii) the issuance of shares of

Class A Common Stock at a price per share that is lower than the then current value of such shares, except for issuances in connection with an acquisition, merger or similar transaction with a third party, (iv) certain distributions to all holders of shares of Class A Common Stock of evidences of indebtedness or assets and (v) in the discretion of the Company's Board of Directors, in certain other circumstances.


     In addition, the Warrant Agreement contains provisions designed to protect holders of Warrants in the event of a consolidation, merger or sale of assets. The Warrant Agreement also provides that the shares of Class A Common Stock exercisable upon conversion of the Warrants must be registered for sale within 180 days after an initial public offering of the Class A Common Stock and that holders of Warrants (and shares of Class A Common Stock issued upon the exercise of Warrants) may participate in any public offering of Class A Common Stock in which any shareholder sells shares and in priority to all selling shareholders.



ANTI-TAKEOVER PROTECTIONS

     The voting provisions of the Class A Common Stock, Class B Common Stock and the Preferred Stock could substantially impede the ability of one or more shareholders (acting in concert) to acquire sufficient influence over the election of directors and other matters to effect a change in control or management of the Company. As a result, such provision may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in such shareholder's best interest, including attempts that might result in a premium over the market price for the Class A Common Stock held by shareholders.

CERTAIN PROVISIONS OF BERMUDA LAW

     The Company has been designated as a non-resident under the Exchange Control Act of 1972 (the 'Control Act') by the Bermuda Monetary Authority whose permission for the issuance of shares of Class A Common Stock has been obtained. This designation allows the Company to engage in transactions in currencies other than the Bermuda dollar.

     The transfer of shares of Class A Common Stock between persons regarded as resident outside Bermuda for exchange control purposes and the issuance of such shares after the completion of the Offerings to or by such persons may be effected without specific consent under the Control Act and regulations thereunder. Issues and transfers of shares involving any person regarded as resident in Bermuda for exchange control purposes require specific prior approval under the Control Act.

     Non-Bermuda owners of shares of Class A Common Stock are not restricted in the exercise of the rights to hold or vote their shares. Because the Company has been designated as a non-resident for Bermuda exchange control purposes there are no restrictions on its ability to transfer funds in and out of Bermuda or to pay dividends to United States residents who are holders of Class A Common Stock, other than in respect of local Bermuda currency.

     In accordance with Bermuda law, share certificates are only issued in the names of corporations, partnerships or individuals. In the case of an applicant acting in a special capacity (for example as a trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity the Company is not bound to investigate or incur any responsibility in respect of the proper administration of any such trust.

     The Company will take no notice of any trust applicable to any of its shares whether or not it had notice of such trust.


     As an 'exempted company', the Company is exempt from Bermuda laws which restrict the percentage of share capital that may be held by non-Bermudians but, as an exempted company, the Company may not participate in certain business transactions including: (1) the acquisition or holding of land in Bermuda (except that required for its business and held by way of lease or tenancy for terms of not more than 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000 without the consent of the Minister of Finance of Bermuda; (3) the acquisition of securities created or issued by, or any interest in, any local company or business, other than certain types of Bermuda government securities or another 'exempted' company, partnership or other corporation resident in Bermuda but incorporated abroad; or (4) the carrying on of business of any kind in Bermuda, except in furtherance of the business of the Company carried on outside Bermuda or with the permission of, or under a license granted by, the Minister of Finance of Bermuda.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

BANK REVOLVING CREDIT FACILITY


     On October 5, 1995, The Chase Manhattan Bank, N.A. (the 'Bank') extended a $10 million revolving credit facility to Ronald S. Lauder, Chairman of the Board of the Company and its largest and controlling shareholder. On June 26, 1996, the Bank replaced the original Revolving Credit Facility, which had been increased to $25 million, by extending a $40 million Revolving Credit Facility directly to the Company which was increased to $50 million in August 1996. Pursuant to the Subordinated Shareholder Loan, $35 million of this facility was repaid and the Revolving Credit Facility was reduced to $7.5 million. The remaining outstanding amounts under the Revolving Credit Facility were repaid with a portion of the proceeds of the Shareholder Equity Investment. The Company intends to maintain the Revolving Credit Facility and, accordingly, such amounts may be subsequently reborrowed. Mr. Lauder has guaranteed the Company's obligations under the Revolving Credit Facility. The Revolving Credit Facility accrues interest on all amounts outstanding at the Company's option at either
(i) the Bank's publicly announced prime rate per annum or (ii) LIBOR plus 1% per annum, with such interest rate to be determined by the Company. As of December 31, 1996, the full amount of the Revolving Credit Facility was available to the Company. The Revolving Credit Facility is payable on demand or is otherwise due and payable by the Company on June 30, 1998.


VENDOR FINANCING


     Ericsson has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in financing commitments to fund the purchase of additional switches and related equipment. At June 30, 1997, approximately $30.2 million of this facility was available. Borrowings from this equipment vendor will accrue interest at a rate of LIBOR plus either 5.25% or 4.5% depending on the equipment purchased.


SHAREHOLDER STANDBY FACILITY



     Ronald S. Lauder, Chairman of the Board of the Company and its largest and controlling shareholder, has agreed, upon the Company's request, to provide (or arrange for a bank to provide) the Company with the $35.0 million subordinated Shareholder Standby Facility. If the Shareholder Standby Facility is provided by a bank, Mr. Lauder will personally guarantee the Company's obligations under the facility up to $35.0 million. Under the terms of the Indenture, the Company may borrow, repay and reborrow any amounts under the Shareholder Standby Facility at any time and from time to time. The Shareholder Standby Facility will expire upon the closing of the Offerings.


DESCRIPTION OF THE NOTES

  GENERAL


     The Company and the Note Issuer (together, the 'Issuers') issued $300.0 million of 12 1/4% Senior Notes pursuant to the Indenture among the Issuers and The Chase Manhattan Bank, as trustee (the 'Trustee'). On May 22, 1997, the Company consummated an offer (the 'Exchange Offer') to exchange the Notes issued in the Debt Offering for $300 million of Notes that had been registered under the Securities Act.


  PRINCIPAL, MATURITY AND INTEREST


     The Notes are limited in aggregate principal amount to $300.0 million and will mature on October 3, 2006. Interest on the Notes accrues at 12 1/4% per annum and is payable semiannually in arrears on May 15 and November 15 of each year. Interest is computed on the basis of a 360-day year comprised of 12 30-day months. At the closing of the Debt Offering, the Company used $102.8 million of the net proceeds of the Debt Offering to purchase a portfolio of securities, initially consisting of U.S. government securities (including any securities substituted in respect thereof, the 'Pledged Securities'), to pledge as security for payment of interest on the principal of the Notes. Proceeds from the Pledged Securities may be used by the Company to make interest payments on the Notes through November 15, 1999. The Pledged Securities are being held by the Trustee pending disbursement. The Company is under no obligation to escrow additional securities.

  RANKING

     The Notes are unsecured senior obligations of the Issuers, rank pari passu in right of payment with all existing and future senior obligations of the Issuers, and rank senior in right of payment to all future subordinated obligations of the Issuers.

  REDEMPTION



     The Notes are not redeemable at the Company's option prior to November 15, 2001. Thereafter, the Notes are subject to redemption at the option of the Company, in whole or in part, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption date, if redeemed during the 12-month period beginning on November 15 of the years indicated below:


YEAR                                                                                        PERCENTAGE
- -----------------------------------------------------------------------------------------   -----------
2001.....................................................................................    106.125%
2002.....................................................................................    103.0625%
2003 and thereafter......................................................................    100.000%


     In addition, at any time on or before November 15, 1999, the Company may redeem up to $90.0 million of the original aggregate principal amount of the Notes with the net proceeds of a sale of common equity at a redemption price equal to 112.25% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption, provided that at least $210.0 million of aggregate principal amount of Notes remains outstanding immediately after such redemption, and such redemption occurs within 180 days of the related sale of common equity. See 'Use of Proceeds.'


  COVENANTS


     The Indenture restricts, among other things, the Company's ability to incur additional indebtedness, pay dividends or make certain other restricted payments, incur certain liens to secure pari passu or subordinated indebtedness, engage in any sale and leaseback transaction, sell, assign, transfer, lease, convey or otherwise dispose of substantially all of the assets of the Company, enter into certain transactions with affiliates, or incur indebtedness that is subordinated in right of payment to any senior indebtedness and senior in right of payment to the Notes. The Indenture permits, under certain circumstances, the Company's subsidiaries to be deemed unrestricted subsidiaries and thus not subject to the restrictions of the Indenture.


  EVENTS OF DEFAULT

     The Indenture contains standard events of default, including (i) defaults in the payment of principal, premium or interest, (ii) defaults in the compliance with covenants contained in the indenture, (iii) cross defaults on more than $10 million of other indebtedness, (iv) failure to pay more than $10 million of judgments that have not been stayed by appeal or otherwise and (v) the bankruptcy of the Company or certain of its subsidiaries.


                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the Offerings, the Company will have 8,657,094 shares of Class A Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). This amount does not include (i) 2,792,888 shares of Class A Common Stock issuable upon the exercise of an equal number of options granted by the Company's Compensation Committee to certain employees and non-employee directors of the Company under the 1995 Plan (1,333,327 of which are presently exercisable) and stock options expected to be issued in connection with the exercise of certain Roll-Up Rights, (ii) 2,750,000 shares of Class A Common Stock to be reserved for issuance pursuant to future option grants under the Company's proposed stock option and compensation plans, (iii) 30,772,953 shares of Class A Common Stock issuable upon conversion of shares of Class B Common Stock (which includes shares of Class B Common Stock issuable upon conversion of the Preferred Stock); Shares of Class B Common Stock are convertible at any time into shares of Class A Common Stock for no additional consideration on a share-for-share basis, and shares of Preferred Stock are convertible at any time into shares of Class B Common Stock for no additional consideration on a share-for-share basis,

(iv) 459,900 shares of Class A Common Stock issuable upon the conversion of the Class B Common Stock issuable on exercise of the Lauder Warrants, (v) 1,192,445 shares of Class A Common Stock issuable upon the exercise at any time beginning October 3, 1997 and ending prior to the close of business on October 3, 2007, of an aggregate of 300,000 Warrants by purchasers of units in the Debt Offering,
(vi) shares of Class A Common Stock issuable upon conversion of the 459,900 shares of Class B Common Stock issuable upon the exercise of the Lauder Warrants, and (vii) 307,884 shares of Class A Common Stock which are expected to be issued to the Minority Interest holders upon exercise of their Roll-Up. Rights. Of these shares, the 7,200,000 shares of Class A Common Stock sold in the Offerings will be freely transferable and tradeable without restriction or further registration under the Securities Act of 1933 except for any shares purchased by any 'affiliate', as defined below, of the Company which will be subject to the resale limitations in Rule 144 adopted under the Securities Act of 1933. All the remaining shares of Class A Common Stock held by existing shareholders are 'restricted' securities within the meaning of Rule 144 and may only be sold in the public market pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an applicable exemption from registration, including Rule 144.



     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has been deemed to have beneficially owned shares for at least one year, including an 'affiliate', is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of Class A Common Stock of the Company or the average weekly trading volume in shares of Class A Common Stock during the four calendar weeks preceding the filing of the required notice of such sale. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. A person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of the Company during the three months preceding a sale, and who has beneficially owned shares within the definition of 'restricted securities' under Rule 144 for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitation, manner of sale provisions, notice requirements or public information requirements of Rule 144. Affiliates continue to be subject to such limitations. As defined in Rule 144, an 'affiliate' of an issuer is a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.



     Upon completion of the Offerings, up to approximately 32,230,047 shares of Class A Common Stock, which are beneficially held by certain existing shareholders of the Company, may be eligible for sale under Rule 144. The Company and certain directors, officers and shareholders will agree that, subject to certain exceptions, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of the Company or which are convertible into or exchangeable for shares of Class A Common Stock offered in connection with the Offerings. See 'Underwriting.'



     No prediction can be made as to the effect, if any, that future sales of Class A Common Stock, or the availability of shares of Class A Common Stock for future sale, will have on the market price of the Class A Common Stock prevailing from time to time. Sales of substantial numbers of shares of Class A Common Stock, pursuant to a registration statement, Rule 144 or otherwise, or the perception that such sales may occur, could adversely affect the prevailing market price of the Class A Common Stock. See 'Risk Factors--No Prior Market; Possible Volatility of Stock Price' and '--Shares Eligible for Future Sale.'



     The Company has granted to Minority Interestholders of ITG, RSL Netherlands, RSL Austria, RSL Italy, Delta Three, RSL Latin America, and PrimeCall Europe and officers of certain of its other subsidiaries Roll Up Rights which allow the Minority Interestholders to exchange their shares or interests in such entities for shares of Class A Common Stock upon the occurrence of, and at certain times following, the Offerings. Based upon agreements with the Minority Interestholders of RSL Austria, RSL Italy, Delta Three, PrimeCall Europe, RSL Netherlands and RSL Latin America, the number of shares of Class A Common Stock to be exchanged upon the exercise of a Roll-Up Right in connection with the Offerings will be determined at the pricing of the Offerings based on an agreed upon valuation of such Minority Interestholder's shares or interests. If a Roll-Up Right is exercised by a Minority

Interestholder in RSL Austria, RSL Italy or Delta Three, the Company may, in its sole discretion (and only under certain circumstances), choose to exchange cash for the Minority Interestholder's shares or interests rather than the Company's Class A Common Stock.



     All of the Roll-Up Rights are currently exercisable in connection with the Offerings, with the exception of the Roll-Up Rights held by the Minority Interestholder of RSL Italy. The Minority Interestholders of RSL Austria, Delta Three, RSL Latin America and PrimeCall Europe have waived their rights to exchange their interests in the relevant subsidiaries on the occurrence of the Offerings, but have maintained their future Roll-Up Rights. One Minority Interestholder of ITG has agreed to waive its Roll-Up Rights and exchange its shares of ITG for a combination of approximately 140,125 shares (based upon an assumed initial offering price of $20.50 per share) of Class A Common Stock and $2,179,273 cash. The Company currently is negotiating with the other Minority Interestholders of ITG to acquire their interests in ITG for approximately $22.7 million in the aggregate. The Minority Interestholder of RSL Netherlands has agreed to exchange his 25% interest in RSL Netherlands for a combination of approximately 167,759 shares (based upon an assumed initial offering price of $20.50 per share) of Class A Common Stock and $3,095,156 cash.



     The Company also has or intends to enter into agreements with certain Minority Interestholders of RSL Europe and RSL USA pursuant to which the Company may grant to such Minority Interestholders, among other rights, options to acquire shares of Class A Common Stock in exchange for all or some of their interests in the relevant subsidiaries.



     Additionally, the Company has granted to a number of Minority Interestholders certain registration rights with respect to shares of Class A Common Stock acquired by the Minority Interestholders pursuant to an exercise of their Roll-Up Rights. If, at any time after the consummation of the Offerings or, in the case of RSL Netherlands, ITG and PrimeCall Europe, at least 12 months after consummation of the Offerings, the Company shall file with the Commission a registration statement on Form S-3, which registration statement shall include shares being sold by or for the account of shareholders of the Company, the Company shall, at the option of Minority Interestholders who are then registered owners of Class A Common Stock and subject to certain limitations, register all or any portion of their Class A Common Stock concurrently with the registration of such other securities. In addition, certain Minority Interestholders in RSL Latin America have demand registration rights on or after the Company becomes eligible to file a registration statement on Form S-3 under the Securities Act.



REGISTRATION RIGHTS AGREEMENT



     Ronald S. Lauder, the Company's Chairman and largest and controlling shareholder, Itzhak Fisher, President and Chief Executive Officer of the Company, the other holders of Class B Common Stock, Coral Gates and the Company intend to enter into a Registration Rights Agreement (the 'Registration Rights Agreement'), pursuant to which Ronald S. Lauder will be granted three demand registration rights exercisable at any time after 180 days after consummation of the Offerings and Itzhak Fisher will be granted two demand registration rights exercisable after termination of his employment with the Company, other than as a result of a termination by the Company for Cause (as defined) or a termination by Itzhak Fisher without Good Reason (as defined) (a 'Qualified Severance Event'). Ronald S. Lauder and Itzhak Fisher, such holders of Class B shares, Coral Gates, and such additional holders of Class A Common Stock as Mr. Lauder and Mr. Fisher may jointly designate to the Company will have an unlimited number of piggyback registration rights that will allow such holders to include their shares of Class A Common Stock in any registration statement filed by the Company, subject to certain limitations. Prior to the occurrence of a Qualified Severance Event, Itzhak Fisher may not register any shares pursuant to his piggyback registration rights if, after giving effect to the sale of such shares, Mr. Fisher and his family members and certain entities controlled by family members ('Family Members') would hold less than 70% of the shares of Class A Common Stock held as of the closing date of the Offerings. Ronald S. Lauder, Itzhak Fisher, and the other holders of Class B Common Stock, may assign their rights under the Registration Rights Agreement to their respective Family Members and entities controlled by Family Members, Coral Gates and Messrs. Cisneros may assign their rights to entities owned by Messrs. Cisneros, and all such holders may assign their rights to lenders to whom shares of Class A Common Stock may be pledged.



     The Company will pay all expenses (other than legal expenses, underwriting discounts and commissions of the selling stockholders and taxes payable by the selling stockholders) in connection with any registration pursuant to the exercise of demand registration rights and piggyback registration rights. The Company will also agree to indemnify such persons against certain liabilities, including liabilities arising under the Securities Act.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     In the opinion of Rosenman & Colin LLP, U.S. counsel to the Company, the following correctly describes certain material U.S. federal income tax consequences to the Company and its subsidiaries and to the ownership and disposition of Class A Common Stock by an initial U.S. and non-U.S. shareholder. For purposes of this discussion, the term 'U.S. shareholder' includes (i) a U.S. citizen or resident, (ii) a U.S. corporation or other U.S. entity taxable as a corporation, (iii) a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust, and (iv) an estate that is subject to U.S. federal income tax on its income regardless of its source. A 'non-U.S. shareholder' is any shareholder other than a U.S. shareholder. The discussion is based upon provisions of the U.S. Internal Revenue Code of 1986, as amended (the 'Code'), its legislative history, judicial authority, current administrative rulings and practice, and existing and proposed Treasury Regulations, all as in effect and existing on the date hereof. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the conclusions set forth below, possibly on a retroactive basis, which could adversely affect a holder of Class A Common Stock. This discussion assumes that such Class A Common Stock will be held as capital assets (as defined in Section 1221 of the Code) by the holders thereof.



     The following discussion generally does not address the tax consequences to a person who holds (or will hold), directly or indirectly, shares in the Company giving the holder the right to exercise 10% or more of the total voting power of the Company's outstanding stock (a '10% Shareholder'). 10% Shareholders are advised to consult their own tax advisors regarding the tax considerations incident to an investment in the Class A Common Stock. In addition, this discussion does not purport to deal with all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders that may be subject to special rules under the U.S. federal income tax laws, such as financial institutions, insurance companies, dealers in securities or foreign currency, tax-exempt organizations, foreign corporations or nonresident alien individuals or persons whose functional currency is not the U.S. dollar. Moreover, the effect of any applicable state, local or foreign or other tax laws is not discussed.



     THE FOLLOWING DISCUSSION IS FOR GENERAL INFORMATION ONLY. EACH PURCHASER IS STRONGLY URGED TO CONSULT WITH ITS OWN TAX ADVISORS TO DETERMINE THE IMPACT OF SUCH PURCHASER'S PERSONAL TAX SITUATION ON THE ANTICIPATED TAX CONSEQUENCES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, OF THE OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK.


TAXATION OF THE COMPANY AND ITS SUBSIDIARIES


     In general, the Company and its foreign (non-U.S.) subsidiaries will be subject to U.S. federal income tax only to the extent they have income which has its source in the United States or is effectively connected with a U.S. trade or business. Except with respect to interest on pledged securities, it is anticipated that the Company and its foreign subsidiaries will derive substantially all of their income from foreign sources and that none of their income will be effectively connected with a U.S. trade or business. As a result, the Company and its foreign subsidiaries should not be subject to material U.S. federal income tax. On the other hand, the domestic (U.S.) subsidiaries of the Company will be subject to U.S. federal income tax on their worldwide income regardless of its source (subject to reduction by allowable foreign tax credits), and distributions by such U.S. subsidiaries to the Company or its foreign subsidiaries generally will be subject to U.S. withholding taxes.


TAXATION OF U.S. SHAREHOLDERS

     A U.S. shareholder receiving a distribution on Class A Common Stock generally will be required to include such distribution in gross income as a taxable dividend to the extent such distribution is paid from the current or accumulated earnings and profits of the Company as determined under U.S. federal income tax principles. Distributions in excess of the earnings and profits of the Company generally will first be treated, for U.S. federal income tax purposes, as a nontaxable return of capital to the extent of the U.S. shareholder's basis in the Class A Common Stock and then as gain from the sale or exchange of a capital asset. Dividends received on the Class A Common Stock by U.S. corporate shareholders will not be eligible for the corporate dividends received deduction.



     A U.S. shareholder will be entitled to claim a foreign tax credit with respect to income received from the Company only for foreign taxes (such as withholding taxes), if any, imposed on dividends paid to such U.S. shareholder, and not for taxes, if any, imposed on the Company or on any entity in which the Company has made an investment. It is not anticipated, however, under current Bermuda law that any such withholding taxes would be imposed by Bermuda on distributions made by the Company to a U.S. shareholder. See 'Certain Bermuda Tax Considerations.' For so long as the Company is a 'U.S.-owned foreign corporation,' distributions with respect to the Class A Common Stock that are taxable as dividends generally will be treated as foreign source passive income (or, for U.S. shareholders that are 'financial service entities' as defined in the Treasury Regulations, foreign source financial services income) or U.S. source income for U.S. foreign tax credit purposes, in proportion to the earnings and profits of the Company in the year of such distribution allocable to foreign and U.S. sources, respectively. For this purpose, the Company will be treated as a U.S.-owned foreign corporation so long as stock representing 50 percent or more of the voting power or value of the Company is owned, directly or indirectly, by 'U.S. shareholders.'



     With certain exceptions, gain or loss on the sale or exchange of the Class A Common Stock will be treated as U.S. source capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the U.S. shareholder has held the Class A Common Stock for more than one year at the time of the sale or exchange. (Recently enacted legislation reduces the tax rate of long-term capital gain applicable to non-corporate taxpayers from the sale of capital assets held for more than 18 months.)

     Various provisions contained in the Code impose special taxes in certain circumstances on U.S. or foreign corporations and their stockholders. The following is a summary of certain provisions which could have an adverse impact on the Company and the U.S. shareholders.

PERSONAL HOLDING COMPANIES

     A corporation that is a personal holding company ('PHC') is subject to a 39.6% tax on its undistributed personal holding company income (generally, U.S. taxable income with certain adjustments, reduced by distributions to shareholders). A corporation that is neither a foreign personal holding company nor a passive foreign investment company, discussed below, generally is a PHC if
(i) more than 50% of the stock of which measured by value is owned, directly or indirectly, by five or fewer individuals (without regard to their citizenship or residence) and (ii) it receives 60% or more of gross income, as specifically adjusted, form certain passive sources. For purposes of this gross income test, a foreign corporation generally only includes taxable income derived from U.S. sources or income that is effectively connected with a U.S. trade or business.


     More than 50% of the outstanding shares of the Company and each of its corporate subsidiaries, by value, is currently owned, directly or indirectly, by five or fewer individuals. It is expected that this will remain the case on a going forward basis. Since it is anticipated that the Company will derive substantially all of its U.S. source gross income from interest on its pledged securities, which the Company believes may constitute undistributed personal holding company income for PHC purposes, the Company may be subject to PHC tax with respect to a taxable year in which the Company is not treated as either a foreign personal holding company or a passive foreign investment company and during which the Company has held or continues to hold pledged securities. However, if any of the Company's foreign corporate subsidiaries were to derive any income from U.S. sources, less than 50% of any such income can be expected to be from passive sources. Accordingly, the Company believes that none of such subsidiaries will satisfy the foregoing income test and therefore none of them will be classified as a PHC. In addition, since it is anticipated that the Company's U.S. subsidiaries will derive most or all of their income from non-passive sources, the Company further believes that none of such subsidiaries will satisfy the foregoing income test and, thus, none of them will be classified as a PHC. The Company intends to manage its affairs and the affairs of its subsidiaries so as to attempt to avoid or minimize the imposition of the PHC tax, to the extent such management of its affairs is consistent with its other business goals.


FOREIGN PERSONAL HOLDING COMPANIES


     In general, if the Company or any of its foreign corporate subsidiaries were to be classified as a FPHC the undistributed foreign personal holding company income (generally, taxable income with certain adjustments) of the Company or such subsidiary would be imputed to all of the U.S. shareholders who were deemed to hold the Company's stock or the stock of such subsidiary on the last day of its taxable year. Such income would be taxable to such persons as a dividend, even if no cash dividend were actually paid. U.S. shareholders who dispose of their Class A Common Stock prior to such date generally would not be subject to U.S. federal income tax under these rules. If the Company were to become an FPHC, U.S. shareholders who acquire Class A Common Stock from decedents would, in certain circumstances, be denied the step-up of the income tax basis for such Class A Common Stock to fair market value at the date of death which would otherwise have been available and instead would have a tax basis equal to the lower of the fair market value or the decedent's basis.


     A foreign corporation will be classified as an FPHC if (i) five or fewer individuals, who are U.S. citizens or residents, directly or indirectly, own more than 50% of the corporation's stock (measured either by voting power or value) (the 'stockholder test') and (ii) the corporation receives at least 60% of its gross income (regardless of source), as specifically adjusted, from certain passive sources (the 'income test'). After a corporation becomes an FPHC, the income test percentage for each subsequent taxable year is reduced to 50%.

     Five or fewer individuals who are U.S. citizens or residents currently own a beneficial interest of more than 50% of the voting power of the outstanding Class A Common Stock of the Company and its foreign corporate subsidiaries for purposes of the FPHC rules, and the Company believes that the stockholder test will likely be met on a going forward basis. The Company believes, however, that neither the Company nor its foreign corporate subsidiaries, once profitable, should be classified as a FPHC because the Company and each of the subsidiaries should not then satisfy the foregoing income test.


     While the Company currently believes that neither it nor any of its foreign corporate subsidiaries would be classified as an FPHC once profitable, it is possible that the Company or one or more of such subsidiaries would meet the foregoing income test in a given taxable year and would qualify as a FPHC for that year. If the Company concludes that it or any of its foreign corporate subsidiaries would be classified as an FPHC for any profitable taxable year, the Company intends to manage its affairs and the affairs of the subsidiaries so as to attempt to avoid or minimize having income imputed to the U.S. shareholders under these rules, to the extent such management of its affairs is consistent with its other business goals.



PASSIVE FOREIGN INVESTMENT COMPANIES


     If 75% or more of the gross income of the Company (taking into account under an income 'look-through' rule, the Company's pro rata share of the gross income of any company of which the Company is considered to own 25% or more of the stock by value) in a taxable year is passive income, or if at least 50% of the average percentage of assets of the Company (also taken into account, under an asset 'look-through' rule, the pro rata share of the assets of any company of which the Company is considered to own 25% or more of the stock by value) in a taxable year produce or are held for the production of passive income, the Company would be classified as a PFIC. Passive income for purposes of the PFIC rules generally includes dividends, interest and other types of investment income and would include amounts derived by reason of the investment of a portion of the funds raised in the Offerings. If the Company were a PFIC at any time during a U.S. shareholder's holding period, each U.S. shareholder (regardless of the percentage of stock owned) would, upon certain distributions by the Company and upon disposition of the Class A Common Stock at a gain, be liable to pay tax plus an interest charge. The tax would be determined by allocating such distribution or gain ratably to each day of the U.S. shareholder's holding period for the Class A Common Stock. The amount allocated to years prior to the taxable year of the distribution or disposition would be taxed at the highest marginal rates for ordinary income for such years (if the Company was a PFIC during such years). The U.S. shareholder would also be liable for interest on the amount of such additional tax due with respect to such prior years in which the Company was a PFIC. The amount allocated to the current taxable year and any non-PFIC years would be taxed in the same manner as other ordinary income earned in the current taxable year.

     Under certain circumstances, if the Company were to become a PFIC, distributions and dispositions in respect of shares in a direct or indirect foreign corporate subsidiary of the Company may be attributed in whole or in part to a U.S. investor, and such U.S. investor may be taxed under the PFIC rules with respect to such distributions or dispositions.

     If the Company were to become a PFIC, U.S. shareholders who acquire Class A Common Stock from decedents could be denied the step-up of the income tax basis for such Class A Common Stock to fair market value at the date of death which would otherwise have been available and instead could have a tax basis equal to the lower of the fair market value of the decedent's basis.


     The above results may be eliminated (at least in part) if a U.S. shareholder permanently elects to treat the Company as a 'qualified electing fund' ('QEF') for U.S. federal income tax purposes. A stockholder of a QEF is required for each taxable year to include in income a pro rata share of the ordinary income of the QEF as ordinary income and a pro rata share of the net capital gain of the QEF as long-term capital gain. If a U.S. shareholder in a PFIC has made a QEF election in a year subsequent to the year in which such investor acquired an interest in the PFIC, the U.S. shareholder must agree in the year of such election to either (1) recognize gain equal to such U.S. shareholder's unrealized appreciation in such stock or (2) assuming the Company is a controlled foreign corporation (discussed below) include in income as a dividend his pro rata share of the Company's earnings and profits up to the first day of the tax year for which such election was made (in each case subject to the tax consequences discussed above for non-QEF PFICs) so that thereafter any additional gain on the sale of such stock in the future generally will be characterized as capital gain and the denial of basis step-up at death and the interest charge (as well as the other PFIC tax consequences described above) would not continue to apply.



     Effective for taxable years beginning after December 31, 1997, a U.S. shareholder of a PFIC may, in lieu of making a QEF election, also avoid the above results by electing to 'mark-to-market' the PFIC stock as of the close of each taxable year so long as such stock is 'marketable'. The Company expects that the Class A Common Stock will be 'marketable' for this purpose. Under this election, the U.S. shareholder will include in income each year as ordinary income, an amount equal to the excess, if any, of the fair market value of the stock at the close of the year over such U.S. shareholders adjusted basis. If the stock declines in value during any year, such U.S. shareholder will be entitled to a deduction from ordinary income the excess of such U.S. shareholder's adjusted basis over the stock's value at the close of such year but only to the extent of net mark-to-market gains previously included in income. Any gain or loss on the sale of the stock of the PFIC will be ordinary income or ordinary loss (but only to the extent of the previously included net mark-to-market gains). In the case of a U.S. shareholder who makes this mark-to-market election for PFIC stock as to which a QEF election was not in effect during his period of ownership, a coordination rule applies to ensure that the shareholder does not avoid the interest charge for periods prior to this election. An election to mark-to-market applies to the year for which the election is made and following years unless the PFIC stock ceases to be marketable or the Internal Revenue Service consents to the revocation of such election.



     The Company intends to manage its business and the businesses of the subsidiaries so as to attempt to avoid PFIC status. The Company will notify U.S. shareholders in the event that it concludes that it will be treated as a PFIC for any taxable year to enable U.S. shareholders to consider whether to elect to treat the Company as a QEF for U.S. federal income tax purposes or to make the mark-to-market election. In addition, the Company will, at the request of a U.S. shareholder who elects to have the Company treated as a QEF, comply with the applicable information reporting requirements.

CONTROLLED FOREIGN CORPORATIONS


     If 10% Shareholders, who are also U.S. persons, own, in the aggregate, directly or indirectly, more than 50% (measured by voting power or value) of the shares of a foreign corporation, that foreign corporation would be a controlled foreign corporation ('CFC'). If a foreign corporation were characterized as a CFC, then some portion of the undistributed income of the foreign corporation may be imputed to such 10% Shareholders, and some portion of the gains recognized by such 10% Shareholders on the disposition of their shares in the foreign corporation (which would otherwise qualify for capital gains treatment) may be converted into ordinary dividend income. The Company is currently a CFC, and it is likely that 10% Shareholders who are also U.S. persons will continue to own (or be deemed to own) more than 50% of the voting power of the outstanding Common Stock of the Company and, thus, that the Company will continue to be characterized as a CFC. However, the CFC rules referred to above only apply with respect to such 10% Shareholders. For 1997, because the Company is a CFC, the asset test to determine whether the Company would be a PFIC is made by comparing the relative adjusted tax bases of the Company's assets and not the relative fair market values of such assets, making it more difficult for the Company to manage its affairs so as to avoid PFIC status. However, for taxable years beginning after December 31, 1997, in the case of CFC's with publicly traded shares, the asset test to determine whether the CFC is a PFIC will be made on the basis of the relative fair market values of such assets. The Company expects to be publicly traded for this purpose so that this more favorable asset test will be applicable in 1998 and later years.


TAXATION OF NON-U.S. SHAREHOLDERS


     For U.S. federal income tax purposes, a non-U.S. shareholder should not be subject to tax on distributions made with respect to, and gains realized from the disposition of, Class A Common Stock unless such distributions and gains are attributable to an office or fixed place of business maintained by such non-U.S. shareholder in the U.S. A non-U.S. shareholder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized in the disposition of Class A Common Stock.


UNITED STATES BACKUP WITHHOLDING AND INFORMATION REPORTING

  U.S. SHAREHOLDERS

     Under certain circumstances, a U.S. shareholder who is an individual may be subject to backup withholding at a 31% rate on dividends received on Class A Common Stock. This withholding generally applies only if such individual U.S. shareholder (i) fails to furnish his or her taxpayer identification number ('TIN') to the U.S. financial institution or any other person responsible for the payment of dividends on the Class A Common Stock, (ii) furnishes an incorrect TIN, (iii) is notified by the U.S. Internal Revenue Service ('IRS') that such U.S. shareholder has failed to properly report payments of interest and dividends and the IRS has notified the Company that such U.S. shareholder is subject to backup withholding, or (iv) fails, under certain circumstances, to provide a certified statement, signed under penalty or perjury, that the TIN provided is such U.S. shareholder's correct number and that such U.S. shareholder is not subject to backup withholding rules.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. Federal income tax. Rather, any amounts withheld under the backup withholding rules will be refunded or allowed as a credit against the U.S. shareholder's U.S. federal income tax liability, if any, provided the required information or appropriate claim for refund is filed with the Internal Revenue Service.

  NON-U.S. SHAREHOLDERS

     Currently, U.S. information reporting requirements and backup withholding will not apply to dividends on the Class A Common Stock paid to non-U.S. shareholders at an address outside the U.S. (provided that the payor does not have definite knowledge that the payee is a U.S. person). As a general matter, information reporting and backup withholding will not apply to a payment of the proceeds of a sale effected outside the U.S. of the Class A Common Stock by a foreign office of a foreign holder. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale effected outside the U.S. of the Class A Common Stock through a 'U.S. Broker', unless the U.S. Broker has documentary evidence in its records that the non-U.S. shareholder is not a U.S. person and has no actual knowledge that such evidence is false, or the non-U.S. shareholder otherwise establishes an exemption. For purposes of the preceding sentence, a U.S. Broker is a broker that (i) is a U.S. person, (ii) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the U.S. or (iii) is a Controlled Foreign Corporation. Payment by a broker of the proceeds of a sale of the Shares effected inside the United States is subject to both backup withholding and information reporting unless the non-U.S. shareholder certifies under penalties of perjury that such non-U.S. shareholder is not a United States person and provides such non-U.S. shareholder's name and address or the non-U.S. shareholder otherwise establishes an exemption. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. shareholder will be allowed as a refund or a credit against such non-U.S. shareholder's U.S. Federal income tax, provided that the required information or appropriate claim for refund is furnished to the IRS.


     The United States Treasury issued proposed regulations on April 22, 1996 (the 'Proposed Withholding Regulations') which would, if adopted, alter the information reporting and backup withholding rules applicable to non-U.S. shareholders. Among other things, the Proposed Withholding Regulations would provide certain presumptions under which a non-U.S. shareholder would be subject to backup withholding and information reporting until the Company receives certification from such shareholder of non-U.S. status. The Proposed Withholding

Regulations are generally proposed to be effective with respect to dividends paid after December 31, 1997, subject to certain transition rules. The foregoing discussion is not intended to be a complete discussion of the provisions of the Proposed Withholding Regulations, and prospective shareholders are urged to consult their tax advisors with respect to the effect that the Proposed Withholding Regulations would have if adopted.


                       CERTAIN BERMUDA TAX CONSIDERATIONS


     In the opinion of Conyers, Dill & Pearman, the following correctly describes a summary of certain material anticipated tax consequences of an investment in the Class A Common Stock under current Bermuda tax laws. This discussion does not address the tax consequences under non-Bermuda tax laws and, accordingly, each prospective investor should consult his or her tax advisor regarding the tax consequences of an investment in the Class A Common Stock. The discussion is based upon laws and relevant interpretation thereof in effect as of the date of this Prospectus, all of which are subject to change.


BERMUDA TAXATION


     At the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by the Company or its shareholders other than those who are ordinarily resident in Bermuda. The Company is not subject to stamp or other similar duty on the issue, transfer or redemption of its Class A Common Stock.



     The Company has obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event there is enacted in Bermuda any legislation imposing tax computed on profits or income or computed on any capital assets, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not be applicable to the Company or to its operations, or to the shares or other obligations of the Company until March 28, 2016 except insofar as such tax applies to persons ordinarily resident in Bermuda and holding such shares or other obligations of the Company or any real property or leasehold interests in Bermuda owned by the Company. No reciprocal tax treaty affecting the Company exists between Bermuda and the United States.


     As an exempted company, the Company is liable to pay in Bermuda a registration fee based upon its authorized share capital and the premium on its issued shares at a rate not exceeding $25,000 per annum.

                                 LEGAL MATTERS


     The validity of the Class A Common Stock offered in the Offerings will be passed upon for the Company and the Underwriters by the Company's counsel, Conyers, Dill & Pearman, Hamilton, Bermuda. Certain legal matters under U.S. and New York law will be passed upon for the U.S. Underwriters and the International Underwriters by their United States counsel, Cravath, Swaine & Moore. Statements with respect to, or involving matters of, Bermuda law in this Prospectus under 'Service of Process of And Enforcement of Civil Liabilities', 'Certain Bermuda Tax Considerations' and 'Description of Capital Stock--Certain Provisions of Bermuda Law,' have been passed upon by Conyers, Dill & Pearman, Bermuda and are stated herein on their authority.


     There is no minimum amount which in the opinion of the directors of the Company must be raised by the offer of the shares of Class A Common Stock in order to provide for the matters referred to in Section 28 of The Companies Act 1981 of Bermuda.

                                    EXPERTS

     The Consolidated Financial Statements of RSL Communications, Ltd. as of and for the years ended December 31, 1995 and December 31, 1996, and International Telecommunications Group, Ltd. as of and for the year ended December 31, 1994 and as of and for the nine months ended September 30, 1995, included in this Prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The Consolidated Financial Statements of Cyberlink, Inc. as of August 31, 1995 and for the eight months then ended, included in this Prospectus, have been audited by Brown, Leifer, Slatkin + Berns, independent auditors, as stated in their report appearing herein.

               SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

     The Company is a Bermuda corporation. Certain of its directors and officers, and certain of the experts named herein, are not residents of the United States. All or a substantial portion of the assets of such persons are or may be located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons or to enforce against them judgments obtained in the United States courts. The Company has been advised by its legal counsel in Bermuda, Conyers, Dill & Pearman, that there is doubt as to the enforcement in Bermuda, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated upon U.S. Federal securities laws, although Bermuda courts will enforce foreign judgments for liquidated amounts in civil matters, subject to certain conditions and exceptions.

                             ADDITIONAL INFORMATION



     The Company has filed with the Commission a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of Class A Common Stock being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Class A Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.

20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at the address and in the manner set forth in the foregoing paragraph.

                         INDEX TO FINANCIAL STATEMENTS


RSL COMMUNICATIONS, LTD.
Independent Auditors' Report..............................................................................    F-2
Consolidated Financial Statements
Consolidated Balance Sheets as of December 31, 1995, December 31, 1996 and unaudited June 30, 1997........    F-3
Consolidated Statements of Operations for the Fiscal Years Ended December 31, 1995, December 31, 1996 and
  for the unaudited Six Month Periods Ended June 30, 1996 and 1997........................................    F-4
Consolidated Statements of Shareholders' Equity for the Fiscal Years Ended December 31, 1995, December 31,
  1996 and for the unaudited Six Month Period Ended June 30, 1997.........................................    F-5
Consolidated Statements of Cash Flows for the Fiscal Years Ended December 31, 1995, December 31, 1996 and
  for the unaudited Six Month Periods Ended June 30, 1996 and 1997........................................    F-6
Notes to Consolidated Financial Statements................................................................    F-7

INTERNATIONAL TELECOMMUNICATIONS GROUP LTD. AND SUBSIDIARIES
Independent Auditors' Report..............................................................................   F-25
Consolidated Financial Statements for the Nine Months Ended September 30, 1995
Consolidated Statement of Operations and Accumulated Deficit for the Nine Months Ended September 30,
  1995....................................................................................................   F-26
Consolidated Statement of Cash Flows for the Nine Months Ended September 30, 1995.........................   F-27
Notes to Consolidated Financial Statements................................................................   F-28
Independent Auditors' Report..............................................................................   F-32
Consolidated Financial Statements for the Year Ended December 31, 1994
Consolidated Statement of Operations and Accumulated Deficit for the Year Ended December 31, 1994.........   F-33
Consolidated Statement of Cash Flows for the Year Ended December 31, 1994.................................   F-34
Notes to Consolidated Financial Statements................................................................   F-35

CYBERLINK, INC. AND SUBSIDIARIES
Independent Auditors' Report..............................................................................   F-39
Consolidated Financial Statements
Consolidated Balance Sheet as of August 31, 1995..........................................................   F-40
Consolidated Statement of Operations for the Eight Month Period Ended August 31, 1995.....................   F-41
Consolidated Statement of Cash Flows for the Eight Month Period Ended August 31, 1995.....................   F-42
Notes to Consolidated Financial Statements................................................................   F-43

                          INDEPENDENT AUDITORS' REPORT

To the Shareholders of
RSL Communications, Ltd.

     We have audited the accompanying consolidated balance sheets of RSL Communications, Ltd., a Bermuda corporation, and its subsidiaries (together, the 'Company'), as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1996 and 1995. Our audits also included the consolidated financial statement schedules listed in the Index at Item 21(b). These consolidated financial statements and the consolidated financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the consolidated financial statement schedules based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such consolidated financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

DELOITTE & TOUCHE LLP
NEW YORK, NEW YORK
MARCH 7, 1997

                            RSL COMMUNICATIONS, LTD.
                          CONSOLIDATED BALANCE SHEETS
                    ($ IN THOUSANDS, EXCEPT FOR SHARE DATA)


                                                                       DECEMBER 31,    DECEMBER 31,      JUNE 30,
                                                                           1995            1996           1997
                                                                       ------------    ------------    -----------
                                                                                                       (UNAUDITED)
                               ASSETS
Current Assets:
  Cash and cash equivalents.........................................     $  5,163        $104,068       $  81,301
  Accounts receivable...............................................        6,140          26,479          43,588
  Marketable securities--available for sale.........................           --          67,828          50,797
  Prepaid expenses and other current assets.........................          856           3,969          12,326
                                                                       ------------    ------------    -----------
Total current assets................................................       12,159         202,344         188,012
                                                                       ------------    ------------    -----------
Marketable Securities--Held to maturity.............................           --         104,370          84,728
                                                                       ------------    ------------    -----------
Property and Equipment:
  Telecommunications equipment......................................        9,844          29,925          37,980
  Furniture, fixtures and other.....................................          989           5,926           9,816
                                                                       ------------    ------------    -----------
                                                                           10,833          35,851          47,796
  Less accumulated depreciation.....................................         (302)         (3,513)         (6,917)
                                                                       ------------    ------------    -----------
  Property and equipment--net.......................................       10,531          32,338          40,879
                                                                       ------------    ------------    -----------
Goodwill--and other intangible assets net of accumulated
  amortization......................................................       29,398          87,605         121,555
                                                                       ------------    ------------    -----------
Deposits and Other Assets...........................................          984           1,312           1,026
                                                                       ------------    ------------    -----------
Total Assets........................................................     $ 53,072        $427,969       $ 436,200
                                                                       ------------    ------------    -----------
                                                                       ------------    ------------    -----------
                LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..................................................     $ 20,788        $ 49,370       $  62,991
  Accrued expenses..................................................        2,277          12,701          12,648
  Notes payable.....................................................        5,236           6,538           7,049
  Deferred revenue..................................................          745           3,570           4,628
  Other liabilities.................................................        2,712           5,236           4,968
                                                                       ------------    ------------    -----------
Total current liabilities...........................................       31,758          77,415          92,284
                                                                       ------------    ------------    -----------
Other Liabilities--noncurrent.......................................        8,962          15,286           7,178
                                                                       ------------    ------------    -----------
Long-term Debt--less current portion................................        1,604           6,032           5,866

                                                                       ------------    ------------    -----------
Senior Notes, 12 1/4% due 2006, net.................................           --         296,000         296,300
                                                                       ------------    ------------    -----------
Capital Lease Obligations--less current portion.....................        5,043          12,393          15,922
                                                                       ------------    ------------    -----------
Total Liabilities...................................................       47,367         407,126         417,550
                                                                       ------------    ------------    -----------
Commitments and Contingencies
Shareholders' Equity
  Common stock, Class A--par value $.01; 665,340 issued and
    outstanding at June 30, 1997....................................           --              --               7
  Common stock, Class B--par value $.01; 2,927,564, 4,807,711 and
    4,807,711 issued and outstanding at December 31, 1995, December
    31, 1996 and June 30, 1997, respectively........................           29              48              48
  Common stock Class C--par value $.01; no shares issued............           --              --              --
  Preferred stock par value $.01; 20,000,000 shares authorized,
    9,243,866 shares issued and outstanding at December 31, 1995,
    December 31, 1996 and June 30, 1997, respectively...............           93              93              93
  Warrants--Common Stock, exercise price of $.01....................           --           5,544           5,544
  Additional paid-in capital........................................       15,083          65,064          97,639
  Accumulated deficit...............................................       (9,500)        (47,740)        (84,917)
  Foreign currency translation adjustment...........................           --            (622)            622
  Deferred financing costs..........................................           --          (1,544)           (386)
                                                                       ------------    ------------    -----------
Total shareholders' equity..........................................        5,705          20,843          18,650
                                                                       ------------    ------------    -----------
Total Liabilities and Shareholders' Equity..........................     $ 53,072        $427,969       $ 436,200
                                                                       ------------    ------------    -----------
                                                                       ------------    ------------    -----------


                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    ($ IN THOUSANDS, EXCEPT LOSS PER SHARE)

                                                                                         SIX MONTHS     SIX MONTHS
                                                          YEAR ENDED      YEAR ENDED        ENDED          ENDED
                                                         DECEMBER 31,    DECEMBER 31,     JUNE 30,       JUNE 30,
                                                             1995            1996           1996           1997
                                                         ------------    ------------    -----------    -----------
                                                                                         (UNAUDITED)    (UNAUDITED)
Revenues..............................................     $ 18,617       $  113,257      $  39,764      $  109,361

Cost of services......................................       17,510           98,461         35,657          96,631
                                                         ------------    ------------    -----------    -----------

  Gross profit........................................        1,107           14,796          4,107          12,730

Selling, general and administrative expenses..........        9,639           38,893         13,656          35,271

Depreciation and amortization.........................          849            6,655          2,175           8,947
                                                         ------------    ------------    -----------    -----------

Loss from operations..................................       (9,381)         (30,752)       (11,724)        (31,488)

Interest income.......................................          173            3,976             80           7,224

Interest expense......................................         (194)         (11,359)          (635)        (18,860)

Other (expense) income................................           --             (288)            --           6,883

Foreign currency transaction gain (loss)..............           --              758             --            (268)

Minority interest.....................................           --             (180)            --            (229)

Income taxes..........................................           --             (395)            --            (439)
                                                         ------------    ------------    -----------    -----------

Net loss..............................................     $ (9,402)      $  (38,240)     $ (12,279)     $  (37,177)
                                                         ------------    ------------    -----------    -----------
                                                         ------------    ------------    -----------    -----------

Loss per share........................................     $  (3.65)      $   (11.24)     $   (4.19)     $    (7.43)

Weighted average number of shares of common stock
  outstanding.........................................        2,576            3,401          2,928           5,003

                See notes to consolidated financial statements.

                            RSL COMMUNICATIONS, LTD.
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                          ($ AND SHARES IN THOUSANDS)

                         CLASS A           CLASS B                          COMMON STOCK                                 FOREIGN
                      COMMON STOCK      COMMON STOCK     PREFERRED STOCK      WARRANTS       ADDITIONAL                  CURRENCY
                     ---------------   ---------------   ---------------   ---------------    PAID-IN     ACCUMULATED   TRANSLATION
                     SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL       DEFICIT     ADJUSTMENT
                     ------   ------   ------   ------   ------   ------   ------   ------   ----------   -----------   ----------
BALANCE,
 January 1, 1995...     --      $--       --     $ --       --     $ --       --    $  --     $     --     $     (98)*   $     --
Issuance of
 Preferred Stock...     --      --        --       --    9,244       93       --       --       13,261            --           --
Issuance of Common
 Stock.............     --      --     2,928       29       --       --       --       --        1,822            --           --
Net loss...........     --      --        --       --       --       --       --       --           --        (9,402)          --
                                --
                     ------            ------   ------   ------   ------   ------   ------   ----------   -----------   ----------

BALANCE, December
 31, 1995..........     --      --     2,928       29    9,244       93       --       --       15,083        (9,500)          --
Issuance of
 warrants in
 connection with
 Notes Offering....     --      --        --       --       --       --      300    4,000           --            --           --
Issuance of
 warrants in
 connection with
 shareholder
 standby facility
 and revolving
 credit facility...     --      --        --       --       --       --      210    1,544           --            --           --
Issuance of Common
 Stock.............     --      --     1,880       19       --       --       --       --       49,981            --           --
Foreign Currency
 Translation
 Adjustment........     --      --        --       --       --       --       --       --           --            --         (622)
Net loss...........     --      --        --       --       --       --       --       --           --       (38,240)          --
                                --
                     ------            ------   ------   ------   ------   ------   ------   ----------   -----------   ----------

BALANCE, December
 31, 1996..........     --      --     4,808       48    9,244       93      510    5,544       65,064       (47,740)        (622)

UNAUDITED:

Issuance of Class A
 Common Stock......    665       7        --       --       --       --       --       --       32,575            --           --
Foreign Currency
 Translation
 Adjustment........     --      --        --       --       --       --       --       --           --            --        1,244

Amortization of
 deferred financing
 costs.............     --      --        --       --       --       --       --       --           --            --           --
Net loss...........     --      --        --       --       --       --       --       --           --       (37,177)          --
                                --
                     ------            ------   ------   ------   ------   ------   ------   ----------   -----------   ----------
BALANCE
 June 30, 1997
 (Unaudited).......    665      $7     4,808     $ 48    9,244     $ 93      510    $5,544    $ 97,639     $ (84,917)    $    622
                                --
                                --
                     ------            ------   ------   ------   ------   ------   ------   ----------   -----------   ----------
                     ------            ------   ------   ------   ------   ------   ------   ----------   -----------   ----------


                     DEFERRED
                     FINANCING
                       COSTS      TOTAL
                     ---------   --------
BALANCE,
 January 1, 1995...   $    --    $    (98)
Issuance of
 Preferred Stock...        --      13,354
Issuance of Common
 Stock.............        --       1,851
Net loss...........        --      (9,402)

                     ---------   --------
BALANCE, December
 31, 1995..........        --       5,705
Issuance of
 warrants in
 connection with
 Notes Offering....        --       4,000
Issuance of
 warrants in
 connection with
 shareholder
 standby facility
 and revolving
 credit facility...    (1,544)         --
Issuance of Common
 Stock.............        --      50,000
Foreign Currency
 Translation
 Adjustment........        --        (622)
Net loss...........        --     (38,240)

                     ---------   --------
BALANCE, December
 31, 1996..........    (1,544)     20,843
UNAUDITED:

Issuance of Class A
 Common Stock......        --      32,582
Foreign Currency
 Translation
 Adjustment........        --       1,244
Amortization of
 deferred financing
 costs.............     1,158       1,158
Net loss...........        --     (37,177)

                     ---------   --------
BALANCE
 June 30, 1997
 (Unaudited).......   $  (386)   $ 18,650

                     ---------   --------
                     ---------   --------

* Deficit at January 1, 1995 consists of pre-operating expenses.

                See notes to consolidated financial statements.
                                      F-5

                            RSL COMMUNICATIONS, LTD.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                ($ IN THOUSANDS)




                                                                                               SIX MONTHS    SIX MONTHS
                                                                  YEAR ENDED     YEAR ENDED      ENDED         ENDED
                                                                 DECEMBER 31,   DECEMBER 31,    JUNE 30,      JUNE 30,
                                                                     1995           1996          1996          1997
                                                                 ------------   ------------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
Cash flows provided by (used in) operating activities:
  Net loss.....................................................    $ (9,402)     $  (38,240)    $ (12,279)    $ (37,177)
    Adjustments to reconcile net loss to net cash provided by
      (used in) operating activities, net of effects of
      purchase of subsidiaries and accretion of interest
      receivable on restricted marketable securities...........          --          (1,562)           --        (3,023)
      Depreciation and amortization............................         848           6,655         2,175         8,947
      Foreign currency transaction (loss) gain.................          --            (788)           --           161
      Loss on disposal of fixed assets.........................          --             368            --            --
      Provision for losses on accounts receivable..............         149           2,830           877         1,968
    Changes in assets and liabilities:
      Increase in accounts receivable..........................      (2,453)        (17,034)       (9,461)      (17,909)
      Decrease (increase) in deposits and other current
        assets.................................................         366          (3,249)           91        (2,908)
      Decrease (Increase) in prepaid expenses and other current
        assets.................................................         297            (925)       (2,094)       (6,334)
      Increase in accounts payable and accrued expenses........       3,511          44,243        10,243        12,692
      Increase (decrease) in deferred revenue and other current
        liabilities............................................       1,501           4,279         2,327        (3,000)
      Increase (decrease) in other liabilities.................       8,737          (7,052)          (56)         (245)
                                                                 ------------   ------------   -----------   -----------
Net cash provided by (used in) operating activities............       3,554         (10,475)       (8,177)      (46,828)
                                                                 ------------   ------------   -----------   -----------
Cash flows used in investing activities:
  Acquisition of subsidiaries..................................     (15,413)        (38,552)      (10,616)       (5,350)
  Purchase of marketable securities............................          --         (82,529)           --            --
  Proceeds from marketable securities..........................          --          14,701            --        17,031
  Purchase of restricted marketable securities.................          --        (102,808)           --            --
  Proceeds from restricted marketable securities...............          --              --            --        22,665
  Purchase of property and equipment...........................      (1,124)        (15,983)       (4,792)       (6,885)
  Proceeds from sale of equipment..............................          --             171            --            --
                                                                 ------------   ------------   -----------   -----------
Net cash (used in) provided by investing activities............     (16,537)       (225,000)      (15,408)       27,461
                                                                 ------------   ------------   -----------   -----------
Cash flows provided by (used in) financing activities:
  Proceeds from issuance of common and preferred stock and
    Warrants...................................................      15,205          50,000            --            --

  Proceeds from notes payable..................................       3,000              --        24,461            --
  Payment of notes payable.....................................          --          (3,000)           --        (1,692)
  Proceeds from issuance of 12 1/4% Senior Notes and Warrants..          --         300,000            --            --
  Payments of offering costs...................................          --         (10,989)           --            --
  Proceeds from long-term debt.................................          --          44,000            --            --
  Payments of long-term debt...................................          --         (44,598)           --          (108)
  Principal payments under capital lease obligations...........         (62)           (382)         (153)         (820)
                                                                 ------------   ------------   -----------   -----------
Net cash provided by (used in) financing activities............      18,143         335,031        24,308        (2,620)
                                                                 ------------   ------------   -----------   -----------
Increase (decrease) in cash and cash equivalents...............       5,160          99,556           723       (21,987)
Effects of foreign currency exchange rates on cash.............          --            (651)           --          (780)
Cash and cash equivalents at beginning of period...............           3           5,163         5,163       104,068
                                                                 ------------   ------------   -----------   -----------
Cash and cash equivalents at end of period.....................    $  5,163      $  104,068     $   5,886     $  81,301
                                                                 ------------   ------------   -----------   -----------
                                                                 ------------   ------------   -----------   -----------
Supplemental disclosure of cash flows information:
  Cash paid for:
    Interest...................................................    $     31      $    1,639     $     634     $  23,089
                                                                 ------------   ------------   -----------   -----------
                                                                 ------------   ------------   -----------   -----------
Supplemental schedule of noncash investing and financing
  activities--
  Assets acquired under capital lease obligations..............    $  4,950      $    7,897     $      95     $   6,359
                                                                 ------------   ------------   -----------   -----------
                                                                 ------------   ------------   -----------   -----------
  Issuance of notes to acquire stock...........................    $     --      $    9,328     $      --     $      --
                                                                 ------------   ------------   -----------   -----------
                                                                 ------------   ------------   -----------   -----------
  Issuance of warrants for shareholder standby facility........    $     --      $    1,544     $      --     $      --
                                                                 ------------   ------------   -----------   -----------
                                                                 ------------   ------------   -----------   -----------
  Issuance of Class A Common Stock.............................    $     --      $       --     $      --     $  32,582
                                                                 ------------   ------------   -----------   -----------
                                                                 ------------   ------------   -----------   -----------


                See notes to consolidated financial statements.
                                      F-6

                            RSL COMMUNICATIONS, LTD.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

1. BUSINESS DESCRIPTION

     RSL Communications, Ltd. ('RSL'), a Bermuda corporation, is the successor in interest to RSL Communications Inc., a British Virgin Islands corporation, which is the successor in interest to RSL Communications, Inc., a Delaware corporation. RSL, together with its direct and indirect subsidiaries are referred to herein as the 'Company.' The Company is a multinational telecommunications company which provides an array of international and domestic telephone services. The Company focuses on providing international long distance voice services to small and medium-sized businesses in key markets. The Company currently has revenue producing operations and provides services in the United States, the United Kingdom, France, Germany, the Netherlands, Sweden, Finland, Australia and Denmark. In 1995, approximately 54% of the world's international long distance telecommunications minutes originated in these markets.


     In August 1997, the Board of Directors of the Company approved the issuance of Class A common shares in an initial public offering to be filed with the Securities and Exchange Commission on or about August 22, 1997. Concurrent with such offering, the Board has authorized a 2.19 to 1 stock split. Upon the closing of the offering, the Preferred Stock will be automatically converted into Class B Common Stock.


2. ACQUISITIONS

     On March 10, 1995, the Company entered into a stock purchase agreement (the 'Agreement') with International Telecommunications Group, Ltd. ('ITG') and RSL COM U.S.A., Inc. (formerly known as International Telecommunications Corporation) ('RSL USA'), pursuant to which the Company initially purchased from ITG 66,667 shares of ITG's Series A convertible preferred stock (which represented 25% of ITG's then outstanding stock, including common and preferred shares) for $3,000,000, subject to increase, to a maximum of $4,750,000. Such increase was predicated upon the attainment of certain financial targets and ratios. Based on the terms of the Agreement, the adjusted purchase price of the shares totaled $4,750,000. The Company subsequently purchased additional shares of ITG's common stock at various times during 1995 and 1996 for a total purchase price of cash and secured notes aggregating $12,870,000 and $26,725,000 at December 31, 1995 and 1996, respectively and the assumption of net liabilities resulting in recorded goodwill of $26,780,000. At December 31, 1996 and at June 30, 1997, the Company's investment in ITG was $54,204,000 and $67,647,000, respectively, which represented in excess of 87% (at December 31, 1996) and 92% (at June 30, 1997) of the outstanding shares of ITG.

     Effective September 1, 1995, ITG's subsidiary RSL USA, purchased 51% of the capital stock of Cyberlink, Inc. ('Cyberlink'). During the period August 1996 through December 1996, RSL USA purchased 1,023,807 shares of the capital stock of Cyberlink for approximately $7,200,000. In addition, through March 1997, the Company acquired the remaining outstanding shares.

     The total purchase price consisted of approximately $9,485,000, and assumption of net liabilities of $21,131,000. In connection with the purchase of Cyberlink, the Company recorded approximately $30,616,000 of goodwill.

     In November 1995, the Company, through its wholly-owned subsidiary RSL COM Europe, Ltd. ('RSL COM Europe') completed the acquisition of 51% of Cyberlink Communications Europe Ltd. ('Cyberlink Europe'). Cyberlink Europe is a holding company which owned 100% of the shares of RSL COM Sweden AB, Cyberlink International Telesystems Germany GmbH and RSL COM Finland OY. During the period August 1996 through March 1997, RSL COM Europe purchased the remaining 49%

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)
of the Cyberlink Europe shares for approximately $2,062,000. The total cash paid was approximately $3,658,000. In connection with the purchase of Cyberlink Europe, the Company recorded approximately $2,914,000 of goodwill in connection with this purchase.

     In May 1996, the Company acquired the net assets, principally telecommunications equipment and facilities, constituting the international long distance voice businesses of Sprint in France and Germany through its wholly owned subsidiaries RSL COM France S.A., a French corporation ('RSL France'), and RSL COM Deutschland GmbH, a German limited liability company ('RSL Germany').

     Pursuant to the applicable asset purchase agreements, the Company can not disclose the purchase price of the net assets. In connection with this transaction, the Company recorded approximately $7,905,000 of goodwill.

     In October 1996, the Company acquired 38,710 shares of Belnet Nederland B.V. ('Belnet/RSL'), representing 75% of the outstanding stock for $10,000,000. In connection with the purchase of Belnet/RSL, the Company recorded approximately $8,250,000 of goodwill.

     In August 1996, the Company acquired the assets and assumed certain limited liabilities of Incom (UK) Limited ('Incom'), a United Kingdom reseller, for $500,000 plus 3,954 non-voting shares of ITG (the 'Purchased Shares'). In addition, 3,333 voting shares of ITG currently held by Incom were exchanged for an equal number of non-voting shares. The Company has also entered into a consulting agreement with an affiliate of Incom calling for payments of $10,000 per month for seven years and has paid such affiliate $280,000 for its agreement not to compete for a period of 7 years and has agreed to make a $660,000, seven-year loan to such affiliate, bearing interest at a rate of 7% per annum. In connection with this acquisition, the Company recorded approximately

$3,840,000 of goodwill.

     The acquisitions have been accounted for by the purchase method of accounting and, accordingly, the purchase prices have been allocated to the assets acquired, primarily fixed assets and accounts receivable, and liabilities assumed based on their estimated fair values at the dates of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which is amortized over fifteen years.

     The December 31, 1995 consolidated statements of operations, shareholders' equity and cash flows include the results of ITG, Cyberlink and Cyberlink Europe from their dates of acquisition, respectively, through December 31, 1995. The 1996 consolidated statements of operations, shareholders' equity and cash flows also include the results of RSL COM France and RSL COM Germany as of May 1996 (date of commencement of operations), Incom as of August 1996 (date of acquisition), and Belnet/RSL from October 1996 (date of acquisition) through December 31, 1996.

     The following presents the unaudited pro forma consolidated statements of operations of the Company for the years ended December 31, 1995 and 1996 as though the acquisitions of ITG, Cyberlink, Cyberlink Europe, RSL COM France, RSL COM Germany and Belnet/RSL had occurred on January 1, 1995. The acquisition of Incom is excluded as it is not significant. The consolidated

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

2. ACQUISITIONS--(CONTINUED)
statements do not necessarily represent what the Company's results of operations would have been had such acquisitions actually occurred on such date.

                                                                    YEAR ENDED           YEAR ENDED
                                                                 DECEMBER 31, 1995    DECEMBER 31, 1996
                                                                 -----------------    -----------------
                                                                              (UNAUDITED)
                                                                    ($ IN THOUSANDS, EXCEPT LOSS PER
                                                                                 SHARE)
Revenues......................................................       $  72,778            $ 124,236
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------
Net loss......................................................       $ (38,008)           $ (41,277)
                                                                 -----------------    -----------------
                                                                 -----------------    -----------------
Net loss per share............................................       $  (14.76)           $  (12.14)
                                                                 -----------------    -----------------

                                                                 -----------------    -----------------

     In April 1997, the Company acquired a 30% interest in a company operating in Portugal. The total cash paid was approximately $1,200,000.

     In April 1997, the Company acquired substantially all of the commercial customer contracts of an Australian based company. The Company paid approximately $1,500,000 in cash and will amortize the contracts over a three year period.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--As of June 30, 1997 the consolidated financial statements include the accounts of RSL Communications, Ltd. and its majority-owned subsidiaries: its 92% owned subsidiary ITG and its wholly-owned subsidiary, Cyberlink, Inc. and RSL COM Europe and its 100% owned subsidiary Cyberlink Communications Europe Ltd. and Belnet/RSL a 75% owned subsidiary of RSL COM Europe. The Company has included 100% of its subsidiaries' operating losses since the minority interests' investments have been reduced to zero. Minority interest represents another entity's ownership interest in Belnet/RSL, at December 31, 1996 and June 30, 1997. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' years end December 31.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for other claims. Actual results could differ from these estimates.

     Foreign Currency Translation--Assets and liabilities of foreign entities have been translated into United States dollars using the exchange rates in effect at the balance sheet dates. Results of operations of foreign entities are translated using the average exchange rates prevailing throughout the period. Local currencies are considered the functional currencies of the Company's foreign operating entities. The Company utilizes a net settlement process with its correspondents comprised of special drawing rights ('SDRs'). SDRs are the established method of settlements among international telecommunications carriers. The SDRs are valued based upon the values of a basket of foreign currencies. Translation effects are accumulated as part of the cumulative foreign currency translation adjustment in equity which at December 31, 1995 were not significant. Gains and losses from foreign currency transactions are included in the consolidated statements of operations for each respective period.

     Cash and Cash Equivalents--The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

                            RSL COMMUNICATIONS, LTD.

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Accounts Receivable--Accounts receivable are stated net of the allowance for doubtful accounts of $1,600,000, $3,900,000 and $2,949,000 at December 31, 1995, December 31, 1996 and June 30, 1997, respectively. The Company recorded bad debt expense of $149,000, $2,830,000 and $1,968,000 for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997, respectively.


     Accrued Expenses--Accrued expenses for the six months ended June 30, 1997 and for the years ended December 31, 1996 and 1995 consist primarily of accrued interest. Accrued interest as of December 31, 1995 and 1996 and June 30, 1997 was $92,000, $9,447,000 and $4,798,000, respectively.

     Marketable Securities--Marketable securities consist principally of US. Treasury bills, commercial paper and corporate notes with a maturity date greater than three months when purchased. Available for sale securities are stated at market and the held to maturity securities are stated at amortized costs. Gains and losses, both realized and unrealized, are measured using the specific identification method. Market value is determined by the most recently traded price of the security at the balance sheet date. Marketable securities are defined as either available for sale or held to maturity securities under the provisions of SFAS No. 115, 'Accounting for Certain Investments in Debt and Equity Securities', depending on the security.


     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Depreciation expense was $302,000, $3,462,000 and $3,404,000 for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively.


     Goodwill and Related Amortization--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Deferred Financing Costs--The deferred financing costs incurred in connection with the Senior Notes are being amortized on a straight line basis over ten years.

     Deposits and Other Assets--Deposits consist principally of amounts paid to the Company's carrier vendors.

     Revenue Recognition and Deferred Revenue--The Company records revenue based on minutes (or fractions thereof) of customer usage.

     The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided.

     Cost of Services--Cost of services is comprised primarily of transmission costs.

     Selling Expenses--Selling costs such as commissions, marketing costs, and other customer acquisition costs are treated as period costs. Such costs are recorded in selling, general and administrative expenses in the Company's consolidated statement of operations.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes. The Company's foreign subsidiaries file separate income tax returns in the jurisdiction of their operations. The Company's United States subsidiaries file stand-alone United States income tax returns.

     Loss per Common Share--Loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding. Outstanding common stock options and warrants are not included in the loss per common share calculation as their effect is anti-dilutive.

     New Accounting Standards--During 1995, the Company adopted SFAS No. 121, Impairment of Long-Lived Assets. There was no adjustment recorded as a result of adopting this standard. The Company periodically compares the carrying value of its long-lived assets, principally property and equipment, to undiscounted cash flows generated by the long-lived assets. The Company's undiscounted cash flows exceed the carrying value of its long-lived assets.

EFFECTS OF RECENTLY ISSUED ACCOUNTING STANDARDS


     In February 1997, the Financial Accounting Standards Board ('FASB') issued Statement of Financial Accounting Standards ('SFAS') No. 128. 'Earnings per Share'. This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and does not believe it to be significant.

     In June 1997, the FASB issued SFAS No. 130 'Reporting Comprehensive Income.' This statement is effective for financial statements issued for periods ending after December 15, 1997. Management has evaluated the effect on its financial reporting from the adoption of this statement and has found the majority of required disclosures to be not applicable and the remainder to be not significant.

     In June 1997, the FASB issued SFAS No. 131, 'Disclosure about Segments of an Enterprise and Related Information.' SFAS No. 131 requires the reporting of profit and loss, specific revenue and expense items, and assets for reportable segments. It also requires the reconciliation of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to the corresponding amounts in the general purpose financial statements. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The Company has not yet determined what additional disclosures may be required in connection with adopting SFAS No. 131.

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable, cash and cash equivalents, and marketable securities. The Company's US subsidiaries sell a significant portion of their services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected.

     The Company maintains its cash with high quality credit institutions, and its cash equivalents and marketable securities are in high quality securities.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

5. MARKETABLE SECURITIES

     A summary of the Company's available for sale marketable securities at December 31, 1996 and June 30, 1997 is as follows (in thousands):


                                                           DECEMBER 31, 1996         JUNE 30, 1997
                                                          --------------------    --------------------
                                                          AMORTIZED    MARKET     AMORTIZED    MARKET
                                                            COST        VALUE       COST        VALUE
                                                          ---------    -------    ---------    -------
                                                                                       UNAUDITED
Corporate notes........................................    $40,728     $40,678     $32,657     $32,514
Medium term notes......................................     10,951      10,938       8,651       8,653
Commercial Paper.......................................     10,261      10,257          --          --
Federal agency notes...................................      5,888       5,884       9,489       9,497
                                                          ---------    -------    ---------    -------
                                                           $67,828     $67,757     $50,797     $50,664
                                                          ---------    -------    ---------    -------
                                                          ---------    -------    ---------    -------

     The Company has recorded its available for sale marketable securities at amortized cost as the difference between amortized cost and market value is immaterial to the consolidated financial statements.

     The carrying value of the available for sale marketable securities by maturity date as of December 31, 1996 and June 30, 1997 is as follows (in thousands):

                                                                      DECEMBER 31, 1996    JUNE 30, 1997
                                                                      -----------------    -------------
                                                                                             UNAUDITED
Matures in one year................................................        $57,548            $47,240
Matures after one year through three years.........................         10,280              3,557
                                                                      -----------------    -------------
Total..............................................................        $67,828            $50,797
                                                                      -----------------    -------------
                                                                      -----------------    -------------


     Proceeds from the sale of available for sale marketable securities for the year ended December 31, 1996 and the six months ended June 30, 1997 were $14,701,000 and $2,832,000, respectively. Gross gains (losses) of $56,000 and ($1,000) were realized on these sales for the year ended December 31, 1996 and the six months ended June 30, 1997.


     Securities classified as held to maturity, which are comprised of Federal agency notes, are stated at amortized cost. Such securities are restricted in order to make the first six scheduled interest payments on the 12 1/4% Senior Notes (see Note 7). The held to maturity securities at December 31, 1996 and June 30, 1997 are as follows (in thousands):


                                                         DECEMBER 31, 1996          JUNE 30, 1997
                                                       ---------------------    ----------------------
                                                       AMORTIZED     MARKET     AMORTIZED     MARKET
                                                         COST        VALUE        COST         VALUE
                                                       ---------    --------    ---------    ---------
                                                                                      UNAUDITED
Matures in one year.................................   $  39,692    $ 39,738     $35,456      $35,481
Matures after one year through three years..........      64,678      65,002      49,272       49,280
                                                       ---------    --------    ---------    ---------
Total...............................................   $ 104,370    $104,740     $84,728      $84,761
                                                       ---------    --------    ---------    ---------
                                                       ---------    --------    ---------    ---------

6. INCOME TAXES

     The Company has incurred losses since inception for both book and tax purposes. The Company's Netherlands subsidiary recorded income tax expense of approximately $359,000 for the six months ended June 30, 1997 and $395,000 for the year ended December 31, 1996. As of December 31, 1996 and June 30, 1997, the Company had net operating loss carryforwards generated primarily in the United

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

6. INCOME TAXES--(CONTINUED)
States of approximately $47,000,000 and $83,000,000, respectively. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2012 if not utilized.

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as of December 31, 1995 and 1996 and June 30, 1997, as follows (in thousands):

                                                                        DECEMBER 31,          JUNE 30,
                                                                      1995          1996        1997
                                                                  ------------    --------    --------
                                                                                              UNAUDITED
Deferred tax assets............................................     $  6,900      $ 18,800    $ 33,200
Less valuation allowance.......................................       (6,900)      (18,800)    (33,200)
                                                                  ------------    --------    --------
Net deferred tax assets........................................     $     --      $     --    $     --
                                                                  ------------    --------    --------

                                                                  ------------    --------    --------

     The Company's net operating losses and legal reserves generated the deferred tax assets. At December 31, 1995, 1996 and June 30, 1997, a valuation allowance of $6,900,000, $18,800,000 and $33,200,000, respectively, is provided as the realization of the deferred tax benefits are not likely.

7. NOTES PAYABLE AND LONG-TERM DEBT

     On October 3, 1996, RSL Communications PLC ('RSL PLC'), a wholly owned subsidiary of RSL, issued (the 'Debt Offering') 300,000 Units, each consisting of an aggregate of one $1,000 Senior Note (collectively, the 'Notes') due 2006 bearing interest at the rate of 12 1/4% and one warrant to purchase 1.815 Class A common shares which expire in ten years (collectively, the 'Warrants'). The exercise price of such Warrants is $.01.

     The value ascribed to the Warrants was $4,000,000. The unamortized discount is recorded as a reduction against the face value of the Notes, and is amortized over the life of the Notes. Such discount was $4,000,000 and $3,700,000 at December 31, 1996 and June 30, 1997, respectively.

     The Notes, which are guaranteed by RSL, are redeemable, at RSL PLC's option, subsequent to November 15, 2001, initially at 106.1250% of their principal amount, declining to 103.0625% of their principal amount for the calendar year subsequent to November 15, 2002, and at 100% of the principal amount subsequent to November 15, 2003.

     The indenture pursuant to which the Notes were issued contains certain restrictive covenants which impose limitations on RSL and certain of its subsidiaries ability to, among other things: (i) incur additional indebtedness,
(ii) pay dividends or make certain other distributions, (iii) issue capital stock of certain subsidiaries, (iv) guarantee debt, (v) enter into transactions with shareholders and affiliates, (vi) create liens, (vii) enter into sale-leaseback transactions, and (viii) sell assets.

     At December 31, 1996 and June 30, 1997, the Company is in compliance with the above restrictive covenants.

     In connection with the issuance of the Notes, the Company is required to maintain restricted marketable securities in order to make the first six scheduled interest payments on the Notes. Such restricted marketable securities amounted to $104,370,000 and $84,728,000 at December 31, 1996 and June 30, 1997,
respectively.

     At December 31, 1996 and June 30, 1997, the Company had a $35,000,000 shareholder standby facility with the Company's Chairman and a $7,500,000 revolving credit facility with a bank (the 'Revolving Credit Facility'), guaranteed by the Company's Chairman, all of which was available.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)
     The shareholder standby facility bears interest at the rate of 11% per annum. In connection with this facility and the Company's Chairman's personal guarantee of the Revolving Credit Facility, the Company's Chairman received warrants, which vest over one year, to purchase 210,000 Class B common shares of the Company (the 'Class B Common Stock'). The Company recorded $1,544,000 as the value of the warrants at the time of their issuance. At June 30, 1997, the deferred financing costs recorded will continue to be amortized, over the vesting period, through October 3, 1997. The Revolving Credit Facility bears interest at the rate of LIBOR plus 1%.

     The warrants become exercisable on October 3, 1997 at an exercise price of $.01 per share and expire in October 2006.

     In connection with the September 1996 purchase of additional shares of ITG's common stock, the Company issued secured notes totaling approximately $9,328,000. Such notes and interest are secured by the common stock acquired, and are payable in annual and quarterly installments, respectively, and bear interest at the rate of 6%.

     During August 1996, the Company obtained a $50,000,000 revolving credit facility with a bank, guaranteed by the Company's Chairman, and utilized this facility to repay the bank for all amounts due under the previously outstanding Revolving Loan Facility provided by the bank and guaranteed by the Company's Chairman, which was $44,000,000 at the time of repayment. Immediately prior to the Debt Offering, the Company repaid $35,000,000 of the $44,000,000 borrowed under the Revolving Credit Facility with the proceeds of the Subordinated Shareholder Loan (see Note 11) and reduced the outstanding commitment under the Revolving Credit Facility to $7,500,000.


     At June 30, 1997 RSL USA has a series of current notes payable to different vendors in the amount of $4,234,000, which bear interest at the rates from 8% to 14.5%. At December 31, 1995 and 1996, such amounts were $565,000 and $4,282,000, respectively.



     The Company has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8 1/4% and 8 1/2% at December 31, 1996 and June 30, 1997, respectively). A second credit line provides for up to $2,000,000 in capital expenditure financing. Interest on this line is payable at 2 1/2% over the prime rate of interest. During the six months ended June 30, 1997, the lines of credit were reduced to $570,000 and $-0-, respectively. The total amounts outstanding at December 31, 1995 from the above credit lines were $1,566,000 and $470,000, respectively, and $680,000 and $606,000, at December 31, 1996, respectively, and June 30, 1997 was $364,000.
The remaining credit line terminates on August 31, 1998. Borrowings under both of these credit lines are collateralized by a letter of credit.


     One of the Company's primary equipment vendors has provided to certain of the Company's subsidiaries an aggregate of approximately $50 million in vendor financing commitments to fund the purchase of additional capital equipment. At December 31, 1996 and June 30, 1997, approximately $39.0 million and $30.2 million was available, respectively. Borrowings under this agreement are recorded as capital lease obligations.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

7. NOTES PAYABLE AND LONG-TERM DEBT--(CONTINUED)
     Long-term debt maturities at December 31, 1996 and June 30, 1997 are as follows (in thousands):


                                                            DECEMBER 31, 1996    JUNE 30, 1997
                                                            -----------------    -------------
1997.....................................................       $   6,538          $      --
1998.....................................................           3,099              7,049
1999.....................................................           2,933              3,016
2000.....................................................              --              2,850
2001.....................................................              --                 --
2002.....................................................              --                 --
2003 and thereafter......................................         300,000            300,000
                                                            -----------------    -------------
Total....................................................         312,570            312,915
Less current maturities..................................          (6,538)            (7,049)
                                                            -----------------    -------------
Long Term Debt and 12 1/4% Senior Notes..................       $ 306,032          $ 305,866
                                                            -----------------    -------------
                                                            -----------------    -------------


     RSL's notes payable had fair values that approximated their carrying amounts.

     Interest expense on the above notes was approximately $461,000, $10,457,000 and $18,542,000 for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997, respectively.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

8. GOODWILL AND OTHER INTANGIBLE ASSETS

     Intangible assets at December 31, 1995 and 1996 and June 30, 1997 consist of the following (in thousands):


                                                            DECEMBER 31,
                                                         ------------------    JUNE 30, 1997
                                                          1995       1996      -------------
                                                         -------    -------      UNAUDITED
Goodwill..............................................   $29,425    $79,732      $ 117,048
Deferred financing costs..............................        --     10,988         11,296
Organization costs and others.........................       521        626            796
                                                         -------    -------    -------------
                                                          29,946     91,346        129,140
Less accumulated amortization.........................      (548)    (3,741)        (7,585)
                                                         -------    -------    -------------
Intangible assets-net.................................   $29,398    $87,605      $ 121,555
                                                         -------    -------    -------------
                                                         -------    -------    -------------


     Amortization expense for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 was $548,000, $3,193,000 and $3,844,000, respectively.

9. SHAREHOLDERS' EQUITY

  Common Stock

     Pursuant to an agreement and plan of reorganization between the Company, the Note Issuer and Charles Piluso ('Piluso'), Piluso elected to exchange his shares in International Telecommunications Group, Ltd. ('ITG'), a subsidiary of the Company, for shares in the Company. Accordingly, the Company issued Piluso 665,340 of the Class A Common Stock (the 'RSL Shares'), par value $0.01 per Share, of the Company in exchange for 15,619 shares of common stock of ITG. The RSL Shares were issued pursuant to a private placement exemption under Section 4(2) of the Securities Act of 1933, as amended, and the certificates evidencing the RSL Shares have been legended as restricted securities.

     During 1996, the Company issued 1,880,147 shares of Class B Common Stock for cash aggregating $50,000,000. During 1995, 2,927,564 shares of Class B Common Stock were issued for $1,851,000. The Company is authorized to issue

20,000,000 shares in aggregate of its common stock.

  Preferred Stock


     During 1995, the Company issued 9,243,866 shares of its preferred stock to the holders of its Class B Common Stock for cash of $13,354,000. The preferred stock ranks senior to the Company's common stock as to dividends and a liquidation preference of $1.00 per share. Each share is convertible at the holder's option into one share of Class B Common Stock. All preferred shares will be automatically converted into the Company's Class B Common Stock in the event of the consummation of a public offering that yields proceeds in excess of $25,000,000. Dividends, at the rate of 8%, are cumulative. Upon conversion of the shares of the preferred stock, the cumulative dividends are not payable and are to be deemed cancelled and waived. The cumulative amount of such dividends is approximately $16,000.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

10. CAPITAL LEASE OBLIGATIONS

     Future minimum annual payments applicable to assets held under capital lease obligations for years subsequent to December 31, 1996 and June 30, 1997 are as follows (in thousands):

YEAR ENDED
DECEMBER 31,
- ------------
1997..........................................................    $ 1,237
1998..........................................................      2,852
1999..........................................................      4,356
2000..........................................................      3,692
2001..........................................................      2,627
2002 and thereafter...........................................      3,769
                                                                 ---------
Total minimum lease obligations...............................     18,533
Less interest.................................................     (5,704)
                                                                 ---------
Present value of future minimum lease obligations.............     12,829
Less current portion, included in other current liabilities...       (436)
                                                                 ---------
Long-term lease obligations at December 31, 1996..............    $12,393
                                                                 ---------

                                                                 ---------

TWELVE MONTHS ENDED
JUNE 30,                                                         UNAUDITED
- -------------------                                              ---------
1998..........................................................    $ 1,913
1999..........................................................      5,785
2000..........................................................      6,029
2001..........................................................      3,536
2002..........................................................      3,168
2003 and thereafter...........................................      2,435
                                                                 ---------
Total minimum lease obligations...............................     22,866
Less interest.................................................     (4,938)
                                                                 ---------
Present value of future minimum lease obligations.............     17,928
Less current portion, included in other current liabilities...     (2,006)
                                                                 ---------
Long-term lease obligations at June 30, 1997..................    $15,922
                                                                 ---------
                                                                 ---------

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9% to 11% per annum.

     Assets held under capital leases aggregated $5,326,000, $13,225,000 and $18,578,000 at December 31, 1995 and 1996 and June 30, 1997, respectively. The related accumulated depreciation was $82,000, $825,000 and $1,322,000, respectively.

11. RELATED PARTY TRANSACTIONS

     In September 1996, the Company borrowed $35,000,000 from Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, bearing interest at the rate of 11% per annum (the 'Subordinated Shareholder Loan'). The Company repaid the Subordinated Shareholder Loan with the proceeds of the Shareholder Equity Investment (described below).

     The Company used the proceeds of the Subordinated Shareholder Loan to repay $35,000,000 of the amounts outstanding under the Revolving Credit Facility available in August 1996 (see Note 7) and

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

11. RELATED PARTY TRANSACTIONS--(CONTINUED) reduced the outstanding commitment amount under the Revolving Credit Facility to $15,000,000 at December 31, 1996 and $7,500,000 at June 30, 1997. The Revolving
Credit Facility is personally guaranteed by the Company's Chairman.

     Prior to the closing of the Debt Offering, Ronald S. Lauder, the Company's Chairman, Leonard A. Lauder, a director of the Company and Ronald S. Lauder's brother, and Lauder Gaspar Venture LLC ('LGV'), an investment vehicle the principal investors of which are Ronald S. Lauder and Leonard A. Lauder and the managing member (through a wholly owned company) of which is Andrew Gaspar, a director of the Company, purchased an aggregate of 1,880,147 shares of Class B Common Stock (approximately 11.6% of the outstanding common shares of the Company on a fully diluted basis) for $50,000,000 (the 'Shareholder Equity Investment'). LGV purchased one-half of such shares and Ronald S. Lauder and Leonard A. Lauder each purchased one-quarter of such shares.

     In addition, Ronald S. Lauder will, upon the request of the Company, provide (or arrange for a bank to provide) the Company with the Shareholder Standby Facility (see Note 7). If this facility is provided by a bank, Mr. Lauder will personally guarantee the Company's obligations under the facility up to $35,000,000. Under the terms of the indenture which governs the Notes, the Company may borrow, repay, and reborrow any amounts under the Shareholder Standby Facility at any time or from time to time. However, the lender will be obligated to make loans thereunder at the request of the Company up to $35,000,000, without conditions and regardless of any default thereunder, until such time as the Company has received $35,000,000 of net cash proceeds from the issuance of common shares of the Company (the 'Common Stock'). The Shareholder Standby Facility will expire on the earlier of December 15, 2006 or the receipt of $35,000,000 of net cash proceeds from the issuance of Common Stock and will provide that interest may not be paid in cash until December 15, 2001.


     Nesim N. Bildirici, a director and the Vice President of Mergers and Acquisitions of the Company, is an employee of both the Company and R.S. Lauder, Gaspar & Co., L.P. ('RSLAG'), a venture capital company owned and controlled by Ronald S. Lauder and Andrew Gaspar. During 1996 Mr. Bildirici's salary was paid by RSLAG and the Company reimbursed RSLAG for the services Mr. Bildirici provided to the Company. During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company reimbursed RSLAG approximately $130,000 and $0, respectively, for Mr. Bildirici's services. Mr. Bildirici became a full time employee of the Company as of January 1, 1997.


     RSL Management Corporation ('RSL Management'), which is wholly owned by Ronald S. Lauder, the Chairman of the Board of the Company and the principal shareholder of the Company, leases an aggregate of 2,670 square feet of office space to the Company at an annual rent of $180,000 per annum. In addition, RSL Management provides payroll and benefit services to the Company for an annual fee of $6,000.

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through August 2000 unless terminated earlier by the executive or the Company, and provide for annual salaries and bonuses based on the performance of the Company. Salary expense for these officers was approximately $646,000, $1,419,000 and $998,000 for the years ended December 31, 1995, 1996 and the six months ended June 30, 1997, respectively. The aggregate commitment for annual future salaries at December 31, 1996, excluding bonuses, is approximately $1,728,000, $1,051,000, $448,000, and $67,000 for 1997, 1998, 1999 and 2000, respectively, and at June
30, 1997, excluding bonuses, is approximately $1,942,000, $1,066,000, $468,000 and $27,000 for 1998, 1999, 2000 and 2001, respectively.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

12. DEFINED CONTRIBUTION PLAN

     In 1996, the Company instituted a defined contribution plan which provides retirement benefits for most of its domestic employees. The Company's contributions to the defined contribution which are based on a percentage of the employee's annual compensation subject to certain limitations, were not significant for the year ended December 31, 1996 and the six months ended June 30, 1997.

13. STOCK INCENTIVE PLAN

     In April 1995, the Company established an Incentive Stock Option Plan (the 'Plan') to reward employees, nonemployee consultants and directors for service to the Company and to provide incentives for future service and enhancement of shareholder value. The Plan is administered by the Compensation Committee of the Board of Directors of the Company (the 'Committee'). The Committee consists of three members of the Board of Directors. The Plan provides for awards of up to 1,000,000 shares of Class B Common Stock of the Company.

     The options granted in 1995 vest over a period of three years commencing on the first anniversary of the date of grant such that the option holder may not acquire more than 2% of the outstanding capital stock as of the date upon which the related employment agreement expires. The options granted in 1996 vest in one-third increments on each of the first, second and third anniversaries of the grant date.


                                                                                              WEIGHTED
                                                            NUMBER OF                         AVERAGE
                                                             OPTIONS     EXERCISE PRICE    EXERCISE PRICE
                                                            ---------    --------------    --------------

Outstanding at January 1, 1995
  Granted................................................    650,000      $       0.001        $0.001
  Exercised..............................................         --                 --            --
  Rescinded/Canceled.....................................         --                 --            --
                                                            ---------    --------------    --------------
Outstanding at December 31, 1995.........................    650,000              0.001         0.001
  Granted................................................    129,600          3.50-5.50          3.79
  Exercised..............................................         --                 --            --
  Rescinded/Canceled.....................................         --                 --            --
                                                            ---------    --------------    --------------
Outstanding at December 31, 1996.........................    779,600         0.001-5.50          0.63
  Granted................................................    181,400         0.01-26.59         18.18
  Exercised..............................................         --                 --            --
  Rescinded/Canceled.....................................         --                 --            --
                                                            ---------    --------------    --------------
Outstanding at June 30, 1997.............................    961,000      $ 0.001-26.59        $ 3.94
                                                            ---------    --------------    --------------
                                                            ---------    --------------    --------------


                                                                                               WEIGHTED
                                                                           RESERVED FOR        AVERAGE
                                                            EXERCISABLE    FUTURE GRANTS    EXERCISE PRICE
                                                            -----------    -------------    --------------
December 31, 1995........................................          --          350,000          $   --
December 31, 1996........................................      81,142          220,400           0.001
June 30, 1997............................................     375,378           39,000            0.53

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

     The Company has elected to follow Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees' ('APB 25') and related Interpretations in accounting for its employee stock options. The Company has issued its options at fair market value at the date of grant. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     SFAS Statement No. 123, 'Accounting for Stock Based Compensation' ('SFAS 123') was issued by the FASB in 1995 and if fully adopted, changes the methods for recognition of costs on plans similar to those of the Company. Adoption of the recognition provisions of SFAS No. 123 is optional; however, pro forma disclosures as if the Company adopted the cost recognition requirements under

SFAS No. 123 are presented below.

     Under SFAS No. 123, for options granted, the fair value at the date of grant was estimated using the Black-Scholes option pricing model. The fair value was estimated using the minimum value method. Under this method, the expected volatility of the Company's common stock is not estimated, as there is no market for the Company's common stock in which to monitor stock price volatility.


     The following weighted average assumptions were used in calculating the fair value of the options granted in the years ended December 31, 1995, 1996 and the six months ended June 30, 1997, respectively: risk-free interest rates of 5.85%; no dividends are expected to be declared; expected life of the options are between 30 and 42 months, between 39 and 51 months and between 36 and 48 months, respectively; and a maximum contractual life of 10 years.


     For purposes of the pro forma disclosures the estimated fair value of the options granted is amortized to compensation expense over the options' vesting period. The Company's pro forma information is as follows:


                                                    ($ IN THOUSANDS, EXCEPT LOSS PER COMMON SHARE
                                                     AND WEIGHTED AVERAGE FAIR VALUE OF OPTIONS
                                                                      GRANTED)
                                                             YEAR ENDED
                                                            DECEMBER 31,
                                                    -----------------------------     SIX MONTHS
                                                       1995              1996            ENDED
                                                    -----------      ------------      JUNE 30,
                                                                                         1997
                                                                                      -----------
                                                                                       UNAUDITED
Net loss
  As reported...................................    $    (9,402)     $    (38,240)    $   (37,177)
  Pro forma.....................................    $    (9,404)     $    (38,315)    $   (37,177)
Net loss per common share:
  As reported...................................    $     (3.65)     $     (11.24)    $     (7.43)
  Pro forma.....................................    $     (3.65)     $     (11.26)    $     (7.43)
Weighted average fair value of options granted
  during the Period.............................    $    0.0004      $       0.58     $     11.76

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED

                             JUNE 30, 1996 AND 1997

14. COMMITMENTS AND CONTINGENCIES

     At December 31, 1996, the Company was committed to unrelated parties for the rental of office space under operating leases. Minimum annual lease payments with respect to the leases is as follows (in thousands):

YEAR ENDED DECEMBER 31,
- -----------------------
1997................................................................      $  2,117
1998................................................................         1,852
1999................................................................         1,642
2000................................................................         1,489
2001................................................................         1,427
2002 and thereafter.................................................         3,303
                                                                       --------------
                                                                          $ 11,830
                                                                       --------------
                                                                       --------------

     At June 30, 1997, the Company was committed to unrelated parties for the rental of office space under operating leases. Minimum annual lease payments with respect to the leases is as follows (in thousands):

TWELVE MONTHS ENDED JUNE 30,                                             UNAUDITED
- ----------------------------                                           --------------
1998................................................................      $  2,179
1999................................................................         1,984
2000................................................................         1,907
2001................................................................         1,732
2002................................................................         1,486
2003 and thereafter.................................................         1,290
                                                                       --------------
                                                                          $ 10,578
                                                                       --------------
                                                                       --------------

     Rent expense for the six months ended June 30, 1997 was $1,494,000 and for the years ended December 31, 1995 and 1996 was $210,000 and $2,276,000, respectively.

     The Company is committed to pay for transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows (in thousands):


YEAR ENDED DECEMBER 31,
- -----------------------
1997................................................................      $ 40,500
1998................................................................         3,000
                                                                       --------------
                                                                          $ 43,500
                                                                       --------------
                                                                       --------------

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

14. COMMITMENTS AND CONTINGENCIES--(CONTINUED)
The Company is committed to pay for transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows (in thousands):

TWELVE MONTHS ENDED JUNE 30,                                             UNAUDITED
- ----------------------------                                           --------------
1998................................................................      $  9,000
1999................................................................         6,000
2000................................................................         6,000
2001................................................................         6,000
2002................................................................         6,000
2003................................................................         2,970
                                                                       --------------
                                                                          $ 35,970
                                                                       --------------
                                                                       --------------

     Commitments and Contingencies--The Company is involved in various claims that arose in the ordinary course of its acquired businesses prior to the Company's acquisition of such businesses. The expected settlements from these matters have been accrued and are recorded as 'Other Liabilities.' In management's opinion, the settlement of such claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     In connection with the acquisition of one of its United States subsidiaries, the Company recorded what management believed to be its best estimate of the unfavorable portion related to certain transmission capacity agreements. During the six months ended June 30, 1997, the Company successfully amended such transmission capacity agreements. The resulting settlement of approximately $7,000,000 has been recorded as other income.

     Letters of Credit--The Company has outstanding letters of credit aggregating $550,000 and $6,100,000 at December 31, 1996 and June 30, 1997,
respectively, expiring at various dates. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit, and are classified as current assets.

15. SIGNIFICANT CUSTOMER

     For the six months ended June 30, 1997 and the year ended December 31, 1996 no customer accounted for more than 10% of the Company's revenues. For the year ended December 31, 1995, one customer accounted for 26% of the Company's revenues.

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

16. REVENUES BY GEOGRAPHIC AREA

     The following table provides certain geographic data on the Company's operations for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1997 (in thousands).

                                                                                        OPERATING      IDENTIFIABLE
                                                                          REVENUE     INCOME (LOSS)       ASSETS
                                                                          --------    -------------    ------------
Year ended December 31, 1995
US.....................................................................   $ 18,460      $  (6,969)       $ 37,760
Corporate and other....................................................        157         (2,412)         15,312
                                                                          --------    -------------    ------------
                                                                          $ 18,617      $  (9,381)       $ 53,072
                                                                          --------    -------------    ------------
                                                                          --------    -------------    ------------

Year ended December 31, 1996
US.....................................................................   $ 85,843      $ (12,146)       $ 54,509
Germany................................................................      8,844         (2,250)          9,776
France.................................................................      7,346           (886)         10,423
UK.....................................................................      6,260         (8,256)         18,994
Netherlands............................................................      3,471          1,087           8,606
Corporate and other....................................................      1,493         (8,301)        325,661

                                                                          --------    -------------    ------------
                                                                          $113,257      $ (30,752)       $427,969
                                                                          --------    -------------    ------------
                                                                          --------    -------------    ------------

Six Months Ended June 30, 1997 (unaudited)
US.....................................................................   $ 69,889      $  (6,585)       $ 79,798
Germany................................................................      6,051         (4,781)          9,772
France.................................................................      3,850         (2,289)          9,191
UK.....................................................................     11,347         (8,555)         28,331
Netherlands............................................................      8,060          1,189          12,095
Australia..............................................................      7,186           (865)         11,496
Corporate and other....................................................      2,978         (9,602)        288,076
                                                                          --------    -------------    ------------
                                                                          $109,361      $ (31,488)       $438,759
                                                                          --------    -------------    ------------
                                                                          --------    -------------    ------------

                            RSL COMMUNICATIONS, LTD.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE UNAUDITED SIX MONTH PERIODS ENDED
                             JUNE 30, 1996 AND 1997

16. REVENUES BY GEOGRAPHIC AREA--(CONTINUED)
     Intersegment and intergeographic revenue are not significant to the revenue of any business segment or geographic location. There is no export revenue from the United States. Corporate and other assets consist principally of cash and cash equivalents, and goodwill.

17. SUMMARIZED FINANCIAL INFORMATION

     The following presents summarized financial information of RSL Communications PLC a company incorporated in 1996 ('RSL PLC') as of June 30, 1997. RSL PLC is a 100% wholly owned subsidiary of the Company. RSL PLC had no independent operations other than serving solely as a foreign holding company for the Company's U.S. and European operations. The Notes issued by RSL PLC are fully and unconditionally guaranteed by the Company. The Company's financial statements are, except for the Company's capitalization, corporate overhead expenses, operations in Australia and available credit facilities, identical to the financial statements of RSL PLC (in thousands).


                                                                            DECEMBER 31, 1996      JUNE 30, 1997
                                                                            -----------------    ----------------
                                                                                                    UNAUDITED
Current Assets...........................................................       $ 201,734            $183,058

Non-current Assets.......................................................         225,131             241,651
Current Liabilities......................................................          74,949             123,513
Non-current Liabilities..................................................         394,556             355,513

                                                                               YEAR ENDED        SIX MONTHS ENDED
                                                                            DECEMBER 31, 1996      JUNE 30, 1997
                                                                            -----------------    ----------------
                                                                                                     UNAUDITED
Net Revenue..............................................................       $ 113,257            $102,175
Gross Profit.............................................................          14,796              12,160
Net Loss.................................................................         (34,309)            (31,508)

18. SUBSEQUENT EVENTS

     In July 1997, the Company acquired a majority interest in Delta Three, Inc. ('Delta Three'), a telecommunications provider utilizing the Internet and networks based on Internet Protocols to provide telecommunications services. The Company paid $5.0 million for a 51% ownership of the Company. Delta Three utilizes the Internet, traditionally a device for communications between computers, as a transmission medium for ordinary telephone calls.

     The Company and Delta Three also entered into a services agreement pursuant to which, among other things, Delta Three will provide the Company with discounted carrier telephony services and the Company will provide Delta Three with termination services at preferred rates and the co-location of Delta Three's servers with the Company's facilities.

     In August 1997, the Company purchased 85% of Decade Communications S.r.l. ('DECADE'), an Italian telecommunications company that commenced operations in Italy in 1995. The Company paid approximately $1.7 million for its investment in DECADE.

     The Company purchased 90% of Newtelco Telecom AG ('Newtelco') in August 1997. Newtelco is an Austrian start-up telecommunications company that intends on becoming the Company's Austrian local operator. The Company paid approximately $800,000 for its investment in Newtelco.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
International Telecommunications Group Ltd. And Subsidiaries

We have audited the consolidated statements of operations and accumulated deficit and of cash flows of International Telecommunications Group Ltd. and subsidiaries for the nine months ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the nine months ended September 30, 1995 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

New York, New York
March 14, 1997

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

Revenues.........................................................................................   $ 26,351,634

Cost of Services.................................................................................     24,614,337
                                                                                                    ------------

  Gross Profit...................................................................................      1,737,297

Selling, General and Administrative Expenses.....................................................      6,299,188
                                                                                                    ------------

Loss from Operations.............................................................................     (4,561,891)

Interest Income..................................................................................         56,148

Interest Expense.................................................................................       (345,212)
                                                                                                    ------------

Net Loss.........................................................................................     (4,850,955)

Accumulated Deficit, January 1, 1995.............................................................     (5,153,000)
                                                                                                    ------------

Accumulated Deficit, September 30, 1995..........................................................   $(10,003,955)
                                                                                                    ------------
                                                                                                    ------------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

Cash Flows from Operating Activities:
  Net loss........................................................................................   $(4,850,955)
  Adjustments to reconcile net loss to net cash provided by operating activities, net of effects of purchase of subsidiaries:
       Depreciation and amortization..............................................................       379,782
       Provision for losses on accounts receivable................................................     2,881,440
       Changes in operating assets and liabilities:
          Increase in accounts receivables........................................................    (9,204,455)
          Decrease in accounts receivables-affiliates.............................................       111,434
          Increase in prepaid expenses and other current assets...................................      (325,013)
          Increase in deposits and other assets...................................................      (398,003)
          Increase in accounts payable and accrued expenses.......................................    11,849,193
          Increase in other current liabilities...................................................       601,084
          Increase in other liabilities...........................................................     1,355,703
          Decrease in due to affiliates...........................................................      (534,941)
                                                                                                     -----------
            Net cash provided by operating activities.............................................     1,865,269
                                                                                                     -----------
Cash Flows From Investing Activities:
     Acquisition of subsidiary, net of cash acquired..............................................    (1,500,000)
     Purchase of marketable debt securities.......................................................    (2,200,000)
     Purchase of property and equipment...........................................................      (446,517)
                                                                                                     -----------
            Net cash used in investing activities.................................................    (4,146,517)
                                                                                                     -----------
Cash Flows from Financing Activities:
     Repayment of short-term note payable.........................................................    (1,000,000)
     Proceeds from issuance of common stock.......................................................     5,749,300
     Proceeds from issuance of preferred stock....................................................     3,000,000
     Principal payments under capital lease obligations...........................................      (100,166)
     Repayment of long-term debt..................................................................      (241,080)
                                                                                                     -----------
            Net cash provided by financing activities.............................................     7,408,054
                                                                                                     -----------
Increase in Cash..................................................................................     5,126,806
Cash at January 1, 1995...........................................................................       451,865
Cash at September 30, 1995........................................................................   $ 5,578,671
                                                                                                     -----------
                                                                                                     -----------
Supplemental Disclosure of Cash Flows Information:
     Cash paid for:
       Interest...................................................................................   $   185,996
                                                                                                     -----------
                                                                                                     -----------
Supplemental Schedule of Noncash Investing Activities-
     Assets acquired under capital lease obligation...............................................   $   443,710

                                                                                                     -----------
                                                                                                     -----------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                      NINE MONTHS ENDED SEPTEMBER 30, 1995

1. BUSINESS DESCRIPTION

     International Telecommunications Group Ltd. and its subsidiaries ('ITG') operate a domestic and international communications network which provides international and domestic long distance telephone services for businesses and individuals in the United States and abroad.

2. ACQUISITION

     Effective September 1, 1995, ITG's subsidiary International
Telecommunications Corporation ('RSL USA') (collectively, 'ITG') consummated a stock purchase agreement with Cyberlink, Inc. ('Cyberlink') and Cyberlink's principal stockholder.

     The agreement provided for the purchase of 51% of the capital stock of Cyberlink. The purchase price consisted of $1,500,000 paid to Cyberlink and assumption of net liabilities of $14,131,000. In connection with the purchase of Cyberlink, the Company recorded approximately $15,631,000 of goodwill as of September 30, 1995.

     In connection with the acquisition of Cyberlink, the 49% minority stockholders of Cyberlink may sell their shares to RSL USA at fair market value if RSL USA consummates an initial public offering of its securities. RSL USA can call the 49% minority stockholders shares at any time after December 31, 1996 for a price equal to 49% of the sum of eight times Cyberlink's average monthly revenues of the last quarter prior to exercise date plus cash minus long-term liabilities.

     The acquisition has been accounted for by the purchase method of accounting, and accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired has been recorded as goodwill, which will be amortized over fifteen years.

     The accompanying consolidated statements of operations and accumulated deficit and cash flows include the results of Cyberlink from its date of acquisition through September 30, 1995.

     The following presents the unaudited pro forma consolidated statement of operations of the Company for the nine months ended September 30, 1995, assuming the Company had purchased Cyberlink at January 1, 1995. The consolidated statement does not necessarily represent what the Company's results of operations would have been had such acquisition actually occurred on such date, or of results to be achieved in the future:


                                                              PRO FORMA FOR THE NINE
                                                                   MONTHS ENDED
                                                                SEPTEMBER 30, 1995
                                                              ----------------------
                                                                   (UNAUDITED)
Revenue....................................................        $ 40,504,172
Cost of services...........................................          37,087,243
                                                              ----------------------
Gross Profit...............................................           3,416,929
Selling, general and administrative expenses...............          23,555,216
                                                              ----------------------
Loss from operations.......................................         (20,138,287)
Interest income............................................              56,148
Interest expense...........................................            (738,496)
                                                              ----------------------
  Net loss.................................................        $(20,820,635)
                                                              ----------------------
                                                              ----------------------

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of International Telecommunications Group Ltd. and its majority-owned subsidiaries. The Company has included 100% of its subsidiaries' operating losses since the minority interests' investment has been reduced to zero. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' fiscal years end December 31.

     Management Assumptions--The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities and the reported amounts of revenues and expenses. Such estimates primarily relate to reserves recorded for doubtful accounts and accruals for litigation and other claims. Actual results could differ from these estimates.

     Revenue Recognition--The Company records revenue based on minutes (or fractions thereof) of customer usage.

     The Company records payments received in advance for prepaid calling card services and services to be supplied under contractual agreements as deferred revenues until such related services are provided. Deferred revenue is included in other current liabilities.


     Goodwill--Goodwill represents the excess of cost over the fair value of the net assets of acquired entities, and is being amortized using the straight-line method over fifteen years. The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

     Amortization expense for the nine months ended September 30, 1996 was $86,838.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or fair values at the date of acquisition, and in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred. Construction in progress represents costs incurred in connection with the building of a switch facility center.

     Deposits--Deposits consist principally of amounts paid to the Company's providers of telephone access lines.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

     New Accounting Standards--During 1995, the Company adopted SFAS No. 121, Impairment of Long-Lived Assets. There was no adjustment recorded as a result of adopting this standard. The Company periodically compares the carrying value of its long-lived assets, principally property and equipment, to undiscounted cash flows generated by the long-lived assets. The Company's undiscounted cash flows exceed the carrying value of its long-lived assets.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

4. CONCENTRATION OF CREDIT RISK

     The Company is subject to significant concentrations of credit risk which consist principally of trade accounts receivable. The Company sells a significant portion of its services to other carriers and, as a result, maintains significant receivable balances with certain carriers. If the financial condition and operations of these customers deteriorate below critical levels, the Company's operating results could be adversely affected. During 1995, one of the Company's customers, which represented approximately 18% of the Company's sales for the nine months ended September 30, 1995, failed to meet minimum payments schedules and, as a result, the Company terminated services to this customer. Consequently, the customer refused to pay outstanding receivable balances totaling approximately $4,653,000. At September 30, 1995, the Company had written off the entire $4,653,000. The Company has commenced legal proceedings to recover amounts owed to the Company.

     The Company now performs ongoing credit evaluations of its customer's financial condition and requires collateral in the form of deposits in certain circumstances.

5. INCOME TAXES

     No provision for income taxes has been made because the Company has sustained cumulative losses since the commencement of its operations in 1994. For the nine months ended September 30, 1995, the Company had net operating loss carryforwards generated primarily in the United States of approximately $10,000,000. The net operating loss carryforwards will expire at various dates beginning in 2009 through 2010 if not utilized.

     In accordance with SFAS No. 109, the Company has computed the components of deferred income taxes as follows:

Deferred tax assets.................................................   $ 8,120,000
Less valuation allowance............................................    (8,120,000)
                                                                       -----------
  Net deferred tax assets...........................................   $        --
                                                                       -----------
                                                                       -----------


     The Company's net operating losses and legal reserves generated the deferred tax assets. At September 30, 1995, a valuation allowance of $8,120,000 is provided as the realization of the deferred tax benefits is not likely.


6. NOTES PAYABLE AND LONG-TERM DEBT


     RSL USA has a series of notes payable to different vendors in the amount of $1,136,712 which bear interest at rates from 8% to 14.5%, of which $874,066 is current.



     Cyberlink has a credit agreement which provides for up to $5,000,000 in committed credit lines to finance its accounts receivable. Interest is payable at 2 1/4% over the prime rate of interest (prime being 8.75% at September 30,

1995). A second credit line provides for up to $2,000,000 in capital expenditure financing with interest payable at 2 1/2% over the prime rate. The total amounts outstanding at September 30, 1995 from the above credit lines are $1,713,296 and $0, respectively. The credit lines terminate on August 31, 1998.


     Cyberlink has a long-term note payable to a vendor in the amount of $1,000,000 which bears interest at the rate of 10%, commencing January 1, 1997.

     ITG's notes payable had fair values that approximated their carrying amounts.

     Interest expense on the above notes was approximately $190,603 for the nine months ended September 30, 1995.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                      NINE MONTHS ENDED SEPTEMBER 30, 1995

7. EMPLOYMENT AGREEMENTS

     The Company has employment contracts with certain of its executive officers. These agreements expire beginning April 1998 through May 2000 unless terminated earlier by the executive or the Company, and provides for an annual base salary. Salary expense for the officers was $253,750 for the nine months ended September 30, 1995. The aggregate commitment for annual future salaries at September 30, 1995, excluding bonuses, was approximately $453,750 for 1996, $454,500, $300,000, $200,000 and $116,667 for 1997, 1998, 1999 and 2000,
respectively.

8. COMMITMENTS AND CONTINGENCIES

     At September 30, 1995, the Company is committed to unrelated parties for the purchase of certain capital assets and the rental of office space under operating leases. Minimum annual lease payments with respect to the leases and capital commitment is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
- -----------------
1996.................................................................   $  849,435
1997.................................................................      808,300
1998.................................................................      546,760
1999.................................................................      366,998
2000.................................................................      305,226
2001 and thereafter..................................................      431,612
                                                                        ----------

                                                                        $3,308,331
                                                                        ----------
                                                                        ----------

     Rent expense for the nine months ended September 30, 1995 was $173,072.

     The Company is committed to the rental of transmission capacity under certain operating leases. The minimum annual lease payments with respect to these agreements is as follows:

NINE MONTHS ENDED
SEPTEMBER 30,
- -----------------
1996................................................................   $20,400,000
1997................................................................    38,000,000
1998................................................................     7,500,000
                                                                       -----------
                                                                       $65,900,000
                                                                       -----------
                                                                       -----------

     The Company is currently negotiating the termination of these operating leases.

     Litigation and Other Claims--The Company is involved in various litigation and other claims that arose in the ordinary course of its acquired businesses prior to the Company's acquisition of such businesses. The expected settlements from these matters have been accrued and are recorded as 'Other Liabilities.' In management's opinion, the settlement of such litigation and claims would not have a material adverse effect on the Company's consolidated financial position or results of its operations.

     Letters of Credit--The Company has outstanding letters of credit aggregating approximately $76,000 at September 30, 1995, expiring at various dates between June 1, 1996 and August 8, 1996. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit and are classified as current assets.

9. SIGNIFICANT CUSTOMER

     For the nine months ended September 30, 1995, one customer accounted for 18% of the Company's revenues.

                          INDEPENDENT AUDITORS' REPORT

To the Stockholders of
International Telecommunications Group Ltd. and Subsidiaries

We have audited the consolidated statements of operations and accumulated deficit and of cash flows of International Telecommunications Group Ltd. and subsidiaries for the year ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such consolidated financial statements of International Telecommunications Group Ltd. and subsidiaries present fairly, in all material respects, the results of their operations and their cash flows for the year ended December 31, 1994 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
New York, New York
March 14, 1997

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                          YEAR ENDED DECEMBER 31, 1994

Revenues..........................................................................................   $ 4,701,886
Cost of services..................................................................................     4,922,545
                                                                                                     -----------
  Gross loss......................................................................................      (220,659)
Selling, general and administrative expenses......................................................     2,635,115
                                                                                                     -----------
Loss from operations..............................................................................    (2,855,774)
Interest expense-net..............................................................................      (225,069)
                                                                                                     -----------
Net loss..........................................................................................    (3,080,843)
Accumulated deficit, January 1, 1994..............................................................    (2,072,157)
                                                                                                     -----------
Accumulated deficit, December 31, 1994............................................................   $(5,153,000)
                                                                                                     -----------
                                                                                                     -----------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1994

Cash flow from Operating Activities:
  Net loss........................................................................................   $ (3,080,843)
Adjustments to reconcile net loss to net cash used in operating activities:
  Depreciation....................................................................................        239,663
  Gain on the sale of equipment...................................................................         (6,781)
  Provision for losses on accounts receivable.....................................................         13,237
  Changes in operating assets and liabilities:
  Decrease in accounts receivables................................................................         75,785
  Increase in inventories.........................................................................       (426,431)
  Decrease in prepaid expenses and other current assets...........................................         41,271
  Decrease in due from affiliates.................................................................        235,804
  Increase in employee loans......................................................................       (209,596)
  Increase in deposits............................................................................        (71,395)
  Increase in accounts payable and accrued expenses...............................................      1,183,149
  Increase in other current liabilities...........................................................         19,108
                                                                                                     ------------
     Net cash used in operating activities........................................................     (1,987,029)
                                                                                                     ------------
Cash flows used in Investing Activities:
  Proceeds from sale of property and equipment....................................................        544,890
  Purchase of property and equipment..............................................................     (1,022,783)
                                                                                                     ------------
     Net cash used in investing activities........................................................       (477,893)
                                                                                                     ------------
Cash flows provided by Financing Activities:
  Proceeds from long-term debt....................................................................      1,454,094
  Payments of long-term debt......................................................................       (686,868)
  Principal payments under capital lease obligations..............................................       (440,330)
  Due to affiliate................................................................................         60,913
  Proceeds from issuance of common stock..........................................................      1,499,700
  Proceeds from short-term note payable to RSL Communications, Inc................................      1,000,000
                                                                                                     ------------
  Net cash provided by financing activities.......................................................      2,887,509
                                                                                                     ------------
  Increase in cash................................................................................        422,587
  Cash at January 1, 1994.........................................................................         29,278
                                                                                                     ------------
  Cash at December 31, 1994.......................................................................   $    451,865
                                                                                                     ------------
                                                                                                     ------------
Supplemental Disclosure of Cash Flows Information:
  Cash paid for:
     Interest.....................................................................................   $    234,100
                                                                                                     ------------
                                                                                                     ------------
Supplemental Schedule of Noncash Investing Activities:

  Assets acquired under capital lease obligations.................................................   $    103,230
                                                                                                     ------------
                                                                                                     ------------

                See notes to consolidated financial statements.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          YEAR ENDED DECEMBER 31, 1994

1. BUSINESS DESCRIPTION

     International Telecommunications Group Ltd. and its subsidiaries ('ITG') operate a domestic and international communications network which provides international and domestic long distance telephone services for businesses and individuals in the United States and abroad.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation and Basis of Presentation--The consolidated financial statements include the accounts of International Telecommunications Group Ltd. and its majority-owned subsidiaries. The Company has included 100 percent of its subsidiaries' operating losses since the minority interests' investment has been reduced to zero. All material intercompany accounts and transactions have been eliminated. All of the Company's subsidiaries' fiscal years end December 31.

     Revenue Recognition--The Company records revenue based on minutes (or fractions thereof) of customer usage.

     Property and Equipment and Related Depreciation--Property and equipment are stated at cost or in the case of equipment under capital leases, the present value of the future minimum lease payments, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the depreciable assets, which range from five to fifteen years. Improvements are capitalized, while repair and maintenance costs are charged to operations as incurred.

     Deposits--Deposits consist principally of amounts paid to the Company's providers of telephone access lines.

     Income Taxes--The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ('SFAS') No. 109, Accounting for Income Taxes. SFAS No. 109 establishes financial accounting and reporting standards for the effect of income taxes that result from activities during the current and preceding years. SFAS No. 109 requires an asset and liability approach for financial reporting for income taxes.

3. RELATED PARTY TRANSACTIONS

     The Company engaged in certain transactions with certain companies in which stockholders of the Company are significant shareholders. Such transactions are in the normal course of business. For the year ended December 31, 1994, the Company had receivables with respect to those related parties as follows:

                                                                                    ACCOUNTS

AFFILIATES                                                                         RECEIVABLES
- ----------                                                                         -----------
Litco...........................................................................    $   1,649
Income UK.......................................................................      191,255
ITC America.....................................................................       18,285
Intelco Europe, Ltd.............................................................      195,909
Intelco Russia..................................................................      295,270
Intelco Ukraine.................................................................      284,486
Interactive Telephone...........................................................        4,565
                                                                                   -----------
Total...........................................................................      991,419
Less provision for doubtful affiliate receivables...............................     (776,417)
                                                                                   -----------
Due from affiliates-net.........................................................    $ 215,002
                                                                                   -----------
                                                                                   -----------

     Due to affiliate, aggregating $60,913 at December 31, 1994, consists of a loan from Income UK.

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          YEAR ENDED DECEMBER 31, 1994

4. INCOME TAXES

     No provision for Federal, state and local income taxes has been made because the Company has sustained cumulative losses since commencement of its operations. For the year ended December 31, 1994, the Company had net operating loss carryforward of approximately $4,266,000. Such net operating loss carryforwards begin expiring in 2006.

     In accordance with SFAS No.109, the Company has computed the components of deferred income taxes as follows:

Deferred tax benefit......................................   $ 1,500,000
Less valuation allowance..................................    (1,500,000)
                                                             -----------
Net deferred tax benefit..................................   $        --
                                                             -----------
                                                             -----------

     At December 31, 1994, a valuation allowance of $1,500,000 is provided as the realization of the deferred tax benefits are not more likely than not. The Company's net operating losses, primarily generated the deferred tax benefits.


5. LONG-TERM DEBT

Notes payable at December 31, 1994 consists of the following:

Term note payable in monthly installments of $54,357 plus interest at 8.0 percent per
  annum through the date of maturity, January 15, 1996...................................   $  674,728

Term note payable in monthly installments of $3,729 plus interest at 8.25 percent per
  annum through the date of maturity, July 1, 1996.......................................       82,237

Term note payable in monthly installments of $4,628 plus interest at 8.25 percent per
  annum through the date of maturity, September 15, 1996.................................       64,795

Term note payable in monthly installments of $43,745 plus interest at 10.0 percent per
  annum through the date of maturity, June 1, 1996.......................................    1,355,703

Term note payable in monthly installments of $23,750 plus interest at 14.5 percent per
  annum through date of maturity, January 12, 1997.......................................      517,575

Term note payable at 10.0 percent per annum due January 1, 1995..........................        2,688
                                                                                            ----------

Total....................................................................................   $2,697,726
                                                                                            ----------
                                                                                            ----------

     The scheduled repayment of long-term debt from years subsequent to December 31, 1994 is as follows:

1995......................................................   $ 1,580,457
1996......................................................       805,522
1997......................................................       311,747
                                                             -----------
                                                               2,697,726
Less current maturities...................................    (1,500,457)
                                                             -----------
                                                             $ 1,197,269
                                                             -----------
                                                             -----------

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          YEAR ENDED DECEMBER 31, 1994


6. CAPITAL LEASE OBLIGATIONS

     Future minimum annual payments applicable to assets held under capital lease obligations for years subsequent to December 31, 1994 are as follows:

YEAR ENDED
DECEMBER 31,
- ------------
1995........................................................   $ 181,447
1996........................................................     159,359
1997........................................................      66,399
                                                               ---------
Total minimum lease obligations.............................     407,205
Less interest...............................................     (55,930)
                                                               ---------
Present value of future minimum lease obligations...........     351,275
Less current portion........................................    (144,610)
                                                               ---------
Long-term lease obligations at December 31, 1994............   $ 206,665
                                                               ---------
                                                               ---------

     Assets held under capital leases aggregated $276,643 (net of accumulated depreciation of $201,679).

     The assets and liabilities under capital leases are recorded at the present value of the minimum lease payments using effective interest rates ranging from 9 percent to 11 percent per annum.

7. COMMITMENTS AND CONTINGENCIES

     At December 31, 1994, the Company is committed to the rental of office space under an operating lease. Minimum annual lease payments with respect to this lease are as follows:

YEAR ENDED
DECEMBER 31,
- ------------
1995.........................................................   $115,927
1996.........................................................    115,927
1997.........................................................    115,927
1998.........................................................    115,927
1999.........................................................    115,927
Thereafter...................................................    173,891
                                                                --------
                                                                $753,526

                                                                --------
                                                                --------

     Rent expense for the year ended December 31, 1994 was $106,049.


     The Company is currently in litigation with one of its vendors. The Company has provided for an amount equal to the vendor's original invoices, prior to the filing of this claim and has recorded such amounts in long-term debt. The Company has not made any payments on this debt since June 1994. ITG's subsidiary International Telecommunications Corporation ('RSL USA') outside counsel had advised RSL USA that at this time, the extent of RSL USA's liability, if any, is not determinable.



     The Company has outstanding letters of credit aggregating $167,772 at December 31, 1994, expiring at various dates during 1995. Such letters of credit, which were issued as deposits to vendors or security on leased premises, are fully secured by certificates of deposit, such certificates of deposit are classified as long-term assets and included in the balance sheet caption 'Deposits.'

                  INTERNATIONAL TELECOMMUNICATIONS GROUP LTD.
                                AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

                          YEAR ENDED DECEMBER 31, 1994

8. SUBSEQUENT EVENTS


     On March 10, 1995, International Telecommunications Group Ltd., sold 66,667 shares of its convertible preferred stock to RSL Communications Inc. (RSL) for $3,000,000 subject to increase to a maximum of $4,750,000, as provided for in the terms of the transactions. The convertible preferred stock is convertible at RSL's option into common stock, in a one-for-one basis. Additionally, RSL has the option of redeeming such preferred stock, at any time, through 1998 for $4,750,000. ITG utilized $1,000,000 of the proceeds from the transaction to repay the short-term note payable to RSL subsequent to December 31, 1994.


     In conjunction with the March 10th sale of shares, ITG reorganized Intelco Russia and Ukraine; the ITG ownership in these two entities was transferred to the Chairman of the Company. The Company continues to do business with these two entities. Fair market value of these two entities was nominal.

     On September 1, 1995, ITG issued additional shares of common stock to RSL for $6,000,000.


     In September 1995, RSL USA purchased 51% of Cyberlink, Inc., a Delaware Corporation, for $6,000,000. Two percent of the total purchase price is held in escrow until certain requirements are satisfied by Cyberlink.

     RSL USA has begun the installation of new telecommunication switching facilities. In conjunction with these installations, RSL USA will enter into a long-term capital lease agreement for approximately $6,000,000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders
Cyberlink, Inc. and Subsidiaries
Woodland Hills, California

We have audited the accompanying consolidated balance sheet of Cyberlink, Inc. and subsidiaries as of August 31, 1995, and the related consolidated statements of operations and accumulated deficit, and cash flows for the eight months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cyberlink, Inc. and Subsidiaries as of August 31, 1995, and the results of its operations and cash flows for the eight months then ended in conformity with generally accepted accounting principles.


                                          BROWN, LEIFER, SLATKIN + BERNS


August 30, 1996
Studio City, California

                        CYBERLINK, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                AUGUST 31, 1995

                                              ASSETS
Current Assets:
  Cash............................................................................................   $     7,324
  Accounts receivable, less allowance for doubtful accounts of $2,438,000.........................     2,195,483
  Prepaid expenses................................................................................        71,430
                                                                                                     -----------
     Total current assets.........................................................................     2,274,237
                                                                                                     -----------
  Property and Equipment..........................................................................     2,558,200
                                                                                                     -----------
  Other Assets....................................................................................       671,302
                                                                                                     -----------
                                                                                                     $ 5,503,739
                                                                                                     -----------
                                                                                                     -----------
                            LIABILITIES AND NET SHAREHOLDER'S DEFICIT
Current Liabilities:
  Checks outstanding in excess of balance in bank.................................................   $   131,012
  Advances under accounts receivable financing line...............................................     1,472,889
  Current maturities of long-term debt............................................................     1,226,168
  Accounts payable................................................................................     7,541,228
  Accrued expenses and other current liabilities..................................................     9,994,564
  Advances from stockholder.......................................................................       200,000
                                                                                                     -----------
     Total current liabilities....................................................................    20,565,861
                                                                                                     -----------
Long-term Debt....................................................................................     2,611,526
                                                                                                     -----------
Commitments and Contingencies (Note 7)
Net Stockholders' Deficit:
  Common stock, authorized 10,000,000 shares; issued and outstanding 1,000 shares.................         1,200
  Additional paid-in capital......................................................................       796,214
  Accumulated deficit.............................................................................   (18,471,062)
                                                                                                     -----------
                                                                                                     (17,673,648)
                                                                                                     -----------
                                                                                                     $ 5,503,739
                                                                                                     -----------
                                                                                                     -----------

          See accompanying notes to consolidated financial statements.

                        CYBERLINK, INC. AND SUBSIDIARIES
          CONSOLIDATED STATEMENT OF OPERATIONS AND ACCUMULATED DEFICIT
                   FOR THE EIGHT MONTHS ENDED AUGUST 31, 1995

Revenue..........................................................................................   $ 14,152,538
Cost Of Revenue..................................................................................     12,472,906
                                                                                                    ------------
Gross Profit.....................................................................................      1,679,632
Operating Expenses:
  Selling........................................................................................      2,356,714
  General and Administrative.....................................................................      6,117,255
                                                                                                    ------------
                                                                                                       8,473,969
                                                                                                    ------------
Loss from Operations.............................................................................     (6,794,337)
Other Expenses:
  Interest.......................................................................................        405,875
  Reserve for lawsuits and contingencies.........................................................      7,810,000
                                                                                                    ------------
                                                                                                       8,215,875
                                                                                                    ------------
Loss before Provision for Income Taxes...........................................................    (15,010,212)
Provision for Income Taxes.......................................................................          1,600
                                                                                                    ------------
Net Loss.........................................................................................    (15,011,812)
Accumulated Deficit, beginning of Period.........................................................     (3,459,250)
                                                                                                    ------------
Accumulated Deficit, end of Period...............................................................   $(18,471,062)
                                                                                                    ------------
                                                                                                    ------------

          See accompanying notes to consolidated financial statements.

                        CYBERLINK, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   FOR THE EIGHT MONTHS ENDED AUGUST 31, 1995

Cash flows from operating activities:
  Net loss.......................................................................................   $(15,011,812)
  Adjustments to reconcile net loss to net cash used by operating activities:
     Depreciation and amortization...............................................................        221,620
     Provision for uncollectible accounts........................................................      1,528,938
     Increase in accounts receivable.............................................................     (1,152,942)
     Increase in prepaid expenses................................................................        (71,430)
     Increase in accounts payable, accrued expenses, and other current liabilities...............     13,436,607
                                                                                                    ------------
Net cash used by operating activities............................................................     (1,049,019)

Cash flows from investing activities:
  Capital expenditures...........................................................................     (1,276,888)
  Deposits paid..................................................................................       (142,764)
  Advances to affiliates.........................................................................       (500,000)
                                                                                                    ------------

Net cash used by investing activities............................................................     (1,919,652)
                                                                                                    ------------

Cash flows from financing activities:
  Net borrowings on accounts receivable financing line...........................................        951,091
  Loans from officer/stockholder.................................................................      1,600,000
  Principal payments on long-term debt...........................................................        (27,225)
  Other borrowings...............................................................................        131,012
                                                                                                    ------------

Net cash provided by financing activities........................................................      2,654,878
                                                                                                    ------------

Net decrease in cash.............................................................................       (313,793)
Cash and cash equivalents, beginning of period...................................................        321,117
                                                                                                    ------------

Cash and cash equivalents, end of period.........................................................   $      7,324
                                                                                                    ------------
                                                                                                    ------------

Supplemental disclosures of cash flows information:
  Cash paid during the period for:
     Interest....................................................................................   $    293,991
                                                                                                    ------------
                                                                                                    ------------

During the period, the Company incurred capital lease obligations in the amount of $131,595.


          See accompanying notes to consolidated financial statements.

                        CYBERLINK, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1995

1. NATURE OF OPERATIONS

     Cyberlink, Inc. and its subsidiaries (the 'Company') provide domestic common carrier service by leasing a mix of telephone services from a variety of underlying common carriers. In addition, the Company resells international switched and private line telecommunications services between the United States and various international points. The Company is also authorized to resell private line services to provide non-interconnected private line services to various foreign countries and to resell private line services to provide switched services to the United Kingdom. Furthermore, the Company is authorized to provide international data, voice and television services via satellite systems.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation--The accompanying consolidated financial statements include the accounts of Cyberlink, Inc. and its wholly-owned subsidiaries Cyberlink-Nevada, Inc. and Cyberlink-California, Inc. All material intercompany transactions and balances have been eliminated in consolidation.

     Concentrations of Credit Risk--Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of trade accounts receivable and uninsured cash balances. Concentrations of credit risk with respect to accounts receivable are limited due to the number of customers comprising the Company's customer base and their geographic dispersion. The Company requires no collateral from its customers and performs ongoing credit evaluations.

     The Company places its cash deposits with high-credit quality financial institutions. At times, balances in the Company's cash accounts may exceed the Federal Deposit Insurance Corporation (FDIC) limit of $100,000.

     Property and Equipment--Property and equipment are stated at cost. Depreciation is provided on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the assets are as follows:

Leasehold improvements.....................................      4 years
Network equipment..........................................      7 years
Dialers....................................................      4 years
Computer equipment.........................................      5 years
Office furniture and equipment.............................      5 years
Equipment held under capital leases........................    4-5 years

     Expenditures for maintenance and repairs are charged to operations as incurred, while renewals and betterments are capitalized.


     Capital Lease Obligations--The Company capitalizes certain equipment under lease obligations which, by their terms, are equivalent to installment purchases.

     Income Taxes--The Company has elected to be taxed as an S Corporation, whereby the entire Federal and California taxable income or loss of the Company is reportable by the stockholder. The Company will not be responsible for Federal income tax, but will incur a 1.5% California surtax.

     Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes.

     Deferred income taxes are provided for temporary differences with respect to balance sheet items that result from different reporting practices for financial statements and income tax purposes. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

                        CYBERLINK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                AUGUST 31, 1995


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     Deferred taxes are classified as current or noncurrent, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or noncurrent depending on the periods in which the temporary differences are expected to reverse.

     The principal source of temporary differences is the use of the cash method of accounting for income tax purposes which results in immaterial deferred income taxes. Consequently, the provision for income taxes consists of taxes currently payable (minimum state franchise taxes).

3. COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

     Property and Equipment:

Leasehold improvements.....................................   $    3,818
Network equipment..........................................    1,761,277
Dialers....................................................      564,499
Computer equipment.........................................      171,003
Office furniture and equipment.............................      142,956

Equipment held under capital leases........................      267,452
                                                              ----------
                                                               2,911,005
Accumulated depreciation, including $44,264 for equipment
  held under capital leases................................     (352,805)
                                                              ----------
                                                              $2,558,200
                                                              ----------
                                                              ----------

     Depreciation expense charged to operations amounted to $221,620 including $25,768 for capital leases.

     Accrued Expenses and Other Current Liabilities:

Lawsuit and contingency reserves...........................   $7,550,000
Utility taxes..............................................      990,742
Commissions................................................      640,965
Unearned revenue...........................................      400,000
Other......................................................      412,857
                                                              ----------
                                                              $9,994,564
                                                              ----------
                                                              ----------

     Other Assets:

Advances to European affiliates............................   $  500,000
Deposits...................................................      171,302
                                                              ----------
                                                              $  671,302
                                                              ----------
                                                              ----------

4. ADVANCES UNDER ACCOUNTS RECEIVABLE FINANCING LINE

     The Company has a credit agreement with a factor for a revolving line of credit of up to $1,200,000 for financing of its accounts receivable. Advances are based on 60% of eligible accounts receivable and are secured by substantially all assets of the Company and the personal guarantee of the officer/stockholder. Interest is payable monthly at the rate of 2 3/4% per month.

5. ADVANCES FROM STOCKHOLDER

     Advances from stockholder represent a non-interest bearing advance, due on demand.

                        CYBERLINK, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                AUGUST 31, 1995

6. LONG-TERM DEBT

     Long-term debt consists of the following:

Note payable to officer/stockholder unsecured, interest payable quarterly at the rate of 8% per annum with all principal and interest due December 15, 1997. The repayment of the note may be accelerated upon the Company achieving a total stockholder's equity of at least $7,500,000. The note is subordinated to substantially all obligations of the Company and has been assigned as
  collateral by the officer/stockholder of the Company (See Notes 7 and 9).........................   $2,500,000

Demand note payable unsecured, non-interest bearing. The note is subordinated to the advances under the factoring agreement (Note 4) and is convertible into 187,254 shares of the Company's common
  stock (See Note 9)...............................................................................    1,150,000

Capital lease obligations, due in monthly installments aggregating $8,928 including $187,694
  interest at rates ranging from 13% to 28.1%......................................................      187,694
                                                                                                      ----------
                                                                                                       3,837,694

Current maturities, including $45,000 for capital lease obligations................................    1,226,168
                                                                                                      ----------
                                                                                                      $2,611,526
                                                                                                      ----------
                                                                                                      ----------

     The following is a schedule of aggregate annual maturities of long-term debt:

1996.................................................................   $1,226,168
1997.................................................................    2,550,860
1998.................................................................       35,477
1999.................................................................       16,670
2000.................................................................        8,519
                                                                        ----------
                                                                        $3,837,694
                                                                        ----------
                                                                        ----------

7. COMMITMENTS AND CONTINGENCIES

     Leases--The Company leases its facilities and equipment under non-cancelable operating and capital leases expiring in various years through September 30, 2004 and is committed to minimum rental payments (exclusive of real estate taxes, maintenance, etc.) as follows:

                                                                     OPERATING     CAPITAL
                                                                       LEASES       LEASES
                                                                     ----------    --------
1996..............................................................   $  783,361    $ 96,006
1997..............................................................      787,579      60,477
1998..............................................................      551,350      36,826
1999..............................................................      186,120      18,176
2000..............................................................       89,220       6,708
Thereafter........................................................      364,315          --
                                                                     ----------    --------
Total minimum lease payments......................................   $2,761,945     218,193
                                                                     ----------
                                                                     ----------
Less amounts representing interest................................                   30,499
                                                                                   --------
Present value of net minimum lease payments.......................                 $187,694
                                                                                   --------
                                                                                   --------

     Rent expense charged to operations amounted to $371,236 for the eight months ended August 31, 1995.

                        CYBERLINK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                AUGUST 31, 1995

7. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

     Subordinated Note Payable to Officer/Stockholder--As described in Note 6, the Company is obligated under a note payable to the officer/stockholder of the Company, which has been assigned to collateralize a loan secured by the officer/stockholder. In connection with the underlying financing for the loan, the Company was required to enter into an agreement whereby it was required to adhere to various affirmative and negative covenants with respect to the operations of the Company, disposition of assets, issuance of stock, payment of dividends, conversion of debt and other actions as defined in the agreement. In addition, the Company was required to issue stock warrants as described in Note 8.

     Litigation--On December 9, 1994 the Company filed suit against one of its suppliers for breach of contract and unfair business practices, damages to be proved at trial. A counterclaim in the approximate amount of $3,000,000 has been filed by the defendant alleging breach of contract and unfair business practices, among other allegations. Outside counsel for the Company have advised that at this stage in the proceedings settlement discussions are in progress and they cannot offer an opinion as to the probable outcome. The Company however, has provided a reserve in the amount of $4,500,000 in the accompanying financial statements.

     In addition to the litigation noted above, the Company is, from time to time, subject to routine litigation incidental to its business. The Company believes that adequate reserves have been provided where appropriate.

8. COMMON STOCK WARRANTS

     At August 31, 1995 Cyberlink, Inc. had outstanding warrants to purchase 33 1/3% of the outstanding shares of Cyberlink, Inc. common stock at $.10 per share. The warrants were subsequently cancelled as discussed in Note 9 to the financial statements.

9. SUBSEQUENT EVENTS

     Additional Financing--On September 8, 1995 the Company refinanced its factoring arrangement (Note 4) and entered into a credit facility providing a $5,000,000 revolving line of credit and a $2,000,000 equipment line. The term loan bears interest at prime plus 2 1/2%. Advances under the revolving line bear interest at prime plus 2 1/2%.

     Conversion of Subordinated Debt--On September 1, 1995 the officer/stockholder of the Company and the Company entered into an exchange agreement whereby notes payable aggregating $2,500,000 were exchanged for 349,837 shares of Cyberlink, Inc. common stock. In addition, the warrants, as described in Note 8 were cancelled.

     In addition, on September 1, 1995 the note payable in the amount of $1,150,000 was converted into 187,294 shares of Cyberlink, Inc. common stock.

     Issuance of Common Stock--On September 1, 1995, Cyberlink, Inc. sold 1,213,719 shares of its common stock for $1,500,000 plus an additional capital contribution of $2,029,397.

                        CYBERLINK, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                                AUGUST 31, 1995

9. SUBSEQUENT EVENTS--(CONTINUED)

     In addition, on September 1, 1995 the Company issued 71,396 shares in exchange for services and cancellation of certain rights estimated at approximately $176,000. Warrants to purchase an additional 47,597 shares at $.001 per share were also issued for services and cancellation of certain rights at an estimated cost of approximately $118,000.

     Termination of S Corporation Election--Effective September 1, 1995 the Company's status as an S corporation was terminated when it sold 1,213,719 of its shares as described above. Consequently, the Company will be taxed as a C corporation and any deferred income taxes will be reinstated at the corporate level.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement (U.S. Version) (the 'U.S. Underwriting Agreement'), the Company has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, and SBC Warburg Dillon Read Inc. are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:



                                                                                           NUMBER OF
                                                                                           SHARES OF
                                                                                            CLASS A
                                      UNDERWRITER                                         COMMON STOCK
- ---------------------------------------------------------------------------------------   ------------
Goldman, Sachs & Co....................................................................
Merrill Lynch, Pierce, Fenner & Smith Incorporated.....................................
Morgan Stanley & Co. Incorporated......................................................
SBC Warburg Dillon Read Inc............................................................

                                                                                          ------------
     Total ............................................................................     5,760,000
                                                                                          ------------
                                                                                          ------------


     Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $            per share. The U.S. Underwriters
may allow, and such dealers may reallow, a concession not in excess of
$            per share to certain brokers and dealers. After the shares of Class
A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.


     The Company has entered into an underwriting agreement (the 'International Underwriting Agreement') with the underwriters of the International Offering (the 'International Underwriters' and together with the U.S. Underwriters, the 'Underwriters') providing for the concurrent offer and sale of 1,440,000 shares of Class A Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the U.S. Offering is a condition to the closing of the International Offering, and vice versa. The representatives of the International Underwriters are Goldman Sachs International, Merrill Lynch International, Morgan Stanley & Co. International Limited and Swiss Bank Corporation, acting through its Division, SBC Warburg Dillon Read.


     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the 'Agreement Between Syndicates') relating to the Offerings, each of the U.S. Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it will offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, only in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the 'United States') and to U.S. persons, which term shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or (b) any corporation, partnership or other entity organized in or under the laws of the United States or any political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the International Underwriters has agreed pursuant to the Agreement Between Syndicates that, as a part of the distribution of the shares offered as a part of the International

Offering, and subject to certain exceptions, it will (i) not, directly or indirectly, offer, sell or deliver shares of Class A Common Stock (a) in the United States or to any U.S. persons or (b) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (ii) cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.

     Pursuant to the Agreement Between Syndicates, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.


     The Company has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 864,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 5,760,000 shares of Class A Common Stock offered hereby. The Company has granted the International Underwriters a similar option to purchase up to an aggregate of 216,000 additional shares of Class A Common Stock.




     At the request of the Company, the Underwriters have initially reserved up to 360,000 shares of Class A Common Stock for sale at the initial public offering price set forth on the cover page of this Prospectus to eligible employees of the Company and persons having business relationships with the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby. Individuals purchasing reserved shares have agreed, with certain exceptions, not to sell, offer to sell or otherwise dispose of any shares of Class A Common Stock without the prior written consent of Goldman, Sachs & Co. for a period of 180 days after the date of this Prospectus.



     The Company and certain directors, officers and shareholders have agreed that during the period beginning from the date of this Prospectus and continuing to and including the date that is 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, any securities of the Company (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus), which are substantially similar to the shares of Class A Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Class A Common Stock, without the prior written consent of Goldman, Sachs & Co., except for the shares of Class A Common Stock offered in connection with the Offerings.



     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.


     Prior to the Offerings, there has been no public market for the shares of Class A Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and syndicate short positions involve the sale by the

Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offerings for their account may be reclaimed by the syndicate if such shares of Class A Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.



     The Company has filed an application for quotation of the Class A Common Stock on the Nasdaq National Market under the symbol 'RSLC.'



     Certain of the Underwriters have provided from time to time, and expect to provide in the future, investment banking services to the Company and its affiliates, for which such Underwriters have received and will receive customary fees and commissions.


     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Class A Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

         ------------------------------------------------------------
         ------------------------------------------------------------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS


                                                        Page
                                                        ----
Prospectus Summary...................................     4
Risk Factors.........................................    13
Use of Proceeds......................................    24
Dividend Policy......................................    24
Dilution.............................................    25
Capitalization.......................................    26
Selected Consolidated Financial Data.................    27
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................    29
Business.............................................    41
Management...........................................    83
Certain Relationships and Related Transactions.......    97
Principal Shareholders...............................    98
Description of Capital Stock.........................   100
Description of Certain Indebtedness..................   103
Shares Eligible for Future Sale......................   104
Certain United States Federal Income Tax
  Considerations.....................................   107
Certain Bermuda Tax Considerations...................   112
Legal Matters........................................   113
Experts..............................................   113
Service of Process and Enforcement of Liabilities....   113
Additional Information...............................   113
Available Information................................   114
Index to Consolidated Financial Statements...........   F-1
Underwriting.........................................   U-1



         ------------------------------------------------------------
         ------------------------------------------------------------

         ------------------------------------------------------------
         ------------------------------------------------------------


                                7,200,000 SHARES


                            RSL COMMUNICATIONS, LTD.


                             CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)


                               ------------------

                                     [LOGO]

                               ------------------


                              GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                          SBC WARBURG DILLON READ INC.
                      Representatives of the Underwriters


         ------------------------------------------------------------
         ------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 1997


[LOGO]


                                7,200,000 SHARES

                            RSL COMMUNICATIONS, LTD.

                             CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)


                             ----------------------


    Of the 7,200,000 Class A common shares, par value $.00457 per share (the 'Class A Common Stock'), offered by RSL Communications, Ltd. (the 'Company'), 1,440,000 shares are being offered hereby in an international offering outside the United States (the 'International Offering') and 5,760,000 shares are being offered in a concurrent United States offering (the 'U.S. Offering' and, together with the International Offering, the 'Offerings'). The initial public offering price and the aggregate underwriting discount per share will be identical for both Offerings. See 'Underwriting.'


    The shares of Class A Common Stock offered hereby are being sold by the Company.


    Prior to the Offerings, there has been no public market for the Class A Common Stock of the Company. It is currently anticipated that the initial public offering price of the Class A Common Stock will be between $19.00 and $22.00 per share. For factors considered in determining the initial public offering price, see 'Underwriting.'



    As of the date of this Prospectus, the Company has two classes of authorized common shares, the Class A Common Stock and Class B common shares (the 'Class B Common Stock', and together with the Class A Common Stock, the 'Common Stock').

The holders of both classes of Common Stock have identical rights, except that
(i) holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to 10 votes per share, (ii) shares of Class B Common Stock are convertible at any time at the option of the holders into shares of Class A Common Stock on a share-for-share basis and (iii) shares of Class B Common Stock may only be transferred to other original holders of Class B Common Stock and certain related parties. The Company also has outstanding convertible preferred shares (the 'Preferred Stock') which will be automatically converted into shares of Class B Common Stock on a share-for-share basis upon the closing of the Offerings. See 'Description of Capital Stock.'



    SEE 'RISK FACTORS' BEGINNING ON PAGE 13 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE CLASS A COMMON STOCK.



    The Company has filed an application for quotation of the Class A Common Stock on the Nasdaq National Market under the symbol 'RSLC.'

                             ----------------------

   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                             ----------------------

                                           INITIAL PUBLIC               UNDERWRITING               PROCEEDS TO
                                           OFFERING PRICE               DISCOUNT(1)                 COMPANY(2)
                                           --------------               ------------               ------------
Per Share...............................         $                           $                          $
Total (3)...............................   $                            $                          $

- ------------------
(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See 'Underwriting.'


(2) Before deducting estimated expenses of $1,000,000 payable by the Company.



(3) The Company has granted the International Underwriters an option for 30 days to purchase up to an additional 216,000 shares of Class A Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, the Company has granted the U.S. Underwriters a similar option with respect to an additional 864,000 shares of Class A Common Stock as part of the concurrent U.S. Offering. If such options are exercised in full, the total initial public offering price,
    underwriting discount and proceeds to the Company will be        ,
    and        , respectively. See 'Underwriting.'

                             ----------------------

    The shares offered hereby are offered severally by the International Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery through the
facilities of The Depository Trust Company on or about September   , 1997,
against payment therefor in immediately available funds.

GOLDMAN SACHS INTERNATIONAL

                         MERRILL LYNCH INTERNATIONAL

                                                 MORGAN STANLEY DEAN WITTER

                                                         SBC WARBURG DILLON READ

                             ----------------------


               The date of this Prospectus is September   , 1997.

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement (International Version) (the 'International Underwriting Agreement'), the Company has agreed to sell to each of the International Underwriters named below, and each of such International Underwriters for whom Goldman Sachs International, Merrill Lynch International, Morgan Stanley & Co. International Limited and Swiss Bank Corporation, acting through its Division, SBC Warburg Dillon Read, are acting as representatives, has severally agreed to purchase from the Company, the respective number of shares of Class A Common Stock set forth opposite its name below:



                                                                                           NUMBER OF
                                                                                           SHARES OF
                                                                                            CLASS A
                                      UNDERWRITER                                         COMMON STOCK
- ---------------------------------------------------------------------------------------   ------------
Goldman Sachs International............................................................
Merrill Lynch International ...........................................................
Morgan Stanley & Co. International Limited ............................................
Swiss Bank Corporation, acting through its Division,
  SBC Warburg Dillon Read .............................................................

                                                                                          ------------
     Total ............................................................................     1,440,000
                                                                                          ------------
                                                                                          ------------


     Under the terms and conditions of the International Underwriting Agreement, the International Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The International Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities
dealers at such price less a concession of $        per share. The International
Underwriters may allow, and such dealers may reallow, a concession not in excess
of $         per share to certain brokers and dealers. After the shares of Class
A Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.



     The Company has entered into an underwriting agreement (the 'U.S. Underwriting Agreement') with the underwriters of the U.S. Offering (the 'U.S. Underwriters' and together with the International Underwriters, the 'Underwriters') providing for the concurrent offer and sale of 5,760,000 shares of Class A Common Stock in the United States. The offering price and aggregate underwriting discounts and commissions per share for the two Offerings are identical. The closing of the International Offering is a condition to the closing of the U.S. Offering, and vice versa. The representatives of the U.S. Underwriters are Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and SBC Warburg Dillon Read Inc.


     Pursuant to an Agreement between the U.S. and International Underwriting Syndicates (the 'Agreement Between Syndicates') relating to the Offerings, each of the International Underwriters named herein has agreed that, as a part of the distribution of the shares offered hereby and subject to certain exceptions, it
(a) will not offer, sell or deliver the shares of Class A Common Stock, directly or indirectly, (i) in the United States of America (including the States and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (the 'United States') or to any U.S. persons (as defined below) or (ii) to any person who it believes intends to reoffer, resell or deliver the shares in the United States or to any U.S. persons and (b) will cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction. The term 'U.S. person' shall mean, for purposes of this paragraph: (a) any individual who is a resident of the United States or
(b) any corporation, partnership or other entity organized in or under the laws of the United States or any

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


political subdivision thereof and whose office most directly involved with the purchase is located in the United States. Each of the U.S. Underwriters has agreed pursuant to the Agreement Between Syndicates that, as a part of the distribution of the shares offered as a part of the U.S. Offering, and subject to certain exceptions, it (i) will offer, sell or deliver shares of Class A Common Stock, directly or indirectly, (a) only in the United States and to U.S. persons and (b) only to persons who it believes do not intend to reoffer, resell or deliver the shares outside of the United States or to non-U.S. persons and
(ii) will cause any dealer to whom it may sell such shares at any concession to agree to observe a similar restriction.


     Pursuant to the Agreement Between Syndicates, sales may be made between the U.S. Underwriters and the International Underwriters of such number of shares of Class A Common Stock as may be mutually agreed. The price of any shares so sold shall be the initial public offering price, less an amount not greater than the selling concession.



     The Company has granted the International Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 216,000 additional shares of Class A Common Stock solely to cover over-allotments, if any, at the initial offering price less the Underwriting Discount, as set forth on the cover page of this Prospectus. If the International Underwriters exercise their over-allotment option, the International Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 1,440,000 shares of Class A Common Stock offered hereby. The Company has granted the U.S. Underwriters a similar option to purchase up to an aggregate of 864,000 additional shares of Class A Common Stock.



     At the request of the Company, the Underwriters have initially reserved up to 360,000 shares of Class A Common Stock for sale at the initial public offering price set forth on the cover page of this Prospectus to eligible employees of the Company and persons having business relationships with the Company. The number of shares of Class A Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as other shares offered hereby. Individuals purchasing reserved shares have agreed, with certain exceptions, not to sell, offer to sell or otherwise dispose of any shares of Class A Common Stock without the prior written consent of Goldman, Sachs & Co. for a period of 180 days after the date of this Prospectus.



     The Company and certain directors, officers and shareholders have agreed that during the period beginning from the date of the International Underwriting Agreement and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of, directly or indirectly, except as provided under the International Underwriting Agreement and under the U.S. Underwriting Agreement, any securities of the Company (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of this Prospectus) which are substantially similar to the shares of Class A Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the shares of Class A Common Stock, without the prior written consent of the U.S. representative, Goldman, Sachs & Co., except for the shares of Class A Common Stock offered in connection with the Offerings.



     Each International Underwriter has also agreed that (a) it has not offered or sold and will not offer or sell any shares of Class A Common Stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United

Kingdom within the meaning of the Public Offers of Securities Regulations 1995,
(b) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of Class A Common Stock in, from or otherwise involving the United Kingdom and (c) it has only issued or passed on and will only issue or passed on in the United Kingdom any document received by it in connection with the issuance of the shares of Class A Common Stock to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions)

                [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]


Order 1996 of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.



     Buyers of shares of Class A Common Stock offered hereby may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the initial public offering price.


     The representatives of the Underwriters have informed the Company that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Class A Common Stock offered by them.

     Prior to the Offerings, there has been no public market for the shares of Class A Common Stock. The initial public offering price will be negotiated among the Company and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Class A Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     In connection with the Offerings, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock, and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offerings for their account may be reclaimed by the syndicate if such shares of Class A Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise, and these activities, if commenced, may be discontinued at any time.



     The Company has filed an application for quotation of the Class A Common Stock on the Nasdaq National Market under the symbol 'RSLC.'



     Certain of the Underwriters have provided from time to time, and expect to provide in the future, investment banking services to the Company and its affiliates, for which such Underwriters have received and will receive customary fees and commissions.


     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Class A Common Stock, including shares initially sold in the U.S. Offering, to persons located outside the United States.

         ------------------------------------------------------------
         ------------------------------------------------------------

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                               ------------------

                               TABLE OF CONTENTS


                                                        Page
                                                        ----
Prospectus Summary...................................     4
Risk Factors.........................................    13
Use of Proceeds......................................    24
Dividend Policy......................................    24
Dilution.............................................    25
Capitalization.......................................    26
Selected Consolidated Financial Data.................    27
Management's Discussion and Analysis of Financial
  Condition and Results of Operations................    29
Business.............................................    41
Management...........................................    83
Certain Relationships and Related Transactions.......    97
Principal Shareholders...............................    98
Description of Capital Stock.........................   100
Description of Certain Indebtedness..................   103
Shares Eligible for Future Sale......................   104
Certain United States Federal Income Tax
  Considerations.....................................   107
Certain Bermuda Tax Considerations...................   112
Legal Matters........................................   113
Experts..............................................   113
Service of Process and Enforcement of Liabilities....   113
Additional Information...............................   113
Available Information................................   114
Index to Consolidated Financial Statements...........   F-1
Underwriting.........................................   U-1



         ------------------------------------------------------------
         ------------------------------------------------------------


         ------------------------------------------------------------
         ------------------------------------------------------------



                                7,200,000 SHARES


                            RSL COMMUNICATIONS, LTD.


                             CLASS A COMMON SHARES
                         (PAR VALUE $.00457 PER SHARE)


                               ------------------

                                     [LOGO]

                               ------------------


                          GOLDMAN SACHS INTERNATIONAL

                          MERRILL LYNCH INTERNATIONAL

                           MORGAN STANLEY DEAN WITTER

                            SBC WARBURG DILLON READ

                      Representatives of the Underwriters


         ------------------------------------------------------------
         ------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The Registrant's expenses in connection with the issuance of the securities being registered, other than underwriting discounts and commissions, are estimated as follows:


Securities and Exchange Commission Registration Fee............................   $   45,455
NASD Filing Fee................................................................       15,500
Printing and Engraving.........................................................      115,000*
Counsel Fees and Expenses......................................................      250,000
Accountants' Fees and Expenses.................................................      200,000*
Blue Sky Qualification Fees and Expenses.......................................            0*
Transfer Agent and Registrar Fees and Expenses.................................       10,000
Nasdaq Listing Fee.............................................................       50,000
Miscellaneous..................................................................      314,045*
                                                                                  ----------
     Total.....................................................................   $1,000,000*
                                                                                  ----------
                                                                                  ----------


- ------------------
* Estimated


ITEM 14. RECENT SALES OF UNREGISTERED SECURITIES



     The following discussion does not give effect to the recapitalization to be effected by the Registrant in connection with the public offering to be conducted pursuant to this Registration Statement.



     In August 1994, RSL Communications, Inc. (a predecessor of the Registrant) ('RSL Delaware') issued one share of common stock, par value $.01 per share (the 'RSL Delaware Common Stock'), to Ronald S. Lauder, Chairman of the Board of Directors and a co-founder of the Registrant, for aggregate consideration of $.01. The issuance of such shares of RSL Delaware Common Stock to Mr. Lauder was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.




     In February 1995, RSL Delaware issued: (i) 3,000 shares of RSL Delaware Common Stock to Itzhak Fisher, the President and Chief Executive Officer, co-founder and a Director of the Registrant for aggregate consideration of $2,000; (ii) 400 shares of preferred stock, par value $1.00 per share (the 'RSL Delaware Preferred Stock'), to Itzhak Fisher for aggregate consideration of $400,000; (iii) 5,878,286 shares of RSL Delaware Preferred Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $5,878,286; (iv) 100 shares of RSL Delaware Preferred Stock to Ronald S. Lauder for aggregate consideration of $900,000; (v) 300 shares of RSL Delaware Preferred Stock to Jacob Schuster, Chief Financial Officer, Assistant Secretary and Treasurer and a Director of the Registrant, for aggregate consideration of $300,000 and (vi) 121,714 shares of RSL Delaware Preferred Stock to Nesim Bildirici, Vice President of Mergers and Acquisitions of the Registrant, for aggregate consideration of $121,714. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.



     In April 1995, RSL Delaware merged into RSL Communications Inc. ('RSL BVI'). In connection with such merger, each shareholder of RSL Delaware exchanged their respective shares of RSL Delaware common stock and RSL Delaware Preferred Stock for an equal number of shares of RSL BVI's common stock, par value $.01 per share (the 'RSL BVI Common Stock'), and preferred stock, par value $.01 per share (the 'RSL BVI Preferred Stock'). Simultaneous with the merger, RSL BVI increased the number of authorized shares of each of the RSL BVI Common Stock and RSL BVI Preferred Stock from 10,000 to 10,000,000 and declared a share dividend of 1,000 shares of RSL BVI Common Stock and RSL BVI Preferred Stock for each share of such stock respectively issued and outstanding.


     In April 1995, RSL BVI increased the number of authorized shares of each of the RSL BVI Common Stock and RSL BVI Preferred Stock from 10,000,000 to 20,000,000 and declared a share dividend of two shares of RSL BVI Common Stock and RSL BVI Preferred Stock for each share of such stock respectively issued and outstanding. Additionally, in April 1995, RSL BVI issued: (i) 59,306 shares of RSL BVI Common Stock to Ronald S. Lauder for aggregate consideration of $207,572; (ii) 197,837 shares of RSL BVI Preferred Stock to Ronald S. Lauder for aggregate consideration of $692,428; (iii) 13,179 shares of RSL BVI Common Stock to Itzhak Fisher for aggregate consideration of $46,873; (iv) 43,964 shares of RSL BVI Preferred Stock to Itzhak Fisher for aggregate consideration of $153,873; (v) 422,130 shares of RSL BVI Common Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $1,477,457;
(vi) 1,292,156 shares of RSL BVI Preferred Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $4,522,543; (vii) 3,954 shares of RSL BVI Common Stock to certain members of the family of Jacob Schuster for aggregate consideration of $13,834.20; (viii) 13,189 shares of RSL BVI Preferred Stock to certain members of the family of Jacob Schuster for aggregate consideration of

$46,161.80 and (ix) 13,179 shares of RSL BVI Preferred Stock to Nir Tarlovsky for aggregate consideration of $153,873. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


     In April 1995, the Board of Directors of the Company authorized, and the shareholders of the Registrant approved, the 1995 Plan. Under the 1995 Plan, the Registrant's Compensation Committee is authorized to grant options for up to 1,300,000 shares of the Registrant's Class A Common Stock. As of September 4, 1997, the Registrant had granted options to purchase 1,275,291 shares of the Registrant's Class A Common Stock under the 1995 Plan. In general, options granted under the 1995 Plan terminate on the tenth anniversary of the date of grant. The 1995 Plan was developed to provide incentives to employees of the Registrant and to attract new employees and non-employee directors. The issuance of such shares pursuant to the 1995 Plan is exempt from registration under the Securities Act pursuant to Rule 701 thereof.



     In July 1996, RSL BVI was amalgamated into the Registrant. Subsequently, the Registrant increased the number of authorized shares of each of its common stock, par value $.01 per share (the 'RSL Common Stock'), and preferred stock, par value $.01 per share (the 'RSL Preferred Stock'), to 20,000,000. Thereafter, the Registrant issued: (i) 59,306 shares of RSL Common Stock to Ronald S. Lauder for aggregate consideration of $593.06; (ii) 1,097,837 shares of RSL Preferred Stock to Ronald S. Lauder for aggregate consideration of $10,978.37; (iii) 2,013,179 shares of RSL Common Stock to Itzhak Fisher for aggregate consideration of $12,000; (iv) 243,964 shares of RSL Preferred Stock to Itzhak Fisher for aggregate consideration of $2,439.64; (v) 422,130 shares of RSL Common Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $4,221.30; (vi) 7,170,442 shares of RSL Preferred Stock to R. S. Lauder Gaspar & Co., L.P. for aggregate consideration of $71,704.42; (vii) 419,770 shares of RSL Common Stock to the Schuster Family Partners I, L.P. for aggregate consideration of $4,197.70; (viii) 365,945 shares of RSL Preferred Stock to the Schuster Family Partners I, L.P. for aggregate consideration of $3,659.49; (ix) 13,179 shares of RSL Common Stock to Nir Tarlovsky for aggregate consideration of $131.79; (x) 243,964 shares of RSL Preferred Stock to Nir Tarlovsky for aggregate consideration of $2,439.64 and (xi) 121,714 shares of RSL Preferred Stock to Nesim Bildirici for aggregate consideration of $1,217.14. The issuance of such shares was exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.



     In September 1996, the Registrant's capital stock was reclassified as follows: (i) the Class A Common Shares and Class B Common Shares were authorized with the RSL Common Shares being converted into Class A Common Shares; (ii) the Registrant's authorized Class B Common Shares were reclassified as Class C Common Shares with no changes to the rights of such shares; (iii) the authorized Class A Common Shares were reclassified as Class B Common Shares with no changes in the rights of such stock except that each share of Class B Common Shares are entitled to 10 votes per share; and (iv) the new Class A Common Shares was authorized.




     In September 1996, the Registrant issued to Ronald S. Lauder a warrant to purchase 210,000 shares of the Registrant's Class B Common Shares in consideration of a loan from Mr. Lauder to the Registrant in the aggregate amount of $35 million. Additionally, the Registrant issued: (i) 940,073 shares of the Registrant's Class B Common Shares to Lauder Gaspar Ventures LLC for aggregate consideration of $25 million; (ii) 470,037 shares of the Registrant's Class B Common Shares to Ronald S. Lauder for aggregate consideration of $12.5 million and (iii) 470,037 shares of the Registrant's

Class B Common Shares to Leonard A. Lauder for aggregate consideration of $12.5 million. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.



     In May 1997, the Registrant issued to Mr. Charles M. Piluso 665,340 shares of the Registrant's Class A Common Shares in connection with the Registrant's acquisition of 15,619 shares of common stock of ITG held by Mr. Piluso. The issuance of such shares was exempt from registration under the Securities Act pursuant to Section 4(2) thereof.


     Prior to the effective sale of this Registration Statement, the Registrant intends to issue shares of its Class A Common Stock to certain employees. The issuance of such shares will be exempt from registration under the Securities Act of 1933, as amended pursuant to Section 4(2) hereof.


ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) Exhibits:


  EXHIBIT
  NUMBER+     DESCRIPTION
- -----------   -------------------------------------------------------------------------------------------------------
       1.1     --   Underwriting Agreement.
      *3.1     --   Certificate of Incorporation of RSL Communications, Ltd., issued by the Bermuda Registrar of
                    Companies on March 14, 1996.
      *3.2     --   Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of
                    Companies on March 14, 1996.
      +3.3     --   Bye-Laws of RSL Communications, Ltd. (as amended through September 2, 1997).

      *4.1     --   Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC, RSL
                    Communications, Ltd. and Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and Dillon Read
                    & Co. Inc.
      *4.2     --   Indenture, dated October 3, 1996, by and among RSL Communications PLC, RSL Communications, Ltd.
                    and The Chase Manhattan Bank, as Trustee, containing, as exhibits, specimens of 12 1/4% Senior
                    Notes due 2006.
      *4.3     --   Notes Registration Rights Agreement, dated October 3, 1996, by and among RSL Communications PLC,
                    RSL Communications, Ltd. and the Placement Agents.
      *4.4     --   Note Deposit Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL
                    Communications, Ltd. and The Chase Manhattan Bank, as Book Entry Depositary.
      *4.5     --   Collateral Pledge and Security Agreement, dated October 3, 1996, by and among RSL Communications
                    PLC and Trustee.
      *4.6     --   Form of Letter of Transmittal.
     ++4.7     --   Form of 12 1/4% Senior Note due 2006.
     ++4.8     --   Form of Class A Common Stock Certificate.
     ++5.1     --   Form of Opinion of Conyers, Dill and Pearman.
       8.1     --   Form of Opinion of Rosenman & Colin LLP.
     ++8.2     --   Form of Opinion of Conyers, Dill & Pearman.
     *10.1     --   Warrant Agreement, dated October 3, 1996, between RSL Communications, Ltd., as Issuer, and The
                    Chase Manhattan Bank, as warrant agent.
     *10.2     --   Warrant Registration Rights Agreement, dated October 3, 1996, between RSL Communications, Ltd., as issuer, and The Chase Manhattan Bank, as warrant agent.
     *10.3     --   Amendment to the Revolving Credit Facility, dated August 20, 1996, from The Chase Manhattan Bank to RSL Communications, Inc.
     *10.4     --   Amendment to the Revolving Credit Facility, dated September 10, 1996, from The Chase Manhattan
                    Bank to RSL Communications, Ltd.
     *10.5     --   Subordinated Promissory Note, dated September 10, 1996, from RSL Communications, Ltd. to Ronald
                    S. Lauder.

  EXHIBIT
  NUMBER+     DESCRIPTION
- -----------   -------------------------------------------------------------------------------------------------------
     *10.6     --   Warrant for 210,000 shares of Class B Common Stock of RSL Communications, Ltd. issued to Ronald
                    S. Lauder on September 10, 1996.
     *10.7     --   Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications, Ltd. and
                    Ronald S. Lauder.
     *10.8     --   Consulting Agreement, dated September 15, 1995, between Eugene Sekulow and RSL Communications,
                    Inc.
     *10.9     --   Amendment to Consulting Agreement, dated August 8, 1996, between Eugene Sekulow and RSL
                    Communications, Ltd.
     *10.10    --   RSL Communications, Ltd.'s 1995 Amended and Restated Stock Option Plan.
     *10.11    --   Employment Agreement, dated September 15, 1995, between Itzhak Fisher and International
                    Telecommunications Group, Ltd.
     *10.12    --   Employment Agreement, dated September 15, 1995, between Itzhak Fisher and RSL Communications Inc.

     *10.13    --   Employment Agreement, dated April 1, 1995, between Nir Tarlovsky and International
                    Telecommunications Group, Ltd.
     *10.14    --   Employment Agreement, dated April 1, 1995, between Nir Tarlovsky and RSL Communications Inc.
     *10.15    --   Employment Agreement, dated August 9, 1995, between RSL COM Europe Limited and Richard Williams.
     *10.16    --   Memorandum of Agreement, dated July 30, 1996, between International Telecommunications
                    Corporation and Codetel.
     *10.17    --   General Purchase Agreement, dated September 14, 1995, between Ericsson Inc. and International
                    Telecommunications Corporation.
     *10.18    --   Lease Agreement between AB LM Ericsson Finans and International Telecommunications Corporation.
     *10.19    --   Lease Agreement, dated April 10, 1996, between RSL COM Europe Ltd. and AB LM Ericsson Finans.
     *10.20    --   Lease Agreement, dated December 30, 1996, between RSL COM Europe Ltd. and AB LM Ericsson Finans.
     *10.21    --   Loan and Security Agreement, dated September 8, 1995, between Cyberlink Inc. and CoastFed
                    Business Credit Corporation.
     *10.22    --   Accounts Collateral Security Agreement, dated September 8, 1995, between Cyberlink Inc. and
                    CoastFed Business Credit Corporation.
     *10.23    --   Equipment Collateral Security Agreement, dated September 8, 1995, between Cyberlink Inc. and
                    CoastFed Business Credit Corporation.
     *10.24    --   Security Stock Pledge Agreement, dated September 8, 1995, between CoastFed Business Credit
                    Corporation and Cyberlink Inc.
     *10.25    --   Security Agreement, dated September 8, 1995, between CoastFed Business Credit Corporation and
                    Cyberlink-California Inc.
     *10.26    --   Security Agreement, dated September 8, 1995, between CoastFed Business Credit Corporation and
                    Cyberlink-Nevada Inc.
     *10.27    --   Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and Sprint
                    Telecommunications France Inc.
     *10.28    --   Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunications France
                    Inc., Sprint International France S.A. and RSL COM France S.A.
     *10.29    --   Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company
                    L.P. and RSL COM France S.A.

  EXHIBIT
  NUMBER+     DESCRIPTION
- -----------   -------------------------------------------------------------------------------------------------------
     *10.30    --   Amendment No. 1 to the Transition Services Agreement, effective as of May 8, 1996, among Sprint
                    Communications Company L.P., Sprint International France S.A. and RSL COM France S.A.
     *10.31    --   Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World
                    Operations, Limited and RSL COM France S.A.
     *10.32    --   Asset Purchase Agreement, dated as of May 8, 1996, by and among Siena Vermogensverwaltungs-GmbH,
                    Sprint Telecommunication Services GmbH and Sprint Fon Inc.
     *10.33    --   Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunication Services
                    GmbH, Sprint Fon Inc. and Siena Vermogensverwaltungs- GmbH.
     *10.34    --   Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications Company
                    L.P. and RSL COM Deutschland GmbH.
     *10.35    --   Amendment No. 1 to the Transition Services Agreement, effective as of May 8, 1996, among Sprint

                    Communications Company L.P., Sprint Telecommunication Services GmbH and RSL COM Deutschland GmbH.
     *10.36    --   Transition Services Agreement, dated May 8, 1996, by and between Global One Communications World
                    Operations, Limited and Siena Vermogensverwaltungs-GmbH.
     *10.37    --   Asset Purchase Agreement, August 12, 1996, by and between RSL COM UK Limited and Incom (UK) Ltd.
     *10.38    --   Stock Purchase Agreement, dated July 3, 1996, between RSL Communications Limited, Charles Piluso and International Telecommunications Group, Ltd.
     *10.39    --   Secured Promissory Note, dated September 9, 1996, from RSL Communications PLC to Charles Piluso.
     *10.40    --   Stock Pledge and Security Agreement, dated September 9, 1996 between RSL Communications PLC,
                    Charles Piluso and Fletcher, Heald & Hildreth, P.L.C.
     *10.41    --   New Shareholders Agreement, dated September 9, 1996 among Charles Piluso, Jacqueline and Victoria
                    Piluso, Richard Rebetti, RSL Communications PLC, RSL Communications, Ltd and International
                    Telecommunications Group, Ltd.
     *10.42    --   Stock Purchase Agreement, dated September 9, 1996, between RSL Communications PLC, Richard
                    Rebetti, Jr. and International Telecommunications Group, Ltd.
     *10.43    --   Secured Promissory Note, dated September 9, 1996, from RSL Communications PLC to Richard Rebetti.
     *10.44    --   Stock Pledge and Security Agreement, dated September 9, 1996, between RSL Communications PLC,
                    Richard Rebetti, Jr. and Fletcher, Heald & Hildreth, P.L.C.
     *10.45    --   Agreement and Plan of Reorganization, dated September 9, 1996, among RSL Communications PLC, RSL
                    Communications, Ltd. and Charles Piluso.
     *10.46    --   Tax Agreement, dated September 9, 1996, between RSL Communications PLC, RSL Communications, Ltd.
                    and Charles Piluso.
     *10.47    --   Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications, Inc. and
                    Charles Piluso.
     *10.48    --   Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and RSL
                    Communications, Inc.
     *10.49    --   Amendment to the Stock Purchase Agreement, dated September 22, 1995, between and among
                    International Telecommunications Group, Ltd., International Telecommunications Corporation and
                    RSL Communications, Inc.

  EXHIBIT
  NUMBER+     DESCRIPTION
- -----------   -------------------------------------------------------------------------------------------------------
     *10.50    --   Stock Purchase Agreement, dated March 10, 1995, between RSL Communication, Inc., International
                    Telecommunications Group, Ltd. and International Telecommunications Corporation.
     *10.51    --   Amendment to Shareholders' Agreement, dated March 10, 1995, between and among Charles Piluso,
                    Richard Rebetti, Incom (UK) Ltd., International Telecommunications Group, Ltd. and RSL
                    Communications, Inc.
     *10.52    --   Indemnity Agreement, dated March 10, 1995, between and among International Telecommunications
                    Group, Ltd., International Telecommunications Corporation and RSL Communications, Inc.
     *10.53    --   Sublease, dated July 18, 1996, between RSL Communications, Ltd. and RSL Management Corporation.
     *10.54    --   Lease, dated as of January 15, 1997, between Longstreet Associates L.P. and RSL COM U.S.A., Inc.
     *10.55    --   Employment Agreement, dated January 31, 1997, between Roland T. Mallcott and RSL Communications,
                    Ltd.
     *10.56    --   Amendment of Lease, dated as of December 6, 1995, between Hudson Telegraph Associates and

                    International Telecommunications Corporation.
      10.57    --   Shareholders Agreement of RSL Communications, Latin America, Ltd., dated August 4, 1997, between and among RSL Communications, Latin America, Ltd., RSL Communications, Ltd. and Coral Gates
                    Investments Ltd.
      10.58    --   Stockholders' Agreement, dated July 23, 1997, by and among Delta Three, Inc., RSL Communications,
                    Ltd., and the other shareholders of Delta Three, Inc.
++, **10.59    --   Delta Three, Inc. Services Agreement.
     +10.60    --   Employment Agreement, dated July 31, 1997, between Andrew C. Shields and RSL Communications, Ltd.
      10.61    --   Shareholders Agreement, dated October 10, 1996, between RSL COM Europe, Limited, Gerard van Leest and Belnet Nederland B.V.
     +10.62    --   RSL Communications, Ltd. 1997 Performance Incentive Plan.
     +10.63    --   RSL Communications, Ltd. 1997 Stock Incentive Plan.
     +10.64    --   Lease Agreement, dated June 29, 1997 for property at 430 Park Avenue, New York, New York.
++, **10.65    --   Stock Purchase Agreement of Delta Three, Inc.
    ++10.66    --   Employment Agreement, dated September 2, 1997, between Itzhak Fisher and RSL Communications, Ltd.
    ++10.67    --   Employment Agreement, dated September 2, 1997, between Itzhak Fisher and International
                    Telecommunications Group, Ltd.
     +10.68    --   1997 Directors Compensation Plan
     +21.1     --   Subsidiaries of the Company.
    ++23.1     --   Consent of Deloitte & Touche LLP (included on page II-10).
    ++23.2     --   Consent of Brown, Leifer, Slatkin + Berns (included on page II-11).
    ++23.3     --   Form of Consent of Conyers, Dill & Pearman (included in Exhibits 5.1 and 8.2 hereto).
     23.4.........................................    --   Form of Consent of Rosenman & Colin LLP (included in Exhibit 8.1 hereto).
      24.1     --   Powers of Attorney (included in the signature pages to the Registration Statement).
    ++24.2     --   Power of Attorney for Leonard A. Lauder
    ++24.3     --   Power of Attorney for Gustavo Cisneros
      27.1     --   Financial Data Schedule.
      99.1     --   Consent of Fred Langhammer as a nominee for director.


                                                        (Footnotes on next page)

(Footnotes from previous page)

- ------------------

 + Unless otherwise indicated, the exhibits have been previously filed as part of this Registration Statement.

 * Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-25749).
 ** Confidential treatment has been requested with respect to certain information contained in this exhibit.

++ Filed herewith.

 + To be filed by amendment.
++ Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.


     (b) Financial Statement Schedules:

          For the year ended December 31, 1996 and the six months ended June 30, 1997.

          Schedule I--Condensed Financial Information of RSL Communications PLC (included at page S-1).


          Schedule II--Schedule of Valuation Allowances (included at page S-4).

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on the 4th day of September, 1997.



                                          RSL COMMUNICATIONS, LTD.


                                          By:       /s/ ITZHAK FISHER
                                              ----------------------------------
                                                        Itzhak Fisher
                                               President and Chief Executive
                                                         Officer


     Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                SIGNATURE                                    TITLE                            DATE
- ------------------------------------------  ----------------------------------------   -------------------
          /s/ RONALD S. LAUDER*             Chairman of the Board and Director           September 4, 1997
- ------------------------------------------
            (Ronald S. Lauder)


            /s/ ITZHAK FISHER               President, Chief Executive Officer and       September 4, 1997
- ------------------------------------------  Director (Principal Executive Officer)
             (Itzhak Fisher)


            /s/ ANDREW GASPAR*              Vice Chairman and Director                   September 4, 1997
- ------------------------------------------
             (Andrew Gaspar)


          /s/ JACOB Z. SCHUSTER*            Chief Financial Officer, Executive Vice      September 4, 1997
- ------------------------------------------  President, Assistant Secretary,
           (Jacob Z. Schuster)              Treasurer and Director (Principal
                                            Financial Officer)

                SIGNATURE                                    TITLE                            DATE
- ------------------------------------------  ----------------------------------------   -------------------

         /s/ MARK J. HIRSCHHORN*            Vice President-Finance,                      September 4, 1997
- ------------------------------------------  Global Controller and Assistant
           (Mark J. Hirschhorn)             Secretary (Principal Accounting Officer)


          /s/ GUSTAVO CISNEROS*             Director                                     September 4, 1997
- ------------------------------------------
            (Gustavo Cisneros)


          /s/ LEONARD A. LAUDER*            Director                                     September 4, 1997
- ------------------------------------------
           (Leonard A. Lauder)


         /s/ NICOLAS G. TROLLOPE*           Director                                     September 4, 1997
- ------------------------------------------
          (Nicolas G. Trollope)


           /s/ EUGENE SEKULOW*              Director                                     September 4, 1997
- ------------------------------------------
             (Eugene Sekulow)



* By /s/ ITZHAK FISHER
     -----------------------------------------
     ITZHAK FISHER
     AS ATTORNEY-IN-FACT

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 1 to Registration Statement No. 333-34281 of RSL Communications, Ltd. on Form S-1 of our report dated March 7, 1997 relating to the consolidated financial statements of RSL Communications, Ltd. and subsidiaries and of our reports dated March 14, 1997 relating to the consolidated financial statements of International Telecommunications Group, Ltd. and subsidiaries, appearing in the Prospectus, which is part of this Registration Statement, and of our report dated March 7, 1997 relating to the consolidated financial statement schedules of RSL Communications, Ltd. and subsidiaries appearing elsewhere in this Registration Statement.


We also consent to the reference to us under the headings 'Selected Financial Data' and 'Experts' in such Prospectus.


DELOITTE & TOUCHE LLP
New York, New York
September 3, 1997

                          INDEPENDENT AUDITORS CONSENT

We consent to the use in this Registration Statement of RSL Communications, Ltd. on Form S-1 of our report dated August 30, 1996 on Cyberlink, Inc. and subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading 'Experts' in such Prospectus.

                                          BROWN, LEIFER, SLATKIN + BERNS


Studio City, California
September 3, 1997

SCHEDULE I

                       CONDENSED FINANCIAL INFORMATION OF
                             RSL COMMUNICATIONS PLC

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1996

                                        ASSETS

Current Assets........................................................................   $201,734,395
Marketable Securities--Held to maturity...............................................    104,370,011
Property and Equipment................................................................     31,941,441
Other Assets..........................................................................     88,819,629
                                                                                         ------------
  Total...............................................................................   $426,865,476
                                                                                         ------------
                                                                                         ------------


                         LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities...................................................................   $ 74,949,341
Long Term Debt........................................................................     94,555,559
Senior Notes, 12 1/4% Due 2006........................................................    300,000,000
Shareholders' Equity..................................................................    (42,639,424)
                                                                                         ------------
  Total...............................................................................   $426,865,476
                                                                                         ------------
                                                                                         ------------

                             RSL COMMUNICATIONS PLC

                       CONDENSED STATEMENTS OF OPERATIONS

                                                                                                   YEAR ENDED
                                                                                                  DECEMBER 31,
                                                                                                      1996
                                                                                                  -------------
Revenues.......................................................................................   $ 113,257,340
Cost of Services...............................................................................      98,461,406
                                                                                                  -------------
     Gross Profit..............................................................................      14,795,934
Expenses.......................................................................................      41,618,912
                                                                                                  -------------
Loss from Operations...........................................................................     (26,822,978)
Interest Expense...............................................................................      (7,384,097)
Other Expense-Net..............................................................................        (285,092)
Foreign Currency Transaction Gain..............................................................         757,696
Minority Interest..............................................................................        (180,100)
Income Taxes...................................................................................        (394,556)
                                                                                                  -------------
     Net Loss..................................................................................   $ (34,309,127)
                                                                                                  -------------
                                                                                                  -------------

                             RSL COMMUNICATIONS PLC

                       CONDENSED STATEMENTS OF CASH FLOWS

                                                                                                   YEAR ENDED
                                                                                                  DECEMBER 31,
                                                                                                      1996
                                                                                                  -------------
Net Loss.......................................................................................   $ (34,309,127)
Depreciation and amortization..................................................................       6,617,788
Working capital change and other...............................................................      16,911,146
                                                                                                  -------------
     Net cash used in operating activities.....................................................     (10,780,193)
                                                                                                  -------------
Purchases of Property and Equipment............................................................     (15,983,227)
Acquisitions of Subsidiaries...................................................................     (38,552,408)
Purchase of Marketable Securities..............................................................     (82,529,263)
Proceeds from Sales of Marketable Securities...................................................      14,700,903
Purchase of Restricted Marketable Securities...................................................    (102,807,652)
Other..........................................................................................         171,367
                                                                                                  -------------
     Net cash used in investing activities.....................................................    (225,000,280)
                                                                                                  -------------
Proceeds from notes payable....................................................................     300,000,000
Advances from Parent...........................................................................      61,006,697
Offering Cost and Other........................................................................     (11,968,884)
                                                                                                  -------------
     Net cash provided by financing activities.................................................     349,037,813
                                                                                                  -------------
     Net increase in cash......................................................................     113,257,340
     Cash, January 1, 1996.....................................................................              --
                                                                                                  -------------
     Cash, December 31, 1996...................................................................   $ 113,257,340
                                                                                                  -------------
                                                                                                  -------------

SCHEDULE II

                        SCHEDULE OF VALUATION ALLOWANCES

                                       BALANCE AT    CHARGED TO    CHARGED TO                   BALANCE AT
                                       JANUARY 1,    COSTS AND       OTHER                     DECEMBER 31,
                                          1996        EXPENSES      ACCOUNTS     DEDUCTIONS        1996
                                       ----------    ----------    ----------    ----------    ------------
Bad debt provision..................   $1,595,766    $2,829,578            --    $ (543,870)    $3,881,474

                                       BALANCE AT    CHARGED TO    CHARGED TO                    BALANCE AT
                                       JANUARY 1,    COSTS AND        OTHER                     DECEMBER 31,
                                          1995        EXPENSES     ACCOUNTS(1)    DEDUCTIONS        1995
                                       ----------    ----------    -----------    ----------    ------------
Bad debt provision..................           --    $  148,690    $ 1,447,076            --     $1,595,766

- ------------------
(1) The bad debt provision was previously recorded in the financial statements of RSL Communications, Ltd.'s (the 'Company') predecessor, International Telecommunications Group, Ltd. ('ITG'). The Company began consolidating ITG effective with its acquisition of interests in ITG in September 1996.

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER+           DESCRIPTION                                                                                 PAGE
- -----------         -----------------------------------------------------------------------------------------   ----
       1.1     --   Underwriting Agreement.
      *3.1     --   Certificate of Incorporation of RSL Communications, Ltd., issued by the Bermuda Registrar of Companies on March 14, 1996.
      *3.2     --   Memorandum of Association of RSL Communications, Ltd., filed with the Bermuda Registrar of Companies on March 14, 1996.
      +3.3     --   Bye-Laws of RSL Communications, Ltd. (as amended through September 2, 1997).
      *4.1     --   Placement Agreement, dated as of September 30, 1996, by and among RSL Communications PLC,
                    RSL Communications, Ltd. and Morgan Stanley & Co. Incorporated, Bear Stearns Co. Inc. and
                    Dillon Read & Co. Inc.
      *4.2     --   Indenture, dated October 3, 1996, by and among RSL Communications PLC, RSL
                    Communications, Ltd. and The Chase Manhattan Bank, as Trustee, containing, as exhibits, specimens of 12 1/4% Senior Notes due 2006.
      *4.3     --   Notes Registration Rights Agreement, dated October 3, 1996, by and among RSL
                    Communications PLC, RSL Communications, Ltd. and the Placement Agents.
      *4.4     --   Note Deposit Agreement, dated October 3, 1996, by and among RSL Communications PLC, RSL
                    Communications, Ltd. and The Chase Manhattan Bank, as Book Entry Depositary.
      *4.5     --   Collateral Pledge and Security Agreement, dated October 3, 1996, by and among RSL
                    Communications PLC and Trustee.
      *4.6     --   Form of Letter of Transmittal.
     ++4.7     --   Form of 12 1/4% Senior Note due 2006.
     ++4.8     --   Form of Class A Common Stock Certificate.
     ++5.1     --   Form of Opinion of Conyers, Dill and Pearman.
       8.1     --   Form of Opinion of Rosenman & Colin LLP.
     ++8.2     --   Form of Opinion of Conyers, Dill & Pearman.
     *10.1     --   Warrant Agreement, dated October 3, 1996, between RSL Communications, Ltd., as Issuer, and The Chase Manhattan Bank, as warrant agent.
     *10.2     --   Warrant Registration Rights Agreement, dated October 3, 1996, between RSL Communications,
                    Ltd., as issuer, and The Chase Manhattan Bank, as warrant agent.
     *10.3     --   Amendment to the Revolving Credit Facility, dated August 20, 1996, from The Chase
                    Manhattan Bank to RSL Communications, Inc.
     *10.4     --   Amendment to the Revolving Credit Facility, dated September 10, 1996, from The Chase
                    Manhattan Bank to RSL Communications, Ltd.
     *10.5     --   Subordinated Promissory Note, dated September 10, 1996, from RSL Communications, Ltd. to
                    Ronald S. Lauder.
     *10.6     --   Warrant for 210,000 shares of Class B Common Stock of RSL Communications, Ltd. issued to
                    Ronald S. Lauder on September 10, 1996.
     *10.7     --   Standby Facility Agreement, dated October 1, 1996, by and between RSL Communications,
                    Ltd. and Ronald S. Lauder.
     *10.8     --   Consulting Agreement, dated September 15, 1995, between Eugene Sekulow and RSL
                    Communications, Inc.
     *10.9     --   Amendment to Consulting Agreement, dated August 8, 1996, between Eugene Sekulow and RSL
                    Communications, Ltd.
     *10.10    --   RSL Communications, Ltd.'s 1995 Amended and Restated Stock Option Plan.

     *10.11    --   Employment Agreement, dated September 15, 1995, between Itzhak Fisher and International
                    Telecommunications Group, Ltd.

  EXHIBIT
  NUMBER+           DESCRIPTION                                                                                 PAGE
- -----------         -----------------------------------------------------------------------------------------   ----
     *10.12    --   Employment Agreement, dated September 15, 1995, between Itzhak Fisher and RSL
                    Communications Inc.
     *10.13    --   Employment Agreement, dated April 1, 1995, between Nir Tarlovsky and International
                    Telecommunications Group, Ltd.
     *10.14    --   Employment Agreement, dated April 1, 1995, between Nir Tarlovsky and RSL Communications
                    Inc.
     *10.15    --   Employment Agreement, dated August 9, 1995, between RSL COM Europe Limited and Richard
                    Williams.
     *10.16    --   Memorandum of Agreement, dated July 30, 1996, between International Telecommunications
                    Corporation and Codetel.
     *10.17    --   General Purchase Agreement, dated September 14, 1995, between Ericsson Inc. and
                    International Telecommunications Corporation.
     *10.18    --   Lease Agreement between AB LM Ericsson Finans and International Telecommunications
                    Corporation.
     *10.19    --   Lease Agreement, dated April 10, 1996, between RSL COM Europe Ltd. and AB LM Ericsson
                    Finans.
     *10.20    --   Lease Agreement, dated December 30, 1996, between RSL COM Europe Ltd. and AB LM Ericsson
                    Finans.
     *10.21    --   Loan and Security Agreement, dated September 8, 1995, between Cyberlink Inc. and CoastFed
                    Business Credit Corporation.
     *10.22    --   Accounts Collateral Security Agreement, dated September 8, 1995, between Cyberlink Inc.
                    and CoastFed Business Credit Corporation.
     *10.23    --   Equipment Collateral Security Agreement, dated September 8, 1995, between Cyberlink Inc.
                    and CoastFed Business Credit Corporation.
     *10.24    --   Security Stock Pledge Agreement, dated September 8, 1995, between CoastFed Business
                    Credit Corporation and Cyberlink Inc.
     *10.25    --   Security Agreement, dated September 8, 1995, between CoastFed Business Credit Corporation and Cyberlink-California Inc.
     *10.26    --   Security Agreement, dated September 8, 1995, between CoastFed Business Credit Corporation and Cyberlink-Nevada Inc.
     *10.27    --   Asset Purchase Agreement, dated as of May 8, 1996, by and between RSL COM France S.A. and
                    Sprint Telecommunications France Inc.
     *10.28    --   Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunications
                    France Inc., Sprint International France S.A. and RSL COM France S.A.
     *10.29    --   Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications
                    Company L.P. and RSL COM France S.A.
     *10.30    --   Amendment No. 1 to the Transition Services Agreement, effective as of May 8, 1996, among
                    Sprint Communications Company L.P., Sprint International France S.A. and RSL COM France
                    S.A.
     *10.31    --   Transition Services Agreement, dated May 8, 1996, by and between Global One

                    Communications World Operations, Limited and RSL COM France S.A.
     *10.32    --   Asset Purchase Agreement, dated as of May 8, 1996, by and among Siena
                    Vermogensverwaltungs-GmbH, Sprint Telecommunication Services GmbH and Sprint Fon Inc.
     *10.33    --   Transition Services Agreement, dated May 8, 1996, by and among Sprint Telecommunication
                    Services GmbH, Sprint Fon Inc. and Siena Vermogensverwaltungs- GmbH.
     *10.34    --   Transition Services Agreement, dated May 8, 1996, by and between Sprint Communications
                    Company L.P. and RSL COM Deutschland GmbH.

  EXHIBIT
  NUMBER+           DESCRIPTION                                                                                 PAGE
- -----------         -----------------------------------------------------------------------------------------   ----
     *10.35    --   Amendment No. 1 to the Transition Services Agreement, effective as of May 8, 1996, among
                    Sprint Communications Company L.P., Sprint Telecommunication Services GmbH and RSL COM
                    Deutschland GmbH.
     *10.36    --   Transition Services Agreement, dated May 8, 1996, by and between Global One
                    Communications World Operations, Limited and Siena Vermogensverwaltungs-GmbH.
     *10.37    --   Asset Purchase Agreement, August 12, 1996, by and between RSL COM UK Limited and Incom
                    (UK) Ltd.
     *10.38    --   Stock Purchase Agreement, dated July 3, 1996, between RSL Communications Limited, Charles
                    Piluso and International Telecommunications Group, Ltd.
     *10.39    --   Secured Promissory Note, dated September 9, 1996, from RSL Communications PLC to Charles
                    Piluso.
     *10.40    --   Stock Pledge and Security Agreement, dated September 9, 1996 between RSL Communications
                    PLC, Charles Piluso and Fletcher, Heald & Hildreth, P.L.C.
     *10.41    --   New Shareholders Agreement, dated September 9, 1996 among Charles Piluso, Jacqueline and
                    Victoria Piluso, Richard Rebetti, RSL Communications PLC, RSL Communications, Ltd and
                    International Telecommunications Group, Ltd.
     *10.42    --   Stock Purchase Agreement, dated September 9, 1996, between RSL Communications PLC,
                    Richard Rebetti, Jr. and International Telecommunications Group, Ltd.
     *10.43    --   Secured Promissory Note, dated September 9, 1996, from RSL Communications PLC to Richard
                    Rebetti.
     *10.44    --   Stock Pledge and Security Agreement, dated September 9, 1996, between RSL Communications
                    PLC, Richard Rebetti, Jr. and Fletcher, Heald & Hildreth, P.L.C.
     *10.45    --   Agreement and Plan of Reorganization, dated September 9, 1996, among RSL Communications
                    PLC, RSL Communications, Ltd. and Charles Piluso.
     *10.46    --   Tax Agreement, dated September 9, 1996, between RSL Communications PLC, RSL
                    Communications, Ltd. and Charles Piluso.
     *10.47    --   Stock Purchase Agreement, dated September 22, 1995, by and between RSL Communications,
                    Inc. and Charles Piluso.
     *10.48    --   Stock Purchase Agreement, dated September 22, 1995, by and between Richard Rebetti and
                    RSL Communications, Inc.
     *10.49    --   Amendment to the Stock Purchase Agreement, dated September 22, 1995, between and among
                    International Telecommunications Group, Ltd., International Telecommunications
                    Corporation and RSL Communications, Inc.
     *10.50    --   Stock Purchase Agreement, dated March 10, 1995, between RSL Communication, Inc.,
                    International Telecommunications Group, Ltd. and International Telecommunications

                    Corporation.
     *10.51    --   Amendment to Shareholders' Agreement, dated March 10, 1995, between and among Charles
                    Piluso, Richard Rebetti, Incom (UK) Ltd., International Telecommunications Group, Ltd.
                    and RSL Communications, Inc.
     *10.52    --   Indemnity Agreement, dated March 10, 1995, between and among International
                    Telecommunications Group, Ltd., International Telecommunications Corporation and RSL
                    Communications, Inc.
     *10.53    --   Sublease, dated July 18, 1996, between RSL Communications, Ltd. and RSL Management
                    Corporation.
     *10.54    --   Lease, dated as of January 15, 1997, between Longstreet Associates L.P. and RSL COM
                    U.S.A., Inc.

  EXHIBIT
  NUMBER+           DESCRIPTION                                                                                 PAGE
- -----------         -----------------------------------------------------------------------------------------   ----
     *10.55    --   Employment Agreement, dated January 31, 1997, between Roland T. Mallcott and RSL
                    Communications, Ltd.
     *10.56    --   Amendment of Lease, dated as of December 6, 1995, between Hudson Telegraph Associates and
                    International Telecommunications Corporation.
      10.57    --   Shareholders Agreement of RSL Communications, Latin America, Ltd., dated August 4, 1997, between and among RSL Communications, Latin America, Ltd., RSL Communications, Ltd. and
                    Coral Gates Investments Ltd.
      10.58    --   Stockholders' Agreement, dated July 23, 1997, by and among Delta Three, Inc., RSL
                    Communications, Ltd., and the other shareholders of Delta Three, Inc.
++, **10.59    --   Delta Three, Inc. Services Agreement.
     +10.60    --   Employment Agreement, dated July 31, 1997, between Andrew C. Shields and RSL
                    Communications, Ltd.
      10.61    --   Shareholders Agreement, dated October 10, 1996, between RSL COM Europe, Limited, Gerard van Leest and Belnet Nederland B.V.
     +10.62    --   RSL Communications, Ltd. 1997 Performance Incentive Plan.
     +10.63    --   RSL Communications, Ltd. 1997 Stock Incentive Plan.
     +10.64    --   Lease Agreement, dated June 29, 1997 for property at 430 Park Avenue, New York, New York.
++, **10.65    --   Stock Purchase Agreement of Delta Three, Inc.
   ++ 10.66    --   Employment Agreement, dated September 2, 1997, between Itzhak Fisher and RSL
                    Communications, Ltd.
   ++ 10.67    --   Employment Agreement, dated September 2, 1997, between Itzhak Fisher and International
                    Telecommunications Group, Ltd.
     +10.68    --   1997 Directors Compensation Plan
     +21.1     --   Subsidiaries of the Company.
    ++23.1     --   Consent of Deloitte & Touche LLP (included on page II-10).
    ++23.2     --   Consent of Brown, Leifer, Slatkin + Berns (included on page II-11).
    ++23.3     --   Form of Consent of Conyers, Dill & Pearman (included in Exhibits 5.1 and 8.2 hereto).
      23.4     --   Form of Consent of Rosenman & Colin LLP (included in Exhibit 8.1 hereto).
      24.1     --   Powers of Attorney (included in the signature pages to the Registration Statement).
    ++24.2     --   Power of Attorney for Leonard A. Lauder
    ++24.3     --   Power of Attorney for Gustavo Cisneros

      27.1     --   Financial Data Schedule.
      99.1     --   Consent of Fred Langhammer as a nominee for director.


- ------------------

 + Unless otherwise indicated, the exhibits have been previously filed as part of this Registration Statement.

 * Incorporated by reference to Registrant's Registration Statement on Form S-4 (Registration No. 333-25749).

 ** Confidential treatment has been requested with respect to certain information contained in this exhibit.


++  Filed herewith.


 + To be filed by amendment.

++ Incorporated by reference to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.